Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-173160

           PROSPECTUS

12,000,000 Common Units

Representing Limited Partner Interests

$22.50 per common unit

          Golar LNG Limited, our sole unitholder, is selling 12,000,000 of our common units. Golar LNG Limited has granted the underwriters an option to purchase up to 1,800,000 additional common units to cover over-allotments, if any.

          We are a Marshall Islands limited partnership formed by Golar LNG Limited, a leading independent owner and operator of floating storage and regasification units (or FSRUs) and liquefied natural gas (or LNG) carriers, to own and operate FSRUs and LNG carriers under long-term charters. Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. This is the initial public offering of our common units. The common units have been approved for listing on The Nasdaq Global Market, subject to official notice of issuance, under the symbol "GMLP."

          Investing in our common units involves risks. Please read "Risk Factors" beginning on page 21.

          These risks include the following:

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

  •
  We will be required to make substantial capital expenditures to maintain and expand our fleet, which will reduce our cash available for distribution.

  •
  We have only four vessels in our fleet. Any limitation in the availability or operation of those vessels could have a material adverse effect on our business, our results of operation and financial condition.

  •
  We currently derive all of our revenue from three customers, and the loss of any of these customers would result in a significant loss of revenues and cash flow.

  •
  Petrobras has the right to purchase the Golar Spirit at any time and has the right to purchase the Golar Winter at any time after September 7, 2011. If Petrobras exercises its options to purchase one or both of these vessels, it could have a material adverse effect on our cash flow and our ability to make distributions to our unitholders.

  •
  Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to you.

  •
  We may be unable to exercise our right to purchase two additional FSRUs from Golar LNG Limited and Golar LNG Energy Limited, which could have an adverse effect on our expected plans for growth.

  •
  Our growth depends on the continued growth in demand for LNG, FSRUs and LNG carriers.

  •
  We depend on Golar LNG Limited and certain of its affiliates to assist us in operating and expanding our business.

  •
  Unitholders have limited voting rights, and our partnership agreement restricts the voting rights of the unitholders owning more than 4.9% of our common units.

  •
  Our general partner and its other affiliates own a controlling interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment.

  •
  Fees and cost reimbursements, which our manager will determine for services provided to us and certain of our subsidiaries, will be substantial, will be payable regardless of our profitability and will reduce our cash available for distribution to you.

  •
  You will experience immediate and substantial dilution of $18.20 per common unit.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Public offering price	$22.50	$270,000,000

Underwriting discount(1)	$ 1.35	$ 16,200,000

Proceeds, before expenses, to Golar LNG Limited	$21.15	$253,800,000

(1)
Excludes an aggregate structuring fee of $1.35 million payable to Citigroup Global Markets Inc. and Evercore Group L.L.C.

          The underwriters expect to deliver the common units to purchasers on or about April 13, 2011.

Citi	BofA Merrill Lynch	Morgan Stanley

Raymond James	RBC Capital Markets	Wells Fargo Securities

BNP PARIBAS	DnB NOR Markets	Evercore Partners

April 7, 2011

L N G
"Golar Spirit"

GOLAR WINTER
"Golar Winter"

"Methane Princess"

L N G
"Golar Mazo"

        You should rely only on the information contained in this prospectus and in any free writing prospectus made available by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Unless we otherwise specify, all references to information and data in this prospectus about our business and fleet refer to our business and fleet immediately after the closing of this offering. You should read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements. The information presented in this prospectus assumes, unless otherwise noted, that the underwriters' over-allotment option is not exercised. You should read "Risk Factors" for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus in Appendix B. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, U.S. Dollars.

        References in this prospectus to "Golar LNG Partners LP," "Golar LNG Partners," "we," "our," "us" or similar terms when used in a historical context refer to the assets of Golar LNG Limited and its vessels and the subsidiaries that hold interests in the vessels in our fleet. When used in the present tense or prospectively, those terms refer, depending on the context, to Golar LNG Partners LP or any one or more of its subsidiaries, or to all of such entities.

        References in this prospectus to "our general partner" refer to Golar GP LLC, the general partner of Golar LNG Partners. References in this prospectus to "Golar" refer, depending on the context, to Golar LNG Limited (NasdaqGS: GLNG) and to any one or more of its direct and indirect subsidiaries, including Golar LNG Energy Limited (OSL: GOLE) and Golar Management Limited. References in this prospectus to "Golar Energy" refer, depending on the context, to Golar LNG Energy Limited and to any one or more of its subsidiaries, including Golar Management Limited. References in this prospectus to "Golar Management" are to Golar Management Limited, a wholly-owned subsidiary of Golar Energy. References in this prospectus to Golar Wilhelmsen refer to Golar Wilhelmsen AS, a company that is 51% owned by Golar and 49% owned by Wilhelmsen Ship Management (Norway) AS. Golar LNG Limited owns an approximate 61% interest in Golar Energy, a publicly traded company that is involved in the ownership, operation and conversion of liquefied natural gas (or LNG) carriers and the development of energy projects based on LNG.

 Golar LNG Partners LP

        We are a growth-oriented limited partnership formed by Golar LNG Limited (NasdaqGS: GLNG; OSE: GOL) to own and operate floating storage and regasification units (or FSRUs) and LNG carriers under long-term charters, which we define as charters of five years or more. We intend to leverage the relationships, expertise and reputation of Golar, a leading independent owner and operator of FSRUs and LNG carriers, to pursue growth opportunities in these areas. While we intend to operate our assets under long-term charters with stable cash flows, Golar intends to focus primarily on FSRU and LNG project development, LNG trading and LNG transportation, storage and regasification activities with contract terms and associated cash flows that are more short-term and/or variable in nature.

        Our fleet will consist of:

  •
  a 100% interest in the Golar Spirit, an FSRU retrofitted in 2007 from an LNG carrier built in 1981 that is currently operating under a time charter that expires in 2018 with Petróleo Brasileiro S.A. (or Petrobras), the majority state-owned oil and gas company of Brazil;

  •
  a 100% interest in the Golar Winter, an FSRU retrofitted in 2008 from an LNG carrier built in 2004 that is currently operating under a time charter that expires in 2019 with Petrobras;

  •
  a 100% interest in the Methane Princess, an LNG carrier built in 2003 that is currently operating under a time charter that expires in 2024 with BG Group PLC (or BG Group); and

  •
  a 60% interest in the Golar Mazo, an LNG carrier built in 2000 that is currently operating under a time charter that expires in 2017 with PT Pertamina (PERSERO) (or Pertamina), the state-owned oil and gas company of Indonesia.

        We further intend to leverage our relationship with Golar to make accretive acquisitions of FSRUs and LNG carriers with long-term charters from Golar and third parties. For example, we will have the right to purchase two additional FSRUs from Golar:

  •
  the Golar Freeze, an FSRU recently retrofitted from an LNG carrier built in 1977 that is currently operating under a time charter that expires in 2020 with Dubai Supply Authority (or DUSUP), the exclusive purchaser of natural gas in Dubai; and

  •
  the Khannur, an LNG carrier built in 1977, following the completion of its FSRU retrofitting and acceptance by its charterer, which is expected to occur in the first quarter of 2012. The Khannur is expected to operate under an 11-year time charter with PT Nusantara Regas (or Nusantara Regas) for the West Java LNG project in Indonesia. Nusantara Regas is a joint venture that is 60% owned by Pertamina and 40% owned by the Indonesia distribution firm PT Perusahaan Gas Negara.

Our Relationship with Golar and the Fredriksen Group

        One of our principal strengths is our relationship with Golar and the Fredriksen Group of companies. Our relationship with Golar will give us access to Golar's long-standing relationships with major energy companies and shipbuilders. We will have access to Golar's customer relationships and its technical, commercial and managerial expertise, which we believe will make us more competitive when seeking additional customers. In addition, trusts established by John Fredriksen, Golar's Chairman, for the benefit of his immediate family, indirectly control investment companies that are the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping industry, including Frontline Limited, Ship Finance International Limited, Golden Ocean Group Limited and Seadrill Limited. We refer to these companies collectively as the Fredriksen Group. We believe there are opportunities for operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. We can provide no assurance, however, that we will realize any benefits from our relationship with the Fredriksen Group. Furthermore, the Fredriksen Group is not prohibited from competing with us pursuant to the terms of the omnibus agreement we will enter into with Golar LNG Limited and Golar Energy at the closing of this offering.

        Upon completion of this offering, Golar LNG Limited will own our 2.0% general partner interest, 81% of our incentive distribution rights and a 67.9% limited partner interest in us and Golar Energy will own 19% of our incentive distribution rights. In connection with future vessel acquisitions by us from Golar Energy, Golar LNG Limited may transfer a portion (up to an additional 30% in the aggregate, or 49% in total) of the incentive distribution rights to Golar Energy. Golar intends to utilize us as its primary growth vehicle to pursue the acquisition of long-term stable cash flow generating FSRUs and LNG carriers. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement" for a description of our rights to acquire certain assets of Golar LNG Limited and Golar Energy.

Business Opportunities

        We believe that the following factors create opportunities for us to successfully execute our business plan and grow our business:

  •
  Advantages of FSRU solution.  We believe industry participants will select FSRUs for a variety of reasons, including speed of installation, operational flexibility, ease of permitting and, in some cases, lower cost. We believe FSRUs represent an attractive solution to the increasing demand in countries around the world for timely, low-cost LNG receiving terminals to fulfill their LNG import needs.

  •
  Strong demand for FSRUs and growth in LNG vessels.  Wood Mackenzie Limited, an independent consulting and research company (or Wood Mackenzie), forecasts global demand for LNG will increase by 2.6 trillion cubic feet (or Tcf) per annum or 25% from 2010 to 2015. Improvements in the technologies for liquefaction (the process of liquefying natural gas) and regasification (the process of returning LNG to its gaseous state) have led to greater efficiencies in the LNG supply chain, which, together with increased energy requirements and demand for natural gas, have led to increases in LNG demand, particularly from markets such as China, Brazil, Argentina, Indonesia and Kuwait, which are not members of the Organization for Economic Co-operation and Development (or OECD). We believe that this increase in demand for LNG and in the number and scope of LNG trade routes will result in greater accessibility to LNG and lead to increased LNG supply and demand for LNG transportation.

  •
  Stringent customer standards favor established, high-quality operators.  Major energy companies have developed increasingly stringent operational and financial pre-qualification standards that FSRU and LNG vessel operators must meet prior to bidding on nearly all significant regasification and LNG transportation contracts. We believe that these rigorous and comprehensive standards will increase our ability to compete effectively for new LNG supply contracts relative to less qualified or experienced operators.

  •
  Increasing ownership of world LNG carrier fleet by independent owners.  Independent owners have increased their ownership of the world LNG carrier fleet from approximately 16% in 2005 to 23% in 2008 and comprised 27% of the operational fleet as of March 2011. We believe that this trend will continue and that we will benefit from the opportunities it presents to independent LNG vessel owners such as ourselves.

        We can provide no assurance, however, that the industry dynamics described above will continue or that we will be able to expand our business. Please read "Risk Factors" and "Industry."

Competitive Strengths

        We believe that our future prospects for success are enhanced by the following aspects of our business:

  •
  Secure and stable cash flows from long-term contracts with leading energy companies.  All four of our vessels operate under long-term charters with creditworthy counterparties (Pertamina, BG Group and Petrobras). As of December 31, 2010, these charters had an average remaining duration of approximately 9.0 years, no direct exposure to commodity prices and limited exposure to foreign exchange rates.

  •
  Leadership position in FSRU technology.  We believe that Golar's experience in retrofitting the world's first three LNG carriers into FSRUs provides us a first-mover advantage in securing future FSRU opportunities and that other companies may experience additional time and cost in the engineering and development phases of an FSRU retrofitting due to their lack of experience. To date, Golar remains the only company to have retrofitted LNG carriers into FSRUs.

  •
  Strong relationship with Golar that enhances opportunities for future business.  Golar has a strong reputation in the LNG industry, and we expect to benefit from our relationship with Golar in connection with vessel acquisition opportunities and in developing and maintaining relationships with participants in the LNG industry.

  •
  Relationship with the Fredriksen Group.  We believe there are opportunities for meaningful operational and relationship-based synergies with members of the Fredriksen Group. For example, there are technical similarities between the floating production storage and offloading (or FPSO) systems developed by Frontline Limited and the FSRU system developed by Golar, which enabled Golar to make use of a common pool of engineering talent. Furthermore, Golar has benefited in its dealings with shipbuilders and customers due to its affiliation with the Fredriksen Group.

  •
  Financial ability to pursue growth opportunities.  We expect to have access to public debt and equity markets in order to pursue acquisitions and other expansion opportunities.

        We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, please read "Risk Factors."

Business Strategies

        Our primary business objective is to increase quarterly distributions per unit over time by executing the following strategies:

  •
  Pursue strategic and accretive acquisitions of FSRUs and LNG carriers.  We believe our affiliation with Golar positions us to pursue a broader array of growth opportunities, including strategic and accretive acquisitions from Golar, with Golar or from third parties.

  •
  Compete for long-term charter contracts for FSRUs and LNG carriers when attractive opportunities arise.  We intend to participate in competitive tender processes and engage in negotiated transactions with potential charterers for both FSRUs and LNG carriers when attractive opportunities arise by leveraging the strength of the industry expertise of Golar and the Fredriksen Group, as well as our publicly traded partnership status.

  •
  Manage our fleet and our customer relationships to provide a stable base of cash flows and superior operating performance.  We intend to manage the stability of cash flows in our fleet by actively seeking the extension or renewal of existing charters, entering into new long-term charters with current customers and identifying potential business opportunities with new high-quality charterers.

        We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, please read "Risk Factors."

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units, including those set forth below. Please read carefully these and other risks described under "Risk Factors" beginning on page 21 of this prospectus.

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

  •
  We will be required to make substantial capital expenditures to maintain and expand our fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

  •
  We have only four vessels in our fleet. Any limitation in the availability or operation of those vessels could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders.

  •
  We currently derive all of our revenue from three customers, and the loss of any of these customers would result in a significant loss of revenues and cash flow.

  •
  Petrobras has the right to purchase the Golar Spirit at any time and has the right to purchase the Golar Winter at any time after September 7, 2011. If Petrobras exercises its option to purchase one or both of these vessels, it could have a material adverse effect on our cash flow and our ability to make distributions to our unitholders.

  •
  Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to you.

  •
  We may be unable to purchase the Golar Freeze or the Khannur, which could have an adverse effect on our expected plans for growth.

  •
  Fluctuations in overall LNG demand growth, including in areas such as North America, could adversely affect our ability to secure future long-term charters.

  •
  Our growth depends on the continued growth in demand for LNG, FSRUs and LNG carriers.

  •
  We depend on Golar and certain of its affiliates, including Golar Management and Golar Wilhelmsen, to assist us in operating and expanding our business.

  •
  Unitholders have limited voting rights, and our partnership agreement restricts the voting rights of the unitholders owning more than 4.9% of our common units.

  •
  Our general partner and its other affiliates, including Golar, own a controlling interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment.

  •
  Fees and cost reimbursements, which Golar Management will determine for services provided to us and certain of our subsidiaries, will be substantial, will be payable regardless of our profitability and will reduce our cash available for distribution to you.

  •
  You will experience immediate and substantial dilution of $18.20 per common unit.

Formation Transactions

General

        We were formed on September 24, 2007 as a Marshall Islands limited partnership to own and operate FSRUs and LNG carriers under charters for five or more years.

        In November 2008, Golar contributed to us a 100% interest in certain subsidiaries which owned a 60% interest in the Golar Mazo and which leased the Golar Spirit and the Methane Princess. Since our formation, we have remained a wholly-owned subsidiary of Golar, and since November 2008, our vessels have continued to operate as part of Golar's larger fleet. Prior to the pricing of this offering, Golar transferred to us a 100% interest in the subsidiary which leases the Golar Winter and the legal title to the Golar Spirit. At or prior to the closing of this offering, the following transactions will occur:

  •
  we will issue to Golar LNG Limited 23,127,254 common units and 15,949,831 subordinated units, representing a 98% limited partner interest in us in exchange for its existing 98% limited partner interest in us;

  •
  we will issue to Golar GP LLC, a wholly-owned subsidiary of Golar LNG Limited, 797,492 general partner units, representing a 2.0% general partner interest in us, and 81% of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.4428 per unit per quarter;

  •
  we will issue to Golar Energy 19% of our incentive distribution rights, which will entitle Golar Energy to increasing percentages of the cash we distribute in excess of $0.4428 per unit per quarter;

  •
  Golar LNG Limited will sell 12,000,000 common units to the public in this offering, representing a 30.1% limited partner interest in us; and

  •
  Golar LNG Limited will grant the underwriters a 30-day option to purchase up to 1,800,000 additional common units of ours to cover overallotments, if any.

        In addition, in connection with this offering, we entered or will enter into the following agreements:

  •
  a $20.0 million revolving credit agreement with Golar LNG Limited;

  •
  a management and administrative services agreement with Golar Management, pursuant to which Golar Management will agree to provide us administrative and certain management services; and

  •
  an omnibus agreement with Golar LNG Limited, Golar Energy, our general partner and others governing, among other things:

  •
  to what extent we, Golar LNG Limited and Golar Energy may compete with each other;

  •
  our option to purchase the Golar Freeze from Golar LNG Limited at any time within 24 months after the closing of this offering;

  •
  our option to purchase the Khannur from Golar Energy upon completion of its retrofitting and acceptance by its charterer and upon reaching an agreement with Golar Energy regarding its purchase price;

  •
  certain rights of first offer on certain FSRUs and LNG carriers operating under charters of five or more years as described under "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement;" and

  •
  Golar LNG Limited's provision of certain indemnities to us.

        For further details on our agreements with Golar and its affiliates (including Golar Energy), including amounts involved, please read "Certain Relationships and Related Party Transactions."

        We are a holding entity and conduct our operations and business through subsidiaries, as is common with publicly traded limited partnerships, to maximize operational flexibility. We believe that conducting our operations through a publicly traded limited partnership will offer us the following advantages:

  •
  access to the public equity and debt capital markets;

  •
  a lower cost of capital for expansion and acquisitions; and

  •
  an enhanced ability to use equity securities as consideration in future acquisitions.

Simplified Organizational and Ownership Structure After this Offering

        The following diagram depicts our simplified organizational and ownership structure after giving effect to the offering and related transactions described above, assuming no exercise of the underwriters' over-allotment option:

	Number of Units	Percentage Ownership
Public Common Units	12,000,000	30.1%
Golar LNG Limited Common Units	11,127,254	27.9
Golar LNG Limited Subordinated Units	15,949,831	40.0
General Partner Units	797,492	2.0

	39,874,577	100.0%

(1)
Chinese Petroleum Corporation holds the remaining 40% interest in the Golar Mazo.

(2)
These vessels are subject to UK tax leases, and the title to those vessels is held by the vessel lessors. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Capital Lease Obligations."

Our Management

        Our partnership agreement provides that our general partner will delegate to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis. Other than our secretary, we do not have any executive officers and rely solely on the executive officers of Golar Management who will perform executive officer services for our benefit pursuant to a management and administrative services agreement and who will be responsible for our day-to-day management subject to the direction of our board of directors. All references in this prospectus to "our officers" refer to our secretary and those officers of Golar Management who perform executive officer functions for our benefit. We will reimburse Golar Management for its reasonable costs and expenses incurred in connection with providing management, administrative, financial and other support services to us. In addition, we will pay Golar Management a management fee equal to 5% of its costs and expenses incurred in connection with providing these services to us. We expect that we will pay Golar Management approximately $1.4 million in total under the management and administrative services agreement for the twelve months ending March 31, 2012. For a more detailed description of this arrangement, please read "Management—Directors," "Management—Executive Officers" and "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreement."

        In addition, each vessel in our fleet is subject to management agreements pursuant to which certain commercial and technical management services are provided by Golar Management and certain other affiliates of Golar, including Golar Wilhelmsen, a company that is 51% owned by Golar and 49% owned by Wilhelmsen Ship Management (Norway) AS. We expect that the aggregate amount of fees and expenses to be paid by our shipowning subsidiaries under these agreements for the twelve months ending March 31, 2012 will be approximately $2.5 million. For a more detailed description of the commercial and technical management of our fleet, please read "Certain Relationships and Related Party Transactions—Fleet Management Agreements."

Principal Executive Offices and Internet Address; SEC Filing Requirements

        Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our phone number is +1 (441) 295-4705. We are registered in Bermuda as an "overseas partnership" pursuant to the Bermuda Overseas Partnership Act. The purpose of this registration is to permit the partnership to maintain its principal office in, and to be administered from, Bermuda. We expect to make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission (or the SEC) available, free of charge, through our website at www.golarlngpartners.com, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Please read "Where You Can Find More Information" for an explanation of our reporting requirements as a foreign private issuer.

Summary of Conflicts of Interest and Fiduciary Duties

        Our general partner and our directors have a legal duty to manage us in a manner beneficial to our unitholders, subject to the limitations described under "Conflicts of Interest and Fiduciary Duties." This legal duty is commonly referred to as a "fiduciary duty." Our directors have fiduciary duties to manage us in a manner beneficial to us, our general partner and our limited partners. Our executive officers, other than our secretary, are employed by Golar Management and have fiduciary duties to that entity and not to us. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and Golar LNG Limited and Golar Energy and their other affiliates, including our general partner, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders. In particular:

  •
  all of our current executive officers and four of our current directors also serve as executive officers or directors of Golar LNG Limited, Golar Energy or Golar Management;

  •
  Golar LNG Limited and Golar Energy and their other affiliates may compete with us, subject to the restrictions contained in the omnibus agreement; and

  •
  we have entered into arrangements, and may enter into additional arrangements, with Golar and certain of its subsidiaries, relating to the purchase of additional vessels, the provision of certain services to us by Golar Management and other matters. In the performance of their obligations under these agreements, Golar and its subsidiaries, other than Golar GP LLC, our general partner, are not held to a fiduciary duty standard of care to us, our general partner or our limited partners, but rather to the standard of care specified in these agreements.

        For a more detailed description of our management structure, please read "Management—Directors," "Management—Executive Officers" and "Certain Relationships and Related Party Transactions."

        Although a majority of our directors will over time be elected by common unitholders, our general partner will likely have substantial influence on decisions made by our board of directors.

        For a more detailed description of the conflicts of interest and fiduciary duties of our general partner and its affiliates, please read "Conflicts of Interest and Fiduciary Duties." For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

        In addition, our partnership agreement contains provisions that reduce the standards to which our general partner and our directors would otherwise be held under Marshall Islands law. For example, our partnership agreement limits the liability and reduces the fiduciary duties of our general partner and our directors to our unitholders. Our partnership agreement also restricts the remedies available to unitholders. By purchasing a common unit, you are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner, its affiliates or our directors, all as set forth in the partnership agreement. Please read "Conflicts of Interest and Fiduciary Duties" for a description of the fiduciary duties that would otherwise be imposed on our general partner, its affiliates and our directors under Marshall Islands law, the material modifications of those duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders under Marshall Islands law.

The Offering

Common units offered to the public by Golar LNG Limited	12,000,000 common units.
13,800,000 common units if the underwriters exercise their over-allotment option in full.
Units outstanding after this offering	23,127,254 common units and 15,949,831 subordinated units, representing a 58% and 40% limited partner interest in us, respectively.
Use of proceeds	We will not receive any proceeds from the sale of our common units by Golar LNG Limited.
Over-allotment option

Golar LNG Limited will grant the underwriters a 30-day option to purchase up to 1,800,000 additional common units to cover over-allotments, if any. The exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution.

Cash distributions

We intend to make minimum quarterly distributions of $0.3850 per common unit ($1.54 per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:

• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received a minimum quarterly distribution of $0.3850 plus any arrearages from prior quarters;
• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.3850; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received an aggregate distribution of $0.4428.

Within 45 days after the end of each fiscal quarter (beginning with the quarter ending June 30, 2011), we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through June 30, 2011 based on the actual length of the period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions."

If cash distributions to our unitholders exceed $0.4428 per unit in a quarter, holders of our incentive distribution rights (initially, our general partner and Golar Energy) will receive increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." We must distribute all of our cash on hand at the end of each quarter, less reserves established by our board of directors to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as "available cash," and we define its meaning in our partnership agreement attached as Appendix A hereto and in the glossary of terms attached as Appendix B hereto. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained in and the assumptions listed under "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution," that we will have sufficient cash available for distribution to enable us to pay the minimum quarterly distribution of $0.3850 on all of our common and subordinated units for each quarter through March 31, 2012. However, unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

Please read "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution."
Subordinated units

Golar LNG Limited will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $0.3850 per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid at least $0.3850 on each outstanding common and subordinated unit and the corresponding distribution on the general partner's 2.0% interest for any three consecutive four-quarter periods ending on or after March 31, 2016.

For purposes of determining whether the subordination period will end, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period. If the subordination period ends as a result of us having met the tests described above, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

In addition, at any time on or after March 31, 2016, provided there are no arrearages in the payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our subordinated units will have the option to convert each subordinated unit into a number of common units at a ratio that may be less than one-to-one on a basis equal to the percentage of available cash from operating surplus paid out over the previous four-quarter period in relation to the total amount of distributions required to pay the minimum quarterly distribution in full over the previous four quarters.

Please read "How We Make Cash Distributions—Subordination Period."
General Partner's right to reset the target distribution levels

Our general partner, as the initial holder of a majority of our incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and our general partner and Golar Energy have received incentive distributions at the highest level to which they are entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. If our general partner transfers all or a portion of the incentive distribution rights it holds in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (we refer to such amount as the "reset minimum quarterly distribution") and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as our current target distribution levels.

In connection with resetting these target distribution levels, our general partner and Golar Energy will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner and Golar Energy on the incentive distribution rights in the prior two quarters. For a more detailed description of our general partner's right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of our general partner and Golar Energy to receive common units and our general partner to receive general partner units in connection with this reset, please read "How We Make Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Issuance of additional units

We can issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, on the terms and conditions determined by our board of directors, without the consent of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."

Board of directors

Our current board of directors consists of five members appointed by our general partner. Prior to our first annual meeting of unitholders in 2012, our general partner expects to appoint two additional directors, increasing the size of our board of directors to seven. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner will have the right to appoint three of the seven members of our board of directors who will serve as directors for terms determined by our general partner. At our 2012 annual meeting, the common unitholders will elect four of our directors. The four directors elected by our common unitholders at our 2012 annual meeting will be divided into three classes to be elected by our common unitholders annually on a staggered basis to serve for three-year terms. The majority of our directors will be non-United States citizens or residents.

Voting rights

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (or the Code), if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Golar LNG Limited will own 11,127,254 of our common units and all of our subordinated units, representing 69.3% of the outstanding common and subordinated units. If the underwriters' over-allotment option is exercised in full, Golar LNG Limited will own 9,327,254 of our common units and all of our subordinated units, representing 64.7% of the outstanding common and subordinated units. As a result, you will initially be unable to remove our general partner without its consent because Golar LNG Limited will own sufficient units upon completion of this offering to be able to prevent the general partner's removal. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.

U.S. federal income tax considerations

Although we are organized as a partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. We estimate that if you hold the common units that you purchase in this offering through the period ending December 31, 2013, the distributions you receive, on a cumulative basis, that will constitute dividends for U.S. federal income tax purposes will be approximately 70% of the total cash distributions received during that period. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions" for the basis for this estimate. Please also read "Risk Factors—Tax Risks" for a discussion of proposed legislation relating to the taxation of dividends. For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material U.S. Federal Income Tax Considerations," and for a discussion of material income tax consequences that may be relevant to prospective unitholders under Marshall Islands law and United Kingdom law, please read "Non-United States Tax Considerations."

Exchange listing	The common units have been approved for listing on The Nasdaq Global Market, subject to official notice of issuance, under the symbol "GMLP."

Summary Financial and Operating Data

        The following table presents, in each case for the periods and as of the dates indicated, summary historical combined financial and operating data of Golar LNG Partners, which includes the subsidiaries of Golar that have interests in the vessels in our fleet. These entities have been or will have been acquired as a reorganization under common control and have therefore been recorded at Golar's book values. The historical combined financial data of Golar LNG Partners as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 are derived from the audited combined financial statements of Golar LNG Partners, prepared in accordance with accounting principles generally accepted in the United States (or U.S. GAAP), which are included elsewhere in this prospectus. The historical combined financial data of Golar LNG Partners as of December 31, 2008 are derived from the audited combined financial statements of Golar LNG Partners, prepared in accordance with U.S. GAAP, which are not included in this prospectus.

        The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical combined financial statements of Golar LNG Partners and the notes thereto, our unaudited pro forma combined balance sheet and the notes thereto and our forecasted results of operations for the twelve months ending March 31, 2012 included elsewhere in this prospectus.

        Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Golar LNG Limited in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Year Ended December 31,
	2008	2009	2010
Income Statement Data:	(in thousands)
Total operating revenues	$97,620	$119,865	$152,647
Vessel operating expenses(1)	18,813	24,707	25,718
Voyage expenses(2)	6,347	2,320	282
Administrative expenses	5,005	4,135	4,615
Depreciation and amortization	20,375	23,664	24,539
Impairment of long-lived assets	110	1,500	1,500
Loss on sale of long-lived assets	(430)	—	—

Total operating expenses	50,220	56,326	56,654

Operating income	47,400	63,539	95,993
Interest income	18,301	5,238	2,472
Interest expense	(39,753)	(24,447)	(14,120)
Other financial items, net	(38,909)	12,334	(16,821)

(Loss) income before income taxes and non-controlling interest	(12,961)	56,664	67,524
Income taxes	815	(2,366)	(539)

Net (loss) income before non-controlling interest	(12,146)	54,298	66,985
Non-controlling interest	(6,705)	(9,012)	(9,250)

Net (loss) income attributable to Golar LNG Partners owners	$(18,851)	$45,286	$57,735

	Year Ended December 31,
	2008	2009	2010
Balance Sheet Data (at end of period):	(in thousands, except fleet data and average daily data)
Cash and cash equivalents	$19,956	$26,870	$29,341
Restricted cash and short-term investments(3)	25,174	23,925	16,492
Long-term restricted cash(3)	241,451	251,277	140,970
Vessels, net	184,425	181,030	331,958
Vessels under capital leases, net(4)	533,167	559,448	383,695
Total assets	1,030,454	1,062,373	921,066
Current portion of long-term debt	27,295	31,514	33,381
Current portion of obligations under capital leases	2,606	3,837	3,113
Long-term debt	326,327	329,814	296,432
Long-term obligations under capital leases(4)	356,936	391,660	268,380
Non-controlling interest(5)	41,688	49,340	55,470
Owner's equity	151,041	168,423	156,588
Cash Flow Data:
Net cash provided by operating activities	$38,753	$60,028	$89,616
Net cash (used in) provided by investing activities	(69,252)	(25,289)	106,831
Net cash (used in) provided by financing activities	33,463	(27,825)	(193,976)
Fleet Data:
Number of vessels at end of period(6)	4	4	4
Average number of vessels during period(6)	4	4	4
Average age of vessels	12	13	14
Total calendar days for fleet(7)	1,464	1,460	1,460
Total operating days for fleet	1,175	1,261	1,460
Other Financial Data:
Adjusted EBITDA(8)	$67,775	$87,203	$120,532
Average daily time charter equivalent earnings (TCE)(8)	77,679	89,935	104,360
Average daily vessel operating expenses(9)	12,851	16,923	17,615

(1)
Vessel operating expenses are the direct costs associated with operating a vessel, including crew wages, vessel supplies, routine repairs, maintenance, insurance, lubricating oils and management fees.

(2)
All of our vessels have been operated under time charters during the periods presented. Under a time charter, the charterer pays substantially all of the vessel voyage expenses, which are primarily fuel and port charges. However, we may incur voyage related expenses when positioning or repositioning vessels before or after the period of a time charter, during periods of commercial waiting time or while off-hire during a period of drydocking.

(3)
Restricted cash and short-term investments consist of bank deposits, which may only be used to settle the Golar Mazo loan or lease payments in respect of the Golar Spirit (in 2009 and 2008) and the Methane Princess.

(4)
During the periods presented, the Golar Spirit, the Golar Winter and the Methane Princess were subject to lease financing arrangements, which are classified as capital leases. Under the arrangements for the Golar Spirit and the Methane Princess, we borrowed under term loans and deposited the proceeds into restricted cash accounts. Concurrently therewith, we entered into capital leases for the vessels, and the vessels were recorded as assets on our balance sheet. These restricted cash deposits, plus the interest earned on the deposits, approximate the remaining amounts we owe under the capital lease arrangements. Where movements in interest rates result in a surplus, this is released to working capital. Similarly, where a deficit arises, this is funded through working capital. In these instances, we consider payments under our capital leases to be funded through our restricted cash deposits, and our continuing obligation is the repayment of the term loans. During December 2010, the outstanding lease liability on the Golar Spirit was repaid from the associated restricted cash deposit. Under U.S. GAAP, we record both the obligations under the capital leases and the term loans as liabilities, and both the restricted cash deposits and our vessels under capital leases as assets. This accounting treatment has the effect of increasing both our assets and liabilities by the amount of restricted cash deposits relating to the corresponding capital lease obligations.

  As of December 31, 2010, our total assets and total debt each included $147.8 million of restricted cash deposits.

(5)
Non-controlling interest refers to a 40% interest in the Golar Mazo owned by Chinese Petroleum Corporation.

(6)
In each of the periods presented, we held a 60% ownership interest in the Golar Mazo and a 100% interest in our three other vessels.

(7)
The operating days for our fleet is the total number of days in a given period that the vessels were in our possession less the total number of days off-hire. We define days off-hire as days lost to, among other things, operational deficiencies, drydocking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crewing strikes, certain vessel detentions or similar problems, or our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, or periods of commercial waiting time during which we do not earn charter hire.

(8)
Non-GAAP Financial Measures

  Adjusted EBITDA. Earnings before interest, other financial items, taxes, non-controlling interest and depreciation and amortization is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, taxes and depreciation and amortization, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

  Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted EBITDA.

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Net (loss) income attributable to Golar LNG Partners owners	$(18,851)	$45,286	$57,735
Depreciation and amortization	20,375	23,664	24,539
Interest income	(18,301)	(5,238)	(2,472)
Interest expense	39,753	24,447	14,120
Other financial items, net	38,909	(12,334)	16,821
Income taxes and non-controlling interest	5,890	11,378	9,789

Adjusted EBITDA	$67,775	$87,203	$120,532

  TCE. It is standard industry practice to measure the revenue performance of a vessel in terms of average daily time charter equivalent earnings (or TCE). For time charters, this is calculated by dividing total operating revenues, less any voyage expenses, by the number of calendar days minus days for scheduled off-hire. The following table reconciles our total operating revenues to average daily TCE.

	Year Ended December 31,
	2008	2009	2010
	(dollars in thousands, except average daily TCE)
Total operating revenues	$97,620	$119,865	$152,647
Voyage expenses	(6,347)	(2,320)	(282)

	$91,273	$117,545	$152,365
Calendar days less scheduled off-hire days	1,175	1,307	1,460
Average daily TCE	$77,679	$89,935	$104,360
(9)
We calculate average daily vessel operating expenses by dividing vessel operating expenses by the number of calendar days.

 Forecasted Cash Available for Distribution

        The amount of the minimum quarterly distribution is $0.3850 per unit, or $1.54 per unit per year. Based on our financial forecast and related assumptions, we forecast that our cash available for distribution generated during the twelve months ending March 31, 2012 will be approximately $66.0 million. This amount would be sufficient to pay 100% of the minimum quarterly distribution of $0.3850 per unit on all of our common units, subordinated units and general partner units for the four quarters ending March 31, 2012. Please read "Our Cash Distribution Policy and Restrictions on Distributions" for more information on our forecast and the significant assumptions underlying it.

        Our forecast reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take during the twelve months ending March 31, 2012. The assumptions and estimates used in the forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe that we have a reasonable objective basis for those assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. Our operations are subject to numerous risks that are beyond our control. If the forecast is not achieved, we may not be able to pay cash distributions on our units at the initial distribution rate stated in our cash distribution policy or at all.

        The forecast has been prepared by and is the responsibility of our management. Neither our independent registered public accounting firm, nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted financial information. Our independent registered accounting firm's report included in this prospectus relates to historical financial information of Golar LNG Partners LP. That report does not extend to the tables and the related forecasted financial information contained in this section and should not be read to do so. When considering our forecast of cash available for distribution for the twelve months ending March 31, 2012, you should keep in mind the risk factors and other cautionary statements under the heading "Forward-Looking Statements" and "Risk Factors" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition results of operations to vary significantly from those set forth in the financial forecast and the forecast of cash available for distribution set forth below.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

        We may not have sufficient cash from operations to pay the minimum quarterly distribution of $0.3850 per unit on our common units and subordinated units. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based on the risks described in this section, including, among other things:

  •
  the rates we obtain from our charters;

  •
  the level of our operating costs, such as the cost of crews and insurance;

  •
  the continued availability of natural gas production, liquefaction and regasification facilities;

  •
  demand for LNG;

  •
  supply of LNG carriers;

  •
  prevailing global and regional economic and political conditions;

  •
  currency exchange rate fluctuations; and

  •
  the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

  •
  the level of capital expenditures we make, including for maintaining or replacing vessels, building new vessels, acquiring existing vessels and complying with regulations;

  •
  the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled drydocking of our vessels;

  •
  our debt service requirements and restrictions on distributions contained in our debt instruments;

  •
  the level of debt we will incur if we exercise our option to purchase the Golar Freeze from Golar LNG Limited or the Khannur from Golar Energy upon completion of its retrofitting and acceptance by its charterer and upon reaching an agreement with Golar Energy regarding its purchase price;

  •
  whether Petrobras exercises its right to purchase the Golar Spirit at any time or its right to purchase the Golar Winter at any time after September 7, 2011.

  •
  fluctuations in interest rates;

  •
  fluctuations in our working capital needs;

  •
  variable tax rates;

  •
  our ability to make, and the level of, working capital borrowings; and

  •
  the amount of any cash reserves established by our board of directors.

        The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted.

        The forecast of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions on Distributions" includes our forecast of operating results and cash flows for the twelve months ending March 31, 2012. The financial forecast has been prepared by management and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of the common units may decline materially.

We must make substantial capital expenditures to maintain and replace the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

        We must make substantial capital expenditures to maintain and replace, over the long-term, the operating capacity of our fleet, which we estimate will average approximately $23.1 million per year. Maintenance and replacement capital expenditures include capital expenditures associated with drydocking a vessel, modifying an existing vessel, acquiring a new vessel or otherwise replacing current vessels at the end of their useful lives to the extent these expenditures are incurred to maintain or replace the operating capacity of our fleet. These expenditures could vary significantly from quarter to quarter and could increase as a result of changes in:

  •
  the cost of labor and materials;

  •
  customer requirements;

  •
  fleet size;

  •
  the cost of replacement vessels;

  •
  length of charters;

  •
  governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and

  •
  competitive standards.

        Our partnership agreement requires our board of directors to deduct estimated maintenance and replacement capital expenditures, instead of actual maintenance and replacement capital expenditures, from operating surplus each quarter in an effort to reduce fluctuations in operating surplus as a result of significant variations in actual maintenance and replacement capital expenditures each quarter. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our conflicts committee at least once a year. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted from operating surplus. If our board of directors underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in periods when actual capital expenditures exceed our previous estimates.

We will be required to make substantial capital expenditures to expand the size of our fleet. Depending on whether we finance our expenditures through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished, our financial leverage could increase or our unitholders could be diluted.

        We will be required to make substantial capital expenditures to expand the size of our fleet. We generally will be required to make significant installment payments for retrofitting of LNG carriers to FSRUs and acquisitions of LNG carriers. We and Golar regularly evaluate and pursue opportunities to provide floating LNG storage and regasification services and LNG transportation for new or expanding LNG projects. Upon our expected purchase of the Golar Freeze and the Khannur, or if we choose to purchase any other FSRUs or LNG carriers (either from Golar or independently), we plan to finance the cost either through cash from operations, borrowings or debt or equity financings.

        Use of cash from operations to expand our fleet will reduce cash available for distribution to unitholders. Our ability to obtain bank financing or to access the capital markets may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions, changes in the LNG industry and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to make cash distributions. Even if we are successful in obtaining necessary funds, the terms of any debt financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to pay the minimum quarterly distribution to unitholders, which could have a material adverse effect on our ability to make cash distributions.

We have only four vessels in our fleet. Any limitation in the availability or operation of those vessels could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders.

        Our fleet currently consists of two FSRU vessels and two LNG carriers. If any of our FSRUs or LNG carriers are unable to generate revenues as a result of off-hire time, our results of operations and financial condition could be materially adversely affected.

        The charters relating to our FSRUs and LNG carriers permit the charterer to terminate the charter in the event that the vessel is off-hire for any extended period. The charters also allow each charterer to terminate the charter upon the occurrence of specified defaults by us. The termination of any of our charters could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders. For further details regarding termination of our charters, please read "Business—FSRU Charters—

Termination" and "Business—LNG Carrier Charters—Termination." In addition, if a customer exercises its right to purchase a vessel, we would not receive any further revenue from the vessel and may be unable to obtain a substitute vessel and charter. This may result in lower revenue and cash flows from having fewer vessels operating in our fleet. Any replacement newbuilding would not generate revenues during its construction, and we may be unable to charter any replacement vessel on terms as favorable to us as those of the terminated charter. Any compensation under our charters for a purchase of the vessels may not adequately compensate us for the loss of the vessel and related time charter.

We currently derive all our revenue from three customers, and the loss of any of these customers would result in a significant loss of revenues and cash flow.

        We have derived, and believe that we will continue to derive, all of our revenues and cash flow from a limited number of customers. For the year ended December 31, 2010, BG Group plc accounted for 17%, Pertamina accounted for 24% and Petrobras accounted for 59% of our total revenues, respectively. All of our charters have fixed terms, but might nevertheless be lost in the event of unanticipated developments such as a customer's breach.

        We could also lose a customer or the benefits of a charter if:

  •
  the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

  •
  the customer exercises its right to terminate the charter in certain circumstances, such as:

  •
  loss of the vessel or damage to it beyond repair;

  •
  defaults of our obligations under the charter, including prolonged periods of off-hire;

  •
  in the event of war or hostilities that would significantly disrupt the free trade of the vessel;

  •
  requisition by any governmental authority; or

  •
  with respect to the Golar Spirit and the Golar Winter, upon six months' written notice at any time after the fifth anniversary of the commencement of the related charter upon payment of a termination fee;

  •
  with respect to the Golar Spirit and the Golar Winter, the customer exercises its option to purchase one or both of the vessels; or

  •
  a prolonged force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents us from performing services for that customer.

        Please read "Business—FSRU Charters" and "Business—LNG Carrier Charters."

        If we lose any of our charters, we may be unable to re-deploy the related vessel on terms as favorable to us as our current charters. If we are unable to re-deploy a vessel for which the charter has been terminated, we will not receive any revenues from that vessel, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition. In addition, if a customer exercises its right to purchase a vessel, we would not receive any further revenue from the vessel and may be unable to obtain a substitute vessel and charter. This may cause us to receive decreased revenue and cash flows from having fewer vessels operating in our fleet. Any replacement newbuilding would not generate revenues during its construction and would require substantial capital expenditures, and we may be unable to charter any replacement vessel on terms as favorable to us as those of the terminated charter. Any compensation under our charters for a purchase of the vessels may not adequately compensate us for the loss of the vessel and related time charter.

        The loss of any of our customers, charters or vessels, or a decline in payments under any of our charters, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Petrobras has the right to purchase the Golar Spirit at any time and has the right to purchase the Golar Winter at any time after September 7, 2011. If Petrobras exercises its option to purchase one or both of these vessels, it could have a material adverse effect on our cash flow and our ability to make distributions to our unitholders.

        Petrobras has the right to purchase the Golar Spirit at any time and has the right to purchase the Golar Winter at any time after September 7, 2011, at prices specified in the purchase option agreements. If Petrobras exercises its option to purchase one or both of these vessels, it would significantly reduce the size of our fleet, and we may be unable to identify or acquire suitable replacement vessels with the proceeds of the option exercise because, among other things that are beyond our control, there may be no replacement vessels that are readily available for purchase at a price that is equal to or less than the proceeds from the option exercise and on terms acceptable to us. Even if we find suitable replacement vessels, the hire rate of such vessels may be significantly lower than the hire rate under the current Petrobras charters. Our inability to find suitable replacement vessels or the chartering of replacement vessels at a lower hire rate would have a material adverse effect on our results of operations, cash flows and ability to make distributions to our unitholders. Please read "Business—FSRU Charters—Purchase Options."

We may be unable to purchase the Golar Freeze or the Khannur, which could have an adverse effect on our expected plans for growth.

        We intend to purchase the Golar Freeze from Golar LNG Limited if we are able to reach an agreement with Golar LNG Limited regarding its purchase price. We intend to purchase the Khannur from Golar Energy upon completion of its retrofitting and acceptance by its charterer, which is expected to occur in the first quarter of 2012, if we are able to reach an agreement with Golar Energy regarding its purchase price. Under the omnibus agreement that we will enter into with Golar LNG Limited and Golar Energy in connection with the closing of this offering, we will have the right to purchase the Golar Freeze from Golar LNG Limited at any time within 24 months of the closing of this offering at a price equal to its fair market value, and we will have the right to purchase the Khannur from Golar Energy after completion of the vessel's retrofitting and acceptance by its charterer at a price equal to its fair market value. The fair market value of the vessels will be determined through negotiations with Golar LNG Limited and Golar Energy or, if we and Golar LNG Limited or Golar Energy are unable to agree as to the fair market value of the applicable vessel, by a mutually acceptable investment banking firm, ship broker or other expert advisor in accordance with the omnibus agreement. The fair market value of the Golar Freeze and the Khannur, as finally determined pursuant to the omnibus agreement, may be an amount that is greater than what we are able or willing to pay. We will not be obligated to purchase either of the vessels at the applicable determined price, and, accordingly, we may not complete the purchase either of the vessels.

        In addition, we may be unable to purchase either the Golar Freeze or the Khannur because of, among other things, difficulties in obtaining acceptable financing or unforeseen permitting or regulatory requirements. We may be unwilling to purchase either vessel if, among other things, the acquisition of such vessel would not be accretive to our cash available for distribution or if our view of the market for FSRUs changes. If we are unable to purchase either of the vessels, our expected business, financial condition and results of operations may be adversely affected.

The required drydocking of our vessels could be more expensive and time consuming than we anticipate, which could adversely affect our cash available for distribution.

        The drydocking of our vessels requires significant capital expenditures and results in loss of revenue while our vessels are off-hire. Any significant increase in the number of days of off-hire due to such drydocking or in the costs of any repairs could have a material adverse effect on our ability to pay distributions to our unitholders. Although we do not anticipate that more than one of our vessels will be out of service at any given time, we may underestimate the time required to drydock any of our vessels or unanticipated problems may arise. If more than one of our vessels is required to be out of service at the same time, if a vessel is drydocked longer than expected or if the cost of repairs during drydocking is greater than budgeted, our cash available for distribution could be adversely affected.

Fluctuations in overall LNG demand growth, including in areas such as North America, could adversely affect our ability to secure future long-term charters.

        Over the past three years, global LNG demand has continued to rise, but at a slower pace than previously predicted. Wood Mackenzie's forecast for LNG demand for 2010 decreased by 43.9 million metric tons (or MMt) (2.1Tcf) to 213.1 MMt, compared with its outlook in 2007. While global LNG demand is forecasted to increase by 2.6 Tcf per annum from 2010 to 2015 (a 25% increase), LNG demand in areas such as North America is forecasted to increase by only 10.9%. Continued economic uncertainty, falling natural gas prices and the continued acceleration of unconventional natural gas production, could have an adverse effect on our ability to secure future long-term charters.

Our growth depends on continued growth in demand for LNG, FSRUs and LNG carriers.

        Our growth strategy focuses on expansion in the floating storage and regasification sector and the LNG shipping sector. While global LNG demand has continued to rise, the rate of its growth has fluctuated due to several reasons, including the global economic crisis and the continued increase in natural gas production from unconventional sources in regions such as North America. Accordingly, our growth depends on continued growth in world and regional demand for LNG, FSRUs and LNG carriers, which could be negatively affected by a number of factors, including:

  •
  increases in the cost of natural gas derived from LNG relative to the cost of natural gas generally;

  •
  increases in the production levels of low-cost natural gas in domestic natural gas consuming markets, which could further depress prices for natural gas in those markets and make LNG uneconomical;

  •
  decreases in the cost, or increases in the demand for, conventional land-based regasification systems, which could occur if providers or users of regasification services seek greater economies of scale than FSRUs can provide or if the economic, regulatory or political challenges associated with land-based activities improve;

  •
  further development of, or decreases in the cost of, alternative technologies for vessel-based LNG regasification;

  •
  increases in the production of natural gas in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-natural gas pipelines to natural gas pipelines in those markets;

  •
  decreases in the consumption of natural gas due to increases in its price relative to other energy sources or other factors making consumption of natural gas less attractive;

  •
  availability of new, alternative energy sources, including compressed natural gas; and

  •
  negative global or regional economic or political conditions, particularly in LNG consuming regions, which could reduce energy consumption or its growth.

        Reduced demand for LNG, FSRUs or LNG carriers would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to you.

        Upon completion of this offering and the related transactions, we estimate that our combined debt (including capitalized lease obligations, net of restricted cash, and including indebtedness outstanding under our credit facilities) will be approximately $477 million. Following this offering, we will continue to have the ability to incur additional debt. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Our level of debt could have important consequences to us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be limited or such financing may not be available on favorable terms;

  •
  we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

  •
  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

  •
  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

We have no ability to borrow additional amounts under our revolving credit facility. If we are unable to obtain additional financing, we may be unable to meet our obligations as they come due, enhance our existing business, complete acquisitions, respond to competitive pressures or otherwise execute our growth strategy.

        At the time we entered into our revolving credit facility in September 2008 (which we refer to as the Golar LNG Partners credit facility), such facility provided for available borrowings of up to $285 million. Pursuant to the terms of the Golar LNG Partners credit facility, the total amount available for borrowing under such facility decreases by $2.5 million per quarter from June 30, 2009 through December 31, 2012 and by $5.5 million per quarter from March 31, 2013 through March 31, 2018, its maturity date. As of December 31, 2010, the revolving credit facility provided for available borrowings of up to $267.5 million, of which $267.5 million was outstanding. Accordingly, we currently have no ability to borrow additional amounts under the Golar LNG Partners credit facility. In addition, a final balloon payment of $137.5 million is due under the facility in March 2018. Therefore, we will be required to obtain additional financing in order to fund the expansion of our fleet beyond its current size (including our potential acquisitions of the Golar Freeze and the Khannur).

        We plan to finance our acquisitions through cash from operations, borrowings or debt or equity financings. Use of cash from operations to expand our fleet will reduce cash available for distribution to unitholders. Our ability to obtain bank financing or to access the capital markets may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions, changes in the LNG industry and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

        Even if we are successful in obtaining necessary funds, the terms of any debt financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may increase our interest expense and financial leverage, and issuing additional equity securities may result in unitholder dilution and would increase the aggregate amount of cash required to pay the minimum quarterly distribution to unitholders, which could have a material adverse effect on our ability to make cash distributions.

Our financing arrangements are secured by our vessels and contain operating and financial restrictions and other covenants that may restrict our business and financing activities as well as our ability to make cash distributions to our unitholders.

        The operating and financial restrictions and covenants in our financing arrangements, including the Golar LNG Partners credit facility, our lease agreements and any future financing agreements, could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, subject to certain exceptions, the Golar LNG Partners credit facility, which is secured by a first priority charge over the Methane Princess and the Golar Spirit and a second priority charge over the Golar Mazo, requires the prior written consent of our lenders or otherwise restrict our and our subsidiaries' ability to:

  •
  merge or consolidate with any other person;

  •
  make capital expenditures other than capital expenditures on the Methane Princess or the Golar Spirit to meet the requirements of a charterer that do not exceed $10 million in any 12-month period if an event of default is occurring;

  •
  pay distributions to our unitholders if such distributions would result in an event of default or if an event of default is occurring;

  •
  terminate or materially amend the Methane Princess or the Golar Spirit charters or release the charterers from any obligations under those charters;

  •
  cancel or materially amend any of the vessel management agreements relating to the Methane Princess or the Golar Spirit;

  •
  enter into any other line of business other than the ownership, operation and chartering of FSRUs or LNG carriers;

  •
  make any acquisitions if an event of default has occurred and is continuing;

  •
  make any loans or incur additional indebtedness or repay any indebtedness (other than borrowings under the credit facility) or enter into any swaps or other derivatives contracts;

  •
  if an event of default is occurring, permit any of our indebtedness to be guaranteed by any person other than our subsidiaries;

  •
  grant any liens or other encumbrances to secure any of our existing or future indebtedness;

  •
  issue guarantees or indemnities or, if an event of default is occurring, otherwise become liable for the indebtedness or obligations of any other person;

  •
  sell, transfer or otherwise dispose of our interest in the Golar Mazo or of a substantial portion of our other assets;

  •
  make any material modification to the Methane Princess and the Golar Spirit that would diminish the value of either vessel;

  •
  charter-in or hire any vessel from any other person;

  •
  charter the Methane Princess or the Golar Spirit for a period in excess of 24 months or charter either vessel on terms other than on an arm's-length basis;

  •
  enter into, guarantee or otherwise become liable with respect to any sale-leaseback transactions;

  •
  enter into any transactions with our affiliates, other than on an arm's-length basis; and

  •
  change the flag, class or registry of any of our vessels.

        In addition, we are required under the Golar LNG Partners credit facility to, among other things, comply with the ISM Code and the International Ship and Port Facility Security Code (or the ISPS Code) and with all international and local environmental laws and to maintain certain levels of insurance on the Methane Princess and the Golar Spirit and maintain the vessels' class certifications with no material overdue recommendations.

        The Golar LNG Partners credit facility prohibits us from paying distributions to our unitholders if we are not in compliance with certain financial covenants or upon the occurrence of an event of default. The financial covenants under the Golar LNG Partners credit facility require us to:

  •
  maintain Free Liquid Assets (as defined in the Golar LNG Partners credit facility) equal to or greater than the higher of $2.5 million per vessel or $10.0 million;

  •
  maintain a Net Debt (as defined in the Golar LNG Partners credit facility) to EBITDA (as defined in the credit facility) ratio of no greater than 6.50 to 1.00;

  •
  maintain an EBITDA to debt service ratio equal to or greater than 1.15 to 1.00 on a consolidated basis at all times; and

  •
  maintain a Consolidated Net Worth (as defined in the Golar LNG Partners credit facility) equal to or greater than $45.0 million plus 80% of the equity contribution made to acquire the Golar Winter.

For more information regarding the Golar LNG Partners credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Long-Term Debt—The Golar LNG Partners Credit Facility."

        In addition, pursuant to the terms of a credit agreement entered into by Golar Freeze Holding Co., a subsidiary of Golar LNG Limited, and a security assignment entered into by Golar LNG 2220 Corporation and Golar Winter UK Ltd., wholly owned subsidiaries of Golar LNG Limited that will be contributed to us in connection with this offering, in connection with the refinancing of the conversion costs of the Golar Freeze, the lenders under such Golar Freeze credit facility were granted a security interest in a portion of the income generated under the Golar Winter time charter. Golar LNG Limited has guaranteed the obligations of the borrower under the Golar Freeze credit facility. In the event that the borrower under the Golar Freeze credit facility defaults on its obligations thereunder and Golar LNG Limited has not made up the difference by way of an equity contribution to satisfy its guarantee obligation thereunder, the lenders could divert payments from the Golar Winter time charter to fund debt repayments under the Golar Freeze credit facility. In such an event, the lenders may divert the entire amount of the income generated under the Golar Winter time charter that remains after all of the Golar Winter's obligations have been satisfied, up to the full amount of the shortfall in the payment obligations due under the Golar Freeze credit facility. See "Business—FSRU Charters—Security Interest in Earnings from Golar Winter Time Charter."

        The agreements governing our other financing arrangements, including the loan facility with respect to the Golar Mazo (or the Mazo credit facility) and our lease agreements also contain operating and financial restrictions and covenants. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Long-Term Debt—" and "—Capital Lease Obligations."

        Our ability to comply with covenants and restrictions contained in our financing arrangements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If restrictions, covenants, ratios or tests in our debt instruments are breached, a significant portion of the obligations may become immediately due and payable, and the lenders' commitment to make further loans may terminate. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, obligations under our financing arrangements are secured by certain of our vessels and guaranteed by our subsidiaries holding the interests in our vessels, and if we are unable to repay debt under our financing arrangements, the lenders or lessors could seek to foreclose on those assets. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Restrictions in our debt agreements may prevent us from paying distributions.

        The payment of principal and interest on our debt will reduce our cash available for distribution. In addition, certain of our current financing arrangements, including the Golar LNG Partners credit facility, prohibit, and we expect that any future financing arrangement will prohibit, the payment of distributions to our unitholders if we are not in compliance with certain covenants or upon the occurrence of an event of default.

        Events of default under the Golar LNG Partners credit facility include, among others, the following:

  •
  failure to pay any principal, interest, fees, expenses or other amounts when due;

  •
  default under any other provision of the credit facility, including our covenant to maintain certain levels of insurance coverage, or any provision of the related security documents;

  •
  a material inaccuracy of any representation or warranty;

  •
  default under other indebtedness in excess of $10.0 million;

  •
  failure to comply with a legal judgment or order levied against us with respect to all or substantially all of our assets;

  •
  bankruptcy or insolvency events;

  •
  suspension or cessation of our business;

  •
  seizure of all or a material amount of our assets or revenues under the authority of any government;

  •
  invalidity, unlawfulness or repudiation of any of the related security documents;

  •
  enforcement of any liens or other encumbrances covering our assets;

  •
  arrest of the Methane Princess or the Golar Spirit that continues for more than 10 days;

  •
  cancellation or termination of the registration or flag of the Methane Princess or the Golar Spirit;

  •
  development of hostilities or civil war or unconstitutional seizure of power in the flag state of the Methane Princess or the Golar Spirit or in other countries in which we operate if the lenders determine such developments may have a material adverse effect on the security documents and we have not within 14 days of notice of such determination taken action to ensure that such developments will not have a material adverse effect;

  •
  failure to comply with any environmental law or the occurrence of any incident giving rise to an environmental claim against us if the lenders determine such failure or occurrence could have a material adverse effect on our business or the security documents;

  •
  failure to comply with the requirements of any protection and indemnity association;

  •
  termination of any charter or management agreement related to the Methane Princess or the Golar Spirit;

  •
  a change of control of our general partner, us or any of our subsidiaries or of any of the entities holding an interest in the Golar Mazo; and

  •
  any event that a majority of the lenders believe is likely to have a material adverse effect on our ability to satisfy our obligations under or otherwise comply with the credit facility.

        The cross-default provision of the Golar LNG Partners credit facility would be triggered if we fail to pay or otherwise have a continued default under other indebtedness, including the $20.0 million credit facility with Golar LNG Limited (or the sponsor credit facility). Events of default under the sponsor credit facility include, among others, the following:

  •
  failure to pay any sum payable under the sponsor credit facility when due;

  •
  breach of certain covenants and obligations of the sponsor credit facility;

  •
  a material inaccuracy of any representation or warranty;

  •
  default under other indebtedness in excess of $10.0 million or any security in respect thereof becomes enforceable;

  •
  a lien, arrest, distress or similar event is levied upon or against any substantial part of our assets which is not discharged or disputed in good faith within 10 business days after we become aware of such event;

  •
  a substantial part of our business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason;

  •
  bankruptcy or insolvency events;

  •
  suspension or cessation of our business;

  •
  Golar GP LLC ceases to be our general partner; and

  •
  an amendment to our limited partnership agreement that, in the reasonable opinion of the lender, is adverse to its interests in connection with the sponsor credit facility.

        The agreements governing our other financing arrangements contain, and we expect that agreements governing future financing arrangements will contain, similar restrictions. For more information regarding these restrictions, please read "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources."

Growth of the LNG market may be limited by many factors, including infrastructure constraints and community and political group resistance to new LNG infrastructure over concerns about environmental, safety and terrorism.

        A complete LNG project includes production, liquefaction, regasification, storage and distribution facilities and LNG carriers. Existing LNG projects and infrastructure are limited, and new or expanded LNG projects are highly complex and capital intensive, with new projects often costing several billion dollars. Many factors could negatively affect continued development of LNG infrastructure and related alternatives, including floating storage and regasification, or disrupt the supply of LNG, including:

  •
  increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

  •
  decreases in the price of LNG, which might decrease the expected returns relating to investments in LNG projects;

  •
  the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities;

  •
  local community resistance to proposed or existing LNG facilities based on safety, environmental or security concerns;

  •
  any significant explosion, spill or similar incident involving an LNG facility, FSRU or LNG carrier; and

  •
  labor or political unrest affecting existing or proposed areas of LNG production and regasification.

        We expect that, as a result of the factors discussed above, some of the proposals to expand existing or develop new LNG liquefaction and regasification facilities may be abandoned or significantly delayed. If the LNG supply chain is disrupted or does not continue to grow, or if a significant LNG explosion, spill or similar incident occurs, it could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.

        One of our principal objectives is to enter into additional long-term, FSRU and LNG carrier time charters. The process of obtaining long-term charters for FSRUs and LNG carriers is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. We believe FSRU and LNG carrier time charters are awarded based upon a variety of factors relating to the vessel operator, including:

  •
  LNG shipping and FSRU experience and quality of ship operations;

  •
  cost effectiveness;

  •
  shipping industry relationships and reputation for customer service and safety;

  •
  technical ability and reputation for operation of highly specialized vessels, including FSRUs;

  •
  quality and experience of seafaring crew;

  •
  safety record;

  •
  the ability to finance FSRUs and LNG carriers at competitive rates and financial stability generally;

  •
  relationships with shipyards and the ability to get suitable berths;

  •
  construction management experience, including the ability to obtain on-time delivery of new FSRUs and LNG carriers according to customer specifications;

  •
  willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

  •
  competitiveness of the bid in terms of overall price.

        We expect substantial competition for providing floating storage and regasification services and marine transportation services for potential LNG projects from a number of experienced companies, including state-sponsored entities and major energy companies. Many of these competitors have significantly greater financial resources and larger and more versatile fleets than do we or Golar. We anticipate that an increasing number of marine transportation companies—including many with strong reputations and extensive resources and experience—will enter the FSRU market and LNG transportation market. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

We may have more difficulty entering into long-term time charters in the future if an active short-term or spot LNG shipping market continues to develop.

        One of our principal strategies is to enter into additional long-term FSRU and LNG carrier time charters of five years or more. Most shipping requirements for new LNG projects continue to be provided on a long-term basis, though the level of spot voyages and short-term time charters of less than 12 months in duration has grown in the past few years.

        If an active spot or short-term market continues to develop, we may have increased difficulty entering into long-term time charters upon expiration or early termination of our current charters or for any vessels that we acquire in the future, and, as a result, our cash flow may be less stable. In addition, an active short-term or spot LNG market may require us to enter into charters based on changing market prices, as opposed to contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the market price for shipping LNG is depressed or insufficient funds are available to cover our financing costs for related vessels.

Hire rates for FSRUs and LNG carriers are not readily available and may fluctuate substantially. If rates are lower when we are seeking a new charter, our earnings and ability to make distributions to our unitholders may decline.

        Hire rates for FSRUs and LNG carriers are not readily available and may fluctuate over time as a result of changes in the supply-demand balance relating to current and future FSRU and LNG carrier capacity. This supply-demand relationship largely depends on a number of factors outside our control. The LNG market is closely connected to world natural gas prices and energy markets, which we cannot predict. A substantial or extended decline in natural gas prices could adversely affect our ability to recharter our vessels at acceptable rates or to acquire and profitably operate new FSRUs or LNG carriers. Our ability from time to time to charter or re-charter any vessel at attractive rates will depend on, among other things, the prevailing economic conditions in the LNG industry. Hire rates for newbuilding FSRUs and LNG carriers are correlated with the price of FSRU newbuildings and LNG carrier newbuildings. Hire rates at a time when we may be seeking a new charter may be lower than the hire rates at which our vessels are currently chartered. Please read "Industry—LNG Carriers—Carrying Capacity and Prices" for information on the cyclical behavior and the current state of LNG carrier shipbuilding prices. If rates are lower when we are seeking a new charter, our earnings and ability to make distributions to our unitholders may decline.

Vessel values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of vessels, we may incur a loss.

        Vessel values for LNG carriers can fluctuate substantially over time due to a number of different factors, including:

  •
  prevailing economic conditions in the natural gas and energy markets;

  •
  a substantial or extended decline in demand for LNG;

  •
  increases in the supply of vessel capacity;

  •
  the size and age of a vessel; and

  •
  the cost of retrofitting or modifying existing vessels, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

        As our vessels age, the expenses associated with maintaining and operating them are expected to increase, which could have an adverse effect on our business and operations if we do not maintain sufficient cash reserves for maintenance and replacement capital expenditures. Moreover, the cost of a replacement vessel would be significant.

        If a charter terminates, we may be unable to re-deploy the affected vessels at attractive rates and, rather than continue to incur costs to maintain and finance them, we may seek to dispose of them. Our inability to dispose of vessels at a reasonable value could result in a loss on their sale and adversely affect our ability to purchase a replacement vessel, results of operations and financial condition and ability to make distributions to unitholders.

We depend on certain affiliates of Golar, including Golar Management and Golar Wilhelmsen, to assist us in operating and expanding our business.

        Our ability to enter into new charters and expand our customer relationships will depend largely on our ability to leverage our relationship with Golar and its reputation and relationships in the shipping industry. If Golar suffers material damage to its reputation or relationships, it may harm our ability to:

  •
  renew existing charters upon their expiration;

  •
  obtain new charters;

  •
  successfully interact with shipyards;

  •
  obtain financing on commercially acceptable terms;

  •
  maintain access to capital under the sponsor credit facility; or

  •
  maintain satisfactory relationships with suppliers and other third parties.

        In addition, each vessel in our fleet is subject to multiple management agreements pursuant to which certain commercial and technical management services are provided by certain affiliates of Golar, including Golar Management and Golar Wilhelmsen. Pursuant to these agreements, these entities provide significant commercial and technical management services for our fleet. In addition, pursuant to a management and administrative services agreement between us and Golar Management, Golar Management will provide us with significant management, administrative, financial and other support services. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services. Our business will be harmed if our service providers fail to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us. Please read "Certain Relationships and Related Party Transactions."

The operation of FSRUs and LNG carriers is inherently risky, and an incident involving significant loss of or environmental consequences involving any of our vessels could harm our reputation and business.

        Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

  •
  marine disasters;

  •
  piracy;

  •
  environmental accidents;

  •
  bad weather;

  •
  mechanical failures;

  •
  grounding, fire, explosions and collisions;

  •
  human error; and

  •
  war and terrorism.

        An accident involving any of our vessels could result in any of the following:

  •
  death or injury to persons, loss of property or environmental damage;

  •
  delays in the delivery of cargo;

  •
  loss of revenues from or termination of charter contracts;

  •
  governmental fines, penalties or restrictions on conducting business;

  •
  higher insurance rates; and

  •
  damage to our reputation and customer relationships generally.

        Any of these results could have a material adverse effect on our business, financial condition and operating results.

        If our vessels suffer damage, they may need to be repaired. The costs of vessel repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance policies do not cover. The loss of earnings while these vessels are being repaired, as well as the actual cost of these repairs, would decrease our results of operations. If any of our vessels is involved in an accident with the potential risk of environmental consequences, the resulting media coverage could have a material adverse effect on our business, our results of operations and cash flows, weaken our financial condition and negatively affect our ability to make distributions to unitholders.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.

        The operation of FSRUs and LNG carriers is inherently risky. Although we carry protection and indemnity insurance consistent with industry standards, all risks may not be adequately insured against, and any particular claim may not be paid. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain of our insurance coverage is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves.

        We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations.

        Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, upon renewal or expiration of our current policies, the insurance that may be available to us may be significantly more expensive than our existing coverage.

An increase in operating expenses or drydocking costs could materially and adversely affect our financial performance.

        Our operating expenses and drydock capital expenditures depend on a variety of factors including crew costs, provisions, deck and engine stores and spares, lubricating oil, insurance, maintenance and repairs and shipyard costs, many of which are beyond our control and affect the entire shipping industry. Also, while we do not bear the cost of fuel (bunkers) under our time charters, fuel is a significant expense in our operations when our vessels are, for example, moving to or from dry-dock or when off-hire. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil-producing countries and regions, regional production patterns and environmental concerns. These may increase vessel operating and drydocking costs further. If costs continue to rise, they could materially and adversely affect our results of operations.

An increased shortage of qualified officers and crew could have an adverse effect on our business and financial condition.

        FSRUs and LNG carriers require a technically skilled officer staff with specialized training. As the world FSRU fleet and LNG carrier fleet continue to grow, the demand for technically skilled officers and crew has been increasing, which has led to a shortfall of such personnel. Increases in our historical vessel operating expenses have been attributable primarily to the rising costs of recruiting and retaining officers for our fleet. In addition, our FSRUs require an additional engineer, deck officer and cargo officer. Furthermore, each key officer crewing an FSRU must receive specialized training related to the operation and maintenance of the regasification equipment. If Golar Management or Golar Wilhelmsen are unable to employ technically skilled staff and crew, they will not be able to adequately staff our vessels. A material decrease in the supply of technically skilled officers or an inability of Golar Management or Golar Wilhelmsen to attract and retain such qualified officers could impair our ability to operate or increase the cost of crewing our vessels, which would materially adversely affect our business, financial condition and results of operations and significantly reduce our ability to make distributions to our unitholders.

        In addition, the Golar Spirit and the Golar Winter are employed by Petrobras in Brazil. As a result, we are required to hire a certain portion of Brazilian personnel to crew these vessels in accordance with Brazilian law. Any inability to attract and retain qualified Brazilian crew members could adversely affect our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders.

We may be unable to attract and retain key management personnel in the LNG industry, which may negatively impact the effectiveness of our management and our results of operation.

        Our success depends to a significant extent upon the abilities and the efforts of our senior executives. While we believe that we have an experienced management team, the loss or unavailability of one or more of our senior executives for any extended period of time could have an adverse effect on our business and results of operations.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.

        Currency exchange rate fluctuations and currency devaluations could have an adverse effect on our results of operations from quarter to quarter. Historically our revenue has been generated in U.S. Dollars, but we incur capital, operating and administrative expenses in multiple currencies, including, among others, the Euro, the Brazilian Real and the British Pound. If the U.S. Dollar weakens significantly, we would be required to convert more U.S. Dollars to other currencies to satisfy our obligations, which would cause us to have less cash available for distribution.

        Under the charters and OSAs for the Golar Spirit and Golar Winter, we generate a portion of our revenues in Brazilian Reais. Income under these charters is split into two components. The component that relates to operating expenses (the minority) is paid in Brazilian Reais, whereas the capital component is paid in U.S. Dollars. We incur some operating expenses in Brazilian Reais but also have to convert Brazilian Reais into other currencies, including U.S. Dollars, in order to pay the remaining operating expenses incurred in other currencies. If the Brazilian Real weakens significantly, we may not have sufficient Brazilian Reais to convert to other currencies to satisfy our obligations in respect of the operating expenses related to these charters, which would cause us to have less cash available for distribution.

        Two of our vessels are currently financed by UK tax leases, which are denominated in British Pounds. The majority of our British Pound capital lease obligations are hedged by British Pound cash deposits securing the lease obligations or by currency swaps. However, these are not perfect hedges. Although it would not affect our cash flows, a significant strengthening of the U.S. Dollar could result in an increase in our financial expenses and could materially affect our financial results under U.S. GAAP.

        Because we report our operating results in U.S. Dollars, changes in the value of the U.S. Dollar also result in fluctuations in our reported revenues and earnings. In addition, under U.S. GAAP, all foreign currency-denominated monetary assets and liabilities such as cash and cash equivalents, accounts receivable, restricted cash, accounts payable, long-term debt and capital lease obligations are revalued and reported based on the prevailing exchange rate at the end of the reporting period. This revaluation may cause us to report significant non-monetary foreign currency exchange gains and losses in certain periods.

Two of our vessels are financed by UK tax leases. In the event of any adverse tax changes or a successful challenge by the UK Revenue authorities with regard to the initial tax basis of the transactions or in the event of an early termination of a lease, we may be required to make additional payments to the UK vessel lessors, which could adversely affect our earnings and financial position.

        Two of our vessels are financed by UK tax leases. In the event of any adverse tax changes to legislation affecting the tax treatment of the leases for the UK vessel lessors or a successful challenge by the UK Revenue authorities to the tax assumptions on which the transactions were based, or in the event that we terminate one or more of our UK tax leases before their expiration, we would be required to return all or a portion of, or in certain circumstances significantly more than, the upfront cash benefits that we have received or that have accrued over time, together with fees that were financed in connection with our lease financing transactions, or post additional security or make additional payments to the UK vessel lessors. Golar has agreed to indemnify us against these increased costs (with respect to the Methane Princess lease but not with respect to the Golar Winter lease), but any default by Golar would not limit our obligations under these leases. Any additional payments could adversely affect our earnings and financial position. For more information on the UK tax leases, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Capital Lease Obligations."

A renewal of the global financial crisis could negatively impact our business.

        Although there are signs that the economic recession has abated in many countries, there is still considerable instability in the world economy and in the economies of countries such as Greece, Spain, Portugal and Italy that could initiate a new economic downturn and result in a tightening in the credit markets, a low level of liquidity in financial markets, and volatility in credit and equity markets. A renewal of the financial crisis that affected the banking system and the financial markets over the past two years may negatively impact our business and financial condition in ways that we cannot predict. In addition, the uncertainty about current and future global economic conditions caused by a renewed financial crisis may cause our customers and governments to defer projects in response to tighter credit, decreased cash availability and declining customer confidence which may negatively impact the demand for our services. A tightening of the credit markets may further negatively impact our operations by affecting the solvency of our suppliers or customers which could lead to disruptions in delivery of supplies such as equipment for conversions, cost increases for supplies, accelerated payments to suppliers, customer bad debts or reduced revenues.

The economic downturn may affect our customers' ability to charter our vessels and pay for our services and may adversely affect our business and results of operations.

        The economic downturn in the global financial markets may lead to a decline in our customers' operations or ability to pay for our services, which could result in decreased demand for our vessels and services. Our customers' inability to pay could also result in their default on our current charters. The decline in the amount of services requested by our customers or their default on our charters with them could have a material adverse effect on our business, financial condition and results of operations. We cannot determine whether the difficult conditions in the economy and the financial markets will improve or worsen in the near future.

Terrorist attacks, piracy, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

        Terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005, and the attacks in Mumbai on November 26, 2008, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world's financial markets and may affect our business, operating results, financial condition, ability to raise capital and future growth. The continuing presence of the United States and other armed forces in Iraq and Afghanistan may lead to additional armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends. Terrorist attacks on vessels, such as the

October 2002 attack on the M.V. Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil of the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our business and results of operations.

        In addition, LNG facilities, shipyards, vessels (including FSRUs and conventional LNG carriers), pipelines and gas fields could be targets of future terrorist attacks or piracy. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport LNG to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the production, storage, transportation or regasification of LNG to be shipped or processed by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

        Terrorist attacks, or the perception that LNG facilities, FSRUs and LNG carriers are potential terrorist targets, could materially and adversely affect expansion of LNG infrastructure and the continued supply of LNG. Concern that LNG facilities may be targeted for attack by terrorists has contributed to significant community and environmental resistance to the construction of a number of LNG facilities, primarily in North America. If a terrorist incident involving an LNG facility, FSRU or LNG carrier did occur, in addition to the possible effects identified in the previous paragraph, the incident may adversely affect construction of additional LNG facilities or FSRUs or the temporary or permanent closing of various LNG facilities or FSRUs currently in operation.

We currently operate primarily outside the United States, which could expose us to political, governmental and economic instability that could harm our operations.

        Because most of our operations are currently conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered. Any disruption caused by these factors could harm our business. In particular, we derive a substantial portion of our revenues from shipping LNG from politically unstable regions. Past political conflicts in these regions, particularly in the Arabian Gulf, Brazil and Indonesia, have included attacks on ships, mining of waterways and other efforts to disrupt shipping in the area. In addition to acts of terrorism, vessels trading in these and other regions have also been subject, in limited instances, to piracy. Future hostilities or other political instability in the Arabian Gulf, Brazil and Indonesia where we operate or may operate could have a material adverse effect on the growth of our business, results of operations and financial condition and our ability to make cash distributions. In addition, tariffs, trade embargoes and other economic sanctions by Brazil, the United States or other countries against countries in the Middle East, Southeast Asia or elsewhere as a result of terrorist attacks, hostilities or otherwise may limit trading activities with those countries, which could also harm our business and ability to make cash distributions.

The LNG transportation, storage and regasification industry is subject to substantial environmental and other regulations, which may significantly limit our operations or increase our expenses.

        Our operations are materially affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels' registration, including those relating to equipping and operating FSRUs and LNG carriers, providing security and minimizing the potential for impacts to the environment from their operations. We have incurred, and expect to continue to incur, substantial expenses in complying with these laws and regulations, including expenses for vessel modifications and changes in operating procedures. Additional laws and regulations may be adopted that could limit our ability to do business or further increase costs, which could harm our business. In addition, failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of operations. We may become subject to additional laws and regulations if we enter new markets or trades.

        These requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports.

        The design, construction and operation of FSRUs and interconnecting pipelines and the transportation of LNG are subject to governmental approvals and permits. The length of time it takes to receive regulatory approval for offshore LNG operations is one factor that has affected our industry, including through increased expenses.

        Our vessels traveling in international waters are subject to various existing regulations published by the International Maritime Organization (or the IMO) as well as marine pollution and prevention requirements imposed by the MARPOL Convention. In addition, our LNG vessels may become subject to the International Convention on Liability and Compensation for Damage in Connection with the Carriage of Hazardous and Noxious Substances by Sea, as amended by the April 2010 Protocol to the HNS Convention (or the 2010 HNS Convention), if it is entered into force. If the 2010 HNS Protocol were to enter into force, we cannot estimate with any certainty at this time the costs that may be needed to comply with any such requirements that may be adopted.

        In the United States, the Oil Pollution Act of 1990 (or OPA 90), has increased expenses in the LNG transportation industry. OPA 90 applies to all vessels that trade in the United States or its territories or possessions or operate in United States waters, including vessels that use fuel oil for their engines, even if the vessels do not carry oil as cargo. OPA 90 provides for potentially unlimited joint, several, and strict liability for owners, operators and demise or bareboat charterers for oil pollution and related damages in U.S. waters, which include the U.S. territorial sea and the 200-nautical mile exclusive economic zone around the United States. OPA 90 applies to discharges of any oil from a vessel, including discharges of fuel and lubricants from an LNG vessel. To comply with OPA 90, vessel owners and operators generally incur increased costs in meeting additional maintenance and inspection requirements, developing contingency arrangements for potential spills and obtaining required insurance coverage. OPA 90 contains financial responsibility requirements for vessels operating in U.S. waters and requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of insurance (or of qualification as a self-insurer) or other acceptable evidence of financial responsibility sufficient to meet certain potential liabilities under OPA 90 and the U.S. Comprehensive Environmental Response, Compensation and Liability Act (or CERCLA), which imposes similar liabilities upon owners, operators and bareboat charterers of vessels from which a discharge of "hazardous substances" (other than oil) occurs. While LNG should not be considered a hazardous substance under CERCLA, additives to fuel oil or lubricants used on FSRUs and LNG carriers might fall within the scope of a hazardous substance. Under OPA 90 and CERCLA, owners, operators and bareboat charterers are jointly and severally strictly liable for costs of cleanup and damages resulting from a discharge or threatened discharge within U.S. waters. This means we may be subject to liability even if not negligent or at fault for a release of oil or a hazardous substance in U.S. waters. OPA 90 and CERCLA do not preclude claimants from seeking damages resulting from the discharge of oil and hazardous substances under other applicable law, including maritime tort law. In response to the BP Deepwater Horizon oil spill, the U.S. Congress is currently considering a number of bills that could potentially modify or eliminate the limits of liability under the OPA 90 liability scheme. Depending on the outcome of any such amendments, compliance with any new requirements of OPA 90 may substantially impact the costs of our operations or increase our potential liability. We currently maintain U.S. Coast Guard issued Certificates of Financial Responsibility (or COFR) for the Methane

Princess, the Golar Spirit and the Golar Winter to meet OPA 90 and CERCLA potential liabilities; the Golar Mazo has yet to call on a U.S. port and, therefore, does not currently have a COFR.

        Many states in the United States bordering on a navigable waterway have enacted legislation providing for potentially unlimited strict liability without regard to fault for the discharge of pollutants within their waters. Any discharge of hazardous material or other event could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase to the extent we increase our operations in U.S. waters.

        Outside of the United States, other national laws generally provide for a LNG carrier or offshore LNG facility owner or operator to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the Convention on Limitation of Liability for Maritime Claims of 1976 (or the 1976 London Convention). Rights to limit liability under the 1976 London Convention are forfeited where a spill is caused by a vessel owner's or operator's intentional or reckless conduct. Certain jurisdictions have ratified the IMO's Protocol of 1996, which substantially increases the liability limits set forth in the 1976 London Convention. Finally, some jurisdictions are not a party to either the 1976 London Convention or the IMO's Protocol of 1996, and, therefore, a vessel owner's or operator's rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

        We believe that the heightened environmental, quality and security concerns of insurance underwriters, regulators and charterers will generally lead to additional regulatory requirements, including enhanced risk assessment and security requirements and greater inspection and safety requirements on all LNG carriers in the marine transportation markets and offshore LNG terminals. These requirements are likely to add incremental costs to our operations and the failure to comply with these requirements may affect the ability of our vessels to obtain and, possibly, collect on insurance or to obtain the required certificates for entry into the different ports where we operate.

        Further legislation, or amendments to existing legislation, applicable to international and national maritime trade are expected over the coming years in areas such as ship recycling, sewage systems, emission control (including emissions of greenhouse gases), ballast treatment and handling, etc. The United States has recently enacted legislation and regulations that require more stringent controls of air and water emissions from ocean-going vessels. Such legislation or regulations may require additional capital expenditures or operating expenses (such as increased costs for low-sulfur fuel) in order for us to maintain our vessels' compliance with international and/or national regulations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

        Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emission from vessel emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (or the Kyoto Protocol) for now, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws and regulations relating to climate change could increase our costs of operating and maintaining our vessels and could require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

        Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also have an affect on demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

        Please read "Environmental and Other Regulations" below for a more detailed discussion of the regulations applicable to our vessels.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

        If we are in default on some kinds of obligations, such as those to our lenders, crew members, suppliers of goods and services to our vessels or shippers of cargo, these parties may be entitled to a maritime lien against one or more of our vessels. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. In a few jurisdictions, claimants could try to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay to have the arrest lifted. Under some of our present charters, if the vessel is arrested or detained (for as few as 14 days in the case of one of our charters) as a result of a claim against us, we may be in default of our charter and the charterer may terminate the charter. This would negatively impact our revenues and reduce our cash available for distribution to unitholders.

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

        The hull and machinery of every large, oceangoing commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. The Golar Mazo is certified by Lloyds Register, and the Methane Princess, the Golar Spirit and the Golar Winter are each certified by Det Norske Veritas.

        As part of the certification process, a vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Each of the vessels in our existing fleet is on a planned maintenance system approval, and as such the classification society attends onboard once every year to verify that the maintenance of the equipment onboard is done correctly. Each of the vessels in our existing fleet is required to be qualified within its respective classification society for drydocking once every five years subject to an intermediate underwater survey done using an approved diving company in the presence of a surveyor from the classification society.

        If any vessel does not maintain its class or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable. We would lose revenue while the vessel was off-hire and incur costs of compliance. This would negatively impact our revenues and reduce our cash available for distribution to unitholders.

We may not be able to redeploy our FSRUs on terms as favorable as our or Golar's current FSRU charter arrangements or at all.

        Due to the limitations on demand for FSRUs, in the event that any of the applicable charters are terminated, we may be unable to recharter the Golar Spirit, the Golar Winter or, if acquired, the Golar Freeze or the Khannur, as FSRUs. While we may be able to employ these vessels as traditional LNG carriers, the hire rates and/or other charter terms may not be as favorable to us as our charters on the Golar Spirit and the Golar Winter with Petrobras, the charter on the Golar Freeze with DUSUP or the charter on the Khannur with Nusantara Regas. If we acquire additional FSRUs and they are not, as a result of contract termination or otherwise, subject to a long-term profitable contract, we may be required to bid for projects at unattractive rates in order to reduce our losses relating to the vessels.

Due to our lack of diversification, adverse developments in our LNG transportation or storage and regasification businesses could reduce our ability to make distributions to our unitholders.

        We rely exclusively on the cash flow generated from our FSRUs and LNG carriers. Due to our lack of diversification, an adverse development in the LNG transportation industry or the LNG storage and regasification industry could have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets or lines of businesses.

The shareholders' agreement with Chinese Petroleum Corporation with respect to the Golar Mazo contains provisions that may limit our ability to sell or transfer our interest in the Golar Mazo, which could have a material adverse effect on our cash flows and affect our ability to make distributions to our unitholders.

        We have a 60% interest in the joint venture that owns the Golar Mazo, which enables us to control the joint venture subject to certain negative controls held by Chinese Petroleum Corporation (or CPC), who holds the remaining 40% interest in the Golar Mazo. Under the shareholders' agreement, no party may sell, assign, mortgage, or otherwise transfer its rights, interests or obligations under the agreement without the prior written consent of the other party. If we determine that the sale or transfer of our interest in the Golar Mazo is in our best interest, we must provide CPC notice of our intent to sell or transfer our interest and grant CPC a right of first refusal to purchase our interest. If CPC does not accept the offer within 60 days after we notify CPC, we will be free to sell or transfer our interest to a third party. Any delay in the sale or transfer of our interest in the Golar Mazo or restrictions in our ability to manage the joint venture could have a material adverse effect on our cash flows and affect our ability to make distributions to our unitholders.

Risks Inherent in an Investment in Us

Golar LNG Limited, Golar Energy and their affiliates may compete with us.

        Pursuant to the omnibus agreement that we and Golar LNG Limited and Golar Energy will enter into in connection with the closing of this offering, Golar LNG Limited, Golar Energy and their controlled affiliates (other than us, our general partner and our subsidiaries) generally will agree not to acquire, own, operate or charter certain FSRUs and LNG carriers operating under charters of five years or more. The omnibus agreement, however, contains significant exceptions that may allow Golar LNG Limited, Golar Energy or any of their controlled affiliates to compete with us, which could harm our business. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition."

Unitholders have limited voting rights, and our partnership agreement restricts the voting rights of the unitholders owning more than 4.9% of our common units.

        Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders will be entitled to elect only four of the seven members of our board of directors. The elected directors will be elected on a staggered basis and will serve for three year terms. Our general partner in its sole discretion will appoint the remaining three directors and set the terms for which those directors will serve. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. Unitholders will have no right to elect our general partner, and our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any units owned by our general partner and its affiliates, voting together as a single class.

        Our partnership agreement further restricts unitholders' voting rights by providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

Our general partner and its other affiliates own a significant interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment.

        Following this offering, Golar will own a 67.9% limited partner interest in us, assuming no exercise of the underwriters' over-allotment option, and will own and control our general partner. All of our officers and certain of our directors are directors and/or officers of Golar LNG Limited and Golar Energy and their affiliates and, as such, they have fiduciary duties to Golar LNG Limited and Golar Energy that may cause them to pursue business strategies that disproportionately benefit Golar LNG Limited and Golar Energy or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Golar LNG Limited and its affiliates (including our general partner and Golar Energy) on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's and our directors' fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner or our directors." These conflicts include, among others, the following situations:

  •
  neither our partnership agreement nor any other agreement requires our general partner or Golar LNG Limited or its affiliates (including Golar Energy) to pursue a business strategy that favors us or utilizes our assets, and Golar LNG Limited's and Golar Energy's respective officers and directors have a fiduciary duty to make decisions in the best interests of the shareholders of Golar LNG Limited and Golar Energy, which may be contrary to our interests;

  •
  our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in exchange for resetting the target distribution levels related to the incentive distribution rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership;

  •
  our general partner and our directors have limited their liabilities and reduced their fiduciary duties under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner and our directors, all as set forth in the partnership agreement;

  •
  our general partner is entitled to reimbursement of all reasonable costs incurred by it and its affiliates for our benefit;

  •
  our partnership agreement does not restrict us from paying our general partner or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

  •
  our general partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units; and

  •
  our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of its limited call right.

        Although a majority of our directors will over time be elected by common unitholders, our general partner will likely have substantial influence on decisions made by our board of directors. Please read "Certain Relationships and Related Party Transactions," "Conflicts of Interest and Fiduciary Duties" and "The Partnership Agreement."

        In addition to the conflicts described above, all of Golar Energy's officers and certain of its directors are directors and/or officers of Golar LNG Limited and its affiliates and, as such, they have fiduciary duties to Golar Energy that may cause them to pursue business strategies that disproportionately benefit Golar Energy or which otherwise are not in the best interests of Golar LNG Limited and, indirectly, our unitholders. As a result, there may be instances where a conflict of interest arises between Golar Energy and its affiliates (including Golar Management), on the one hand, and Golar LNG Limited, on the other hand, that could have an adverse affect on our business.

Our officers face conflicts in the allocation of their time to our business.

        Our officers, all but one of whom are employed by Golar Management and perform executive officer functions for us pursuant to the management and administrative services agreement, are not required to work full-time on our affairs and also perform services for affiliates of our general partner, including Golar. For example, Graham Robjohns, who functions as our Chief Executive Officer and Chief Financial Officer, also provides services in a similar capacity for Golar LNG Limited and Golar Energy. The affiliates of our general partner, including Golar LNG Limited and Golar Energy, conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to our general partner's affiliates, which could have a material adverse effect on our business, results of operations and financial condition. Please read "Management."

Our partnership agreement limits our general partner's and our directors' fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner or our directors.

        Our partnership agreement provides that our general partner will delegate to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our partnership agreement also contains provisions that reduce the standards to which our general partner and directors would otherwise be held by Marshall Islands law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no fiduciary duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity will be made by its sole owner, Golar LNG Limited. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it exercises its right to make a determination to receive common units in exchange for resetting the target distribution levels related to the incentive distribution rights, call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership;

  •
  provides that our general partner and our directors are entitled to make other decisions in "good faith" if they reasonably believe that the decision is in our best interests;

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

  •
  provides that neither our general partner nor our officers or our directors will be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or directors or its officers or directors or those other persons engaged in actual fraud or willful misconduct.

        In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Fees and cost reimbursements, which Golar Management will determine for services provided to us and certain of our subsidiaries, will be substantial, will be payable regardless of our profitability and will reduce our cash available for distribution to you.

        Pursuant to the fleet management agreements, we will pay fees for services provided to us and our subsidiaries by Golar Management (a direct subsidiary of Golar Energy) and certain other affiliates of Golar, including Golar Wilhelmsen, and we will reimburse these entities for all expenses they incur on our behalf. These fees and expenses will include all costs and expenses incurred in providing certain commercial and technical management services to our subsidiaries. We expect the amount of these fees and expenses to be approximately $2.5 million for the twelve months ending March 31, 2012.

        In addition, pursuant to a management and administrative services agreement Golar Management will provide us with significant management, administrative, financial and other support services. We will reimburse Golar Management for its reasonable costs and expenses incurred in connection with the provision of these services. In addition, we will pay Golar Management a management fee equal to 5% of its costs and expenses incurred in connection with providing services to us. We expect that we will pay Golar Management approximately $1.4 million in total under the management and administrative services agreement for the twelve months ending March 31, 2012.

        For a description of the fleet management agreements and the management and administrative services agreement, please read "Certain Relationships and Related Party Transactions." The fees and expenses payable pursuant to the fleet management agreements and the management and administrative services agreement will be payable without regard to our financial condition or results of operations. The payment of fees to and the reimbursement of expenses of Golar Management, Golar Wilhelmsen and certain other affiliates of Golar could adversely affect our ability to pay cash distributions to you.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner, and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Golar LNG Limited's consent, unless Golar's ownership interest in us is decreased; all of which could diminish the trading price of our common units.

        Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner.

  •
  The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove the general partner. Following the closing of this offering, Golar LNG Limited will own 69.3% of the outstanding common and subordinated units, assuming no exercise of the underwriters' over-allotment option.

  •
  If our general partner is removed without "cause" during the subordination period and units held by our general partner and Golar LNG Limited are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units, any existing arrearages on the common units will be extinguished, and our general partner will have the right to convert its general partner interest and its incentive distribution rights (and Golar Energy will have the right to convert its incentive distribution rights) into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of the general partner interest or incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively expensive. "Cause" is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor business decisions, such as charges of poor management of our business by the directors appointed by our general partner, so the removal of our general partner because of the unitholders' dissatisfaction with the general partner's decisions in this regard would most likely result in the termination of the subordination period.

  •
  Common unitholders will be entitled to elect only four of the seven members of our board of directors. Our general partner in its sole discretion will appoint the remaining three directors.

  •
  Election of the four directors elected by unitholders is staggered, meaning that the members of only one of three classes of our elected directors will be selected each year. In addition, the directors appointed by our general partner will serve for terms determined by our general partner.

  •
  Our partnership agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

  •
  Unitholders' voting rights are further restricted by the partnership agreement provision providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

  •
  There are no restrictions in our partnership agreement on our ability to issue equity securities.

        The effect of these provisions may be to diminish the price at which the common units will trade.

The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party.

Substantial future sales of our common units in the public market could cause the price of our common units to fall.

        We have granted registration rights to Golar LNG Limited and certain of its affiliates. These unitholders have the right, subject to some conditions, to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. Upon the closing of this offering and assuming no exercise of the underwriters' over-allotment option, Golar LNG Limited will own 11,127,254 common units and 15,949,831 subordinated units and 81% of the incentive distribution rights (through its ownership of our general partner), and Golar Energy will own 19% of the incentive distribution rights. Following their registration and sale under the applicable registration statement, those securities will become freely tradable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

You will experience immediate and substantial dilution of $18.20 per common unit.

        The initial public offering price of $22.50 per common unit exceeds pro forma net tangible book value of $4.30 per common unit. Based on the initial public offering price, you will incur immediate and substantial dilution of $18.20 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with U.S. GAAP. Please read "Dilution."

Our general partner, as the initial holder of a majority of the incentive distribution rights, may elect to cause us to issue additional common units to it and Golar Energy in connection with a resetting of the target distribution levels related to general partner's and Golar Energy's incentive distribution rights without the approval of the conflicts committee of our board of directors or holders of our common units and subordinated units. This may result in lower distributions to holders of our common units in certain situations.

        Our general partner, as the initial holder of a majority of the incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and our general partner and Golar Energy have received incentive distributions at the highest level to which they are entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount.

        In connection with resetting these target distribution levels, our general partner and Golar Energy will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner and Golar Energy on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when it is experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued additional common units to our general partner in connection with resetting the target distribution levels related to our general partner's and Golar Energy's incentive distribution rights. Please read "How We Make Cash Distributions—Incentive Distribution Rights" and "How We Make Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

We may issue additional equity securities, including securities senior to the common units, without your approval, which would dilute your ownership interests.

        We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash.

        During the subordination period, which we define elsewhere in this prospectus and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3850 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units. Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash. See "How We Make Cash Distributions—Subordination Period," "—Distributions of Available Cash From Operating Surplus During the Subordination Period" and "—Distributions of Available Cash From Operating Surplus After the Subordination Period."

In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to you.

        Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves also will affect the amount of cash available for distribution to our unitholders. Our board of directors may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. As described above in "—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain and replace the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted," our partnership agreement requires our board of directors each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by the conflicts committee of our board of directors.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than the then-current market price of our common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

        At the completion of this offering and assuming no exercise of the underwriters' over-allotment option, Golar LNG Limited, which owns and controls of our general partner, will own 48.1% of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters' over-allotment option and the conversion of our subordinated units into common units, Golar LNG Limited will own 69.3% of our common units.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

        As a limited partner in a partnership organized under the laws of the Marshall Islands, you could be held liable for our obligations to the same extent as a general partner if you participate in the "control" of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions in which we do business. Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations on liability of a unitholder.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

        Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, if we have available borrowing capacity, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Increases in interest rates may cause the market price of our common units to decline.

        An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for the common units. After this offering, there will be only 12,000,000 publicly traded common units, assuming no exercise of the underwriters' over-allotment option. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

Unitholders may have liability to repay distributions.

        Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Limited Partnership Act (or the Marshall Islands Act), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have been organized as a limited partnership under the laws of the Republic of the Marshall Islands, which does not have a well developed body of partnership law.

        Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a similarly organized limited partnership in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

        We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, our general partner is a Marshall Islands limited liability company, and our directors and officers generally are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or our directors or officers. For more information regarding the relevant laws of the Marshall Islands, please read "Service of Process and Enforcement of Civil Liabilities."

Tax Risks

        In addition to the following risk factors, you should read "Business—Taxation of the Partnership," "Material U.S. Federal Income Tax Considerations" and "Non-United States Tax Considerations" for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our common units.

U.S. tax authorities could treat us as a "passive foreign investment company," which would have adverse U.S. federal income tax consequences to U.S. unitholders.

        A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a "passive foreign investment company" (or PFIC) for U.S. federal income tax purposes if at least

75.0% of its gross income for any taxable year consists of "passive income" or at least 50.0% of the average value of its assets produce, or are held for the production of, "passive income." For purposes of these tests, "passive income" includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

        Based on our current and projected method of operation, and on an opinion of our U.S. counsel, Vinson & Elkins L.L.P., we believe that we will not be a PFIC for our 2011 taxable year, and we expect that we will not be treated as a PFIC for any future taxable year. Our U.S. counsel is of the opinion that (1) the income we earn from our present time chartering activity and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as such income (and any other income that our counsel has concluded does not constitute passive income) exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under such time charters (and any other assets that our counsel has concluded do not constitute passive assets) exceeds 50.0% of the average value of all of our assets for each taxable year after our initial taxable year, we should not be a PFIC for any year. This opinion is based on certain representations and projections provided to our U.S. counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

        While we have received an opinion of our U.S. counsel in support of our position, our counsel has advised us that the conclusions reached are not free from doubt and the U.S. Internal Revenue Service (or IRS) or a court could disagree with this opinion and our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to each taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any taxable year. If the IRS were to find that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), our U.S. unitholders would face adverse U.S. federal income tax consequences. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences to U.S. unitholders if we are treated as a PFIC.

The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of previously proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate.

        Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual unitholders (and certain other U.S. unitholders). In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2013 or later will be taxed at graduated tax rates applicable to ordinary income. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions."

        In addition, legislation that was previously proposed in the U.S. Congress would, if enacted, deny the preferential rate of U.S. federal income tax imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation if the non-U.S. corporation is created or organized under the laws of a jurisdiction that does not have a comprehensive income tax system. Because the Marshall Islands imposes only limited taxes on entities organized under its laws, it is likely that, if this legislation were reintroduced and enacted, the preferential tax rates of federal income tax discussed above and under "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions" would not be applicable to distributions received from us.

We may have to pay tax on U.S. source income, which would reduce our cash flow.

        Under the Code, 50.0% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income. U.S. source shipping income generally is subject to a 4.0% U.S. federal income tax without allowance for deduction unless the corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

        Based on an opinion of our counsel, Vinson & Elkins L.L.P., and on certain assumptions and representations, we believe that we and each of our subsidiaries will qualify for this statutory tax exemption for the foreseeable future, and we will take this position for U.S. federal income tax return reporting purposes. Please read "Business—Taxation of the Partnership." However, there are factual circumstances, including some that may be beyond our control, that could cause us to lose the benefit of this tax exemption after this offering. In addition, our position, as well as the conclusion of our counsel, that we qualify for this exemption are based upon legal authorities that do not expressly contemplate an organizational structure such as ours; specifically, although we have elected to be treated as a corporation for U.S. federal income tax purposes, we are organized as a limited partnership under Marshall Islands law. Therefore, we can give no assurance that the IRS will not take a different position regarding our qualification, or the qualification of any of our subsidiaries, for this tax exemption.

        If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries generally would be subject to a 4.0% U.S. federal gross income tax on our U.S. source shipping income for such year. Our failure to qualify for the exemption under Section 883 could have a negative effect on our business and would result in decreased earnings available for distribution to our unitholders.

You may be subject to income tax in one or more non-U.S. jurisdictions, including the United Kingdom, as a result of owning our common units if, under the laws of any such jurisdiction, we are considered to be carrying on business there. Such laws may require you to file a tax return with, and pay taxes to, those jurisdictions.

        We intend to conduct our affairs and cause or influence each of our subsidiaries to operate its business in a manner that minimizes income taxes imposed upon us and our subsidiaries and that may be imposed upon you as a result of owning our common units. However, because we are organized as a partnership, there is a risk in some jurisdictions, including the United Kingdom, that our activities or the activities of our subsidiaries may be attributed to our unitholders for tax purposes if, under the laws of such jurisdiction, we are considered to be carrying on business there. If you are subject to tax in any such jurisdiction, you may be required to file a tax return with, and to pay tax in, that jurisdiction based on your allocable share of our income. We may be required to reduce distributions to you on account of any tax withholding obligations imposed upon us by that jurisdiction in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur by virtue of an investment in us.

        We believe we can conduct our affairs in a manner that does not result in our unitholders being considered to be carrying on business in the United Kingdom solely as a consequence of the acquisition, ownership, disposition or redemption of our common units. However, the question of whether either we or any of our subsidiaries will be treated as carrying on business in any jurisdiction, including the United Kingdom, will be largely a question of fact to be determined through an analysis of contractual arrangements, including the fleet management agreements that our subsidiaries have entered into with Golar Management, certain other subsidiaries of Golar and certain third-party vessel managers and the management and administrative service agreement we will enter into with Golar Management in connection with the closing of this offering, as well as through an analysis of the manner in which we conduct business or operations, all of which may change over time. Furthermore, the laws of the United Kingdom or any other jurisdiction may also change, which could cause that jurisdiction's taxing authorities to determine that we are carrying on business in such jurisdiction and that we or our unitholders are subject to its taxation laws. In addition to the potential for taxation of our unitholders, any additional taxes imposed on us or any of our subsidiaries will reduce our cash available for distribution.

The ratio of dividend income to distributions on our common units is subject to business, economic and other uncertainties as well as tax reporting positions with which the IRS may disagree, which could result in a higher ratio of dividend income to distributions and adversely affect the value of our common units.

        We estimate that approximately 70% of the total cash distributions made to a purchaser of common units in this offering who owns those units from the date of this offering through December 31, 2013 will constitute dividend income. The remaining portion of the distributions will be treated first as a nontaxable return of capital to the extent of the purchaser's tax basis in its common units and thereafter as capital gain. These estimates are based on certain assumptions that are subject to business, economic, regulatory, competitive and political uncertainties beyond our control. In addition, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. As a result of these uncertainties, these estimates may be incorrect and the actual percentage of total cash distributions that will constitute dividend income could be higher, and any difference could adversely affect the value of the common units. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions."

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus which are not historical facts (including our financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as "may," "could," "should," "would," "expect," "plan," "anticipate," "intend," "forecast," "believe," "estimate," "predict," "propose," "potential," "continue" or the negative of these terms or other comparable terminology.

        Forward-looking statements appear in a number of places and include statements with respect to, among other things:

  •
  statements about FSRU and LNG market trends, including charter rates, factors affecting supply and demand, and opportunities for the profitable operations of FSRUs and LNG carriers;

  •
  statements about our and Golar's ability to retrofit vessels as FSRUs and the timing of the delivery and acceptance of any such retrofitted vessels, including with respect to the Khannur;

  •
  our anticipated growth strategies;

  •
  the effect of the worldwide economic slowdown;

  •
  turmoil in the global financial markets;

  •
  fluctuations in currencies and interest rates;

  •
  general market conditions, including fluctuations in charter hire rates and vessel values;

  •
  changes in our operating expenses, including drydocking and insurance costs and bunker prices;

  •
  forecasts of our ability to make cash distributions on the units and the amount of any borrowings that may be necessary to make such distributions;

  •
  our future financial condition or results of operations and our future revenues and expenses;

  •
  the repayment of debt and settling of interest rate swaps;

  •
  our ability to make additional borrowings and to access debt and equity markets;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  the exercise of purchase options by our charterers;

  •
  our ability to maintain long-term relationships with major LNG traders;

  •
  our ability to leverage Golar's relationships and reputation in the shipping industry;

  •
  our ability to purchase vessels from Golar LNG Limited or Golar Energy in the future, including the Golar Freeze and the Khannur;

  •
  our continued ability to enter into long-term time charters, including charters for floating storage and regasification projects;

  •
  our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

  •
  timely purchases and deliveries of newbuilding vessels;

  •
  future purchase prices of newbuildings and secondhand vessels;

  •
  our ability to compete successfully for future chartering and newbuilding opportunities;

  •
  acceptance of a vessel by its charterer;

  •
  termination dates and extensions of charters;

  •
  the expected cost of, and our ability to comply with, governmental regulations, maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

  •
  availability of skilled labor, vessel crews and management;

  •
  our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our fees and expenses payable under the fleet management agreements and the management and administrative services agreement;

  •
  the anticipated taxation of our partnership and distributions to our unitholders;

  •
  estimated future maintenance and replacement capital expenditures;

  •
  our ability to retain key employees;

  •
  customers' increasing emphasis on environmental and safety concerns;

  •
  potential liability from any pending or future litigation;

  •
  potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

  •
  future sales of our common units in the public market; and

  •
  our business strategy and other plans and objectives for future operations.

        These and other forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in "Risk Factors." The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 USE OF PROCEEDS

        The common units being offered by this prospectus, including the common units offered if the underwriters' overallotment option is exercised, are solely for the account of Golar LNG Limited. We will not receive any proceeds from the sale of our common units by Golar LNG Limited. Golar LNG Limited will pay all offering expenses, underwriting discounts, financial advisory fees, selling commissions and brokerage fees, if any, incurred in connection with this offering and any exercise by the underwriters of their overallotment option.

        Golar LNG Limited has granted the underwriters a 30-day option to purchase up to 1,800,000 additional common units to cover overallotments, if any. The exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. We will not receive any proceeds from the sale of any such common units.

CAPITALIZATION

        The following table shows:

  •
  our historical cash and capitalization as of December 31, 2010; and

  •
  our pro forma cash and capitalization as of December 31, 2010, which reflects the offering and the other transactions described in the unaudited pro forma combined balance sheet included elsewhere in this prospectus.

        This table is derived from and should be read together with the historical combined financial statements and the pro forma combined balance sheet and the accompanying notes contained elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2010
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$29,341	$49,341
Restricted cash and short-term investments(1)	157,462	157,462

Total cash, cash equivalents, restricted cash and short-term investments	$186,803	$206,803

Debt:(2)
Current portion of long-term debt	$33,381	$33,381
Current portion of long-term capital leases	3,113	3,113
Borrowings under the sponsor credit facility(3)	—	20,000
Long-term debt	296,432	296,432
Obligations under capital leases	268,380	268,380

Total debt	$601,306	$621,306

Equity:
Owners' equity	$156,588	$—
Held by public:
Common units(4)	—	51,595
Held by general partner and its affiliates:
Common units(4)	—	47,842
Subordinated units(4)	—	68,578
General partner interest(4)	—	3,429

Equity attributable to Golar LNG Partners LP	156,588	171,444
Non-controlling interest	55,470	55,470

Total capitalization	$813,364	$848,220

(1)
Under our capital lease arrangement relating to the Methane Princess, we maintain restricted cash deposits that, together with interest earned on the deposits, are used solely to pay lease rentals due on our lease obligation. In addition, restricted cash includes a balance of $9.7 million as of December 31, 2010 that relates to the Golar Mazo loan facility, representing interest and principal payments required to be held by a trust company for defined future periods.

(2)
Except for the borrowings under the sponsor credit facility, all of our outstanding debt is secured by mortgages covering our vessels.

(3)
At or prior to the closing of this offering, we will enter into the sponsor credit facility with Golar. We expect to draw $20.0 million under this credit facility at or shortly after closing. This facility will be interest free and unsecured, and the balance does not include any imputed interest.

(4)
Allocation of pro forma equity held by the public and held by our general partner and its affiliates was made in accordance with percentage ownership interests after this offering as set forth under "Summary—Simplified Organizational and Ownership Structure After this Offering."

 DILUTION

        Dilution is the amount by which the offering price will exceed the net tangible book value per common unit after this offering. On a pro forma basis as of December 31, 2010, our pro forma net tangible book value would have been $171.4 million, or $4.30 per common unit. This remains unchanged when adjusted for the sale by Golar LNG Limited of 12,000,000 common units in this offering at an initial public offering price of $22.50 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Initial public offering price per common unit	$22.50
Less: Pro forma net tangible book value per common unit before and after this offering(1)	4.30

Immediate dilution in net tangible book value per common unit to purchasers in this offering	$18.20

(1)
Determined by dividing the total number of units (23,127,254 common units, 15,949,831 subordinated units and 797,492 general partner units, assuming no exercise of the underwriters' overallotment option) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

  Rationale for Our Cash Distribution Policy

        Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our cash available (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

  •
  We will be subject to restrictions on distributions under our financing arrangements, including the Golar LNG Partners credit facility and lease arrangements. Our financing arrangements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing arrangements or are otherwise in default under any of those agreements, it could have a material adverse effect on our ability to make cash distributions to you, notwithstanding our stated cash distribution policy. These financial tests and covenants are described in this prospectus in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt and Lease Restrictions."

  •
  We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

  •
  Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding common units. At the closing of this offering, Golar LNG Limited will own approximately 48.1% of our common units and all of our subordinated units outstanding immediately after the closing of this offering. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

  •
  Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel (including, without limitation, through a customer's exercise of its purchase option) or increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. Please read "Risk Factors" for a discussion of these factors.

  Our Ability to Grow Depends on Our Ability to Access External Expansion Capital

        Because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and expansion and investment capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or other capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may affect the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional borrowings or other debt by us to finance our growth would result in increased interest expense, which in turn may affect the available cash that we have to distribute to our unitholders.

  Initial Distribution Rate

        Upon completion of this offering, our board of directors will adopt a policy pursuant to which we will declare an initial quarterly distribution of $0.3850 per unit for each complete quarter, or $1.54 per unit on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter (beginning with the quarter ending June 30, 2011). This equates to an aggregate cash distribution of $15.4 million per quarter, or $61.4 million per year, in each case based on the number of common units, subordinated units and general partner units outstanding immediately after completion of this offering. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy."

        The table below sets forth the number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $0.3850 per unit per quarter ($1.54 per unit on an annualized basis).

		Distributions
	Number of Units	One Quarter		Four Quarters
Common units	23,127,254	$8,903,993		$35,615,972
Subordinated units	15,949,831	6,140,685		24,562,739
General partner units(1)	797,492	307,034		1,228,137

Total	39,874,577	$15,351,712	(2)	$61,406,848

(1)
The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98.0%) by the general partner's 2.0% general partner interest.

(2)
Actual payments of distributions on the common units, subordinated units and the general partner units are expected to be approximately $13.3 million for the period between the estimated closing date of this offering (April 13, 2011) and June 30, 2011.

        During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. Please read "How We Make Cash Distributions—Subordination Period." We cannot guarantee, however, that we will pay the minimum quarterly distribution or any amount on the common units in any quarter.

        As of the closing date of this offering, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

Forecasted Results of Operations for the Twelve Months Ending March 31, 2012

        In this section, we present in detail the basis for our belief that we will be able to pay our minimum quarterly distribution on all of our outstanding units for the twelve months ending March 31, 2012. We present two tables, consisting of:

  •
  Forecasted Results of Operations for the twelve months ending March 31, 2012; and

  •
  Forecasted Cash Available for Distribution for the twelve months ending March 31, 2012,

as well as the significant assumptions upon which the forecast is based.

        We present below a forecast of the expected results of operations for Golar LNG Partners LP for the twelve months ending March 31, 2012. Our forecast presents, to the best of our knowledge and belief, the expected results of operations for Golar LNG Partners LP for the forecast period. Although we expect to exercise our option to purchase the Golar Freeze from Golar LNG Limited within 24 months after the closing of this offering, subject to reaching an agreement with Golar LNG Limited regarding the purchase price of the vessel, our forecast does not reflect the expected results of operations or related financing of such vessel.

        Our forecast reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take during the twelve months ending March 31, 2012. The assumptions and estimates used in the forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe that we have a reasonable objective basis for those assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. Our operations are subject to numerous risks that are beyond our control. If the forecast is not achieved, we may not be able to pay cash distributions on our units at the initial distribution rate stated in our cash distribution policy or at all.

        Our forecast of our results of operations is a forward-looking statement and should be read together with the historical combined financial statements of Golar LNG Partners and our pro forma combined balance sheet and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not, as a matter of course, make public projections as to future revenues, earnings or other results. The forecast has been prepared by and is the responsibility of our management. However, our management has prepared the financial forecast set forth below in support of our belief that we will have sufficient cash available to allow us to pay the minimum quarterly distribution on all of our outstanding units during the forecast period. The accompanying financial forecast was not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In addition, in the view of our management, the accompanying financial forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, the expected course of action and the expected future financial performance of Golar LNG Partners LP. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial forecast.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements included under the heading "Risk Factors" elsewhere in this prospectus. Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from the financial forecast.

        We are providing the financial forecast to supplement the historical combined financial statements of Golar LNG Partners in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our units for each quarter in the twelve-month period ending March 31, 2012 at our stated initial distribution rate. Please read "—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions" for further information as to the assumptions we have made for the financial forecast.

        Unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus, even in the event that any or all of the underlying assumptions are shown to be in error. Therefore, we caution you not to place undue reliance on this information.

        Neither our independent registered public accounting firm, nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted financial information. Our independent registered accounting firm's report included in this prospectus relate to historical financial information of Golar LNG Partners LP. That report does not extend to the tables and the related forecasted financial information contained in this section and should not be read to do so.

 GOLAR LNG PARTNERS LP
FORECASTED RESULTS OF OPERATIONS

(in thousands)	Twelve Months Ending March 31, 2012
(unaudited)
Total operating revenues	$151,708
Operating expenses:
Vessel operating expenses	24,451
Voyage expenses	156
Administrative expenses	4,117
Depreciation and amortization	26,973

Total operating expenses	$55,696

Operating income	96,012
Financial income (expenses):
Interest income	3,868
Interest expense	(22,685)
Other financial items, net	(297)

Net financial expenses	$(19,113)

Income before income taxes and non-controlling interest	76,899
Income taxes	(2,417)
Net income attributable to non-controlling interest	(9,416)

Net income attributable to Golar LNG Partners owners	$65,066

(in thousands, except per unit data)	Twelve Months Ending March 31, 2012
(unaudited)
General partner's interest in net income	$1,301
Limited partners' interest in net income	63,764
Net income per:
Common unit (basic and diluted)	$1.63
Subordinated unit (basic and diluted)	$1.63
General partner unit (basic and diluted)	$1.63

        Please read the accompanying summary of significant accounting policies and forecast assumptions.

Forecast Assumptions and Considerations

  Basis of Presentation

        The accompanying financial forecast and related notes of Golar LNG Partners LP present the forecasted results of operations of Golar LNG Partners LP for the twelve months ending March 31, 2012, based on the assumption that:

  •
  we will issue to Golar LNG Limited 23,127,254 common units and 15,949,831 subordinated units, representing a combined 98% limited partner interest in us;

  •
  we will issue to Golar GP LLC, a wholly-owned subsidiary of Golar LNG Limited, 797,492 general partner units, representing a 2.0% general partner interest in us, and 81% of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.4428 per unit per quarter;

  •
  we will issue to Golar Energy 19% of our incentive distribution rights, which will entitle Golar Energy to increasing percentages of the cash we distribute in excess of $0.4428 per unit per quarter;

  •
  Golar LNG Limited will sell 12,000,000 common units to the public in this offering, representing a 30.1% limited partner interest in us; and

  Summary of Significant Accounting Policies

        Organization.    We are a Marshall Islands limited partnership formed on September 24, 2007 to provide floating storage and regasification services and LNG marine transportation. Our general partner is Golar GP LLC, a wholly-owned subsidiary of Golar LNG Limited. In November 2008, Golar LNG Limited transferred to us a 60% interest in the subsidiary that holds the Golar Mazo, a 100% interest in the subsidiary that holds the Methane Princess and a 100% interest in the subsidiary that holds the Golar Spirit.

        Principles of Combination.    This financial forecast includes our accounts and those of our wholly-owned subsidiaries and partially owned subsidiaries we control, including Faraway Maritime Shipping Inc., the subsidiary that owns the Golar Mazo, in which our interest is 60%.

        Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Reporting Currency.    Our financial forecast is stated in U.S. Dollars because we operate in international shipping markets that typically utilize the U.S. Dollar as the functional currency. Transactions involving other currencies during a period are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities that are denominated in currencies other than the U.S. Dollar are translated to reflect the period-end exchange rates. Resulting gains or losses are reflected in our consolidated statements of income.

        Revenue Recognition.    Our revenues include minimum lease payments under time charters and the reimbursement of certain vessel operating and drydocking costs. Revenues generated from time charters, which we classify as operating leases, are recorded over the term of the charter as service is provided. Reimbursement for drydocking costs is recognized evenly over the period to the next drydocking, which is generally between two to five years.

        Voyage Expenses.    Voyage expenses, which are primarily fuel costs but which also include other costs such as port charges, are paid by our customers under our time charters. However, we may incur voyage related expenses during an off-hire when positioning or repositioning vessels before or after the period of a time charter or before or after drydocking, the cost of which will be payable by us. We also incur some voyage expenses, principally fuel costs, when our vessels are in periods of commercial waiting time.

        Vessel Operating Expenses.    Vessel operating expenses include direct vessel operating costs associated with operating a vessel, such as crew wages, which are the most significant component, vessel supplies, routine repairs, maintenance, lubricating oils, insurance and management fees payable for the provision of commercial and technical management services.

        Cash and Cash Equivalents.    We consider all demand and time deposits and highly liquid investments with original maturities of three months or less to be equivalent to cash.

        Restricted Cash.    Restricted cash consists of bank deposits, which may only be used to settle certain pre-arranged loan or lease payments.

        Vessels and Equipment.    Vessels and equipment are stated at cost less accumulated depreciation. The cost of vessels and equipment less the estimated residual value is depreciated on a straight-line basis over the assets' remaining useful economic lives.

        Generally, we drydock each of our LNG carriers one or two times during a full five-year classification period, depending on vessel age and type of service. One drydock in the five-year period will coincide with the Periodical Survey for Class renewal required to be performed at five-year intervals. When performed twice within the five-year period, the second drydock will be timed to coincide with the Intermediate Classification Survey that has to be carried out between 24 to 36 months after the previous class renewal survey. We capitalize a substantial portion of the costs we incur during drydocking and for the survey expenditures and amortize those costs on a straight-line basis from the completion of a drydocking to the estimated completion of the next drydocking. When significant drydocking expenditures occur prior to the expiration of this period, we expense the remaining unamortized balance of the original drydocking cost and any unamortized intermediate survey costs in the month of the subsequent drydocking.

        As of January 1, 2011, we are depreciating our vessels over their remaining useful lives which are approximately 20 years, 29 years, 33 years and 33 years for the Golar Spirit, the Golar Mazo, the Methane Princess and the Golar Winter, respectively.

        We lease certain vessels under agreements that are classified as capital leases. Depreciation of vessels under capital lease is included within depreciation and amortization expense in the statement of operations. Vessels under capital lease are depreciated on a straight-line basis over the vessels' remaining economic useful lives.

        Loan Costs.    Loan costs, including fees, commissions and legal expenses associated with the loans, are presented as other assets and capitalized and amortized on a straight-line basis, which approximates the effective interest method over the term of the relevant loan. Amortization of loan costs is included in other financial charges.

        Derivative Instruments.    We enter into interest rate swap transactions from time to time to hedge a portion of our exposure to floating interest rates. These transactions involve the conversion of floating rates into fixed rates over the life of the transactions without an exchange of underlying principal. In addition, from time to time we enter into foreign currency swap contracts to reduce risk from foreign currency fluctuations.

        Guidance on accounting for derivatives and hedging activities requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. Derivatives that are not hedges are adjusted to fair value through the income statement. Our current interest rate swap contracts do not meet the criteria for hedge accounting, and therefore changes in their fair value are recorded each period in current earnings in other financial items, net. In the event that our derivative instruments do meet the criteria for hedge accounting in the future, our results could be significantly different from our forecast.

        Capital Leases.    Leased vessels have been accounted for as capital leases in accordance with FASB ASC Topic 840-10 and ASC Topic 840-20 "Accounting for Leases." Obligations under capital leases are carried at the present value of future minimum lease payments, and the asset balance is amortized on a straight-line basis over the remaining economic useful lives of the vessels. Interest expense is calculated at a constant rate over the term of the lease.

        Income Taxes.    Our subsidiaries incorporated in the United Kingdom and Brazil are subject to income taxes. We account for such taxes using the liability method pursuant to FASB ASC Topic 740-10 and FASB ASC Topic 740-30, "Accounting for Income Taxes." Income taxes are based on income before taxes.

        Net Income Per Unit.    The calculation of the forecasted basic and diluted earnings for the twelve months ending March 31, 2012 is set forth below:

	Common Unitholders	Subordinated Unitholders	General Partner
Partners' interests in forecasted net income (in thousands)	$37,738	$26,026	$1,301
Forecast weighted average number of units outstanding	23,127,254	15,949,831	797,492
Forecast net income per unit	$1.63	$1.63	$1.63

  Summary of Significant Forecast Assumptions

        Vessels.    The forecast reflects or assumes the following about our fleet:

  •
  363 days of operations for the Golar Mazo;

  •
  363 days of operations for the Methane Princess;

  •
  363 days of operations for the Golar Spirit; and

  •
  363 days of operations for the Golar Winter.

        Total Operating Revenues.    Our total operating revenues forecast is based on estimated average expected daily hire rates multiplied by the total number of days our vessels are expected to be on-hire during the twelve months ending March 31, 2012. In addition, we have assumed two days of off-hire for each of the vessels in our fleet. The amount of actual off-hire time depends upon, among other things, the time a vessel spends in drydocking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

        The hire rates payable under our current charters are generally fixed. However, two of our charters contain a variable cost component intended to adjust the hire rate for inflation. The forecast assumes an annual inflation rate of 2.5%. For more information on the components of the hire rate payable under our charters, please read "Business—LNG Carrier Charters—Hire Rate" and "Business—FSRU Charters—Hire Rate."

        Vessel Operating Expenses.    Our vessel operating expenses forecast assumes that all of our vessels are operational during the twelve months ending March 31, 2012.

        The forecast also takes into account increases in crewing and other labor related costs driven predominantly by an increase in demand for qualified and experienced officers and crew.

        Voyage Expenses.    Our forecast assumes voyage expenses are primarily comprised of fuel consumption costs while a vessel is off-hire.

        General and Administrative Expenses.    Forecasted general and administrative expenses for the twelve months ending March 31, 2012 are based on the following assumptions:

  •
  we will incur approximately $1.4 million of costs and fees pursuant to the management and administrative services agreement that we entered into with Golar Management. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreement;" and

  •
  we will incur approximately $1.6 million in incremental expenses as result of being a publicly traded limited partnership. These expenses will include costs associated with annual reports to unitholders, tax returns, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and director compensation.

        Depreciation and Amortization.    Our forecasted depreciation and amortization expense assumes that no vessels are purchased or sold during the twelve months ending March 31, 2012. Vessels and equipment are stated at cost less accumulated depreciation. The cost of vessels and equipment less the estimated residual value is depreciated on a straight-line basis over the assets' remaining economic useful lives, which we estimate at the start of 2011 to be approximately 20 years, 29 years, 33 years and 33 years for the Golar Spirit, the Golar Mazo, the Methane Princess and the Golar Winter, respectively. The economic life for LNG carriers operated worldwide has generally been estimated to be 40 years. On this basis, the Golar Spirit would, therefore, have a remaining useful life of 10 years. However, the Golar Spirit has been converted into an FSRU and has been moored in sheltered waters where fatigue loads on its hull are significantly reduced compared to loads borne in connection with operation in a worldwide trade pattern. We believe that these factors validate our estimate that the Golar Spirit will remain operational until it is 50 years old and will therefore have a remaining useful economic life of 20 years from 2011.

        Interest Rates.    We have assumed that interest rates are constant during the forecast period. The rates we have assumed are based on the relevant year's LIBOR forecast.

        Interest Income.    We have assumed that any cash surplus balances will be invested throughout the forecast period and will earn 2.7% per annum. In addition, our forecast includes interest income of $2.8 million associated with restricted cash deposits required by our capital leases, which assumes a British Pound interest rate of 2.1%.

        Interest Expense.    Our forecast for the twelve months ending March 31, 2012 assumes we will have an average outstanding loan balance of approximately $462.3 million with an estimated weighted average interest rate of approximately 4.3% per annum (excluding borrowings under the interest free sponsor credit facility). In addition, our forecast includes $2.6 million of interest expense associated with our capital leases, which assumes a British Pound interest rate of 1.3%.

        Other Financial Items.    Other financial items include financing fee arrangement costs, amortization of deferred financing costs, market valuation adjustments for interest rate swap, foreign currency swap and equity swap derivatives and foreign exchange gains/losses. The market valuation adjustment for our derivatives may have a significant impact on our results of operations and financial position although it does not impact our liquidity. Foreign exchange gains or losses arise primarily due to the retranslation of our capital lease obligations and the cash deposits securing those obligations that are denominated in GBP. Any gain or loss represents an unrealized gain or loss and will arise over time as a result of exchange rate movements. Our liquidity position will only be affected to the extent that we choose or are required to withdraw monies from or pay additional monies into the deposits securing our capital lease obligations or if the leases are terminated. For the purpose of our forecast, we have assumed that the exchange rate between the U.S. Dollar and the British Pound will not fluctuate and as a result, we have assumed that there is no foreign exchange rate gain or loss at retranslation. We have also assumed that there will be no change in long-term interest rates that would result in a variation in the mark-to-market valuation of interest rate swaps.

        Foreign Currency.    Our functional currency is the U.S. Dollar as the vast majority of our revenues are received in U.S. Dollars and a majority of our expenditures are made in U.S. Dollars. Our reporting currency is also in U.S. Dollars.

        We are exposed to some extent in respect of our vessels' crewing costs which are denominated in Euros and Brazilian Reais, as well as U.S. Dollars. For the purpose of our forecast we have assumed a constant foreign exchange rate of one U.S. Dollar to 0.8 Euros and one U.S. Dollar to 1.8 Brazilian Reais.

        Although we operate in international shipping markets, which typically utilize the U.S. Dollar as the functional currency, the operation and services fee component of our revenue with respect to the Golar Spirit and the Golar Winter is denominated in Brazilian Reais. The revenue that we receive in Brazilian Reais is subject to an annual review and can be escalated to partly take into account exchange rates between the U.S. Dollar and the Brazilian Real as well as inflation. For purposes of this forecast, we have assumed a 12-month forward exchange rate of one U.S. Dollar to 1.8 Brazilian Reais and further assumed that these rates will not fluctuate during the period covered by the forecast.

        We are exposed to some extent in respect of the lease transaction entered into with respect to the Methane Princess, which is denominated in British Pounds, although this is economically hedged by the British Pound cash deposit that secures this obligation or by a currency swap. We use the GBP we receive under our currency swap in respect of the Golar Winter to pay the GBP lease obligations. We use cash from the deposits to make payments in respect of our leases. Gains or losses that we incur on the re-translation of the deposit are unrealized unless we choose or are required to withdraw funds from or pay additional funds into the deposits securing our capital lease obligations. Gains or losses we incur on the mark-to-market valuations of our currency swap are unrealized unless we were to terminate the swap. For the purpose of our forecast, we have assumed that the exchange rate between the U.S. Dollar and the British Pound will not fluctuate and as a result, we have assumed that there is no foreign exchange rate gain or loss at retranslation.

        Income Taxes.    Forecasted income tax expense for the twelve months ending March 31, 2012 is primarily comprised of expected Brazilian tax on the Brazilian operations of the Golar Spirit and the Golar Winter.

        Non-controlling Interest.    Our non-controlling interest consists of Chinese Petroleum Corporation's 40% interest in the Golar Mazo.

        Maintenance and Replacement Capital Expenditures.    Our partnership agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, charter hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to our existing unitholders. Please read "Risk Factors—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain and replace the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted."

        Drydocking Capital Expenditures.    Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated drydocking costs for our vessels for purposes of calculating operating surplus will be $4.0 million per year.

        Replacement Capital Expenditures.    Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated replacement capital expenditures for purposes of calculating operating surplus will be $19.1 million per year, including financing costs, for replacing our FSRUs and LNG carriers at the end of their useful lives. The $19.1 million for future vessel replacement is based on assumptions regarding the remaining useful lives of the vessels, a net investment rate, vessel replacement values based on current market conditions and scrap value of the vessels.

        Regulatory, Industry and Economic Factors.    Our forecast for the twelve months ending March 31, 2012 is based on the following assumptions related to regulatory, industry and economic factors:

  •
  no material nonperformance or credit-related defaults by suppliers, customers or vendors;

  •
  no new regulation or any interpretation of existing regulations that, in either case, would be materially adverse to our business;

  •
  no material accidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;

  •
  no major adverse change in the markets in which we operate resulting from production disruptions, reduced demand for oil or significant changes in the market prices of oil; and

  •
  no material changes to market, regulatory and overall economic conditions.

Forecasted Cash Available for Distribution

        The table below sets forth our calculation of forecasted cash available for distribution to our unitholders and general partner based on the Forecasted Results of Operations set forth above. Based on the financial forecast and related assumptions, we forecast that our cash available for distribution generated during the twelve months ending March 31, 2012 will be approximately $66.0 million. This amount would be sufficient to pay 100% of the minimum quarterly distribution of $0.3850 per unit on all of our common units and subordinated units for the four quarters ending March 31, 2012.

        Actual payments of distributions on the common units, subordinated units and the general partner units are expected to be approximately $13.3 million for the period between the estimated closing date of this offering (April 13, 2011) and June 30, 2011.

        You should read "—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions" included as part of the financial forecast for a discussion of the material assumptions underlying our forecast of adjusted EBITDA that is included in the table below. Our forecast is based on those material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to generate the forecasted adjusted EBITDA. If our estimate is not achieved, we may not be able to pay distributions on the common units at the initial distribution rate of $0.3850 per unit per quarter ($1.54 per unit on an annualized basis). Our financial forecast and the forecast of cash available for distribution set forth below have been prepared by our management. This calculation represents available cash from operating surplus generated during the period and excludes any cash from working capital borrowings, capital expenditures and cash on hand on the closing date.

        Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP.

        When considering our forecast of cash available for distribution for the twelve months ending March 31, 2012, you should keep in mind the risk factors and other cautionary statements under the heading "Forward Looking Statements" and "Risk Factors" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial results of operations to vary significantly from those set forth in the financial forecast and the forecast of cash available for distribution set forth below.

        Neither our independent registered public accounting firm, nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted financial information.

GOLAR LNG PARTNERS LP
FORECASTED CASH AVAILABLE FOR DISTRIBUTION

(in thousands, except per unit amounts)	Twelve Months Ending March 31, 2012(1)
(unaudited)
Adjusted EBITDA(2)	$122,984
Adjustments for cash items and estimated maintenance and replacement capital expenditures:
Non-controlling share of cash available for distribution	(12,671)
Cash interest expense	(19,860)
Cash interest income	1,078
Cash income tax expense	(2,417)
Drydocking capital expenditure reserves(3)	(4,000)
Replacement capital expenditure reserves(3)	(19,102)

Cash available for distribution	$66,012

Expected distributions:
Distributions per unit	$1.54
Distributions to our public common unitholders(4)	18,480
Distributions to Golar common units(4)	17,136
Distributions to Golar subordinated units(4)	24,563
Distributions to general partner units	1,228

Total distributions(5)	$61,407

Excess (shortfall)	$4,606
Annualized minimum quarterly distribution per unit	$1.54
Aggregate distributions based on annualized minimum quarterly distribution	61,407
Percent of minimum quarterly distributions payable to common unitholders	100%
Percent of minimum quarterly distributions payable to subordinated unitholder	100%

(1)
The forecast is based on the assumptions set forth in "—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions."

(2)
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA means earnings before interest, other financial items, taxes, non-controlling interest and depreciation and amortization and is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, taxes, depreciation and amortization, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles our forecasted net income to forecasted adjusted EBITDA.

(in thousands)	Twelve Months Ending March 31, 2012
(unaudited)
Net income attributable to Golar LNG Partners owners	$65,066
Depreciation and amortization	26,973
Interest income	(3,868)
Interest expense	22,685
Other financial items, net	297
Non-controlling interest	9,416
Income taxes	2,417

Adjusted EBITDA	$122,984

(3)
Our partnership agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent. Please read "Risk Factors—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted."

(4)
Assumes the underwriters' option to purchase additional common units is not exercised.

(5)
Represents the amount required to fund distributions to our unitholders and our general partner for four quarters based upon our minimum quarterly distribution rate of $0.3850 per unit.

        Forecast of Compliance with Debt Covenants.    Our ability to make distributions could be affected if we do not remain in compliance with the covenants of our financing agreements, including the financial covenants in the Golar LNG Partners credit facility and our lease agreements. The liquidity covenant contained in the Golar LNG Partners credit facility, for example, requires us to maintain Free Liquid Assets in an amount equal to or greater than the higher of $2.5 million per vessel or $10.0 million. Our leverage covenant requires us to maintain a Net Debt to EBITDA coverage ratio of no greater than 6.50 to 1.00. Our debt service coverage covenant requires us to maintain an EBITDA to debt service ratio of equal to or greater than 1.15 to 1.00. Our net worth covenant requires us to maintain a Consolidated Net Worth of $45.0 million plus 80% of the equity contributions made to acquire the Golar Winter. The agreements governing our other financing arrangements also contain financial covenants. We have assumed we will be in compliance with all of these covenants. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities" and "—Debt and Lease Restrictions" for a further description of our financing arrangements, including these financial covenants.

 HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

  General

        Within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2011, we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through June 30, 2011, based on the actual length of the period.

  Definition of Available Cash

        We define available cash in the glossary of terms attached as Appendix B, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

  •
  less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our board of directors to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any our equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

  Intent to Distribute the Minimum Quarterly Distribution

        We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3850 per unit, or $1.54 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering and the related distribution on the 2.0% general partner interest is approximately $15.4 million.

        There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing arrangements. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for a discussion of the restrictions contained in our credit facilities and lease arrangements that may restrict our ability to make distributions.

 Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Definition of Operating Surplus

        We define operating surplus in the glossary of terms attached as Appendix B, and for any period it generally means:

  •
  $35.0 million; plus

  •
  all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own) after the closing of this offering (provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus

  •
  working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

  •
  interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

  •
  interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

  •
  all of our "operating expenditures" (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own) immediately after the closing of this offering; less

  •
  the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; less

  •
  any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

  •
  all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

        If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

        We define operating expenditures in the glossary, and it generally means all of our cash expenditures, including, but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

  •
  deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under "—Capital Expenditures" below);

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions; or

  •
  distributions to partners.

  Capital Expenditures

        For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. In our partnership agreement, we refer to these maintenance and replacement capital expenditures as "maintenance capital expenditures." To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

        Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement vessel and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

        Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as "estimated maintenance capital expenditures." The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, please read "Our Cash Distribution Policy and Restrictions on Distributions."

        The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

  •
  it may reduce the need for us to borrow to pay distributions;

  •
  it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner and Golar Energy; and

  •
  it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Golar LNG Limited from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

  Definition of Capital Surplus

        We also define capital surplus in the glossary, and it generally will be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

  Characterization of Cash Distributions

        We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

  General

        During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3850 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

  Definition of Subordination Period

        We define the subordination period in the glossary. The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after March 31, 2016, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the 2.0% general partner interest during those periods; and

  •
  there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

        If the unitholders remove our general partner without cause, the subordination period may end before March 31, 2016.

        For purposes of determining whether the tests in the bullets above have been met, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

        If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

        In addition, at any time on or after March 31, 2016, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our outstanding subordinated units will have the option to convert each subordinated unit into a number of common units determined by multiplying the number of outstanding subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units ("historical distributions") for the four fiscal quarters preceding the date of conversion (the "measurement period") and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period ("forecasted distributions"), as determined by the conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the subordinated units may not convert into common units at a ratio that is greater than one-to-one. If the option to convert the subordinated units into common units is exercised as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

  Definition of Adjusted Operating Surplus

        We define adjusted operating surplus in the glossary, and for any period it generally means:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under "—Operating Surplus and Capital Surplus—Definition of Operating Surplus" above); less

  •
  the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; less

  •
  the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

  •
  the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; plus

  •
  the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

  Effect of Removal of Our General Partner on the Subordination Period

        If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights (and Golar Energy will have the right to convert its incentive distribution rights) into common units or to receive cash in exchange for those interests.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest" and "—Incentive Distribution Rights" below.

        The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest" and "—Incentive Distribution Rights" below.

        The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner and Golar Energy will hold the incentive distribution rights following completion of this offering. The incentive distribution rights may be transferred separately from our general partner interest, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner's merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to March 31, 2016. Please read "The Partnership Agreement—Transfer of Incentive Distribution Rights." Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.4428 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.4813 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.5775 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under "Marginal

Percentage Interest in Distributions" are the percentage interests of the unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders, our general partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.3850	98.0%	2.0%	0%
First Target Distribution	up to $0.4428	98.0%	2.0%	0%
Second Target Distribution	above $0.4428 up to $0.4813	85.0%	2.0%	13.0%
Third Target Distribution	above $0.4813 up to $0.5775	75.0%	2.0%	23.0%
Thereafter	above $0.5775	50.0%	2.0%	48.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of a majority of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner and Golar Energy would be set. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner and Golar Energy are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels our general partner and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our general partner that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner and Golar Energy.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner and Golar Energy of incentive distribution payments based on the target cash distributions prior to the reset, our general partner and Golar Energy will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner and Golar Energy for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner's ownership interest in us relative to the issuance of the additional common units.

        The number of common units that our general partner and Golar Energy would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner and Golar Energy in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, 2.0% to our general partner, and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders, our general partner and the holders of the incentive distribution rights at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.70.

		Marginal Percentage Interest in Distribution
					Quarterly Distribution per Unit following Hypothetical Reset
	Quarterly Distribution per Unit Prior to Reset	Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.3850	98.0%	2.0%	0%	$0.70
First Target Distribution	up to $0.4428	98.0%	2.0%	0%	Up to $0.805(1)
Second Target Distribution	above $0.4428 up to $0.4813	85.0%	2.0%	13.0%	above $0.805 up to $0.875(2)
Third Target Distribution	above $0.4813 up to $0.5775	75.0%	2.0%	23.0%	above $0.875 up to $1.05(3)
Thereafter	above $0.5775	50.0%	2.0%	48.0%	above $1.05(3)

(1)
This amount is 115% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders, the general partner and the holders of the incentive distribution rights based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The table assumes that there are 39,077,085 common units and 797,492 general partner units outstanding, representing a 2.0% general partner interest, outstanding, and that the average distribution to each common unit is $0.70 for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

				General Partner and IDR Holders Cash Distributions Prior to Reset
	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset
			Additional Common Units	2.0% General Partner Interest	IDRs	Total	Total Distributions
Minimum Quarterly Distribution	$0.3850	$15,044,678	0	$307,034	$0	$307,034	$15,351,712
First Target Distribution	$0.4428	2,256,702	0	46,055	0	46,055	2,302,757
Second Target Distribution	$0.4813	1,504,468	0	35,399	230,095	265,494	1,769,962
Third Target Distribution	$0.5775	3,761,169	0	100,298	1,153,425	1,253,723	5,014,893
Thereafter	$0.5775	4,786,943	0	191,478	4,595,465	4,786,943	9,573,886

		$27,353,960	0	$680,264	$5,978,986	$6,659,250	$34,013,209

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders, the general partner and the holders of the incentive distribution rights with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 47,618,493 common units and 952,370 general partner units outstanding, and that the average distribution to each common unit is $0.70. The number of additional common units was calculated by dividing (x) $5,978,986 as the average of the amounts received by the general partner and Golar Energy in respect of their incentive distribution rights, for the two quarters prior to the reset as shown in the table above by (y) the $0.70 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

					General Partner and IDR Holders Cash Distributions After Reset
			Common Unitholders Cash Distributions After Reset
	Quarterly Distribution per Unit After Reset			Additional Common Units	2.0% General Partner Interest	IDRs	Total	Total Distributions
Minimum Quarterly Distribution		$0.70	$27,353,960	$5,978,986	$680,264	$0	$6,659,250	$34,013,209
First Target Distribution		$0.805	0	0	0	0	0	0
Second Target Distribution		$0.875	0	0	0	0	0	0
Third Target Distribution		$1.05	0	0	0	0	0	0
Thereafter		$1.05	0	0	0	0	0	0

	$		$27,353,960	$5,978,986	$680,264	$0	$6,659,250	$34,013,209

        Assuming that it continues to hold a majority of our incentive distribution rights, our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

  How Distributions From Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

  Effect of a Distribution from Capital Surplus

        The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner and Golar Energy to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50% to the holders of units, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights (initially, our general partner and Golar Energy). The 2.0% interests shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels; and

  •
  the initial unit price.

        For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

        If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the current market price) is greater than the sum of:

  •
  any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

  •
  the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

        then the proceeds of the liquidation will be applied as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

  •
  second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

  •
  thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

        If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

  •
  any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

  •
  the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

        then the proceeds of the liquidation will be applied as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

  •
  thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

        The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents, in each case for the periods and as of the dates indicated, selected historical combined financial and operating data of Golar LNG Partners, which includes the subsidiaries of Golar that have interests in the vessels in our fleet. These entities have been or will have been acquired as a reorganization under common control and have therefore been recorded at Golar's book values.

        The selected historical combined financial and operating data has been prepared on the following basis:

  •
  the historical combined financial data of Golar LNG Partners as of December 31, 2008 and as of and for the years ended December 31, 2006 and 2007 are derived from the combined financial statements of Golar LNG Partners, prepared in accordance with U.S. GAAP, which are not included in this prospectus;

  •
  the historical combined financial data of Golar LNG Partners as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 are derived from the audited combined financial statements of Golar LNG Partners, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus. Our independent registered accounting firm's report included in this prospectus relate to historical financial information of Golar LNG Partners. That report does not extend to the tables and the related forecasted financial information contained in this section and should not be read to do so.

        The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical combined financial statements of Golar LNG Partners and the notes thereto, our unaudited pro forma combined balance sheet and the notes thereto and our forecasted results of operations for the twelve months ending March 31, 2012 included elsewhere in this prospectus.

        Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Golar LNG Limited in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(in thousands)
Income Statement Data:
Total operating revenues	$107,719	$87,495	$97,620	$119,865	$152,647
Vessel operating expenses(1)	16,273	17,513	18,813	24,707	25,718
Voyage expenses(2)	1,265	2,775	6,347	2,320	282
Administrative expenses	3,542	5,791	5,005	4,135	4,615
Depreciation and amortization	20,311	21,043	20,375	23,664	24,539
Impairment of long-lived assets	—	2,345	110	1,500	1,500
Loss on sale of long-lived assets	—	—	(430)	—	—

Total operating expenses	41,391	49,467	50,220	56,326	56,654

Operating income	66,328	38,028	47,400	63,539	95,993
Interest income	18,302	23,522	18,301	5,238	2,472
Interest expense	(47,229)	(49,783)	(39,753)	(24,447)	(14,120)
Other financial items, net	$5,397	$(5,242)	$(38,909)	$12,334	$(16,821)

Income (loss) before income taxes and non-controlling interest	42,798	6,525	(12,961)	56,664	67,524
Income taxes	$(730)	$999	$815	$(2,366)	$(539)

Net income (loss) before non-controlling interest	42,068	7,524	(12,146)	54,298	66,985
Non-controlling interest	$(7,049)	$(6,547)	$(6,705)	$(9,012)	$(9,250)

Net income (loss) attributable to Golar LNG Partners owners	$35,019	$977	$(18,851)	$45,286	$57,735

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(in thousands, except fleet data and average daily data)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$9,069	$16,992	$19,956	$26,870	$29,341
Restricted cash and short-term investments(3)	28,402	29,681	25,174	23,925	16,492
Long-term restricted cash(3)	358,984	367,435	241,451	251,277	140,970
Vessels, net	194,381	190,532	184,425	181,030	331,958
Vessels under capital lease, net(4)	404,628	417,225	533,167	559,448	383,695
Total assets	1,031,212	1,069,559	1,030,454	1,062,373	921,066
Current portion of long-term debt	31,433	32,806	27,295	31,514	33,381
Current portion of obligations under capital leases	3,052	3,393	2,606	3,837	3,113
Long-term debt	335,279	302,473	326,327	329,814	296,432
Long-term obligations under capital leases(4)	480,569	488,865	356,936	391,660	268,380
Non-controlling interest(5)	32,436	36,983	41,688	49,340	55,470
Owner's equity	88,138	147,555	151,041	168,423	156,588
Cash Flow Data:
Net cash provided by operating activities	55,880	31,283	38,753	60,028	89,616
Net cash (used in) provided by investing activities	(16,890)	(45,822)	(69,252)	(25,289)	106,831
Net cash (used in) provided by financing activities	(40,777)	22,463	33,463	(27,825)	(193,976)
Fleet Data:
Number of vessels at end of period(6)	4	4	4	4	4
Average number of vessels during period(6)	4	4	4	4	4
Average age of vessels	10	11	12	13	14
Total calendar days for fleet	1,460	1,460	1,464	1,460	1,460
Total operating days for fleet(7)	1,419	1,109	1,175	1,261	1,460
Other Financial Data:
Adjusted EBITDA(8)	$86,639	$59,071	$67,775	$87,203	$120,532
Average daily time charter equivalent earnings (TCE)(8)	73,978	61,930	77,679	89,935	104,360
Average daily vessel operating expenses(9)	11,146	11,995	12,851	16,923	17,615

(1)
Vessel operating expenses are the direct costs associated with operating a vessel, including crew wages, vessel supplies, routine repairs, maintenance, insurance, lubricating oils and management fees.

(2)
All of our vessels have been operated under time charters during the periods presented. Under a time charter, the charterer pays substantially all of the vessel voyage expenses, which are primarily fuel and port charges. However, we may incur voyage related expenses when positioning or repositioning vessels before or after the period of a time charter, during periods of commercial waiting time or while off-hire during a period of drydocking.

(3)
Restricted cash and short-term investments consist of bank deposits, which may only be used to settle the Golar Mazo loan or lease payments in respect of the Golar Spirit (in 2009 and 2008) and the Methane Princess.

(4)
During the periods presented, the Golar Spirit, the Golar Winter and the Methane Princess were subject to lease financing arrangements, which are classified as capital leases. Under the arrangements for the Golar Spirit and the Methane Princess, we borrowed under term loans and deposited the proceeds into restricted cash accounts. Concurrently therewith, we entered into capital leases for the vessels, and the vessels were recorded as assets on our balance sheet. These restricted cash deposits, plus the interest earned on the deposits, approximate the remaining amounts we owe under the capital lease arrangements. Where movements in interest rates result in a surplus, this is released to working capital. Similarly, where a deficit arises, this is funded through working capital. In these instances, we consider payments under our capital leases to be funded through our restricted cash deposits, and our continuing obligation is the repayment of the term loans. During December 2010, the outstanding lease liability on the Golar Spirit was repaid from the associated restricted cash deposit. Under U.S. GAAP, we record both the obligations under the capital leases and the term loans as liabilities, and both the restricted cash deposits and our vessels under capital leases as assets. This accounting treatment has the effect of increasing both our assets and liabilities by the amount of restricted cash deposits relating to the corresponding capital lease obligations.

As of December 31, 2010, our total assets and total debt each included $147.8 million of restricted cash deposits.

(5)
Non-controlling interest refers to a 40% interest in the Golar Mazo owned by Chinese Petroleum Corporation.

(6)
In each of the periods presented, we held a 60% ownership interest in the Golar Mazo and a 100% interest in our three other vessels.

(7)
The operating days for our fleet is the total number of days in a given period that the vessels were in our possession less the total number of days off-hire. We define days off-hire as days lost to, among other things, operational deficiencies, drydocking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crewing strikes, certain vessel detentions or similar problems, or our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, or during periods of commercial waiting time during which we do not earn charter hire.

(8)
Non-GAAP Financial Measures

Adjusted EBITDA.    Earnings before interest, other financial items, taxes, non-controlling interest and depreciation and amortization is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, taxes and depreciation and amortization, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted EBITDA.

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(in thousands, except fleet data and average daily data)
Net (loss) income attributable to Golar LNG Partners owners	$35,019	$977	$(18,851)	$45,286	$57,735
Depreciation and amortization	20,311	21,043	20,375	23,664	24,539
Interest income	(18,302)	(23,522)	(18,301)	(5,238)	(2,472)
Interest expense	47,229	49,783	39,753	24,447	14,120
Other financial items, net	(5,397)	5,242	38,909	(12,334)	16,821
Income taxes and non-controlling interest	7,779	5,548	5,890	11,378	9,789

Adjusted EBITDA	$86,639	$59,071	$67,775	$87,203	$120,532

TCE.    It is standard industry practice to measure the revenue performance of a vessel in terms of average daily TCE. For time charters, this is calculated by dividing total operating revenue less voyage expenses by the number of calendar days minus days for scheduled off-hire. Where we are paid a fee to position or reposition a vessel before or after a time charter, this additional revenue, less voyage expenses, is included in the calculation of net time charter revenues. The following table reconciles our total operating revenues to average daily TCE.

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(dollars in thousands, except average daily TCE)
Total operating revenues	$107,719	$87,495	$97,620	$119,865	$152,647
Voyage expenses	(1,265)	(2,775)	(6,347)	(2,320)	(282)

	$106,454	$84,720	$91,273	$117,545	$152,365
Calendar days less scheduled off-hire days	1,439	1,368	1,175	1,307	1,460
Average daily TCE	$73,978	$61,930	$77,679	$89,935	$104,360
(9)
We calculate average daily vessel operating expenses by dividing vessel operating expenses by the number of calendar days.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with the combined financial statements and related notes of Golar LNG Partners included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. Our combined financial statements have been prepared in accordance with U.S. GAAP and are presented in U.S. Dollars.

        Some of the information contained in this discussion includes forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those contained in the forward-looking statements. Please read "Forward-Looking Statements" for more information. You should also review the "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

        The following discussion assumes that our business was operated as a separate entity prior to its inception. The entities that own the vessels in our fleet have been or will have been acquired as a reorganization under common control and have therefore been recorded at Golar's book values. The historical financial statements, whose results are discussed below, have been carved out of the consolidated financial statements of Golar LNG Limited, which operated the vessels in our fleet during the periods presented. Golar LNG Limited's shipping interests and other assets, liabilities, revenues and expenses that do not relate to the vessels acquired or to be acquired by us are not included in our financial statements. Our financial position, results of operations and cash flows reflected in our combined financial statements include all expenses allocable to our business, but may not be indicative of those that would have been achieved had we operated as a separate public entity for all periods presented or of future results. Our independent registered accounting firm's report included in this prospectus relate to historical financial information of Golar LNG Partners LP. That report does not extend to the tables and the related forecasted financial information contained in this section and should not be read to do so. Accordingly, the following financial information has been derived from the combined financial statements and accounting records of Golar LNG Partners and reflects significant assumptions and allocations.

Overview and Background

        We were formed by Golar LNG Limited, a leading independent owner and operator of LNG carriers, to own and operate FSRUs and LNG carriers under long-term charters that generate long-term stable cash flows. Following this offering, our fleet will consist of two FSRUs and two LNG carriers.

        Pursuant to the omnibus agreement that we will enter into with Golar LNG Limited and Golar Energy in connection with the closing of this offering, we will have the right to purchase an additional vessel from Golar LNG Limited, the Golar Freeze, which has recently been retrofitted and is operating as an FSRU under a long-term charter with DUSUP, at any time within 24 months after the closing of this offering, and we will have the right to purchase an additional vessel from Golar Energy, the Khannur, following the completion of its FSRU retrofitting and acceptance by its charterer, which is expected to occur in the first quarter of 2012. The Khannur is expected to operate under a long-term charter with Nusantara Regas. We expect that we will purchase the Golar Freeze and the Khannur if we are able to reach an agreement with Golar LNG Limited and Golar Energy, respectively, regarding the purchase price of these vessels.

  Our Charters

        We generate revenues by chartering FSRU vessels and LNG carriers to customers for a fixed period of time at rates that are generally fixed but may contain a variable component, such as an inflation adjustment.

        The average remaining term of our existing long-term time charters is approximately eight years for our FSRU vessels, subject to certain termination and purchase rights, and 10 years for our LNG carriers.

        Generally, under our existing charters, the rate we charge for our services, which we call the "hire rate," includes the following two cost components:

  •
  Capital Component.  The capital component relates to the cost of the vessel's purchase and is structured to meet that cost and to provide a profit on the services we provide and the risks we take, as well as a return on invested capital. The capital component of our time charters is usually fixed; however, the Golar Spirit and Golar Winter charters provide for inflation adjustments to the capital component.

  •
  Operating Component.  The operating component is intended to compensate us for vessel operating expenses, including management fees. This component is established at the beginning of the charter and then typically either escalates annually at a fixed percentage or fluctuates annually based on changes in a specified consumer price index.

        Hire payments may be reduced if a vessel does not perform to certain of its technical specifications, such as if the average vessel speed falls below a guaranteed speed or the amount of fuel consumed to power the vessel under normal circumstances exceeds a guaranteed amount or if there is a reduction in the output of the regasification unit. Historically, we have had few instances of hire rate reductions and none that have had a material impact on our operating results.

        When the vessel is "off-hire"—or not available for service—the customer generally is not required to pay the hire rate and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter. A vessel generally will be deemed off-hire if there is a loss of time due to, among other things:

  •
  operational deficiencies; drydocking for repairs, maintenance or inspection; equipment breakdowns; special surveys; vessel upgrades; or delays due to accidents, crewing strikes, certain vessel detentions or similar problems; or

  •
  our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

        For more information on our charters, please read "Business—FSRU Charters" and "Business—LNG Carrier Charters."

  Our Fleet

        Our fleet consists of (i) two FSRUs that have recently undergone retrofitting from LNG carriers and are currently operating under long-term time charters to Petrobras and (ii) two LNG carriers, both of which are operating under long-term charters.

  FSRUs

        The following table summarizes our current long-term charters for our FSRUs, and the expirations and extension options:

FSRU Vessel	Year of Delivery	Post-Retrofit Charter Commencement	Our Interest	Charterer	Charter Expiration	Charterer Extension Option Periods
Golar Spirit	1981	July 2008	100%	Petrobras	2018	Three years plus two years
Golar Winter	2004	September 2009	100%	Petrobras	2019	Three years plus two years

        For information on the financing of our FSRUs, please read "—Liquidity and Capital Resources."

  LNG Carriers

        The following table summarizes our current long-term charters for our LNG carriers, and their expirations and extension options:

Vessel Name	Year of Delivery	Our Interest	Charterer	Current Charter Expiration	Charterer Extension Option Periods
Golar Mazo	2000	60%(1)	Pertamina	2017	Five years plus five years
Methane Princess	2003	100%	BG Group	2024	Five years plus five years

(1)
Chinese Petroleum Corporation holds the remaining 40% interest in the Golar Mazo.

        For information on the financing of our LNG carriers, please read "—Liquidity and Capital Resources."

  Historical Employment of Our Fleet

        The following table describes the operations of the vessels in our fleet during the periods for which historical results for Golar LNG Partners are presented.

Vessel	Description of Historical Operations
Golar Mazo	Delivered in January 2000. Has operated under long-term time charter with Pertamina, which commenced on delivery.
Methane Princess	Delivered in August 2003. Operated under short-term time charters until start of long-term time charter with BG Group in February 2004.
Golar Spirit

Delivered in 1981. Operated as an LNG carrier under long-term time charter with Pertamina from 1986 until November 2006. Operated under short-term time charters from November 2006 until commencement of retrofitting in October 2007. Has operated under long-term charter with Petrobras since July 2008 following completion of its retrofitting as an FSRU.

Golar Winter

Delivered in 2004. Operated as an LNG carrier in the spot market under short-term time charters from its delivery until its entry into the shipyard for retrofitting in September 2008. Has operated under long-term time charter as an FSRU with Petrobras since September 2009 following completion of its retrofitting.

  Factors Affecting the Comparability of Future Results

        Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future, principally for the following reasons:

  •
  The Golar Spirit and the Golar Winter did not generate revenues during the period of their retrofitting and are being operated in a substantially different manner than they have in the past. The Golar Spirit operated under short-term time charters from November 2006 until October 2007, when it entered the shipyard to undergo retrofitting for FSRU service, which was completed in June 2008. The Golar Spirit did not generate any revenue while undergoing retrofitting. In July 2008, the Golar Spirit commenced FSRU service under its long-term charter with Petrobras. The Golar Winter operated in the spot market under short-term time charters from its delivery in 2004 until its entry into the shipyard for retrofitting for FSRU service in September 2008. The Golar Winter completed its FSRU retrofitting and was redelivered from the shipyard in May 2009 and commenced FSRU service in September 2009. While in the shipyard, the Golar Winter did not generate any revenue.

  •
  We intend to increase the size of our fleet by making other acquisitions.  Our growth strategy focuses on expanding our fleet through the acquisition of FSRUs and LNG carriers under long-term time charters. For example, pursuant to the omnibus agreement that we will enter into with Golar LNG Limited and Golar Energy in connection with the closing of this offering, we will have the right to purchase an additional vessel from Golar LNG Limited, the Golar Freeze, which has recently been retrofitted and is operating as a FSRU under a time charter with DUSUP that expires in 2020, at any time within 24 months after the closing of this offering, and we will have the right to purchase an additional vessel from Golar Energy, the Khannur, which we expect will be retrofitted to an FSRU and will operate under an 11-year time charter with Nusantara Regas. We expect that we will purchase the Golar Freeze if we are able to reach an agreement with Golar LNG Limited regarding the purchase price of the vessel, and we expect that we will purchase the Khannur from Golar Energy upon completion of its retrofitting and acceptance by its charterer, which is expected to occur in the first quarter of 2012, if we are able to reach an agreement with Golar Energy regarding the purchase price of the vessel. In order to acquire these two vessels or any additional vessels, we may need to issue additional equity or incur additional indebtedness.

  •
  FSRU operating expenses are higher than the operating expenses for LNG carriers and increase our exposure to foreign exchange rates. Our historical operating expenses reflect the operation of the Golar Spirit and the Golar Winter as LNG carriers until the commencement of their FSRU retrofitting in July 2008 and September 2009, respectively. Following the completion of their retrofitting to FSRUs, we incurred generally higher operating expenses on the vessels as compared to when we operated these vessels as conventional LNG carriers. In addition, in the past, the majority of our expenses and revenues have been denominated in U.S. Dollars. Under the Petrobras charters, we incur a portion of our expenses and receive a portion of our revenues in Brazilian Reais and, therefore, we have increased exposure to foreign exchange rates.

  •
  We expect continued inflationary pressure on crew costs.  Due to the specialized nature of operating FSRUs and LNG carriers, the increase in size of the worldwide LNG carrier fleet and the limited pool of qualified officers, we believe that crewing and labor related costs will experience significant increases.

  •
  Our historical results of operations reflect allocated administrative costs that may not be indicative of future administrative costs. The administrative costs included in our historical results of operations have been determined by allocating Golar's administrative costs to us based on the size of our fleet in relation to the size of Golar's fleet. These allocated costs may not be indicative of our future administrative costs. In connection with this offering, we entered into a management and administrative services agreement with Golar Management pursuant to which Golar Management will provide significant administrative, financial and other support services to us. We will reimburse Golar Management for costs and expenses incurred in connection with the provision of the services under that agreement. In addition, we will pay Golar Management a management fee equal to 5% of its costs and expenses incurred in connection with providing services to us.

  •
  We will incur additional general and administrative expenses as a publicly traded partnership. We expect we will incur approximately $1.6 million in additional general and administrative expenses as a publicly traded limited partnership that we have not previously incurred, including costs associated with annual reports to unitholders, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and directors' compensation.

  •
  We may enter into different financing arrangements.  Our financing arrangements currently in place may not be representative of the arrangements we will enter into in the future. For example, we may amend our existing credit facilities or enter into new financing arrangements after the closing of this offering. For descriptions of our current financing arrangements, please read "—Liquidity and Capital Resources—Borrowing Activities."

  •
  In 2008, we began to incur Brazilian taxes in connection with our operation of FSRUs in Brazil. Our operation of the Golar Spirit and the Golar Winter results in our being subject to Brazilian taxes on the revenue we receive under the operation and services agreement with Petrobras. For the years ended December 31, 2008, 2009 and 2010, we incurred $0.8 million, $1.1 million and $1.6 million, respectively, of Brazilian taxes in connection with our FSRU charters.

Factors Affecting Our Results of Operations

        We believe the principal factors that will affect our future results of operations include:

  •
  the number of vessels in our fleet, including our ability to exercise our option to purchase the Golar Freeze and the Khannur;

  •
  whether Petrobras exercises its options to acquire the Golar Spirit or the Golar Winter and, if so, whether we can effectively redeploy the proceeds from any such exercise (please read "Business—FSRU Charters—Purchase Options" for more information about these purchase options);

  •
  whether Petrobras exercises its option to terminate the Golar Spirit or the Golar Winter charters upon payment of a termination fee;

  •
  our ability to maintain good relationships with our three existing customers and to increase the number of our customer relationships;

  •
  increased demand for LNG shipping services, including floating storage and regasification services;

  •
  our ability to successfully employ our vessels at economically attractive rates, as our charters expire or are otherwise terminated;

  •
  the effective and efficient technical management of our vessels;

  •
  Golar's ability to obtain and maintain major international energy company approvals and to satisfy their technical, health, safety and compliance standards; and

  •
  economic, regulatory, political and governmental conditions that affect the shipping and the LNG industry. This includes changes in the number of new LNG importing countries and regions and availability of surplus LNG from projects around the world, as well as structural LNG market changes allowing greater flexibility and enhanced competition with other energy sources.

        In addition to the factors discussed above, we believe certain specific factors have impacted, and will continue to impact, our combined results of operations. These factors include:

  •
  the hire rate earned by our vessels, unscheduled off-hire days and the level of our vessel operating expenses;

  •
  mark-to-market charges in interest rate swaps and foreign currency derivatives;

  •
  foreign currency exchange gains and losses;

  •
  our access to capital required to acquire additional vessels and/or to implement our business strategy;

  •
  increased crewing costs;

  •
  our level of debt and the related interest expense and amortization of principal; and

  •
  the level of any distribution on our common units.

        Please read "Risk Factors" for a discussion of certain risks inherent in our business.

  Important Financial and Operational Terms and Concepts

        We use a variety of financial and operational terms and concepts when analyzing our performance. These include the following:

        Total Operating Revenues.    Total operating revenues refers to time charter revenues. We recognize revenues from time charters over the term of the charter as the applicable vessel operates under the charter. We do not recognize revenue during days when the vessel is off-hire, unless the charter agreement makes a specific exception.

        Off-hire (Including Commercial Waiting Time).    Our vessels may be out of service, that is, off-hire, for several reasons: scheduled drydocking, special survey, vessel upgrade or maintenance or inspection, which we refer to as scheduled off-hire; days spent waiting for a charter, which we refer to as commercial waiting time; and unscheduled repairs, maintenance, operational deficiencies, equipment breakdown, accidents, crewing strikes, certain vessel detentions or similar problems, or our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, which we refer to as unscheduled off-hire.

        Voyage Expenses.    Voyage expenses, which are primarily fuel costs but which also include other costs such as port charges, are paid by our customers under our time charters. However, we may incur voyage related expenses during off-hire periods when positioning or repositioning vessels before or after the period of a time charter or before or after drydocking, which expenses will be payable by us. We also incur some voyage expenses, principally fuel costs, when our vessels are in periods of commercial waiting time.

        Time Charter Equivalent Earnings.    In order to compare vessels trading under different types of charters, it is standard industry practice to measure the revenue performance of a vessel in terms of average daily TCE. For our time charters, this is calculated by dividing time charter revenues by the number of calendar days minus days for scheduled off-hire. Where we are paid a fee to position or reposition a vessel before or after a time charter, this additional revenue, less voyage expenses, is included in the calculation of TCE. For shipping companies utilizing voyage charters (where the vessel owner pays voyage costs instead of the charterer), TCE is calculated by dividing voyage revenues, net of vessel voyage costs, by the number of calendar days minus days for scheduled off-hire. TCE is a non-GAAP financial measure. Please read "Selected Historical Financial and Operating Data—Non-GAAP Financial Measures" for a reconciliation of TCE to total operating revenues (TCE's most directly comparable financial measure in accordance with GAAP).

        Vessel Operating Expenses.    Vessel operating expenses include direct vessel operating costs associated with operating a vessel, such as crew wages, which are the most significant component, vessel supplies, routine repairs, maintenance, lubricating oils, insurance and management fees for the provision of commercial and technical management services.

        Depreciation and Amortization.    Depreciation and amortization expense, or the periodic cost charged to our income for the reduction in usefulness and long-term value of our ships, is related to the number of vessels we own or operate under long-term capital leases. We depreciate the cost of our owned vessels, less their estimated residual value, and amortize the amount of our capital lease assets over their estimated economic useful lives, on a straight-line basis. We amortize our deferred drydocking costs over two to five years based on each vessel's next anticipated drydocking. Income derived from sale and subsequently leased assets is deferred and amortized in proportion to the amortization of the leased assets.

        Administrative Expenses.    Administrative expenses are composed of general overhead, including personnel costs, legal and professional fees, property costs and other general administration expenses. For the historical periods presented, administrative expenses (including Golar's stock-based compensation) have been principally carved out from the administrative expenses of Golar on the basis of Golar's number of vessels. Administrative expenses also include a small amount of direct costs such as professional fees.

        Interest Expense and Interest Income.    Interest expense depends on our overall level of borrowing and may significantly increase when we acquire or lease ships. During an FSRU retrofitting period, interest expense incurred is capitalized in the cost of the vessel. Interest expense may also change with prevailing interest rates, although interest rate swaps or other derivative instruments may reduce the effect of these changes. Interest income will depend on prevailing interest rates and the level of our cash deposits and restricted cash deposits.

        Impairment of Long-Lived Assets.    Our vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In assessing the recoverability of our vessels' carrying amounts, we must make assumptions regarding estimated future cash flows and estimates in respect of residual or scrap value. We estimate those future cash flows based on the existing service potential of our vessels. Following expiration of our time charter contracts, our estimate of market charter rates assumes that we will be able to renew our time charter contracts at their existing or lower rates rather than at escalated rates, and that the costs of operating those vessels reflects our average operating costs experienced historically, other than with respect to the Golar Spirit and the Golar Winter for which we anticipate an increase in operating costs. We follow a traditional present value approach, whereby a single set of future cash flows is estimated. If the carrying value of a vessel were to exceed the undiscounted future cash flows, we would write the vessel down to its fair value, which is calculated by using a risk-adjusted rate of interest.

        Other Financial Items.    Other financial items include financing fee arrangement costs, amortization of deferred financing costs, market valuation adjustments for interest rate swap derivatives, foreign exchange gains/losses and foreign currency derivatives. The market valuation adjustment for our interest rate and foreign currency derivatives may have a significant impact on our results of operations and financial position although it does not impact our liquidity. Foreign exchange gains or losses arise due to the retranslation of our capital lease obligations and the cash deposits securing those obligations. Any gain or loss represents an unrealized gain or loss and will arise over time as a result of exchange rate movements. Our liquidity position will only be affected to the extent that we choose or are required to withdraw monies from or pay additional monies into the deposits securing our capital lease obligations.

Customers

        In the years ended December 31, 2008, 2009 and 2010, revenues from the following customers accounted for over 10% of our combined revenues:

Customer	Vessels	2008		2009		2010
	(dollars in thousands)
BG Group plc	Methane Princess	$23,300	24%	$24,513	20%	$25,051	17%
Pertamina	Golar Mazo	37,066	38%	37,570	31%	36,944	24%
Petrobras	Golar Spirit	17,900	18%	39,001	33%	39,805	26%
	Golar Winter	19,354	20%	18,621	16%	50,846	33%

Inflation and Cost Increases

        Although inflation has had a moderate impact on operating expenses, interest costs, drydocking expenses and overhead, we do not expect inflation to have a significant impact on direct costs in the current and foreseeable economic environment other than potentially in relation to insurance costs and crew costs. It is anticipated that insurance costs, which have risen considerably over the last three years, will continue to rise over the next few years. LNG transportation is a specialized area and the number of vessels is increasing. Therefore, there has been an increased demand for qualified crew, which has and will continue to put inflationary pressure on crew costs. Only vessels on full cost pass through charters would be fully protected from crew cost increases. The impact of these increases will be mitigated to some extent by the following provisions in our charters:

  •
  The Golar Mazo's charter provides for operating cost and insurance cost pass-throughs, and so we will be protected from the impact of the vast majority of such increases.

  •
  The Methane Princess' charter provides that the operating cost component of the charter hire rate, established at the beginning of the charter, will increase by a fixed percentage per annum, except for insurance, which is covered at cost.

  •
  Under the OSAs for both the Golar Spirit and the Golar Winter, the charter hire rates are payable in Brazilian Reais. The charter hire rates payable under the OSAs covers all vessel operating expenses, other than drydocking and insurance. The charter hire rates payable under the OSAs were established between the parties at the time the charter was entered into and will be increased based on a specified mix of consumer price and U.S. Dollar foreign exchange rate indices on an annual basis.

Results of Operations

  Year Ended December 31, 2009 Compared with the Year Ended December 31, 2010

        Total Operating Revenues.    The following table sets forth details of our total operating revenues for the years ended December 31, 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Total operating revenues	$119,865	$152,647	$32,782	27%

        Total operating revenues for 2010 were $152.6 million, an increase of $32.8 million from $119.9 million in 2009. The increase in revenue is almost entirely due to the Golar Winter being on hire for a full year in 2010 compared to four months in 2009. The Golar Winter commenced its 10-year charter with Petrobras in September 2009 following its FSRU retrofitting.

        Voyage Expenses.    The following table sets forth details of our voyage expenses for the years ended December 31, 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Voyage expenses	$2,320	$282	$(2,038)	(88)%

        Voyage expenses were minimal in 2010 at $0.3 million, a decrease of $2 million from 2009. The low level of voyage expenses is a result of all vessels being on time charters throughout 2010 and as such our charterers paid for fuel costs. During 2009, the Golar Winter was positioned from Singapore to Brazil at our cost, after the completion of its FSRU retrofit.

        TCE.    The following table sets forth our average daily TCE for the years ended December 31, 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
Calendar days less scheduled off-hire days	1,307	1,460	153	12%
Average daily TCE	$89,935	$104,360	$14,425	16%

        Average daily TCE is calculated as $89,935 and $104,360 in 2009 and 2010, respectively. The increase in the average daily TCE can be explained by the reasons described above, principally due to the increased contribution of the Golar Winter in 2010.

        Vessel Operating Expenses.    The following table sets forth details regarding our vessel operating expenses for 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
Vessel operating expenses (in thousands)	$24,707	$25,718	$1,011	4%
Average daily vessel operating costs	$16,923	$17,615	$692	4%

        The increase in vessel operating expenses in 2010 as compared to 2009 is primarily due to increased costs associated with the Golar Winter commencing operations as a FSRU vessel in September 2009. Operating costs incurred while a vessel is being retrofitted to a FSRU are lower than when operating as a FSRU. Consequently, the Golar Winter's full year of FSRU operations is the primary reason why operating expenses increased in 2010.

        Administrative Expenses.    The following table sets forth details regarding our administrative expenses in 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Administrative expenses	$4,135	$4,615	$480	12%

        Administrative expenses have principally been carved out from the administrative expenses of Golar (including an allocation for Golar's stock-based compensation costs) and have been allocated to us based on the size of our fleet in proportion to Golar's fleet. Administrative expenses increased from $4.1 million in 2009 to $4.6 million in 2010. In 2009, there was a decrease in administrative expenses of $0.9 million due in part to a decrease in the Golar LNG employee stock option allocated charge.

        Depreciation and Amortization.    The following table sets forth details regarding our depreciation and amortization expense for 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Depreciation and amortization	$23,664	$24,539	$875	4%

        Depreciation and amortization increased in 2010 from $23.7 million in 2009 to $24.5 million in 2010. The increase of $0.9 million in vessel depreciation is principally attributable to a full year's depreciation of the Golar Winter FSRU capital expenditure compared with approximately four months in 2009.

        Impairment of long-lived assets.    The table below sets forth details regarding our impairment charge for 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Impairment of long-lived assets	$1,500	$1,500	$—	—

        In 2009 and 2010, an impairment charge was incurred on certain assets that will not be contributed to us in connection with this offering. These assets were parts ordered for FSRU projects that were not required for the retrofitting of the Golar Spirit or the Golar Winter and therefore reflects a lower recoverable amount for these parts. These parts will not be conveyed to us by Golar in connection with the closing of this offering.

        Net Financial Expenses.    The following table sets forth details regarding our net financial expenses for 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Interest income from capital lease restricted cash deposits	$5,113	$2,421	$(2,692)	(53)%
Other interest income	125	51	(74)	(59)%

Interest income	$5,238	$2,472	$(2,766)	(53)%

Capital lease interest expense	$(10,108)	$(5,642)	$4,466	44%
Other debt related interest expense	(14,339)	(8,478)	5,861	41%

Interest expense	$(24,447)	$(14,120)	$10,327	42%

Amortization of deferred financing costs	$(533)	$(335)	$198	37%
Financing arrangement fees and other costs	(994)	(193)	801	81%
Interest rate swap cash settlements	(4,490)	(6,932)	2,442	54%
Mark-to-market adjustment for interest rate swap derivatives	12,926	(5,697)	(18,623)	(144)%
Mark-to-market adjustment for foreign currency derivatives	21,346	(7,564)	(28,910)	135%
Foreign exchange (loss) gain on capital lease obligations and related restricted cash	$(12,969)	$4,546	$17,515	(135)%
Foreign exchange (loss) gain on operations	(2,952)	(646)	2,306	(78)%

Other financial items, net	$12,334	$(16,821)	$(29,155)	(236)%

        Interest income decreased from $5.2 million in 2009 to $2.5 million in 2010 due mainly to a substantial decrease in interest rates in 2010 compared to 2009. This was also due to a lower requirement, in certain of our capital leases, to hold restricted cash deposits, due to the additional security afforded to the lessors as a result of our entry into long-term charters with the respective vessel. The depreciation of GBP against the U.S. Dollar also impacted our interest income earned on our letters of credit, or LC deposits, denominated in GBP as a result of re-translation.

        Capital lease interest expense decreased to $5.6 million in 2010 compared to $10.1 million in 2009 due in part to the decrease in interest rates in 2010 compared with 2009. A portion of the decrease can also be attributed to the effect of the depreciation of GBP against the U.S. Dollar on interest expense on our lease balances denominated in GBP.

        Other debt related interest expense decreased in 2010 by $5.9 million from $14.4 million in 2009 to $8.5 million in 2010. This was primarily driven by lower USD LIBOR interest rates in 2010.

        Mark-to-market adjustments for interest rate swap derivatives resulted in a loss of $5.7 million in 2010 compared to a gain of $12.9 million in 2009. In 2009, long-term interest rate swap costs increased from 2008 levels resulting in a gain for the year. In 2010, long term interest rate swap rates declined for the first nine months of the year and, although rising in the fourth quarter, still declined over the year. This resulted in a loss for 2010. We adopted hedge accounting for certain of our interest rate swaps, effective as of October 1, 2008. Accordingly, a further $2.2 million loss which would otherwise have been recognized in earnings in 2010 has been accounted for as a change in other comprehensive income. Included within mark-to-market adjustments for interest rate swaps is a gain of $4.1 million and a loss of $3.4 million for the years ended December 31, 2009 and 2010 respectively, representing amounts allocated to us on the basis of our proportion of Golar's debt.

        Mark-to-market adjustments for currency swap derivatives resulted in a loss of $7.6 million in 2010 compared with a gain of $21.3 million in 2009, which relates to the movement in the fair value of the currency swap used to hedge the Golar Winter lease obligation. This swap hedges the currency risk arising from lease rentals due in respect of the Golar Winter GBP lease rental obligation by translating GBP payments into U.S. Dollar payments at a fixed GBP/USD exchange rate (i.e. Golar receives GBP and pays U.S. Dollars). The loss was due to the appreciation of the U.S. Dollar against the GBP during the year and represents an unrealized loss. The gain on retranslation of the lease obligation primarily relates to the Golar Winter lease, which this swap hedges, and was $4.2 million in 2010 compared to a $12.9 million loss in 2009. This gain is an unrealized gain.

        The decrease in the foreign exchange loss on operations in 2010 compared to 2009 is principally due to a carve-out adjustment allocated to us in the prior year to reflect the impact of Golar LNG Limited's entry into foreign currency forward contracts in respect of the Golar Winter FSRU conversion expenditure. In 2010 this amounted to $nil as compared to $3.3 million in 2009.

        Income Taxes.    The following table sets forth details regarding our income tax expense for 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Income taxes expense	$2,366	$539	$(1,827)	(77)%

        Income taxes relate primarily to the taxation of our U.K. based vessel operating companies and our Brazilian subsidiary established in connection with our Petrobras long-term charters. The decrease in income tax expense by $1.8 million in 2010 compared to 2009 is principally due to a deferred tax credit recognized in the year resulting from trading losses arising in a U.K. vessel company.

        Net Income.    As a result of the foregoing, we earned net income of $57.7 million in 2010, an increase of $12.4 million over the $45.3 million of net income earned in 2009.

        Non-Controlling Interest.    The following table sets forth details regarding our non-controlling interest for 2009 and 2010:

	Year Ended December 31,
	2009	2010	Change	% Change
	(in thousands)
Non-controlling interest	$9,012	$9,250	$238	3%

        Non-controlling interest, consisting of the 40% interest in the Golar Mazo, increased by $0.2 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 as a result of a slightly higher net income from the Golar Mazo in 2010.

Year Ended December 31, 2008 Compared with the Year Ended December 31, 2009

        Total Operating Revenues.    The following table sets forth details of our total operating revenues for the years ended December 31, 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Total operating revenues	$97,620	$119,865	$22,245	23%

        Total operating revenues increased by $22.2 million in 2009 compared to 2008 primarily as a result of a full year of operations by the Golar Spirit. During the first six months of 2008 the Golar Spirit was in Singapore undergoing retrofitting to an FSRU. The vessel left the yard in June 2008 and commenced its 10-year charter with Petrobras in July 2008. The additional revenue earned by the Golar Spirit in 2009 as compared to 2008 accounted for $20.5 million of the $22.2 million increase in total operating revenues. The remainder of the increase is due to higher revenue earned by the Methane Princess in 2009 compared to 2008 as a result of drydocking in 2008.

        The Golar Winter operated for the first nine months of 2008 in the spot market before commencing its FSRU retrofitting in October 2008. This vessel generated revenues of $19.3 million as an FSRU in the last four months of 2009 on charter to Petrobras, which is comparable to 2008.

        Voyage Expenses.    The following table sets forth details of our voyage expenses for the years ended December 31, 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Voyage expenses	$6,347	$2,320	$(4,027)	(63%)

        Voyage expenses decreased by $4.0 million in 2009 compared to 2008. During 2008, the Golar Spirit was positioned at our expense from Singapore to Brazil whereas it was on hire to Petrobras throughout 2009. The Methane Princess was also drydocked for 25 days during 2008 and therefore incurred fuel costs while being delivered to and from the shipyard at our expense. The Golar Winter was delivered to the shipyard in 2008 for FSRU retrofitting and was positioned from Singapore to Brazil in 2009 upon completion. The cost of fuel required to deliver the Golar Winter to Petrobras in Brazil during 2009 was greater than the cost of fuel used to get the vessel from her last charter end point to the shipyard in 2008. This additional cost in 2009 partially offset the reduced voyage costs from the Golar Spirit and Methane Princess.

        TCE.    The following table sets forth our average daily TCE for the years ended December 31, 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
Calendar days less scheduled off-hire days	1,175	1,307	132	11%
Average daily TCE	$77,679	$89,935	$12,256	16%

        As a result of the factors relating to the changes in total operating revenues and voyage expenses, average daily TCE increased from $77,679 in 2008 to $89,935 in 2009.

        Vessel Operating Expenses.    The following table sets forth details regarding our vessel operating expenses for 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
Vessel operating expenses (in thousands)	$18,813	$24,707	$5,894	31%
Average daily vessel operating costs	$12,851	$16,923	$4,072	32%

        The increase in vessel operating expenses in 2009 is primarily due to the increased costs required to operate an FSRU compared to a LNG carrier. Operating costs incurred while a vessel is being retrofitted to an FSRU are also lower than those incurred while a vessel is trading as a conventional ship and significantly lower than the cost of operating an FSRU. During 2008 the Golar Spirit was being retrofitted to an FSRU for the first half of the year and operated as an FSRU in Brazil for the second half. The Golar Winter was operated as a conventional vessel for the first nine months of 2008 prior to her FSRU retrofitting which commenced in September 2008. Throughout 2009 the Golar Spirit was operated as an FSRU while the Golar Winter commenced FSRU operations in Brazil during September 2009. Operating costs in 2009 therefore reflect the combined increase in FSRU operating days relative to 2008.

        Accordingly, for the years ended December 31, 2008 and 2009, the average daily vessel operating costs of our vessels were $12,851 and $16,923, respectively. Average daily vessel operating costs are calculated by dividing vessel costs by the number of calendar days.

        Vessel operating expenses include ship management fees charged by Golar for the provision of commercial and technical management services for the vessels. For the years ended December 31, 2008 and 2009, the ship management fees were $1.8 million and $2.1 million, respectively.

        Administrative Expenses.    The following table sets forth details regarding our administrative expenses in 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Administrative expenses	$5,005	$4,135	$(870)	(17)%

        Administrative expenses have principally been carved out from the administrative expenses of Golar (including an allocation for Golar's stock-based compensation costs) and have been allocated to us based on the size of our fleet in proportion to Golar's fleet. The decrease of $0.9 million in administrative expenses in 2009 is due in part to a decrease in the Golar LNG employee stock option allocated charge.

        Depreciation and Amortization.    The following table sets forth details regarding our depreciation and amortization expense for 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Depreciation and amortization	$20,375	$23,664	$3,289	16%

        Depreciation and amortization increased in 2009 as compared to 2008 mainly due to a full year's depreciation of the Golar Spirit FSRU retrofitting capital expenditure in 2009 compared with approximately six months in 2008 and the commencement of depreciation of the costs arising from completion of the Golar Winter FSRU retrofitting in July 2009.

  Impairment and gain on long-lived assets

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Impairment of long-lived assets	$110	$1,500	$1,390	1,264%
Gain on sale of long-lived assets	$(430)	—	$(430)	(100)%

        In 2008 and 2009, an impairment charge was incurred on certain assets that will not be contributed to us in connection with this offering. These assets were parts ordered for FSRU projects that were not required for the retrofitting of the Golar Spirit or the Golar Winter and therefore reflects a lower recoverable amount for these parts. During 2008, some of these parts were sold, recognizing a gain on sale of $0.4 million. As of December 31, 2009, the total carrying value of the remaining equipment was $13.6 million. These parts will not be conveyed to us by Golar in connection with the closing of this offering.

        Net Financial Expenses.    The following table sets forth details regarding our net financial expenses for 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Interest income from capital lease restricted cash deposits	$17,527	$5,113	$(12,414)	(71)%
Other interest income	774	125	(649)	(84)%

Interest income	$18,301	$5,238	$(13,063)	(71)%

Capital lease interest expense	$(25,792)	$(10,108)	$15,684	61%
Other debt related interest expense	(13,961)	(14,339)	(378)	(3)%

Interest expense	$(39,753)	$(24,447)	$15,306	39%

Amortization of deferred financing costs	$(1,941)	$(533)	$1,408	73%
Financing arrangement fees and other costs	(8,971)	(994)	7,977	89%
Finance transaction costs previously capitalized	(4,189)	—	4,189	100%
Interest rate swap cash settlements	(3,196)	(4,490)	(1,294)	(40)%
Mark-to-market adjustment for interest rate swap derivatives	$(9,267)	$12,926	$22,193	240%
Mark-to-market adjustment for foreign currency derivatives	(51,011)	21,346	72,357	142%
Foreign exchange gain (loss) on capital lease obligations and related restricted cash	45,900	(12,969)	(58,869)	(128)%
Foreign exchange (loss) gain on operations	(6,234)	(2,952)	3,282	53%

Other financial items, net	$(38,909)	$12,334	$51,243	132%

        Interest income decreased by $13.1 million in 2009 compared to 2008 due mainly to a substantial decrease in interest rates in 2009 compared to 2008. This was also due to a lower requirement in certain of our capital lease related restricted cash deposits in lieu of the additional security afforded to the lessors as a result of our entry into long-term charters with the respective vessel. The depreciation of GBP against the U.S. Dollar also impacted our interest income earned on our letters of credit, or LC deposits, denominated in GBP as a result of re-translation.

        Capital lease interest expense decreased to $10.1 million in 2009 compared to $25.8 million in 2008 due in part to the decrease in interest rates in 2009 compared with 2008. Some of the decrease can also be attributed to the effect of the depreciation of GBP against the U.S. Dollar on interest expense on our lease balances denominated in GBP.

        The decrease in other debt related interest expense by $0.4 million was primarily driven by lower USD LIBOR interest rates in 2009.

        Mark-to-market adjustments for interest rate swap derivatives resulted in a gain of $12.9 million in 2009 compared to a loss of $9.3 million in 2008. In 2008, there was a persistent decline in long-term interest rate swap rates. However throughout 2009 long-term interest rate swap rates began to level out and in some cases began to increase, in effect cancelling out some of the loss incurred in 2008. During 2008 we adopted hedge accounting for certain of our interest rate swaps, effective as of October 1, 2008. Accordingly, a further $2.9 million gain (2008: $6.6 million loss), which would have been recognized in earnings in 2009 has been accounted for as a change in other comprehensive income. Included within mark-to-market adjustments for interest rate swap is an amount of $4.1 million for the year ended December 31, 2009, representing amounts allocated to us on the basis of our proportion of Golar's debt.

        Mark-to-market adjustments for currency swap derivatives resulting in a gain of $21.3 million in 2009 compared with a loss of $51.0 million in 2008 refers to the movement in the fair value of the currency swap used to hedge the Golar Winter lease obligation This swap hedges the currency risk arising from lease rentals due in respect of the Golar Winter GBP lease rental obligation, by translating GBP payments into U.S. Dollar payments at a fixed GBP/USD exchange rate (i.e., Golar receives GBP and pays U.S. Dollars). The gain arose due to the depreciation of the U.S. Dollar against the GBP during the year and represents an unrealized gain. The loss on retranslation primarily relates to the lease obligation in respect of the Golar Winter lease, which this swap hedges, was $12.8 million in 2009 compared to a $44.5 million gain in 2008. This loss is an unrealized loss.

        In 2008 the fixed-rate debt settlement costs of $9.0 million arose from the refinancing of the Methane Princess loan in connection with the Golar LNG Partners credit facility entered into in November 2008. At the time of the refinancing, $125 million of the Methane Princess loan was fixed-rate debt. Accordingly, simultaneous with the refinancing of the original debt, the fixed-rate debt portion was cancelled resulting in the charge. We subsequently entered into interest rate swaps for a similar amount of debt at a lower interest rate.

        Finance transaction-related costs of $4.2 million previously capitalized associated with our plans for an abandoned corporate restructuring and financing were written off in 2008.

        The decrease in the foreign exchange loss on operations from $6.2 million in 2008 to $3.0 million in 2009 is principally due to carve-out adjustments allocated to us to reflect the impact of Golar's entry into foreign currency forward contracts in respect of the Golar Spirit and Golar Winter FSRU conversion expenditure. For the years ended December 31, 2008 and 2009, the amounts allocated to us were $6.1 million and $3.3 million, respectively.

        Other items represent, among other things, bank charges, the amortization of debt related expenses, foreign currency differences arising on retranslation of foreign currency and gains or losses on short term foreign currency forward contracts.

        Income Taxes.    The following table sets forth details regarding our income tax expense for 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Income taxes (income) expense	$(815)	$2,366	$3,181	390%

        Income taxes relate primarily to the taxation of our U.K. based vessel operating companies and our Brazilian subsidiary recently established in connection with our Petrobras long-term charters. The increase in income taxes from a $0.8 million credit in 2008 compared to a $2.4 million charge in 2009 was mainly due to Brazilian taxes of $1.1 million arising from the Golar Spirit and also the commencement of the Golar Winter charter with Petrobras during 2009.

        Net Income.    As a result of the foregoing, we earned net income of $45.3 million in 2009, an increase of $64.2 million over the $18.9 million of net loss earned in 2008.

        Non-Controlling Interest.    The following table sets forth details regarding our non-controlling interest for 2008 and 2009:

	Year Ended December 31,
	2008	2009	Change	% Change
	(in thousands)
Non-controlling interest	$6,705	$9,012	$2,307	34%

        Non-controlling interest, consisting of the 40% interest in the Golar Mazo, increased by $2.3 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008 as a result of a higher net income from the Golar Mazo. This increase was mainly due to a decrease in interest expense and other financial expenses as discussed above.

Liquidity and Capital Resources

  Liquidity and Cash Needs

        We operate in a capital-intensive industry, and we expect to finance the purchase of additional vessels and other capital expenditures through a combination of borrowings from, and leasing arrangements with, commercial banks, cash generated from operations and debt and equity financings. In addition to paying distributions, our other liquidity requirements relate to servicing our debt, funding investments (including the equity portion of investments in vessels), funding working capital and maintaining cash reserves against fluctuations in operating cash flows. The majority of our revenues from our time charters are received monthly in advance. Inventory requirements, consisting primarily of fuel, lubricating oil and spare parts, are low due to fuel costs, which represent the majority of these costs, being paid for by the charterer under time charters. In connection with this offering, we expect to enter into a $20.0 million revolving credit facility with Golar LNG Limited (which we refer to as the sponsor credit facility). We believe our current resources, including the sponsor credit facility, are sufficient to meet our working capital requirements for our current business. Generally, our long term sources of funds will be cash from operations, long term bank borrowings and other debt and equity financings. Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures.

        Our funding and treasury activities are intended to maximize investment returns while maintaining appropriate liquidity. Cash and cash equivalents are held primarily in U.S. Dollars with some balances held in British Pounds. We have not made use of derivative instruments other than for interest rate and currency risk management purposes.

        We estimate that we will spend in total an average of approximately $25.8 million for drydocking and classification surveys for each of the Golar Spirit, the Golar Winter, the Golar Mazo and the Methane Princess during the five-year period following this offering. In addition, if we exercise our option to buy the Golar Freeze, we estimate that we will spend approximately $5.0 million in 2015 for the scheduled drydocking and society classification survey for the Golar Freeze. As our fleet matures and expands, our drydocking expenses will likely increase. Ongoing costs for compliance with environmental regulations are primarily included as part of our drydocking and society classification survey costs or are a component of our operating expenses. We are not aware of any regulatory changes or environmental liabilities that we anticipate will have a material impact on our current or future operations.

        As of December 31, 2009 and 2010, our current liabilities exceeded current assets by $41.9 million and $49.6 million, respectively. However, this is principally due to the fact that our cash was previously pooled and used by Golar. In addition, included within current liabilities are mark-to-market valuations of swap derivatives representing $29.7 million and $41.9 million of these liabilities, respectively. We currently have no intention of terminating these swaps and hence realizing these liabilities.

  Estimated Maintenance and Replacement Capital Expenditures

        Our partnership agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated maintenance and replacement capital expenditures for purposes of calculating operating surplus will be $23.1 million per year, which is comprised of $4.0 million for drydocking costs for our vessels and $19.1 million, including financing costs, for replacing our vessels at the end of their useful lives.

        The $19.1 million for future vessel replacement is based on assumptions regarding the remaining useful life of our vessels, a net investment rate, replacement values of our vessels based on current market conditions, and the scrap value of the vessels. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, charter hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to existing unitholders. Please read "Risk Factors—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain and replace the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted."

  Cash Flows

        The following table summarizes our net cash flows from operating, investing and financing activities for the periods presented:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Net cash provided by operating activities	$38,753	$60,028	$89,616
Net cash (used in) provided by investing activities	(69,252)	(25,289)	106,831
Net cash provided by (used in) financing activities	33,463	(27,825)	(193,976)
Net increase in cash and cash equivalents	2,964	6,914	2,471
Cash and cash equivalents at beginning of year	16,992	19,956	26,870
Cash and cash equivalents at end of year	19,956	26,870	29,340

  Net Cash Provided by Operating Activities

        Net cash provided by operating activities was $38.8 million, $60.0 million and $89.6 million for the years ended December 31, 2008, 2009 and 2010, respectively. The increase of $21.2 million in 2009 is principally due to an increase in revenue of $22.2 million in 2009 as compared with 2008. The increase of $29.6 million in 2010 is principally due to an increase in revenue of $32.8 million in 2010 as compared with 2009 as a result of an increased contribution from the Golar Winter having operated under its charter for all of 2010 as opposed to only part of 2009.

  Net Cash Used in Investing Activities

        Net cash used in investing activities of $69.3 million in 2008 was mainly due to additions to vessels and equipment of $114.1 million principally relating to our FSRU conversion projects partially offset by the release of $40.3 million from our deposits held as security for our capital lease obligations mainly in recognition of the additional security afforded to the lessors from our entry into long-term charters.

        Net cash used in investing activities of $25.3 million in 2009 was mainly due to additions to vessels and equipment of $42 million comprising payments in respect of our FSRU conversion projects. This is partially offset by the release of $15 million from our deposits held as security for our capital lease obligations mainly in recognition of the additional security afforded to the lessors from our entry into long-term charters.

        Net cash received as a result of investing activities of $106.8 million in 2010 arose due to the release of restricted cash deposits that were security for the Golar Spirit lease obligation which was settled during the year.

  Net Cash Provided by (Used in) Financing Activities

        Net cash provided by (used in) financing activities is principally generated from funds from new debt and lease finance and additional paid in capital, partially offset by debt repayments and repayments of invested equity.

        Net cash provided by financing activities during the year ended December 31, 2008 of $33.5 million related to the refinancing of existing loans under the Golar LNG Partners credit facility as well as the receipt of additional paid in capital. We drew down $250 million from the facility during 2008 and used the funds to repay $209.7 million of existing debt. We made total debt repayments of $231.7 million in 2008 across all of our debt facilities. We also incurred $9.0 million in fixed rate debt settlement costs.

        Net cash used in financing activities during the year ended December 31, 2009 of $27.8 million comprised repayments of long term debt and owners equity during the year, offset by the receipt of $35 million of new debt funding.

        Net cash used in financing activities during the year ended December 31, 2010 of $194.0 million was primarily repayments of long term debt, repayments of owners' equity and the repayment of the Golar Spirit lease obligation, which was funded from restricted cash deposits held to secure the lease obligation.

        As a result of the foregoing, cash and cash equivalents increased in 2009 by $6.9 million and increased in 2010 by $2.5 million.

  Borrowing Activities

        Long-Term Debt.    As of December 31, 2009 and 2010, our long-term debt consisted of the following:

	Year Ended December 31,
	2009	2010
	(in thousands)
Mazo facility	$83,827	$62,313
Golar LNG Partners credit facility	277,501	267,500

Total	$361,328	$329,813

        Our outstanding debt of $329.8 million as of December 31, 2010, is repayable as follows:

Year Ending December 31,
2011	$33,381
2012	35,411
2013	35,521
2014	22,000
2015	22,000
2016 and thereafter	181,500

Total	$329,813

        As of December 31, 2008, 2009 and 2010, the margins we pay under our loan agreements are above LIBOR at a fixed or floating rate ranging from 0.86% to 1.15%.

  Mazo facility

        In November 1997, Osprey, Golar's predecessor, entered into a secured loan facility of $214.5 million in respect of the vessel, the Golar Mazo. This facility bears floating rate interest of LIBOR plus a margin. The loan is repayable in semi-annual installments, which increase from $5.0 million to $13.5 million over the term of the loan ending in June 2013, at which point the facility will be repaid in full. The debt agreement requires that certain cash balances, representing interest and principal payments for defined future periods, be held by the trust company during the period of the loan. As of December 31, 2010, $62.3 million was outstanding under the Mazo facility. This facility will remain in place after the closing of this offering.

  Golar LNG Partners Credit Facility

        In September 2008, we entered into a revolving credit facility with a banking consortium to refinance existing loan facilities in respect of two of our vessels, the Methane Princess and the Golar Spirit (or the Golar LNG Partners credit facility). The loan is secured against the Golar Spirit and the assignment to the lending bank of a mortgage given to us by the lessors of the Methane Princess, with a second priority charge over the Golar Mazo.

        The Golar LNG Partners credit facility accrues floating interest at a rate per annum equal to LIBOR plus a margin. The initial draw down amounted to $250 million in November 2008. The total amount outstanding at the time of the refinancing in respect of these two vessels' refinanced facilities was $202.2 million. We drew down a further $25.0 million in January 2009, and the remaining $10.0 million of the facility in March 2009. The loan has a term of 10 years and is repayable in quarterly installments, which commenced in June 2009 with a final balloon payment of $137.5 million due in March 2018. At the time we entered into the Golar LNG Partners credit facility, such facility provided for available borrowings of up to $285 million. Pursuant to the terms of the Golar LNG Partners credit facility, the total amount available for borrowing under such facility decreases by $2.5 million per quarter from June 30, 2009 through December 31, 2012 and by $5.5 million per quarter from March 31, 2013 through March 31, 2018, its maturity date. As of December 31, 2010, the Golar LNG Partners credit facility provided for available borrowings of up to $267.5 million, of which $267.5 million was outstanding.

        The Golar LNG Partners credit facility contains restrictive covenants that require the prior written consent of the lenders or otherwise restrict our ability to, among other things:

  •
  merge or consolidate with any other person;

  •
  make capital expenditures other than capital expenditures on the Methane Princess or the Golar Spirit to meet the requirements of a charterer that do not exceed $10 million in any 12-month period if an event of default is occurring;

  •
  pay distributions to our unitholders if such distributions would result in an event of default or if an event of default is occurring;

  •
  terminate or materially amend the Methane Princess or the Golar Spirit charters or release the charterers from any obligations under those charters;

  •
  cancel or materially amend any of the vessel management agreements relating to the Methane Princess or the Golar Spirit;

  •
  enter into any other line of business other than the ownership, operation and chartering of FSRUs or LNG carriers;

  •
  make any acquisitions if an event of default has occurred and is continuing;

  •
  make any loans or incur additional indebtedness or repay any indebtedness (other than borrowings under the credit facility) or enter into any swaps or other derivatives contracts;

  •
  if an event of default is occurring, permit any of our indebtedness to be guaranteed by any person other than our subsidiaries;

  •
  grant any liens or other encumbrances to secure any of our existing or future indebtedness;

  •
  issue guarantees or indemnities or, if an event of default is occurring, otherwise become liable for the indebtedness or obligations of any other person;

  •
  sell, transfer or otherwise dispose of our interest in the Golar Mazo or of a substantial portion of our other assets;

  •
  make any material modification to the Methane Princess and the Golar Spirit that would diminish the value of either vessel;

  •
  charter-in or hire any vessel from any other person;

  •
  charter the Methane Princess or the Golar Spirit for a period in excess of 24 months or charter either vessel on terms other than on an arm's-length basis;

  •
  enter into, guarantee or otherwise become liable with respect to any sale-leaseback transactions;

  •
  enter into any transactions with our affiliates, other than on an arm's-length basis; and

  •
  change the flag, class or registry of any of our vessels.

        In addition, we are required under the credit facility to, among other things, comply with the ISM Code and the ISPS Code and with all international and local environmental laws and to maintain certain levels of insurance on the Methane Princess and the Golar Spirit and maintain the vessels' class certifications with no material overdue recommendations.

        The Golar LNG Partners credit facility prohibits us from paying distributions to our unitholders if we are not in compliance with certain financial covenants or upon the occurrence of an event of default. The financial covenants under the Golar LNG Partners credit facility require us to:

  •
  maintain Free Liquid Assets (as defined in the credit facility) equal to or greater than the higher of $2.5 million per vessel or $10.0 million;

  •
  maintain a Net Debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) ratio of no greater than 6.50 to 1.00;

  •
  maintain an EBITDA to debt service ratio equal to or greater than 1.15 to 1.00 on a consolidated basis at all times; and

  •
  maintain a Consolidated Net Worth (as defined in the credit facility) equal to or greater than $45.0 million plus 80% of the equity contribution made to acquire the Golar Winter.

        Events of default under the Golar LNG Partners credit facility include, among others, the following:

  •
  failure to pay any principal, interest, fees, expenses or other amounts when due;

  •
  default under any other provision of the credit facility, including our covenant to maintain certain levels of insurance coverage, or any provision of the related security documents;

  •
  a material inaccuracy of any representation or warranty;

  •
  default under other indebtedness in excess of $10.0 million;

  •
  failure to comply with a legal judgment or order levied against us with respect to all or substantially all of our assets;

  •
  bankruptcy or insolvency events;

  •
  suspension or cessation of our business;

  •
  seizure of all or a material amount of our assets or revenues under the authority of any government;

  •
  invalidity, unlawfulness or repudiation of any of the related security documents;

  •
  enforcement of any liens or other encumbrances covering our assets;

  •
  arrest of the Methane Princess or the Golar Spirit that continues for more than 10 days;

  •
  cancellation or termination of the registration or flag of the Methane Princess or the Golar Spirit;

  •
  development of hostilities or civil war or unconstitutional seizure of power in the flag state of the Methane Princess or the Golar Spirit or in other countries in which we operate if the lenders determine such developments may have a material adverse effect on the security documents and we have not within 14 days of notice of such determination taken action to ensure that such developments will not have a material adverse effect;

  •
  failure to comply with any environmental law or the occurrence of any incident giving rise to an environmental claim against us if the lenders determine such failure or occurrence could have a material adverse effect on our business or the security documents;

  •
  failure to comply with the requirements of any protection and indemnity association;

  •
  termination of any charter or management agreement related to the Methane Princess or the Golar Spirit;

  •
  a change of control of our general partner, us or any of our subsidiaries or of any of the entities holding an interest in the Golar Mazo; and

  •
  any event that a majority of the lenders believe is likely to have a material adverse effect on our ability to satisfy our obligations under or otherwise comply with the credit facility.

  Revolving Credit Facility with Golar

        At the closing of this offering, we will enter into a $20.0 million revolving credit facility (or the sponsor credit facility) with Golar LNG Limited, to be used to fund our working capital requirements. The facility will be for a term of four years, interest-free and unsecured. The sponsor credit facility will contain covenants that require us to, among other things:

  •
  notify Golar LNG Limited of any event which constitutes or may constitute an event of default or which may adversely affect our ability to perform our obligations under the credit facility; and

  •
  provide Golar LNG Limited with information in respect of our business and financial status as Golar LNG Limited may reasonably require including, but not limited to, copies of our unaudited quarterly financial statements and our audited annual financial statements.

        Events of default under the sponsor credit facility include, among others, the following:

  •
  failure to pay any sum payable under the sponsor credit facility when due;

  •
  breach of certain covenants and obligations of the sponsor credit facility;

  •
  a material inaccuracy of any representation or warranty;

  •
  default under other indebtedness in excess of $10.0 million or any security in respect thereof becomes enforceable;

  •
  a lien, arrest, distress or similar event is levied upon or against any substantial part of our assets which is not discharged or disputed in good faith within 10 business days after we become aware of such event;

  •
  a substantial part of our business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason;

  •
  bankruptcy or insolvency events;

  •
  suspension or cessation of our business;

  •
  Golar GP LLC ceases to be our general partner; and

  •
  an amendment to our limited partnership agreement that, in the reasonable opinion of the lender, is adverse to its interests in connection with the sponsor credit facility.

        Capital Lease Obligations.    The following is a summary of our capital lease obligations. As of December 31, 2010, we are committed to make minimum rental payments under our two capital leases, as follows:

Year ending December 31,	Methane Princess Lease	Golar Winter Lease	Total
(in thousands)
2011	$6,972	$10,043	$17,015
2012	7,241	10,043	17,284
2013	7,539	10,043	17,582
2014	7,828	10,043	17,871
2015	8,132	10,043	18,175
2016 and thereafter	260,301	165,796	426,097

Total minimum lease payments	$298,013	$216,011	$514,024
Less: Imputed interest	(149,576)	(92,955)	(242,531)

Present value of minimum lease payments	$148,437	$123,056	$271,493

        Methane Princess Lease.    In August 2003, Golar entered into a finance lease arrangement with the U.K. Lessor. The obligation to the U.K. Lessor is primarily secured by a letter of credit, which is itself secured by a cash deposit which since June 2008 is now placed with the U.K. Lessor. Lease rentals are payable quarterly. At the end of each quarter the required value of the letter of credit to secure the present value of rentals due under the lease is recalculated taking into account the rental payment due at the end of the quarter. The surplus funds in the cash deposits securing the LC, released as a result of the reduction in the required letter of credit amount are available to pay the lease rentals due at the end of the same quarter. Deficits, if any, are financed by working capital.

        The lease liability under the Methane Princess lease continues to increase until 2014 and thereafter decreases over the period to 2034 being the primary term of the lease. The value of the deposit used to obtain a letter of credit to secure the lease obligation as of December 31, 2010, was $147.8 million.

        Golar Winter Lease.    In April 2004, Golar signed a lease agreement in respect of the Golar Winter, to which we refer to as the Golar Winter lease, with another U.K. bank (or the Winter Lessor) for a primary period of 28 years. Under the agreement, Golar received an amount of $166 million. The obligations to the Winter Lessor under the lease were secured by (inter alia) a letter of credit provided by another U.K. bank (or the LC Bank). Golar deposited $39 million with the letter of credit Bank as security for the letter of credit at the same time it entered into the lease. The effective amount of net financing received was therefore $127 million before fees and expenses. In May 2008 and October 2009, $37 million and $15.4 million, respectively, from this deposit was released in consideration of the additional security afforded to the Winter Lessor by the long-term time charter of the Golar Winter with Petrobras.

        The Golar Winter lease is denominated in GBP while its cash deposit is denominated in USD. In order to hedge the currency risk arising from the GBP lease rental obligation, we have entered into a 28 year currency swap, to swap all lease rental payments into U.S. Dollars at a fixed GBP/USD exchange rate (i.e., we receive GBP and pay U.S. Dollars).

        For all our leases, lease rentals include an interest element that is accrued at a rate based upon GBP LIBOR. In relation to the Golar Winter lease, we have converted our GBP LIBOR interest obligation to USD LIBOR by entering into the cross currency swap referred to above. We receive interest income on our restricted cash deposits at a rate based upon GBP LIBOR for the Golar Winter lease and the Methane Princess lease. All of our leases are therefore denominated in GBPs. The majority of this GBP capital lease obligation is hedged by GBP cash deposits securing the lease obligations, in the case of the Golar Winter lease, or by a currency swap. This is not however a perfect hedge and so the movement in the currency exchange rate between the U.S. Dollar and the GBP will affect our results.

        In the event of any adverse tax changes to legislation affecting the tax treatment of the leases for the U.K. vessel lessors or a successful challenge by the U.K. Revenue authorities to the tax assumptions on which the transactions were based, or in the event that we terminate any of our U.K. tax leases before their expiration, we would be required to return all or a portion of, or in certain circumstances significantly more than, the upfront cash benefits that we have received or that have accrued over time, together with the fees that were financed in connection with our lease financing transactions, post additional security or make additional payments to our lessors which would increase the obligations noted above. Golar LNG Limited has agreed to indemnify us against any of these increased costs other than costs related to the Golar Winter lease. We did not receive any up front cash benefit in respect of the Golar Winter lease, but rather the benefits accrue over the term of the lease in the form of less expensive financing.

Debt and Lease Restrictions

        Our existing financing agreements (debt and leases) impose operating and financing restrictions on us and our subsidiaries, which may significantly limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  sell shares of subsidiaries;

  •
  make certain investments;

  •
  engage in mergers and acquisitions;

  •
  purchase and sell vessels;

  •
  transfer funds from subsidiary companies to us;

  •
  enter into, amend or cancel time or consecutive voyage charters; or

  •
  pay distributions to our unitholders without the consent of our lenders and lessors.

        In addition, our lenders and lessors may accelerate the maturity of indebtedness under our financing agreements and foreclose upon the collateral securing the indebtedness upon the occurrence of certain events of default, including our failure to comply with any of the covenants contained in our financing agreements. Various debt and lease agreements contain covenants that require compliance with certain financial ratios. Such ratios include equity ratios, working capital ratios and earnings to net debt ratio covenants, debt service coverage ratios, minimum net worth covenants, minimum value clauses and minimum cash and cash equivalent restrictions in respect of our subsidiaries and us. The lease with respect to the Golar Winter contains a minimum value clause that is applicable only if the Golar Winter is not chartered under a time charter acceptable to the lessor for this purpose, such as the current time charter. The Golar Winter lease generally provides that, in the event that the Golar Winter charter is terminated and is not replaced with a similar charter, the amount of any obligations outstanding under the Golar Winter lease shall be equal to or less than 80% of the value of the vessel at the time of any such charter termination. In the event that the minimum value clause becomes applicable and is not satisfied, the lessee shall either procure a letter of credit in an amount sufficient to cover any deficiency between the amount that is equal to 80% of the value of the vessel at the time of any such charter termination and the amount of any obligations outstanding under the Golar Winter lease or, if the lessor agrees, provide alternative additional security to the lessor. With respect to minimum levels of cash and cash equivalents, we have covenanted to maintain at least $10 million of cash and cash equivalents.

        As of December 31, 2010, we were in compliance with all covenants of our various debt and lease agreements.

        In addition to mortgage security, some of our debt is also collateralized through pledges of shares by our guarantor subsidiaries.

Derivatives

        We use financial instruments to reduce the risk associated with fluctuations in interest rates and foreign currency exchange rates. We have a portfolio of interest rate swaps that exchange or swap floating rate interest to fixed rates, which from a financial perspective, hedges our obligations to make payments based on floating interest rates. As of December 31, 2010, our interest rate swap agreements effectively fixed our net floating interest rate exposure on $180 million of floating rate debt, leaving $272.9 million exposed to a floating rate of interest. Our swap agreements have expiration dates between 2010 and 2014 and have fixed rates of between 3.5% and 5.04%.

        As noted above, we have entered into a currency swap to hedge an exposure to GBPs in respect of the Golar Winter lease.

        We enter into foreign currency forward contracts in order to manage our exposure to the risk of movements in foreign currency exchange rate fluctuations. We also receive some of the revenue in respect of the Golar Spirit and Golar Winter charters in Brazilian Reais. We are affected by foreign currency fluctuations primarily through our FSRU projects, expenditures in respect of our ships drydocking, some operating expenses including the effect of paying the majority of our seafaring officers in Euros and some of our administrative costs. The currencies which impact us the most include, but are not limited to, Euro, Norwegian Kroner, Singapore Dollars and, to a lesser extent, British Pounds.

Capital Commitments

  Possible Acquisitions of Other Vessels

        Although we do not currently have in place any agreements relating to acquisitions of other vessels (other than our option to purchase the Golar Freeze and the Khannur upon entering into the omnibus agreement in connection with this offering), we assess potential acquisition opportunities on a regular basis. Pursuant to our omnibus agreement with Golar LNG and Golar Energy, we will have the opportunity to purchase additional LNG carriers and FSRUs from Golar LNG and Golar Energy when those vessels are fixed under charters of five or more years upon their expiration of their current charters. Subject to the terms of our loan agreements, we could elect to fund any future acquisitions with equity or debt or cash on hand or a combination of these forms of consideration. Any debt incurred for this purpose could make us more leveraged and subject us to additional operational or financial covenants.

Critical Accounting Policies

        The preparation of our combined financial statements in accordance with U.S. GAAP requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following is a discussion of the accounting policies applied by us that are considered to involve a higher degree of judgment in their application. Please read Note 2 (Summary of Significant Accounting Policies) to our combined financial statements included elsewhere in this prospectus.

  Revenue and Expense Recognition

        Our revenues include minimum lease payments under time charters, fees for repositioning vessels as well as the reimbursement of certain vessel operating and drydocking costs. We record revenues generated from time charters, which we classify as operating leases, over the term of the charter as service is provided.

        We recognize the reimbursement for drydocking costs evenly over the period to the next drydocking, which is generally between two to five years. We recognize repositioning fees (which are included in time charter revenue) received in respect of time charters at the end of the charter when the fee becomes fixed and determinable. However, where there is a fixed amount specified in the charter, which is not dependent upon redelivery location, we will recognize the fee evenly over the term of the charter. Where a vessel undertakes multiple single voyage time charters, revenue is recognized, including the repositioning fee if fixed and determinable, on a discharge-to-discharge basis. Under this basis, revenue is recognized evenly over the period from departure of the vessel from its last discharge port to departure from the next discharge port. For arrangements where operating costs are borne by the charterer on a pass through basis, the pass through of operating costs is reflected in revenue and expenses.

        Under time charters, voyage expenses are paid by our customers. We may also incur voyage related expenses, principally fuel, when positioning or repositioning a vessel before or after the period of time charter and during periods when the vessel is not under charter or is offhire, for example when the vessel is undergoing repairs. We recognize these expenses as they are incurred.

        Vessel operating expenses, which we recognize when they are incurred, include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and third party management fees.

  Depreciation and Amortization

        Depreciation and amortization expense, or the periodic cost charged to our income for the reduction in usefulness and long-term value of our ships, is related to the number of vessels we own or operate under long-term capital leases. We depreciate the cost of our owned vessels, less their estimated residual value, and amortize the amount of our capital lease assets over their estimated economic useful lives, on a straight-line basis, which we estimate at the start of 2011 to be approximately 20 years, 29 years, 33 years and 33 years for the Golar Spirit, the Golar Mazo, the Methane Princess and the Golar Winter, respectively. The economic life for LNG carriers operated worldwide has generally been estimated to be 40 years. On this basis, the Golar Spirit would, therefore, have a remaining useful life of 10 years. However, the Golar Spirit has been converted into an FSRU and has been moored in sheltered waters where fatigue loads on its hull are significantly reduced compared to loads borne in connection with operation in a worldwide trade pattern. We believe that these factors support our estimate that the Golar Spirit will remain operational until it is 50 years old and will therefore have a remaining useful economic life of 20 years from 2011. We amortize our deferred drydocking costs over two to five years based on each vessel's next anticipated drydocking. Income derived from sale and subsequently leased assets is deferred and amortized in proportion to the amortization of the leased assets.

  Vessels and Impairment

        Our vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In assessing the recoverability of our vessels' carrying amounts, we must make assumptions regarding estimated future cash flows and estimates in respect of residual or scrap value. We estimate those future cash flows based on the existing service potential of our vessels, which on average for our fleet extends over a 29-year period. Following expiration of our time charter contracts, our estimate of market charter rates assumes that we will be able to renew our time charter contracts at their existing or lower rates rather than at escalated rates, and that the costs of operating those vessels reflects our average operating costs experienced historically, other than with respect to the Golar Spirit and Golar Winter for which we anticipate an increase in operating costs. Factors we consider important which could affect recoverability and trigger impairment include significant underperformance relative to expected operating results and significant negative industry or economic trends.

        We follow a traditional present value approach, whereby a single set of future cash flows is estimated. If the carrying value of a vessel were to exceed the undiscounted future cash flows, we would write the vessel down to its fair value, which is calculated by using a risk-adjusted rate of interest. Since inception, our vessels have not been impaired. However, in 2010, 2009 and 2008 impairment charges of $1.5 million, $1.5 million and $0.1 million, respectively, were recognized in respect of parts ordered for the FSRU conversion project that were not required for the conversion of the Golar Spirit. These parts will be utilized by Golar in future projects.

  Vessel Market Values

        In "—Vessels and Impairment," we discuss our policy for assessing impairment of the carrying values of our vessels. During the past few years, the market values of certain vessels in the worldwide fleet have experienced particular volatility, with substantial declines in many vessel classes. There is a future risk that the sale value of certain of our vessels could decline below those vessels' carrying value, even though we would not impair those vessels' carrying value under our accounting impairment policy, due to our belief that future undiscounted cash flows expected to be earned by such vessels over their operating lives would exceed such vessels' carrying amounts.

        With respect to ascertaining the fair market value of our owned vessels, we believe that the LNG carrier and FSRU markets are illiquid, difficult to observe and therefore judgmental. Our valuation approach is to make an estimate of future net cash flows, with particular respect to cash flows derived from preexisting contracts with counterparties. The principal assumptions we have used are:

  •
  Cash flows are assumed to be in line with pre-existing contracts and are utilized based on historical performance levels;

  •
  For our LNG carriers, once the initial contract period expires, we have estimated cash flows at the lower of our estimated current long-term charter rate or option renewal rate with the existing counterparty;

  •
  For our FSRUs, once the initial contract period expires, we have estimated cash flows at the existing contract option renewal rate, given the lack of pricing transparency in the market as a whole;

  •
  We have used a discount rate applied to future cash flows equivalent to our estimated incremental borrowing rate, assuming 10 year interest rate swap rates plus a market risk premium; and

  •
  We have made certain assumptions in relation to the scrap values of our vessels at the end of their useful lives.

        While we intend to hold and operate our vessels, were we to hold them for sale, we do not believe that the fair market value of any of our owned vessels would be lower than their respective historical book values presented as of December 31, 2010. Our estimates of fair market values assume that we would sell each of our owned vessels in the current environment, on industry standard terms, in cash transactions, and to a willing buyer where we are not under any compulsion to sell, and where the buyer is not under any compulsion to buy. For purposes of this calculation, we have assumed that each owned vessel would be sold at a price that reflects our estimate of its current fair market value. However, we are not holding any of our vessels for sale. Our estimates of fair market values assume that our vessels are all in good and seaworthy condition without need for repair and if inspected would be certified in class without notations of any kind. As we obtain information from various sources of objective data and internal assumptions, our estimates of fair market value are inherently uncertain. In addition, vessel values are highly volatile; as such, our estimates may not be indicative of the current or future fair market value of our vessels or prices that we could achieve if we were to sell them.

  Time Charters

        We account for time charters of vessels to our customers as operating leases and record the customers' lease payments as time charter revenues. We evaluate each contract to determine whether or not the time charter should be treated as an operating or capital lease, which involves estimates about our vessels' remaining economic useful lives, the fair value of our vessels, the likelihood of a lessee renewal or extension, incremental borrowing rates and other factors.

        Our estimate of the remaining economic useful lives of our vessels is based on the common life expectancy applied to similar vessels in the FSRU and LNG shipping industries. The fair value of our vessels is derived from our estimate of expected present value, and is also benchmarked against open market values considering the point of view of a potential buyer. The likelihood of a lessee renewal or extension is based on current and projected demand and prices for similar vessels, which is based on our knowledge of trends in the industry, historic experience with customers in addition to knowledge of our customers' requirements. The incremental borrowing rate we use to discount expected lease payments and time charter revenues are based on the rates at the time of entering into the agreement.

        A change in our estimates might impact the evaluation of our time charters, and require that we classify our time charters as capital leases, which would include recording an asset similar to a loan receivable and removing the vessel from our balance sheet. The lease payments to us would reflect a declining revenue stream to take into account our interest carrying costs, which would impact the timing of our revenue stream.

  Capital Leases

        As at December 31, 2010 we have sold two of our vessels to, and subsequently leased the vessels from, UK financial institutions that routinely enter into finance leasing arrangements. We have accounted for these arrangements as capital leases. As identified in our critical accounting policy for time charters, we make estimates and assumptions in determining the classification of our leases. In addition, these estimates, such as incremental borrowing rates and the fair value or remaining economic lives of the vessels, impact the measurement of our vessels and liabilities subject to the capital leases. Changes to our estimates could affect the carrying value of our lease assets and liabilities, which could impact our results of operations. To illustrate, if the incremental borrowing rate had been lower than our initial estimate this would result in a higher lease liability being recorded due to a lower discount rate being applied to its future lease rental payments.

        One of our capital leases is 'funded' via a long term cash deposit which closely matches the lease liability. Future changes in the lease liability arising from interest rate changes are only partially offset by changes in interest income on the cash deposit, and where differences arise, this is funded by, or released to, available working capital.

        We have also recorded deferred credits in connection with this lease transaction. The deferred credits represent the upfront cash inflow derived from undertaking financing in the form of UK leases. The deferred credits are amortized over the remaining economic lives of the vessels to which the leases relate on a straight-line basis. The benefits under lease financings are derived primarily from tax depreciation assumed to be available to lessors as a result of their investment in the vessels. If that tax depreciation ultimately proves not to be available to the lessor, or is clawed back from the lessor (e.g., on a change of tax law or adverse tax ruling), the lessor will be entitled to adjust the rentals under the relevant lease so as to maintain its after tax position, except in limited circumstances. Golar has agreed to indemnify us against any increased costs related to the Methane Princess lease (but not the lease for the Golar Winter). We would be liable for these costs to the extent Golar is unable to indemnify us.

Recently Issued Accounting Standards

        In June 2009, the Financial Accounting Standards Board (or FASB) issued amended guidance requiring companies to qualitatively assess the determination of the primary beneficiary of a variable-interest entity (or VIE) based on whether the entity (1) has the power to direct the activities of the VIE that most significantly impact the entity's economic performance and (2) has the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. It also requires additional disclosures for any enterprise that holds a variable interest in a VIE. The new accounting and disclosure requirements became effective for us on January 1, 2010. The adoption of this amended guidance did not have a material effect on our combined financial statements.

        In October 2009, the FASB issued authoritative guidance that amends earlier guidance addressing the accounting for contractual arrangements in which an entity provides multiple products or services (deliverables) to a customer. The amendments address the unit of accounting for arrangements involving multiple deliverables and how arrangement consideration should be allocated to the separate units of accounting, when applicable, by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The amendments also require that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. We adopted this guidance in the first quarter of 2011, and adoption of this guidance will not have a material effect on our combined financial statements.

        In January 2010, the FASB issued authoritative guidance that changes the disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. We adopted the guidance in the first quarter 2010, which did not have an impact on our financial position, results of operations or cash flows.

        In January 2010 the FASB issued authoritative guidance in order to eliminate diversity in the way different enterprises reflect new shares issued as part of a distribution in their calculation of Earnings Per Share. The provisions of this new guidance are effective on a retrospective basis and their adoption had no impact on our reported earnings per unit.

        In January 2010, the FASB issued authoritative guidance to amend the accounting and reporting requirements for decreases in ownership of a subsidiary. This guidance requires that a decrease in the ownership interest of a subsidiary that does not result in a change of control be treated as an equity transaction. The guidance also expands the disclosure requirements about the deconsolidation of a subsidiary. We adopted this guidance in the first quarter of 2010, which did not have a material impact on our combined financial statements.

        In February 2010, the FASB amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements in the first quarter of 2010. The adoption of this guidance did not have an impact on our combined financial statements.

        In July 2010, the FASB issued authoritative guidance which requires expanded disclosures about the credit quality of an entity's financing receivables and its allowance for credit losses on a disaggregated basis. Our adoption of this guidance, effective January 1, 2010 did not have any material effect on our combined financial statements.

        In December 2010, the FASB issued authoritative guidance which modifies the requirements of step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. We will adopt this guidance in the first quarter of fiscal 2011. We do not believe that adoption of this guidance will have a material effect on our combined financial statements.

Contractual Obligations

        The following table sets forth our contractual obligations for the periods indicated as of December 31, 2010 (in millions):

	Total Obligation	Due in 2011	Due in 2012-2013	Due in 2014-2015	Due Thereafter
Long-term debt(1)	$329.8	$33.4	$70.9	$44.0	$181.5
Interest commitments on long-term debt(2)	62.3	12.2	20.2	16.4	13.5
Capital lease obligations	271.5	2.4	5.9	8.0	255.2
Interest commitments on capital lease obligations(2)(3)	242.5	14.7	28.9	28.0	170.9
Other long-term liabilities(4)	—	—	—	—	—

Total	$906.1	$62.7	$125.9	$96.4	$621.1

(1)
As of December 31, 2010, taking into account the hedging effect of our interest rate swaps, $272.9 million of our long-term debt and capital lease obligations, net of restricted cash deposits, was floating rate debt which accrued interest based on U.S. Dollar (USD) LIBOR.

(2)
Our interest commitment on our long-term debt is calculated based on an assumed average USD LIBOR of 2.82% and taking into account our various margin rates and interest rate swaps associated with each debt. Our interest commitment on our capital lease obligations is calculated on an assumed average GBP LIBOR of 5.0%.

(3)
In the event of any adverse tax rate changes or rulings our lease obligations could increase significantly (please read the discussion above under "—Liquidity and Capital Resources—Borrowing Activities—Capital Lease Obligations"). However, Golar has agreed to indemnify us against any such increase (other than any increase related to the Golar Winter lease).

(4)
Our combined balance sheet as of December 31, 2010 includes $19.8 million classified as "Other long-term liabilities" which represents deferred credits. These liabilities have been excluded from the above table as the timing and/or the amount of any cash payment is uncertain.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks, including interest rate and foreign currency exchange risks. We enter into a variety of derivative instruments and contracts to maintain the desired level of exposure arising from these risks.

        Our policy is to hedge our exposure to risks, where possible, within boundaries deemed appropriate by management.

        A discussion of our accounting policies for derivative financial instruments is included in Note 2 to the Golar LNG Partners combined financial statements. Further information on our exposure to market risk is included in Note 23 to the Golar LNG Partners combined financial statements included elsewhere in this prospectus.

        The following analyses provide quantitative information regarding our exposure to foreign currency exchange rate risk and interest rate risk. There are certain shortcomings inherent in the sensitivity analyses presented, primarily due to the assumption that exchange rates change in a parallel fashion and that interest rates change instantaneously.

        Interest rate risk.    A significant portion of our long-term debt and capital lease obligations is subject to adverse movements in interest rates. Our interest rate risk management policy permits economic hedge relationships in order to reduce the risk associated with adverse fluctuations in interest rates. We use interest rate swaps and fixed rate debt to manage the exposure to adverse movements in interest rates. Interest rate swaps are used to convert floating rate debt obligations to a fixed rate in order to achieve an overall desired position of fixed and floating rate debt. Credit exposures are monitored on a counterparty basis, with all new transactions subject to senior management approval.

        As of December 31, 2010, the notional amount of the interest rate swaps outstanding in respect of our debt and net capital lease obligation was $180 million. The principal of the loans and net capital lease obligations outstanding as of December 31, 2010 was $453.6 million, respectively. Based on our floating rate debt and net capital lease obligations outstanding of $272.9 million as of December 31, 2010, a 1% increase in the floating interest rate would increase interest expense by $2.8 million per annum. For disclosure of the fair value of the derivatives and debt obligations outstanding as of December 31, 2010, please read Note 23 to the Golar LNG Partners combined financial statements included elsewhere in this prospectus.

        Foreign currency risk.    A substantial amount of our transactions, assets and liabilities are denominated in currencies other than U.S. Dollars, such as GBPs, in relation to the administrative expenses we will be charged by Golar Management in the UK and operating expenses incurred in a variety of foreign currencies and Brazilian Reais in respect of our Brazilian subsidiary which receives income and pays expenses in Brazilian Reais. Based on our ongoing GBP expenses for 2010, a 10% depreciation of the U.S. Dollar against GBP would increase our expenses by approximately $0.2 million. Based on our ongoing Brazilian Real expenses for 2010, a 10% depreciation of the U.S. Dollar against the Brazilian Real would increase our net revenue and expenses by approximately $0.3 million.

        We are exposed to some extent in respect of the lease transaction entered into with respect to the Methane Princess, which is denominated in British Pounds, although it is hedged by the British Pound cash deposit that secures the obligations under the lease. We use cash from the deposits to make payments in respect of the lease transaction entered into with respect to the Methane Princess. Gains or losses that we incur are unrealized unless we choose or are required to withdraw monies from or pay additional monies into the deposit securing this obligation. Among other things, movements in interest rates give rise to a requirement for us to adjust the amount of the British Pound cash deposit. Based on this lease obligation and the related cash deposit as of December 31, 2010, a 10% appreciation in the U.S. Dollar against British Pounds would give rise to a foreign exchange movement of approximately $12.3 million.

        The base currency of the majority of our seafaring officers' remuneration was the Euro or Brazilian Real. Based on the crew costs for the year ended December 31, 2010, a 10% depreciation of the U.S. Dollar against the Euro and the Brazilian Real would increase our crew cost by approximately $1.2 million.

INDUSTRY

        We obtained the information in this prospectus about the natural gas market, the LNG industry and the marine transportation industry from several independent outside sources, including the Energy Information Administration (or EIA), an independent statistical and analytical agency within the U.S. Department of Energy, and Wood Mackenzie. All data and analysis sourced to Wood Mackenzie has been taken from Wood Mackenzie's published research product—LNG Service—to which Golar subscribes, or from Wood Mackenzie's sister product—LNG Tool. None of the data or analysis has been prepared specifically for Golar.

        All volume data presented in this section has been converted using the following conversion factors published by EIA:

  •
  48,700 cubic feet of natural gas per metric ton of LNG; and

  •
  35.315 cubic feet per cubic meter of natural gas.

 Overview of the Natural Gas Market

        Predominately used to generate electricity and as a heating source, natural gas is one of the "big three" fossil fuels that make up the vast majority of world energy consumption. As a cleaner burning fuel than both oil and coal, natural gas has become an increasingly attractive fuel source in the last decade. As more emphasis is placed on reducing carbon emissions, OECD nations have come to view natural gas as a way of reducing their environmental footprint, particularly for electricity where natural gas-fired facilities have been gradually replacing oil, coal and older natural gas-fired plants.

        According to the EIA International Energy Outlook 2010, worldwide energy consumption is projected to increase by 49% from 2007 to 2035, with total energy demand in non-OECD countries increasing by 84%, compared with an increase of 14% in OECD countries. Natural gas consumption worldwide is forecasted to increase by 44%, from 108 TCF (3,058 billion cubic meters (or bcm)) in 2007 to 156 Tcf (4,417 bcm) in 2035.

        The primary factors contributing to the growth of natural gas demand include:

  •
  Environmental:  Natural gas is a clean-burning fuel. It produces less carbon dioxide and other pollutants and particles per unit of energy produced than coal, fuel oil and other common hydrocarbon fuel sources;

  •
  Demand from Industry and Power Generation:  According to the EIA, electricity generation is expected to be an important use for natural gas, with its share of the world's total natural gas consumption forecasted to increase from 33% in 2007 to 36% in 2035. Additionally, the industrial and power sectors, which currently consume more natural gas than any other end-use sectors are forecasted to consume 39% of the world's natural gas supply in 2035;

  •
  Market Deregulation:  Deregulation of the natural gas and electric power industries in the United States, Europe and Japan has resulted in new entrants and an increased market for natural gas;

  •
  Significant Natural Gas Reserves:  According to EIA estimates, as of January 1, 2010, the world's total proved natural gas reserves were 6,609 Tcf (187,144 bcm), 6% higher than the 2009 estimate; and

  •
  Emerging Economies:  According to the EIA, natural gas consumption is forecasted to increase by an average of 1.9% per year through 2035 in non-OECD countries, compared to an average of 0.6% per year in OECD countries. As a result, non-OECD countries are expected to account for 78% of the total increase in natural gas consumption over the period from 2007 to 2035.

        These factors, in addition to overall global economic growth, are expected to contribute to an increase in the consumption of natural gas. There is a growing disparity between the amount of natural gas produced and the amount of natural gas consumed in many major consuming countries, which will likely cause those countries to rely on imports for a greater portion of their natural gas consumption. Importers must either import natural gas through a pipeline or, alternatively, in the form of liquefied natural gas (or LNG) on board ships. LNG is natural gas that has been converted into its liquid state through a cooling process, which allows for efficient transportation by sea. Upon arrival at its destination, LNG is returned to its gaseous state at regasification facilities for distribution to consumers through pipelines.

        Natural gas is an abundant fuel source, with the EIA estimating that, as of January 1, 2010, worldwide proved natural gas reserves were 6,609 Tcf (187,144 bcm). Almost three-quarters of the world's natural gas reserves are located in the Middle East and Eurasia. Russia, Iran and Qatar combined accounted for 55% of the world's natural gas reserves as of January 1, 2010, and the United States is the sixth largest holder of natural gas reserves at 3.7% of the world total.

        The EIA predicts a substantial increase in the production of "unconventional" natural gas, including tight gas, shale gas and coalbed methane. Although reserves of unconventional natural gas are unknown, the EIA predicts a substantial increase in natural gas supplies from unconventional formations in the future, especially from the United States but also from Canada and China. Shale gas has been particularly prolific, with production increasing by over 5 billion cubic feet (or Bcf) per day since the beginning of 2007. This increase largely results from recent advances in horizontal drilling and hydraulic fracturing technologies, especially in the U.S. These technologies have made it possible to exploit the U.S.'s vast shale gas resources. Rising estimates of shale gas resources have helped to increase estimates of the total U.S. natural gas reserves by almost 50% over the past decade. The EIA expects shale gas to make up 26% of U.S. natural gas production in 2035. This is a fivefold increase from 2007, more than enough to offset the expected decline in conventional natural gas production

        Although the growth in production of unconventional domestic natural gas has resulted in a reduced rate of growth in LNG demand in the U.S., the long-term impact of shale gas and other unconventional natural gas production on the global LNG trade is unclear. The following factors will be primary indicators of future demand for LNG in the U.S.:

  •
  Sustainability of current levels of shale gas production;

  •
  Total reserves of unconventional natural gas, which have not yet been fully evaluated;

  •
  Depletion rates of shale gas reserves; and

  •
  Potential negative environmental impact, which could limit production of natural gas from unconventional formations.

        The reduced rate of growth in LNG demand in the U.S. is expected to be at least partly offset by increased demand for LNG in other nations, especially non-OECD countries.

        The charts below display historical and projected natural gas consumption by region and proved natural gas reserves by region as of January 1, 2010.

Global Natural Gas Consumption by Region (trillion cubic feet)	Natural Gas Reserves (Total: 6,609 Tcf)

Source: EIA, July 2010.

 Liquefied Natural Gas

        The need to transport natural gas over long distances across oceans led to the development of the international LNG trade. The first shipments were made on a trial basis in 1959 between the United States and the United Kingdom, while 1964 saw the start of the first commercial-scale LNG project to ship LNG from Algeria to the United Kingdom. LNG shipping provides a cost-effective and safe means for transporting natural gas overseas. The LNG is transported overseas in specially built tanks on double-hulled ships to a receiving terminal, where it is offloaded and stored in heavily insulated tanks. In regasification facilities at the receiving terminal, the LNG is returned to its gaseous state (or regasified) and then shipped by pipeline for distribution to natural gas customers.

        The following diagram displays the flow of natural gas and LNG from production to regasification.

LNG Supply Chain

        The LNG supply chain involves the following components:

        Gas Field Production and Pipeline:    Natural gas is produced and transported via pipeline to natural gas liquefaction facilities located along the coast of the producing country.

        Liquefaction Plant and Storage:    Natural gas is cooled to a temperature of minus 260 degrees Fahrenheit, transforming the gas into a liquid, which reduces its volume to approximately 1/600th of its volume in a gaseous state. The reduced volume facilitates economical storage and transportation by ship over long distances, enabling countries with limited natural gas reserves or limited access to long-distance transmission pipelines to meet their demand for natural gas.

        Shipping:    LNG is loaded onto specially designed, double-hulled LNG carriers and transported overseas from the liquefaction facility to the receiving terminal.

        Regasification:    At the regasification facility (either onshore or aboard specialized LNG carriers), the LNG is returned to its gaseous state, or regasified.

        Storage, Distribution and Marketing:    Once regasified, the natural gas is stored in specially designed facilities or transported to natural gas consumers and end-use markets via pipelines.

        The basic costs of producing, liquefying, transporting and regasifying LNG are much higher than in an equivalent oil supply chain. This high unit cost of supply has led in recent years to the pursuit of ever-larger facilities in order to achieve improved economies of scale.

  LNG Supply

        According to Wood Mackenzie, total global LNG liquefaction capacity was expected to reach approximately 10.8 Tcf (222.2 MMt) per year in 2010. By 2015, annual global liquefaction capacity is projected to potentially reach approximately 13.8 Tcf (284.0 MMt) per year, nearly 1.3 times the level in 2010. This growth is expected to be driven by new capacity in the Asia/Pacific region, the Middle East and Africa.

        There remain substantial challenges to growing the LNG supply base. The technology involved is complex, expensive and still evolving. Compared with oil, there are fewer LNG capital assets in production, but many more are planned or under construction, requiring large amounts of capital, expertise and materials.

        In addition, a large number of unconventional LNG supply projects have also recently been proposed. Some are unconventional in terms of their feedstock, such as gas produced from coal seams—commonly referred to as coal seam gas or coalbed methane. Others are unconventional in that the proposed LNG liquefaction plant will be located offshore on floating facilities. Interest in these emerging technologies is being driven by the challenges associated with accessing conventional gas resources for LNG supply.

LNG Liquefaction Capacity by Region

Source: Wood Mackenzie, November 2010.

        The following map displays existing and planned LNG export terminals globally as of March 2011:

Source: Poten and Partners, March 2011.

  LNG Demand

        Over the past three years, global LNG demand has continued to rise. According to Wood Mackenzie, LNG demand for 2010 was expected to be 10.4 Tcf (213.1 MMt) and is projected to increase to 13.0 Tcf (266.1 MMt) for 2015.

        The demand for natural gas, and by extension LNG, will continue to be driven, at least in part, by future economic growth, which is expected to create increased demand for natural gas for both direct consumption and for use in power generation. To the extent this demand cannot be satisfied through domestic production or pipeline imports, LNG imports will be required. Environmental concerns will also help drive the demand for additional natural gas and, therefore, LNG volumes. Environmental pressures will play a particularly important role in the European market where a combination of national and European Union legislation is expected to result in power generation facilities switching from oil or coal to natural gas in order to enhance their emissions performance.

        Recent short-term challenges in LNG demand have been driven mainly by two factors: the recent global economic crisis and the North American supply response. The global recession that occurred over the past two years affected the natural gas/LNG sector. Lower output across many sectors in areas such as North America and Europe subdued demand for natural gas and resulted in hub prices (both Henry Hub and NBP) falling by over 50% in 2009. This reduction in demand, which subsequently caused forecasted LNG demand to drop below pre-recession forecasts, created an over-supply in the market and reduced companies' desire to develop new projects until the market outlook recovered. Additionally, over the past decade, U.S. LNG regasification capacity has increased more than ten-fold. The new capacity was developed on the premise of a widely predicted gap between indigenous supply and demand. Despite intensive efforts to increase North American production at the start of the decade, the overall supply picture for North America was one of slow growth or stagnation. In the absence of piped alternatives, developers scrambled to build regasification terminals in anticipation of a new wave of LNG supply. However, shale gas production in the United States has accelerated at an unprecedented rate over the past three years. This has affected U.S. natural gas prices and reduced the overall growth outlook for LNG demand in North America.

        Despite the recent challenge of the global recession and the increase of unconventional natural gas production in the U.S., LNG demand has continued to grow. This has been aided by increased demand from new markets; for example in China LNG demand is forecasted to reach 2.2 Tcf (44.5 MMt) per year by 2020, according to Wood Mackenzie, more than double the level forecast in 2007. Between 2007 and 2009, China signed long-term supply agreements (binding and non-binding) for the delivery of approximately 1.5 Tcf (30.0 MMt) of LNG per year beyond 2015.

        In addition to driving demand in the LNG shipping market, we expect that growing demand for LNG in developing countries is likely to drive demand for storage and regasification facilities. In 2009, non-OECD countries accounted for 13% of global LNG demand and are forecasted to account for over 22% by 2020. The chart below displays historical and projected LNG demand by OECD and non-OECD countries.

Source: Wood Mackenzie, November 2010.

        According to Wood Mackenzie, six new countries have started to import LNG since 2007: Argentina, Brazil, Canada, Chile, the United Arab Emirates (UAE) and Kuwait, most of which have used FSRU solutions. Argentina and Kuwait began importing LNG using moored FSRUs to overcome short to medium term natural gas supply shortages. While Argentina has ample natural gas reserves, low regulated prices have stifled upstream investment and created a need to import LNG to meet peak demand. Kuwait, despite being a large oil producer, started to import LNG to meet peak natural gas requirements, after plans to import natural gas through pipelines from neighboring countries failed to materialize.

        Overall, the addition of several new South American and Middle Eastern importers, who import LNG principally to meet peak demand in the southern hemisphere winter months and air conditioning loads for the Middle East summer months, potentially adds a new seasonal dynamic and outlet for suppliers during the typically quieter months between May and September. With six new countries (Germany, Indonesia, Netherlands, Pakistan, Singapore and Thailand) expected to begin importing LNG by 2013 and 13 or more countries by 2020, the LNG market will continue to become more diverse.

        The following chart displays historical and projected LNG demand by region.

LNG Demand by Region

Source: Wood Mackenzie, November 2010.

  LNG Trade Patterns

        Traditionally, the LNG trade could be characterized as rigid, point-to-point long term sales of LNG, with dedicated assets servicing a single dedicated contract with little to no deviation over a period of 20 years or greater. This inflexible contractual structure was the result of the high cost of financing LNG projects. More recently, however, LNG trade has experienced significant change. Although capital costs remain restrictive, an increasing amount of LNG is being sold on a short-term basis and on the spot market. The increased size of the LNG industry, greater worldwide availability of regasification facilities and shipping, together with other developments, such as the development of FSRUs, which can be moved from one demand center to another, has helped create more financial and physical flexibility. Furthermore, traditional LNG trade relationships are changing. For example, the Middle East, which historically transported its LNG supply to the Asia/Pacific basin, is developing into a swing source of LNG by shifting supply to whichever basin (Atlantic or Asia/Pacific) is experiencing relatively higher natural gas prices.

        The evolution of LNG trade routes is displayed in the charts below.

1980 Global LNG Trade Routes

Source: Poten and Partners, November 2010.

2010 Global LNG Trade Routes

Source: Poten and Partners, November 2010.

 Floating LNG Regasification

  Floating LNG Storage and Regasification Vessels

        Floating LNG regasification vessels are commonly known as FSRUs. The figure below depicts the Golar Spirit.

        The FSRU regasification process involves the vaporization of LNG and injection of the resultant natural gas directly into one or more pipelines. In order to regasify LNG, FSRUs are equipped with shell-and-tube vaporizer systems that can operate in the open-loop mode, the closed-loop mode or in both modes. In the open-loop mode, seawater is pumped through the shell-and-tube system to provide the heat necessary to convert the LNG to the vapor phase. In the closed-loop system, a natural gas-fired boiler is used to heat water circulated in a closed-loop through the shell-and-tube vaporizer and a steam heater to convert the LNG to the vapor phase. In general, FSRUs can be divided into four subcategories:

  •
  FSRUs that are permanently located offshore;

  •
  FSRUs that are permanently alongside (with LNG transfer being either directly ship to ship or over a jetty);

  •
  shuttle carriers that regasify and discharge their cargos offshore (sometimes referred to as energy bridge); and

  •
  shuttle carriers that regasify and discharge their cargos alongside.

  Demand for Floating LNG Regasification Facilities

        The long-term outlook for global natural gas supply and demand has stimulated growth in LNG production and trade, which is expected to drive a necessary expansion of regasification infrastructure. While worldwide regasification exceeds worldwide liquefaction capacity, a large portion of the existing global regasification capacity is concentrated in a few markets such as Japan, Korea and the U.S. gulf coast. There remains a significant demand for regasification infrastructure in growing economies in Asia, Middle-East and South America. We believe that the advantages of FSRUs compared to onshore facilities will make them highly competitive in these markets.

        Floating LNG regasification projects first emerged as a solution to the difficulties and protracted nature of obtaining permission to build shore-based LNG reception facilities (especially along the North American coasts). Due to their offshore location, floating facilities are less likely than onshore facilities to be met with resistance in local communities, which is especially important in the case of a facility that is intended to serve a highly populated area where there is a high demand for natural gas. As a result, it is typically easier and faster for FSRUs to obtain necessary permits than for comparable onshore facilities. More recently, cost and time have become the main drivers behind the growing interest in the various types of floating LNG regasification projects.

        In addition, the flexibility afforded by floating LNG regasification facilities provide an advantage over onshore facilities. A floating regasification vessel can load, store and regasify LNG before delivering the natural gas to market. It can be operated partially as a conventional trading ship that transports and regasifies its own cargo, or as a mother-ship that processes supplies received by way of ship-to-ship transfers. FSRUs can also be moved to (and operated at) a different location if required, which is particularly beneficial in markets where demand for LNG is seasonal. Additionally, FSRUs offer quicker access to LNG supply for markets that lack onshore regasification infrastructure.

  Floating LNG Regasification Vessel Fleet Size and Ownership

        Compared to onshore terminals, the floating LNG regasification industry is fairly young. Several companies such as Golar, Exmar, Excelerate Energy, Mitsui O.S.K. Lines and Höegh LNG are actively pursuing and marketing FSRU terminals to LNG importers around the world. Golar LNG Limited was the first company to enter into an agreement for the long-term employment of an FSRU with a LNG importer. Golar LNG Limited's first FSRU, the Golar Spirit, was delivered to Petrobras in September 2008 and is currently operational. Golar LNG Limited's second FSRU, the Golar Winter, commenced its long-term charter with Petrobras in early September 2009. Golar LNG Limited's third FSRU, the Golar Freeze, was delivered to DUSUP in May 2010. The following chart shows the actual and expected growth of the FSRU fleet from 2004 to 2013:

Development of Floating Regasification Fleet

Source: Wood Mackenzie, February 2011.

        As of February 2011 13 vessels have been built or converted with a further vessel currently undergoing conversion. Of these vessels, two will be fixed to projects in Dubai and Italy, two are dedicated to the two floating regas facilities in Brazil and two are employed on a seasonal basis in

Kuwait and Argentina. An additional vessel will be tied to the second Argentine terminal later this year. The rest are currently available for work in shuttle, mother-ship or conventional tanker roles. Golar LNG intends to convert one of its existing conventional vessels to an FSRU for the West Java terminal with the 125,003m3 Khannur, built 1977, currently earmarked for the project.

        FSRUs can have some potential disadvantages. While FSRUs can have comparable ability to offload cargo from LNG carriers as compared to land based terminals, land based terminals typically have greater storage capacity which can facilitate faster cargo offload in a situation when storage tanks are partially full. The storage capacity of an FSRU is typically similar to the volume of an LNG carrier cargo, whereas a land based terminal typically has a higher level of storage. Land based terminals are also potentially better suited for large gas send out capacity requirements in excess of the largest capacity FSRUs. Additionally, onshore regasification terminals often incorporate nitrogen injection facilities to ensure that the regasified LNG meets the local heating value standards, while existing FSRUs do not usually have this capability and are, therefore, restricted to destinations with significant pipeline infrastructure carrying a blend of natural gas types, or having nitrogen injection capabilities.

LNG Carriers

        As a vital part of the LNG supply chain, LNG carriers are relied upon to move cargoes from liquefaction plants to regasification import facilities around the world. While there are a number of different types of LNG carriers and "containment systems," there are two dominant containment systems in use today:

        The Moss system was developed in the 1970s and uses free standing insulated spherical tanks supported at the equator by a continuous cylindrical skirt. In this type of vessel, the tank and the hull are two separate structures.

        The Membrane system uses insulation built directly into the hull of the vessel, along with a membrane covering inside the tanks to maintain integrity. In this type of vessel, the ship's hull directly supports the pressure of the LNG cargo.

        Illustrations of these systems are included below:

Moss System	Membrane System

        Wood Mackenzie estimates that 69.6% of LNG vessels in existence or on order as of March 1, 2011 make use of the membrane containment system, 29.3% utilize the Moss system and the remaining 1.0% utilize other systems. The majority of vessel newbuild orders are of the membrane type, principally because they most efficiently utilize ship hull volumes, which are the basis upon which the Suez Canal levies tolls.

  Carrying Capacity and Prices

        LNG carrier shipbuilding prices have historically exhibited cyclical behavior due to factors such as available shipyard capacity, demand for newbuildings, currency exchange rates, the cost of steel and other vessel materials and general economic conditions. Prices for new LNG carriers have fallen significantly from an average of $377 million in the early 1990s, but are up from lows of approximately $185 million in the early 2000s.

        The chart below shows the general overall decline in the price of LNG carrier newbuilds over the last 25 to 30 years:

Mean Ship Price of Standard Ship Sizes Ordered

Source: Wood Mackenzie, December 2010.
Note: Average ship prices quoted in 2009 equivalent dollars.

        Over the relatively short history of the LNG industry, there has been a continued drive to secure increased economies of scale. This has been especially true for LNG carriers, where in recent years there has been a rapid increase in the potential carrying capacity of newly built vessels as measured in cubic meters (or cbm). The current average size of newly built LNG carriers from 2006 to 2010 was approximately 161,300 cbm, up from 127,900 cbm during the 1970's. To assist with transportation unit cost reduction, the average size of vessels is rising steadily and we have now seen the first deliveries of Q Max LNG vessels of up to 266,000 cbm. More recently, 45 ships with carrying capacity in excess of 200,000 cbm have been ordered by the Qatari projects. Qatar intended to sell over a third of its LNG output to Asian destinations by the end of 2010 and so rather than using its bigger ships to deliver LNG exclusively to western markets, as was originally planned, the burden has been placed on its eastern customers to accept the larger cargo sizes. These customers, for their part, are almost obliged to accommodate the larger ships given the high proportion of spare LNG supply that Qatar can offer in the short to medium-term.

        The graph below illustrates how ship size has evolved compared to liquefaction train size and highlights the fact that the industry is experiencing a major step-up in ship size, driven by substantial LNG supply expansion projects in Qatar.

Source: Wood Mackenzie, December 2010.

        LNG carriers are designed for an economic life of approximately 40 years. Recent contract renewals, however, suggest that the economic lives of these vessels may be somewhat longer, as some LNG carriers have been placed under time charters with termination dates occurring after the 40th anniversary of their construction. Therefore, all but a very few of the LNG carriers built in the 1970s are still in service today. As a result, limited scrapping of LNG carriers has occurred or is likely to occur in the near future.

  LNG Fleet Size and Ownership

        As of March 1, 2011, the world LNG carrier fleet consisted of 361 operational LNG carriers with a total capacity of greater than 52 million cbms. Of the 21 vessels in the orderbook, nine are due to be delivered in 2011, three in 2012, two in 2013, three in 2014 and two each for 2015 and 2016.

        The chart below displays the historical and projected development of the LNG fleet based on the cumulative number or ships delivered and on order as of March 2011:

Development of the Global LNG Carrier Fleet

        Source: Wood Mackenzie, March 2011.

        Given the complex, long-term nature of LNG projects, LNG project partners historically have transported LNG through their captive fleets. However, independent fleet operators have in recent years been winning an increasing percentage of charters for new or expanded LNG projects as major energy companies continue to divest non-core businesses. In addition, in order to enter or consolidate their position in the LNG business, independent shipping companies took advantage of weaker ship prices from 2001 to 2004 by placing orders for vessels or taking over established LNG shipping companies. Independent owners such as Golar LNG account for 27% of the operational fleet and 10% of those on order.

        The graph below shows the ownership profile of the current fleet of LNG carriers. It should be noted that the graph is constructed on a ship unit basis with the category assigned to the majority shareholder(s). In reality certain ships have a mix of owners that fall across more than one category.

LNG Fleet Ownership Profile

        Source: Wood Mackenzie, March 2011.

  LNG Shipping Competition

        While the majority of the existing world LNG carrier fleet is employed on long-term charters, there is competition for the employment of vessels whose charters are expiring and for the employment of vessels which are not dedicated to a long-term contract. Competition for long-term LNG charters is based primarily on price, vessel availability, size, age and condition of the vessel, relationships with LNG carrier users, the quality of LNG carrier users and the experience and reputation of the carrier operator. In addition, vessels may operate in the emerging LNG carrier spot market that covers short-term charters of one year or less during periods of increased competition due to an oversupply of LNG carriers.

  LNG Shipping Contracts

        LNG carriers are usually hired (or chartered) to carry LNG pursuant to time charter contracts, in which a vessel is hired for a fixed period of time and linked to a specific gas sale and purchase agreement. The long-term charter arrangement of LNG carriers are popular for the following reasons:

  •
  LNG projects are expensive and typically involve an integrated chain of dedicated facilities and cooperative activities;

  •
  LNG carriers are expensive to build, so the cash-flow from long-term charters support the vessel financing; and

  •
  most LNG off-takers are utility companies, power stations and petrochemical producers that depend on reliable and uninterrupted delivery of LNG.

        The growth in demand for short-term charter arrangements has been driven primarily by:

  •
  increases in new LNG production capacity that is not fully contracted to a particular off-taker;

  •
  increases in seasonal demand for LNG;

  •
  increases in the role of LNG market integrators sourcing supplies from different downstream assets, to take advantage of inter-regional trade arbitrage opportunities and to optimize their asset portfolios;

  •
  increasing availability of LNG carriers not contracted to a particular project, either as a result of the termination of pre-existing time charters without a replacement charter or the building of new carriers on a speculative basis; and

  •
  unforeseen disruption to production capacity in some exporting countries and unexpected demand from certain importing countries.

  Safety and Security

        Safety has been a prime consideration throughout the development of the LNG industry. The need for sound design and stringent safety standards underpins all aspects of an LNG project. Industry standards have been developed covering all elements of the LNG supply chain and are now employed by industry participants.

        LNG shipping generally has been safe relative to other forms of commercial marine transportation. Over the past 40 years, there has been no significant accident or cargo spillage involving an LNG carrier, even though over 36,000 LNG voyages have been made during that time.

        LNG is non-toxic and non-explosive in its liquid state. LNG only becomes explosive, or flammable, when heated and vaporized, and then only when in a confined space within a narrow range of concentrations in the air (5% to 15%). Greater concentrations of natural gas do not contain enough oxygen to sustain a flame, while lesser concentrations of natural gas contain enough oxygen to dilute the natural gas too much for it to ignite. The risks and hazards from an LNG spill will vary depending on the size of the spill, environmental conditions and the site at which the spill occurs. Hazards can include freeze burns to the ship's crew and people nearby and potential damage to the LNG carrier from contact with LNG. Once a spill occurs, LNG vaporizes and subsequent ignition of the vapor cloud could cause fires and overpressures that could injure people or cause damage to the LNG carrier's structure, other LNG carriers or nearby structures.

        The risk of accidental LNG spills, which could result from such events as groundings of carriers or collisions, is low and generally manageable with current safety policies and practices. However, given the increasing number and frequency of LNG carrier deliveries to ports across the world, concerns about the potential for an accidental spill or release of LNG have increased. In addition, since the September 11, 2001 terrorist attacks, concerns have increased over the impact an attack on targets such as LNG carriers could have on public safety and property.

        As LNG infrastructure is expanded, communities in some countries, including the United States, are protesting the building of new regasification facilities based on safety and security concerns, including the possibility that LNG terminals will be targets of terrorism. Regulations may be adopted to enhance risk assessment and security requirements for LNG carriers and facilities.

BUSINESS

Overview

        We are a growth-oriented limited partnership formed by Golar LNG Limited (NasdaqGS: GLNG; OSE: GOL) to own and operate FSRUs and LNG carriers under long-term charters, which we define as charters of five years or more. We intend to leverage the relationships, expertise and reputation of Golar, a leading independent owner and operator of FSRUs and LNG carriers, to pursue growth opportunities in these areas. While we intend to operate our assets under long-term charters with stable cash flows, Golar intends to focus primarily on FSRU and LNG project development, LNG trading and LNG transportation, storage and regasification activities with contract terms and associated cash flows that are more short-term and/or variable in nature

        Our fleet will consist of:

  •
  a 100% interest in the Golar Spirit, an FSRU retrofitted in 2007 from an LNG carrier built in 1981 that is currently operating under a time charter that expires in 2018 with Petrobras, the majority state-owned oil and gas company of Brazil;

  •
  a 100% interest in the Golar Winter, an FSRU retrofitted in 2008 from an LNG carrier built in 2004 that is currently operating under a time charter that expires in 2019 with Petrobras;

  •
  a 100% interest in the Methane Princess, an LNG carrier built in 2003 that is currently operating under a time charter that expires in 2024 with BG Group; and

  •
  a 60% interest in the Golar Mazo, an LNG carrier built in 2000 that is currently operating under a time charter that expires in 2017 with Pertamina, the state-owned oil and gas company of Indonesia.

        We further intend to leverage our relationship with Golar to make accretive acquisitions of FSRUs and LNG carriers with long-term charters from Golar and third parties. For example, we will have the right to purchase two additional FSRUs from Golar:

  •
  the Golar Freeze, an FSRU recently retrofitted from an LNG carrier built in 1977 that is currently operating under a time charter that expires in 2020 with DUSUP, the exclusive purchaser of natural gas in Dubai; and

  •
  the Khannur, an LNG carrier built in 1977, following the completion of its FSRU retrofitting and acceptance by its charterer, which is expected to occur in the first quarter of 2012. The Khannur is expected to operate under an 11-year time charter with Nusantara Regas for the West Java LNG project in Indonesia. Nusantara Regas is a joint venture that is 60% owned by Pertamina and 40% owned by the Indonesia distribution firm PT Perusahaan Gas Negara.

Our Relationship with Golar and the Fredriksen Group

        One of our principal strengths is our relationship with Golar and the Fredriksen Group of companies. Our relationship with Golar will give us access to Golar's long-standing relationships with major energy companies and shipbuilders. We will have access to Golar's customer relationships and its technical, commercial and managerial expertise, which we believe will make us more competitive when seeking additional customers.

        Upon completion of this offering, Golar LNG Limited will own our 2.0% general partner interest and 81% of our incentive distribution rights and a 67.9% limited partner interest in us, and Golar Energy will own 19% of our incentive distribution rights. In connection with future vessel acquisitions by us from Golar Energy, Golar LNG Limited may transfer a portion (up to an additional 30% in the aggregate, or 49% in total) of the incentive distribution rights to Golar Energy. Golar intends to utilize us as its primary growth vehicle to pursue the acquisition of long-term stable cash flow generating

FSRUs and LNG carriers. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement" for a description of our rights to acquire certain assets of Golar LNG Limited and Golar Energy.

        In addition to our direct relationship with Golar, we believe there are opportunities for operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group, which includes, among others, the following four public companies:

  •
  Frontline Limited, one of the world's largest crude oil tanker companies operating a fleet of 80 tankers.

  •
  Ship Finance International Limited, a marine leasing company with a fleet of 72 vessels, including crude oil tankers (VLCC and Suezmax), chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling units.

  •
  Golden Ocean Group Limited, a dry bulk shipping company that owns or controls 22 ships, has 14 ships under construction and has several chartered-in ships.

  •
  Seadrill Limited, an offshore drilling company operating a fleet of 49 vessels, including drillships, jack-up rigs, semi-submersible rigs and tender rigs for operations in shallow to ultra-deepwater areas.

        We can provide no assurance, however, that we will realize any benefits from our relationship with the Fredriksen Group. Furthermore, the Fredriksen Group is not prohibited from competing with us pursuant to the omnibus agreement.

Business Opportunities

        We believe the following factors create opportunities for us to successfully execute our business plan and grow our business:

  •
  Advantages of FSRU solution.  We believe industry participants will select FSRUs for a variety of reasons, including speed of installation, operational flexibility, ease of permitting and, in some cases, lower cost. We believe FSRUs represent an attractive solution to the increasing demand in countries around the world for timely, low-cost LNG receiving terminals to fulfill their LNG import needs because:

  •
  FSRUs are cost-competitive with land-based alternatives, particularly for lower capacity requirements;

  •
  FSRUs mitigate some of the risks and costs of land-based regasification alternatives, including land acquisition costs and permitting and licensing costs and risks;

  •
  due to their offshore location, FSRUs are less likely to be met with resistance in local communities, which is especially important if a regasification facility is needed to supply a highly populated area where there is significant demand for natural gas;

  •
  FSRUs provide a more flexible supply solution due to their mobility. In addition, FSRUs may be operated in more than one region during the year, which will allow customers to meet peak season demand for natural gas;

  •
  due to their mobility, FSRUs may be operated in areas of high political risk where significant security threats exist, which makes investing and operating fixed assets in such areas too costly; and

    •
    FSRUs' time to market can be significantly shorter than that of more conventional land-based solutions and the retrofitting of an existing LNG carrier can be significantly quicker than building a new FSRU.

  •
  Strong demand for FSRUs and growth in LNG vessels.  Wood Mackenzie forecasts global demand for LNG will increase by 2.6 Tcf per annum or 25% from 2010 to 2015. Additionally, Wood Mackenzie forecasts that LNG imports will increase from 182 MMts in 2009 to 278 MMts in 2015 and 365 MMts in 2020.

  We believe more opportunities to transport LNG are developing outside traditional trade routes. Historically, LNG trade primarily centered on the early major LNG exporters of Indonesia, Brunei, Malaysia and Algeria and the major LNG importers of Japan, South Korea and Taiwan. However, more recently, the Middle East, Australia and Africa have become, and we expect will continue to be, increasingly important LNG exporting areas. Likewise, Russia, with its vast natural gas reserves, is expected to become a large LNG exporter. According to Wood Mackenzie, six new countries have started to import LNG since 2007, and more are expected to begin doing so over the long-term. We believe that an increasingly more diverse market for LNG and an increase in the number and scope of LNG trade routes will result in greater accessibility to LNG and lead to increased LNG supply and demand for regasification and LNG transportation.

  •
  Stringent customer standards favor established, high-quality operators.  Major energy companies are highly selective in their choice of LNG service partners due to:

  •
  the need for reliable, uninterrupted access to regasification and LNG transportation (LNG supply contracts are often on a take-or-pay basis, which heightens the need for high-quality operators);

  •
  heightened reliance on the FSRU and LNG transportation partner once selected, resulting from the generally long-term nature of the contract and the lack of commercially viable transportation alternatives; and

  •
  public perception of LNG projects, which magnifies customer sensitivity to hiring LNG service providers with strong reputations for maintaining high safety, environmental and quality standards.

    These factors have contributed to increasingly stringent operational and financial pre-qualification standards that FSRU and LNG vessel operators must meet prior to bidding on nearly all significant regasification and LNG transportation contracts. We believe that these rigorous and comprehensive standards will increase our ability to compete effectively for new LNG contracts relative to less qualified or experienced operators.

  •
  Increasing ownership of world LNG carrier fleet by independent owners.  Until recently, most of the world LNG carrier fleet was controlled and, in most cases, owned by LNG producers, large LNG buyers or major integrated and state-owned energy companies. However, companies that are independent of major energy companies, such as Golar, have increased their ownership of the world LNG carrier fleet from approximately 16% in 2005 to 23% in 2008 and comprised 27% of the operational fleet as of March 2011. We believe that the increasing ownership of the world LNG carrier fleet by independent owners is attributable in part to the desire of some major energy companies to limit their commitment to:

  •
  the marine transportation business, which is non-core to their operations; and

  •
  the cost of financing new LNG carriers in addition to the high construction costs of LNG facilities.

    We believe this will also apply to the ownership of FSRU vessels.

    This trend is supported by similar trends in the transportation of crude oil, where over the years oil producers have increasingly relied on specialist shipping companies to provide oil transportation. We believe that this trend will continue and that we will benefit from the opportunities it presents to independent LNG vessel owners such as ourselves.

    In addition, the capacity of the world LNG carrier fleet grew by 18.1% in 2009 following the delivery of 40 new ships to the fleet and the removal of just two vessels, which were converted to FSRUs, and preliminary results indicate the fleet grew by an additional 9.4% in 2010. Based on those increases in the LNG carrier fleet and the expected further increase in LNG carrier fleet capacity in 2011, we believe that there will be significant opportunities for consolidation in the future.

Our Competitive Strengths

        We believe that our future prospects for success are enhanced by the following aspects of our business:

  •
  Secure and stable cash flows from long-term contracts with leading energy companies. All four of our vessels operate under long-term charters with creditworthy counterparties (BG Group, Pertamina and Petrobras). As of December 31, 2010, these charters had an average remaining duration of approximately 9.0 years, no direct exposure to commodity prices and limited exposure to foreign exchange rates. In addition, our charters provide some protection against increases in operating expenses.

  •
  Leadership position in FSRU technology.  We believe that Golar's experience in retrofitting the world's first three LNG carriers into FSRUs provides us a first-mover advantage in securing future FSRU opportunities. Specifically, Golar has been working since 2002 on FSRU development and design and expects to spend a significant portion of time over the next several years devoted to FSRU retrofitting. As negotiations continue with Nusantara Regas related to the West Java LNG project in Indonesia, Golar Energy will continue to proceed with the retrofitting process on the Khannur, which would represent the fourth FSRU retrofitting completed by Golar to date. In addition, we believe that LNG shippers with a need for FSRUs will be more likely to contact us because we are one of the first developers of FSRU technology and that other companies will experience additional time and cost in the engineering and development phases of an FSRU retrofitting due to their lack of experience.

  •
  Strong relationship with Golar that enhances opportunities for future business. We expect to benefit from our relationship with Golar in the following ways:

  •
  opportunities to acquire vessels in Golar's fleet, such as the Golar Freeze and the Khannur, that may be suitable for either FSRU conversion in connection with long-term FSRU charters or LNG transportation under long-term charters;

  •
  access to Golar's relationships in the LNG industry, including those with BG Group, Pertamina, Petrobras, DUSUP, Royal Dutch Shell and Chinese Petroleum Corporation;

  •
  access through services agreements to Golar's technical, commercial and managerial expertise gained from over 30 years of experience in operating LNG vessels; and

  •
  an ability to capitalize on opportunities for consolidation in the LNG transportation and services industry.

  •
  Relationship with the Fredriksen Group.  We believe there are opportunities for meaningful operational and relationship-based synergies within the Fredriksen Group. For example, there are technical similarities between the FPSO systems developed by Frontline Limited and the FSRU system developed by Golar, which enabled Golar to make use of a common pool of engineering talent. Furthermore, Golar has benefited in its dealings with shipbuilders and customers due to its affiliation to the Fredriksen Group.

  •
  Financial ability to pursue growth opportunities.  We expect to have access to public debt and equity markets in order to pursue acquisitions and other expansion opportunities. We also expect our ability to pursue growth opportunities to be enhanced by our status as a publicly traded partnership.

Business Strategies

        Our primary business objective is to increase quarterly distributions per unit over time by executing the following strategies:

  •
  Pursue strategic and accretive acquisitions of FSRUs and LNG carriers.  We believe our affiliation with Golar positions us to pursue strategic and accretive acquisitions:

  •
  From Golar.  Under the omnibus agreement that we will enter into with Golar LNG Limited and Golar Energy in connection with the closing of this offering, we will have the right to purchase the Golar Freeze from Golar LNG Limited and the Khannur from Golar Energy. Under the omnibus agreement, we will also have the right to purchase from Golar LNG Limited and Golar Energy other FSRUs and LNG carriers with long-term charters.

  •
  With Golar.  We expect to have the opportunity to participate with Golar in pursuing FSRU and LNG transportation assets that may not be attractive acquisition candidates for either of us individually or that we would not be able to pursue on our own. For example, FSRU and LNG transportation assets may include both vessels under long-term charters that generate stable cash flows that would be of interest to us and vessels under short-term charters that generate more variable cash flows that may be of interest to Golar. Under the omnibus agreement, if more than a majority of the value of a business or package of assets is attributable to LNG carriers or FSRUs operating under charters of five or more years, we will have the first opportunity to acquire such business or assets and will be required to offer Golar the vessels with charters of less than five years. Similarly, if less than a majority of the value of such business or assets is attributable to LNG carriers or FSRUs with charters of five or more years, Golar will have the first opportunity to acquire such business or assets and will be required to offer us the vessels with charters of five or more years. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement." We intend to pursue these and other acquisitions with Golar to the extent they would be well suited for our partnership. We believe this arrangement will provide us with a competitive advantage in the acquisition of FSRU and LNG transportation assets.

  •
  From third parties.  We intend to take advantage of business opportunities and market trends in the LNG transportation industry to grow our fleet through third-party acquisitions of FSRUs and LNG carriers under long-term charters. In particular, we believe that we will benefit from the trend toward increasing ownership of LNG carriers by independent operators.

  •
  Compete for long-term charter contracts for FSRUs and LNG carriers when attractive opportunities arise.  We intend to participate in competitive tender processes and engage in negotiated transactions with potential charterers for both FSRUs and LNG carriers when attractive opportunities arise by leveraging the strength of the industry expertise of Golar and the Fredriksen Group, as well as our publicly traded partnership status.

  •
  Manage our fleet and our customer relationships to provide a stable base of cash flows and superior operating performance.  We intend to manage the stability of cash flows in our fleet by actively seeking the extension or renewal of existing charters, entering into new long-term charters with current customers and identifying potential business opportunities with new high-quality charterers. In addition, we will seek to attract stable cash flow generating assets with new high-quality charterers by ensuring our vessels meet the highest operating standards within the industry. We intend to do this by maintaining stringent safety and quality standards, focusing on timely delivery of vessels, providing superior customer service and support and meeting technical and environmental compliance standards.

Our Fleet and Customers

        Our fleet will consist of:

  •
  a 100% interest in the Golar Spirit, an FSRU recently retrofitted from an LNG carrier built in 1981 that is currently operating under a time charter that expires in 2018 with Petrobras, the majority state-owned oil and gas company of Brazil;

  •
  a 100% interest in the Golar Winter, an FSRU recently retrofitted from an LNG carrier built in 2004 that is currently operating under a time charter that expires in 2019 with Petrobras;

  •
  a 100% interest in the Methane Princess, an LNG carrier built in 2003 that is currently operating under a time charter that expires in 2024 with BG Group; and

  •
  a 60% interest in the Golar Mazo, an LNG carrier built in 2000 that is currently operating under a time charter that expires in 2017 with Pertamina, the state-owned oil and gas company of Indonesia.

        We will also have the right to purchase the Golar Freeze from Golar LNG Limited and the Khannur from Golar Energy. The Golar Freeze is an LNG carrier built in 1977 that has recently undergone retrofitting into an FSRU and is operating under a 10-year time charter with DUSUP, the exclusive purchaser of natural gas in Dubai. We expect that we will purchase the Golar Freeze within 24 months after the closing of this offering if we are able to reach an agreement with Golar LNG Limited regarding its purchase price. The Khannur is an LNG carrier built in 1977 that we expect will be retrofitted by Golar Energy. Following completion of its retrofitting, the Khannur is expected to operate under an 11-year time charter with Nusantara Regas for the liquefied natural gas receiving terminal that is expected to be built in West Java, Indonesia (or the West Java FSRU Project). The West Java FSRU Project is expected to be commissioned by the end of 2011. We expect that we will purchase the Khannur upon completion of its retrofitting and acceptance by its charterer, which is expected to be in the first quarter of 2012 if we are able to reach an agreement with Golar Energy regarding its purchase price. Nusantara Regas is a joint venture that is 60% owned by Pertamina and 40% owned by local Indonesian gas distribution firm PT Perusahaan Gas Negara. There are no assurances that we will purchase either the Golar Freeze or the Khannur.

        We believe these vessels will be well suited for our business strategy and expect to purchase each of these vessels from Golar LNG Limited and Golar Energy subject to reaching an agreement regarding the purchase price.

  FSRUs

        The following table provides information about our two FSRUs:

FSRU Vessel	Capacity (cbm)	Offtake Capacity (Bcf/d)	Year of Delivery	Post-Retrofit Charter Commencement	Our Interest	Charterer	Charter Expiration	Charter Extension Option Periods
Golar Spirit	128,000	0.25	1981	July 2008	100%	Petrobras	2018	Three years plus two years
Golar Winter	138,000	0.50	2004	September 2009	100%	Petrobras	2019	Three years plus two years

Total Capacity	266,000	0.75

        Golar Spirit.    The Golar Spirit utilizes a closed-loop regasification system. Please read "Industry—Offshore LNG Regasification Terminals" for a description of the closed-loop system.

        The Golar Spirit is operating under a 10-year time charter to Petrobras, which is the largest energy company in Brazil with an integrated structure consisting of oil and oil by-product exploration, production, refining, marketing, and transportation.

        Petrobras currently operates the Golar Spirit in northeastern Brazil at the port of Pecem, where it is moored at a jetty in sheltered waters behind a breakwater, delivering regasified LNG through a hard arm connection directly into a pipeline that services base load power generating assets. The Golar Spirit has the ability to operate as a traditional LNG carrier.

        The Golar Spirit was built in 1981. Given that the Golar Spirit is principally operated in a stationary location and given the non-corrosive nature of LNG, we believe that its useful post-retrofit service life will be extended by at least five years in excess of its initial 40-year useful life.

        Golar Winter.    The Golar Winter was delivered to Golar LNG in 2004. Golar LNG operated the Golar Winter under short-term charters during 2004, within a pooling arrangement in 2005 and under short-term charters from 2006 until the commencement of its retrofitting. The Golar Winter is currently operating under a 10-year time charter to Petrobras.

        The Golar Winter utilizes a regasification system able to operate in both open- and closed-loop modes. Please read "Industry—Floating LNG Regasification" for a description of the open- and closed-loop systems.

        Petrobras operates the Golar Winter at an island jetty in Guanabara Bay outside Rio De Janeiro where it is moored at a jetty in sheltered waters behind a breakwater, delivering regasified LNG through a hard arm connection directly into a pipeline that services base load power generating assets. LNG is received over the jetty from visiting LNG carriers. The Golar Winter is employed by Petrobras as an FSRU to service peak load power requirements. In the periods the Golar Winter is not required at the Guanabara location, we expect that Petrobras may employ the Golar Winter as a conventional LNG carrier.

        Our Option to Purchase the Golar Freeze and the Khannur.    Under the omnibus agreement that we will enter into with Golar LNG Limited and Golar Energy in connection with the closing of this offering, we will have the right to purchase the Golar Freeze from Golar LNG Limited at any time within 24 months of the closing of this offering at a price equal to its fair market value, and we will have the right to purchase the Khannur from Golar Energy upon completion of the vessel's retrofitting and acceptance by its charterer at a price equal to its fair market value. The fair market value of the vessels will be determined through negotiations with Golar LNG Limited and Golar Energy or, if we and Golar LNG Limited or Golar Energy are unable to agree as to the fair market value of the applicable vessel, by a mutually acceptable investment banking firm, ship broker or other expert advisor in accordance with the omnibus agreement. The fair market value of the Golar Freeze or the Khannur, as finally determined pursuant to the omnibus agreement, may be an amount that is greater than what we are able or willing to pay. We will not be obligated to purchase either of the vessels at the applicable determined price, and, accordingly, we may not complete the purchase either of the vessels.

        The Golar Freeze was delivered to Golar in 1977. The Golar Freeze has a capacity of 125,000 cbm and a maximum offtake capacity of 0.48 Bcf per day. Golar operated the Golar Freeze under charters with BG Group from 2000 until commencement of its retrofitting. The Golar Freeze completed its retrofitting in May 2010 and is currently operating as an FSRU under a time charter with DUSUP, the exclusive purchaser of natural gas in Dubai, that expires in 2020.

        The Golar Freeze is permanently moored alongside a purpose built jetty within the existing Jebel Ali port. The Golar Freeze is capable of storing and delivering regasified LNG to DUSUP for further delivery into the Dubai gas network. DUSUP has advised Golar that, in addition to chartering the Golar Freeze, it owns and operates the purpose built jetty, as well as a related high-pressure export pipeline.

        The Khannur was delivered to Golar in 1977. The Khannur has a capacity of 125,000 cbm and will have a maximum offtake capacity of 0.5 Bcf per day. Golar operated the Khannur under charters with BG Group from 2000 until August 2010. The Khannur is currently in lay-up and is expected to undergo retrofitting into an FSRU. Following completion of the vessel's retrofitting and acceptance by its charterer, which is expected to be in the first quarter of 2012, the Khannur is expected to operate under an 11-year time charter with Nusantara Regas for the West Java FSRU Project.

  LNG Carriers

        The following table provides additional information about our two LNG carriers:

LNG Carrier	Capacity (cbm)	Year of Delivery	Our Interest		Charterer	Current Charter Expiration	Charter Extension Option Periods
Golar Mazo	135,000	2000	60	%(1)	Pertamina	2017	Five years plus five years
Methane Princess	138,000	2003	100%		BG Group	2024	Five years plus five years

Total Capacity	273,000

(1)
Chinese Petroleum Corporation holds the remaining 40% interest in the Golar Mazo.

        As of December 31, 2010, our LNG carriers had an average age of 9.0 years, compared to the world LNG carrier fleet average age of approximately 13.1 years according to Wood Mackenzie. LNG carriers are generally expected to have a lifespan of approximately 40 years. The Golar Mazo has a Moss containment system, while the Methane Princess has a membrane-type cargo containment system. Please read "Industry—LNG Shipping—LNG Vessels" for a description of these systems. Our charterers are able to use our LNG carriers worldwide or to sublet the vessels to third parties.

        Golar Mazo.    The Golar Mazo is currently chartered to Pertamina. Founded in 1960, Pertamina is the state-owned oil and gas company in Indonesia and one of the world's largest producers and exporters of LNG.

        Methane Princess.    The Methane Princess is currently chartered to BG Group. BG Group engages in exploration and production of gas and oil reserves, export, shipping and import of LNG, pipeline transmission and distribution of gas, and various gas-powered electricity generation projects. BG Group operates in 23 countries on five continents. BG Group operates in the Atlantic Basin, with liquefaction and/or regasification activities on stream or in development in Chile, Egypt, Italy, Nigeria, the United Kingdom and the United States.

 FSRU Charters

        We provide the services of each of the Golar Spirit and the Golar Winter to Petrobras under separate Time Charter Parties (or TCP) and Operation and Services Agreements (or OSAs). The TCPs and OSAs are interdependent and when combined have the same effect as the time charters for our LNG carriers.

        If we exercise our right to purchase the Golar Freeze from Golar LNG Limited, we will provide the services of the Golar Freeze to DUSUP under a TCP. If we exercise our right to purchase the Khannur from Golar Energy, we will provide the services of the Khannur to Nusantara Regas under a TCP.

        The Golar Spirit and Golar Winter charters feature hire and off-hire provisions similar to those provisions in the charters for our LNG carriers, and also contain provisions giving Petrobras the option to purchase the vessels from us under certain circumstances. The Golar Spirit and Golar Winter charters have additional requirements that the vessels are able to receive LNG from another LNG carrier within a specified time and then to discharge regasified LNG at a specified pressure and flow rate. The following discussion describes the material terms of the Golar Spirit and Golar Winter charters.

  Initial Term; Extensions

        The Golar Spirit charter commenced upon acceptance by Petrobras in July 2008. The Golar Winter charter commenced in September 2009. Each charter has an initial term of 10 years. Petrobras has the option to extend the charter of each of the Golar Spirit and the Golar Winter for two extension periods of three years and two years. Six months' notice is required if any extension option is to be exercised by Petrobras. If Petrobras exercises its option to extend the Golar Spirit or the Golar Winter charter beyond their initial term, the hire rate will be reduced by approximately 5.0% in the case of the Golar Spirit charter and approximately 0.8% in the case of the Golar Winter charter.

  Hire Rate

        Under the TCP for the Golar Spirit and the Golar Winter, hire is payable monthly, in advance in U.S. Dollars. The TCP provides for the capital cost component of the charter, which relates to the cost of the vessel's purchase and is structured to meet that cost and provide a return on investor capital. The TCP also provides for all drydocking and insurance-related costs. The hire amount payable under the TCP was established between the parties at the time the charter was entered into and will be increased based on a specified cost-of-living index on a bi-annual basis.

        Under the OSA for the Golar Spirit and the Golar Winter, hire is payable monthly in advance in Brazilian Reais. The hire payable under the OSA covers the operating cost component of the charter and covers all vessel operating expenses, other than drydocking and insurance. The hire amount payable under the OSA was established between the parties at the time the charter was entered into and will be increased based on a specified mix of cost-of-living and U.S. Dollar foreign exchange rate indices on an annual basis.

        The hire rate payable for the Golar Spirit and the Golar Winter may be reduced if they do not perform to certain of their specifications, such as specified rates of regasification.

  Expenses

        The vessel owner is responsible for FSRU operating expenses, which include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses. The vessel owner is also directly responsible for providing all of these items and services. The customer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, LNG boil-off, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.

  Off-hire

        The vessel owner is responsible for all costs when the FSRU is off-hire. Prolonged off-hire may lead to termination of the time charter. A vessel generally will be deemed off-hire if there is a specified time it is unavailable for use by the customer due to the factors described above under "—LNG Carrier Charters—Off-hire." Under the OSAs for the Golar Spirit and the Golar Winter, an off-hire allowance is provided for a certain number of hours per year.

  Ship Management and Maintenance

        Under the Golar Spirit and the Golar Winter charters, the vessel owner is responsible for the technical management of the vessels, including engagement and provision of qualified crews, maintaining the vessel, arranging supply of stores and equipment, periodic drydocking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements. Golar Management and Golar Wilhelmsen will provide these management services under the fleet management agreements.

        We are focused on operating and maintaining our vessels to the highest safety and industry standards and at the same time maximizing revenue from each vessel. It is our policy to have our crews perform planned maintenance on our vessels while underway, to reduce time required for repairs during drydocking. This reduces the overall off-hire period required for dockings and repairs. We believe that the additional revenue earned from reduced off-hire periods outweighs the expense of the additional crewmembers or subcontractors.

        During their retrofitting, the FSRUs were prepared for five years in service between drydockings. This is in line with the policy adopted by the industry for new LNG carriers. The Golar Spirit and the Golar Winter will benefit from the significantly reduced loads and wear and tear associated with remaining in sheltered waters for the majority of the terms of their charters.

  Termination

        The Golar Spirit and Golar Winter charters will terminate automatically, or immediately upon receipt of written notice from Petrobras upon loss of the relevant vessel. In addition, the vessel owner is generally entitled to suspend performance (but with the continuing accrual to the vessel owner's benefit of hire payments and default interest) and/or terminate the charter if Petrobras defaults in its payment obligations under the applicable charter. Under the Golar Spirit and the Golar Winter charters, either party may also terminate the charter for force majeure after a continuous and specified period or in the event that war or hostilities materially and adversely affect the trading of the applicable vessel. Additionally, either party may elect to terminate either of the charters upon the occurrence of specified events of default. Petrobras will have the right to terminate the Golar Spirit and the Golar Winter charters in the event of requisition by any governmental authority. Petrobras has the right to terminate the charters for continuing off-hire reasons. Petrobras also has the right to terminate the Golar Spirit and the Golar Winter charters, in each case after the fifth anniversary of the commencement of the applicable charter without fault upon payment of a termination fee specified in the relevant charter. Six months' notice is required if Petrobras wishes to exercise its right to no fault termination under either of the charters.

  Purchase Options

        Petrobras has an option to purchase the Golar Spirit and the Golar Winter after the second anniversary of the commencement of operations under their charters and until the tenth anniversary of such commencement at prices specified in its option agreements with us. Petrobras currently has the right to terminate the Golar Spirit charter and purchase the vessel at any time and may terminate the Golar Winter charter and purchase the vessel any time after September 7, 2011. The option is exercisable with respect to either vessel upon Petrobras' giving us notice specifying the time and date of delivery, which time and date may not be earlier than 30 days or later than 90 days after the date of the notice, and the place of delivery. If the Golar Spirit or the Golar Winter remain on-hire at all times between the date of exercise of the option and the transfer of ownership on either such vessel, then Petrobras will be responsible for any costs and expenses associated with placing the Golar Spirit or the Golar Winter at the place of delivery. If the Golar Spirit or the Golar Winter is off-hire at any time during this period, such costs and expenses will be payable by us.

        If Petrobras exercises its option to terminate the charter for either vessel, we will attempt to acquire a replacement vessel with the proceeds from such exercise. However, we may be unable to acquire a suitable replacement vessel because, among other things that are beyond our control, there may be no replacement vessels that are readily available for purchase at a price that is equal to or less than the proceeds from the option exercise and on terms acceptable to us, or the purchase price of a replacement vessel at the time we identify such replacement vessel may be greater than the proceeds we receive from the exercise of the option. In addition, the hire rate of any replacement vessel we are able to acquire may be lower than the hire rate under the applicable Petrobras charter. Our inability to find a suitable replacement vessel or the chartering of a replacement vessel at a lower hire rate would have a material adverse effect on our cash flow and on our ability to make distributions to our unitholders. Please read "Risk Factors—Risks Inherent in Our Business—Petrobras has the right to purchase the Golar Spirit at any time and has the right to purchase the Golar Winter at any time after September 7, 2011. If Petrobras exercises its options to purchase one or both of these vessels, it could have a material adverse effect on our cash flow and our ability to make distributions to our unitholders."

  Security Interest in Earnings from Golar Winter Time Charter

        In June 2010, Golar Freeze Holding Co., a subsidiary of Golar LNG Limited, entered into a $125 million credit agreement with a syndicate of banks, led by DnB NOR Bank ASA as security agent, to refinance conversion costs of the Golar Freeze (or the Golar Freeze credit facility). Golar LNG Limited has guaranteed the obligations of the borrower under the Golar Freeze credit facility. In connection with the Golar Freeze credit facility, Golar LNG 2220 Corporation and Golar Winter UK Ltd., subsidiaries of Golar LNG Limited that will be contributed to us in connection with this offering, entered into a security assignment with respect to the Golar Winter, pursuant to which the lenders under the Golar Freeze credit facility were granted a security interest in a portion of the income generated under the Golar Winter time charter. In the event that the borrower under the Golar Freeze credit facility defaults on its obligations thereunder and Golar LNG Limited has not made up the difference by way of an equity contribution to satisfy its guarantee obligation thereunder, the lenders could divert payments from the Golar Winter time charter to fund debt repayments under the Golar Freeze credit facility. In such an event, the lenders may divert the amount of the income generated under the Golar Winter time charter that remains after all of the Golar Winter's obligations have been satisfied, up to the full amount of the shortfall in the payment obligations due under the Golar Freeze credit facility. Pursuant to the terms of the omnibus agreement that we will enter into at the closing of this offering, Golar LNG Limited will indemnify us in the event that the lenders under the Golar Freeze credit facility divert payments from the Golar Winter time charter to fund debt repayments under the Golar Freeze credit facility. See "—Agreements Governing the Transactions—Omnibus Agreement."

LNG Carrier Charters

        We provide the LNG marine transportation services of the Methane Princess and the Golar Mazo under time charters with BG Group and Pertamina, respectively. A time charter is a contract for the use of the vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel's operation, the cost of which is included in the daily rate, and the customer is responsible for substantially all of the vessel voyage costs

(including fuel, port and canal fees and LNG boil-off). The following discussion describes the material terms of our LNG carrier time charters.

  Initial Term; Extensions

        Golar Mazo.    The initial term of the charter with Pertamina began upon delivery of the vessel in January 2000 and will terminate during the fourth quarter of 2017. Pertamina has the option to extend the charter of the Golar Mazo for up to 10 years by exercising the right to extend for one or two additional five-year periods. Pertamina must provide two years' notice of any decision to extend. In addition, Pertamina has the right to one additional short-term extension of two to 12 months following either the initial period of the charter or an extension period upon 90 days' notice.

        Methane Princess.    The initial term of the Methane Princess charter with BG Group commenced in 2004 and will terminate during the first quarter of 2024. This charter is subject to an outstanding option on the part of BG Group to extend the charter for one or two five-year periods by providing 12 months' notice prior to the end of each period. The Methane Princess charter provides that if BG Group exercises its option to extend the charter beyond its initial term, the hire rate for the extension period or periods will be reduced by approximately 28%.

  Hire Rate

        "Hire rate" refers to the basic payment from the customer for use of the vessel.

        Golar Mazo.    The hire rate is payable monthly in advance in U.S. Dollars as specified in the charter and includes three general components: the owner's cost component, the operating cost component and the additional cost component. The owner's cost component provides for ownership costs (including construction financing) and all remunerations due to owner under the charter. The operating cost component provides for the annual operating costs of the vessel and is subject to annual adjustment based on actual costs. The additional cost component is comprised of reimbursement for certain costs associated with certain modifications, improvements, alterations or replacements that are required pursuant to the charter, requested by Pertamina, or that are estimated to cost more than $2 million and related to any financing we obtain at the request of Pertamina. Pertamina also pays hire for the vessel during scheduled drydockings up to a certain number of days in each three-year period, which number is intended to correspond to the number of days that the Golar Mazo is expected to be off-hire for an ordinary, regularly scheduled drydocking.

        Methane Princess.    The hire rate is payable monthly, in advance in U.S. Dollars as specified in the charter. The hire rate includes two components: a capital cost component and an operating cost component. The capital cost component relates to the cost of the vessel's purchase and is structured to meet that cost and to provide a profit on the services we provide as well as a return on invested capital. The operating cost component is intended to compensate us for operating the vessel and to cover related expenses. The amount of the operating cost component was established between the parties at the beginning of the charter and increases at a fixed percentage per annum to reflect inflation, except for insurance, which is covered at cost. The hire rate for the Methane Princess does not include an additional cost component, and, accordingly, additional costs related to modifications, improvements, alterations or replacements that are not covered by the operating cost component will be allocated at the time such costs are incurred among us and BG Group pursuant to negotiations between us and BG Group. As a result, we may be responsible for a portion of any such additional costs.

        The hire rates for each of our LNG carriers may be reduced if the vessel does not perform to certain of its specifications or if we are in breach of any of our representations and warranties in the charter. Historically, we have had no instances of hire rate reductions.

  Expenses

        Under both of our LNG carrier charters, we are responsible for vessel operating expenses, which include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses and the cost of providing all of these items and services. The customer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, LNG boil-off, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. A majority of the vessel operating expenses we incur with respect to our operation of the Golar Mazo are charged to Pertamina on a cost pass-through basis, as described above.

  Off-hire

        When the vessel is "off-hire"—or not available for service—the customer generally is not required to pay the hire rate, and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter.

        A vessel generally will be deemed off-hire if there is a specified time it is not available for the customer's use due to, among other things:

  •
  operational deficiencies, drydocking for repairs, maintenance or inspection, equipment breakdowns, or delays due to accidents, crewing strikes, certain vessel detentions or similar problems; or

  •
  our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

        The Golar Mazo will not be considered to be off-hire for scheduled drydockings for a certain number of days in each three-year period, and therefore we will continue to receive the hire rate under the Golar Mazo charter during such period. The number of days during which the Golar Mazo will not be considered to be off-hire is intended to correspond to the number of days that the Golar Mazo is expected to be off-hire for an ordinary, regularly scheduled drydocking

        Vessels are drydocked at least once during a five-year class cycle for inspection of the underwater parts and for repairs related to inspections.

  Ship Management and Maintenance

        Under the charters, we are responsible for the technical management of our LNG carriers, including engagement and provision of qualified crews, maintaining the vessel, arranging supply of stores and equipment, periodic drydocking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements. Golar Management and certain other affiliates of Golar provide these management services to the vessels in our fleet through fleet management agreements with our vessel owning subsidiaries. Golar Wilhelmsen, a company that is 51% owned by Golar, provides certain technical management services to our vessels through agreements with Golar Management.

        We are focused on operating and maintaining our LNG carriers to the highest safety and industry standards and at the same time maximizing revenue from each vessel. It is our policy to have our crews perform planned maintenance on our vessels while underway, to reduce time required for repairs during drydocking. This will reduce the overall off-hire period required for dockings and repairs. Since we generally do not earn hire from a vessel while it is in drydock (except in the case of the Golar Mazo, whose charter provides for an allowance for any regularly scheduled drydocking in a three-year period, provided that, subsequent to every two drydockings, the parties will meet to determine the allowance period for each of the two subsequent drydockings), we believe that the additional revenue earned from reduced off-hire periods outweighs the expense of the additional crewmembers or subcontractors.

  Termination

        Each charter party has certain termination rights which include, among other things, the automatic termination of the LNG carrier charter upon loss of the vessel. Additionally, either party may elect to terminate the charter upon the occurrence of specified defaults or requisition by any governmental authority. In addition, we are generally entitled to suspend performance (but with the continuing accrual to our benefit of hire payments and default interest) and terminate the charter if the customer defaults in its payment obligations. Under the Methane Princess charter, upon a default by us, the charterer is also entitled to require the charter to be substituted by a bareboat charter between us and the charterers on terms specified in the charter. In addition, under the Methane Princess charter, either party may also terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel. Under the Golar Mazo charter, upon a default by us, the charterer is also entitled to take possession of the vessel and operate, maintain and insure it at the charterer's sole risk and expense.

Classification, Inspection and Maintenance

        Every large, commercial seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of that particular class of vessel as laid down by that society and the applicable flag state.

        For maintenance of the class certificate, regular and extraordinary surveys of hull, machinery, including the electrical plant and any special equipment classed, are required to be performed by the classification society, to ensure continuing compliance. Vessels are drydocked at least once during a five-year class cycle for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the shipowner within prescribed time limits. The classification society also undertakes on request of the flag state other surveys and checks that are required by the regulations and requirements of that flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society, which is a member of the International Association of Classification Societies. The Golar Mazo is certified by Lloyds Register, and the Methane Princess, the Golar Spirit and the Golar Winter are each certified by Det Norske Veritas. All of our vessels have been awarded ISM certification and are currently "in class."

        The ship manager carries out inspections of the ships on a regular basis; both at sea and while the vessels are in port, while Golar carries out inspection and ship audits to verify conformity with manager's reports. The results of these inspections, which are conducted both in port and underway, result in a report containing recommendations for improvements to the overall condition of the vessel, maintenance, safety and crew welfare. Based in part on these evaluations, we create and implement a program of continual maintenance and improvement for our vessels and their systems.

Safety, Management of Ship Operations and Administration

        Safety is our top operational priority. Our vessels are operated in a manner intended to protect the safety and health of our employees, the general public and the environment. We actively manage the risks inherent in our business and are committed to eliminating incidents that threaten safety, such as groundings, fires and collisions. We are also committed to reducing emissions and waste generation. We have established key performance indicators to facilitate regular monitoring of our operational performance. We set targets on an annual basis to drive continuous improvement, and we review performance indicators monthly to determine if remedial action is necessary to reach our targets. Golar's shore staff performs a full range of technical, commercial and business development services for us. This staff also provides administrative support to our operations in finance, accounting and human resources.

        Through its affiliates, Golar assists us in managing our ship operations and maintaining a technical department to monitor and audit our ship manager operations. Our appointed ship manager, Golar-Wilhelmsen, is working to the standard of International Standards Organization's (or ISO) 9001 and ISO 14001, and have through Det Norske Veritas, the Norwegian classification society, and Lloyds, obtained approval of their safety management systems as being in compliance with the International Safety Management Code (or ISM Code), on behalf of the appropriate Flag State for the vessels in our current fleet, which are flagged in the Marshall Islands, UK or Liberia. Golar Wilhelmsen Management, established in 2010, will receive its ISO 9001 certification after the upcoming implementation survey by DNV, scheduled for the first quarter of 2011. Our vessels' safety management certificates are being maintained through ongoing internal audits performed by the manager and intermediate audits performed by Det Norske Veritas or Lloyds. To supplement our operational experience, Golar and its affiliates provide expertise in various functions critical to our operations. This affords an efficient and cost effective operation and, pursuant to administrative services agreements with certain affiliates of Golar, access to human resources, financial and other administrative functions. Critical ship management functions that will be provided by Golar Management through various of its offices around the world include:

  •
  technical management, maintenance, dockings;

  •
  crew management;

  •
  procurement, purchasing, forwarding logistics;

  •
  marine operations;

  •
  vetting, oil major and terminal approvals;

  •
  shipyard supervision;

  •
  insurance; and

  •
  financial services.

        These functions are supported by onboard and onshore systems for maintenance, inventory, purchasing and budget management. In addition, Golar's day-to-day focus on cost control will be applied to our operations. To some extent, the uniform design of some of our vessels and the adoption of common equipment standards should also result in operational efficiencies, including with respect to crew training and vessel management, equipment operation and repair, and spare parts ordering.

Crewing and Staff

        As of December 31, 2010, Golar employed (directly and through ship managers) approximately 175 seagoing staff who serve on our vessels. Golar and its affiliates may employ additional seagoing staff to assist us as we grow. Certain affiliates of Golar, including Golar Management and Golar Wilhelmsen, provide commercial and technical management services, including all necessary crew-related services, to our subsidiaries pursuant to the fleet management agreements. Please read "Certain Relationships and Related Party Transactions—Fleet Management Agreements." We regard attracting and retaining motivated seagoing personnel as a top priority. Like Golar, we offer our seafarers competitive employment packages and opportunities for personal and career development, which relates to a philosophy of promoting internally. The officers operating our vessels are engaged on individual employment contracts, while the ship managers have entered into Collective Bargaining Agreements that cover substantially all of the seamen that operate the vessels in our current fleet, which are flagged in the Marshall Islands, UK or Liberia. We believe our relationships with these labor unions are good. Our commitment to training is fundamental to the development of the highest caliber of seafarers for our marine operations. Golar's cadet training approach is designed to balance academic learning with hands-on training at sea. Golar has relationships with training institutions in Croatia, India, Norway, Philippines, Indonesia and the United Kingdom. After receiving formal instruction at one of these institutions, our cadets' training continues on board one of our vessels. We believe that high-quality crewing and training policies will play an increasingly important role in distinguishing the preferred larger and LNG-experienced independent shipping companies from those that are newcomers to LNG and lacking in-house experienced staff and established expertise on which to base their customer service and safety operations.

Risk of Loss, Insurance and Risk Management

        The operation of any vessel, including FSRUs and LNG carriers, has inherent risks. These risks include, mechanical failure, personal injury, collision, property loss, vessel or cargo loss or damage and business interruption due to political circumstances in foreign countries or hostilities. In addition, there is always an inherent possibility of marine disaster, including explosion, spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We believe that our present insurance coverage is adequate to protect us against the accident related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage consistent with standard industry practice. However, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

        We have obtained hull and machinery insurance on all our vessels against marine and war risks, which include the risks of damage to our vessels, salvage or towing costs, and also insure against actual or constructive total loss of any of our vessels. However, our insurance policies contain deductible amounts for which we will be responsible. We have also arranged additional total loss coverage for each vessel. This coverage, which is called hull interest and freight interest coverage, provides us additional coverage in the event of the total loss of a vessel.

        We have also obtained loss of hire insurance to protect us against loss of income in the event one of our vessels cannot be employed due to damage that is covered under the terms of our hull and machinery insurance. Under our loss of hire policies, our insurer will pay us the daily rate agreed in respect of each vessel for each day, in excess of a certain number of deductible days, for the time that the vessel is out of service as a result of damage, for a maximum of 240 days. The number of deductible days varies from 14 days to 30 days, depending on the type of damage; machinery or hull damage.

        Protection and indemnity insurance, which covers our third party legal liabilities in connection with our shipping activities, is provided by a mutual protection and indemnity association, or P&I club. This includes third party liability and other expenses related to the injury or death of crew members, passengers and other third party persons, loss or damage to cargo, claims arising from collisions with other vessels or from contact with jetties or wharves and other damage to other third party property, including pollution arising from oil or other substances, and other related costs, including wreck removal. Subject to the capping discussed below, our coverage, except for pollution, is unlimited.

        Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel or FSRU per incident. The thirteen P&I clubs that comprise the International Group of Protection and Indemnity Clubs insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I club has capped its exposure in this pooling agreement so that the maximum claim covered by the pool and its reinsurance would be approximately $5.45 billion per accident or occurrence. We are a member of Gard and Skuld P&I Clubs. As a member of these P&I clubs, we are subject to a call for additional premiums based on the clubs' claims record, as well as the claims record of all other members of the P&I clubs comprising the International Group. However, our P&I clubs have reinsured the risk of additional premium calls to limit our additional exposure. This reinsurance is subject to a cap, and there is the risk that the full amount of the additional call would not be covered by this reinsurance.

        The insurers providing the covers for Hull and Machinery, Hull and Cargo interests, Protection and Indemnity and Loss of Hire insurances have confirmed that they will consider the FSRUs as vessels for the purpose of providing insurance. For the FSRUs we have also arranged an additional "Comprehensive Carrier's Liability Cover" of $25 million in relation to indemnification required by the charter.

        We will use in our operations Golar's thorough risk management program that includes, among other things, computer-aided risk analysis tools, maintenance and assessment programs, a seafarers competence training program, seafarers workshops and membership in emergency response organizations. We expect to benefit from Golar's commitment to safety and environmental protection as certain of its subsidiaries assist us in managing our vessel operations. Golar Wilhelmsen, the ship manager with whom Golar Management and certain other affiliates of Golar have entered into management agreements, is in the process of achieving certification under the standards reflected in ISO 9001 for quality assurance, and is certified in accordance with the IMO's International Management Code for the Safe Operation of Ships and Pollution Prevention on a fully integrated basis.

Environmental and Other Regulation

  General

        Governmental and international agencies extensively regulate the carriage, handling, storage and regasification of LNG. These regulations include international conventions and national, state and local laws and regulations in the countries where our vessels now or, in the future, will operate or where our vessels are registered. We cannot predict the ultimate cost of complying with these regulations, or the impact that these regulations will have on the resale value or useful lives of our vessels. Various governmental and quasi-governmental agencies require us to obtain permits, licenses and certificates for the operation of our vessels.

        Although we believe that we are substantially in compliance with applicable environmental laws and regulations and have all permits, licenses and certificates required for our vessels, future non-compliance or failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels. A variety of governmental and private entities inspect our vessels on both a scheduled and unscheduled basis. These entities, each of which may have unique requirements and each of which conducts frequent inspections, include local port authorities, such as the U.S. Coast Guard, harbor master or equivalent, classification societies, flag state, or the administration of the country of registry, charterers, terminal operators and LNG producers. We expect that our FSRUs will also be subject to inspection by these governmental and private entities on both a scheduled and unscheduled basis.

        Golar Wilhelmsen is operating in compliance with the International Standards Organization (or ISO) Environmental Standard for the management of the significant environmental aspects associated with the ownership and operation of a fleet of LNG carriers, and is in the process of receiving certification to the ISO Environmental Standard. This certification requires that we and Golar Wilhelmsen commit managerial resources to act on our environmental policy through an effective management system.

  International Maritime Regulations of LNG Vessels

        The IMO is the United Nations' agency that provides international regulations governing shipping and international maritime trade. The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (the ISM Code) promulgated by the IMO, govern our operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a policy for safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and also describing procedures for responding to emergencies. Our Ship Managers each hold a Document of Compliance under the ISM Code for operation of Gas Carriers.

        Vessels that transport gas, including LNG carriers and FSRUs, are also subject to regulation under the International Gas Carrier Code (or the IGC Code) published by the IMO. The IGC Code provides a standard for the safe carriage of LNG and certain other liquid gases by prescribing the design and construction standards of vessels involved in such carriage. Compliance with the IGC Code must be evidenced by a Certificate of Fitness for the Carriage of Liquefied Gases of Bulk. Each of our vessels is in compliance with the IGC Code and each of our newbuilding/conversion contracts requires that the vessel receive certification that it is in compliance with applicable regulations before it is delivered. Non-compliance with the IGC Code or other applicable IMO regulations may subject a shipowner or a bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.

        The IMO also promulgates ongoing amendments to the international convention for the Safety of Life at Sea 1974 and its protocol of 1988, otherwise known as SOLAS. SOLAS provides rules for the construction of and equipment required for commercial vessels and includes regulations for safe operation. It requires the provision of lifeboats and other life-saving appliances, requires the use of the Global Maritime Distress and Safety System which is an international radio equipment and watchkeeping standard, afloat and at shore stations, and relates to the Treaty on the Standards of Training and Certification of Watchkeeping Officers (or STCW) also promulgated by the IMO. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.

        SOLAS and other IMO regulations concerning safety, including those relating to treaties on training of shipboard personnel, lifesaving appliances, radio equipment and the global maritime distress and safety system, are applicable to our operations. Non-compliance with these types of IMO regulations may subject us to increased liability or penalties, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to or detention in some ports. For example, the U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and European Union ports.

        In the wake of increased worldwide security concerns, the IMO amended SOLAS and added the ISPS Code as a new chapter to that convention. The objective of the ISPS, which came into effect on July 1, 2004, is to detect security threats and take preventive measures against security incidents affecting ships or port facilities. Our vessel managers have developed Security Plans, appointed and trained Ship and Office Security Officers and all of our vessels have been certified to meet the ISPS Code. See "—Vessel Security Regulations" for a more detailed discussion about these requirements.

        The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operations.

  Air Emissions

        The International Convention for the Prevention of Marine Pollution from Ships (or MARPOL), is the principal international convention negotiated by the IMO governing marine pollution prevention and response. MARPOL imposes environmental standards on the shipping industry relating to oil spills, management of garbage, the handling and disposal of noxious liquids, sewage and air emissions. MARPOL 73/78 Annex VI "Regulations for the prevention of Air Pollution" (or Annex VI) entered into force on May 19, 2005, and applies to all ships, fixed and floating drilling rigs and other floating platforms. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts, emissions of volatile compounds from cargo tanks, incineration of specific substances, and prohibits deliberate emissions of ozone depleting substances. Annex VI also includes a global cap on sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. The certification requirements for Annex VI depend on size of the vessel and time of periodical classification survey. Ships weighing more than 400 gross tons and engaged in international voyages involving countries that have ratified the conventions, or ships flying the flag of those countries, are required to have an International Air Pollution Certificate (or an IAPP Certificate). Annex VI came into force in the United States on January 8, 2009. As of the current date, all our ships delivered or drydocked since May 19, 2005 have all been issued with IAPP Certificates.

        In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards. IMO regulations also require owners and operators of vessels to adopt Ship Oil Pollution Emergency Plans. Periodic training and drills for response personnel and for vessels and their crews are required.

        On July 1, 2010, amendments proposed by the United States, Norway and other IMO member states to Annex VI to the MARPOL Convention took effect that require progressively stricter limitations on sulfur emissions from ships. In Emission Control Areas (or ECAs), limitations on sulfur emissions require that fuels contain no more than 1% sulfur. Beginning on January 1, 2012, fuel used to power ships may contain no more than 3.5% sulfur. This cap will then decrease progressively until it reaches 0.5% by January 1, 2020. The amendments all establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The European directive 2005/33/EU, which is effective from January 1, 2010, bans the use of fuel oils containing more than 0.1% sulfur by mass by any merchant vessel while at berth in any EU country. Our vessels have achieved compliance, where necessary, by being arranged to burn gas only in their boilers when alongside. Low sulfur marine diesel oil (or LSDO) has been purchased as the only fuel for the Diesel Generators. More specifically, the Methane Princess is trading world wide by the charterer and on this vessel the boilers have been converted to burn LSDO. The FSRUs are arranged for burning of gas only while in port, and have not had their boilers converted for burning of LSDO. The FSRUs (the Golar Winter and the Golar Spirit) are not likely to be traded to EU ports. The charterer of the Golar Mazo has selected not to perform the boiler conversion to burn LSDO. Under the TCP for this vessel the charterer will have to cover the costs for the LSDO conversion if he should choose to trade the vessel to an EU port. The Golar Mazo is engaged in carrying the charterer's LNG from Indonesia to Taiwan.

        Additionally, more stringent emission standards could apply in coastal areas designated as ECAs, such as the United States and Canadian coastal areas designated by the IMO's Marine Environment Protection Committee, as discussed in "—U.S. Clean Air Act" below. U.S. air emissions standards are now equivalent to these amended Annex VI requirements, and once these amendments become effective, we may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems. Because our vessels are largely powered by means other than fuel oil we do not anticipate that any emission limits that may be promulgated will require us to incur any material costs for the operation of our vessels but that possibility cannot be eliminated.

  Ballast Water Management Convention

        The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments (or the BWM Convention) in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with a requirement for mandatory ballast water treatment. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. This is now expected to occur in 2011. The IMO has passed a resolution encouraging the ratification of the Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems on new ships. As referenced below, the United States Coast Guard has announced its intention to proceed with finalizing ballast water management rules by the end of 2010, and we may face additional costs in complying with these rules. Under the requirements of the convention for units with ballast water capacity more than 5000 cubic meters that were constructed in 2011 or before, ballast water management exchange or treatment will be accepted until 2016. From 2016 (or not later than the first intermediate or renewal survey after 2016), only ballast water treatment will be accepted by the Convention.

  Bunkers Convention/CLC State Certificate

        The International Convention on Civil Liability for Bunker Oil Pollution 2001 (or the Bunker Convention) entered into force in State Parties to the Convention on November 21, 2008. The Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. The Convention requires the ship owner liable to pay compensation for pollution damage (including the cost of preventive measures) caused in the territory, including the territorial sea of a State Party, as well as its economic zone or equivalent area. Registered owners of any sea going vessel and seaborne craft over 1,000 gross tonnage, of any type whatsoever, and registered in a State Party, or entering or leaving a port in the territory of a State Party, will be required to maintain insurance which meets the requirements of the Convention and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State issued certificate must be carried on board at all times.

        P&I Clubs in the International Group issue the required Bunkers Convention "Blue Cards" to enable signatory states to issue certificates. All of our vessels have received "Blue Cards" from their P&I Club and are in possession of a CLC State-issued certificate attesting that the required insurance cover is in force.

        The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for the implementation and enforcement of international maritime regulations for all ships granted the right to fly its flag. The "Shipping Industry Guidelines on Flag State Performance" evaluates flag states based on factors such as sufficiency of infrastructure, ratification of international maritime treaties, implementation and enforcement of international maritime regulations, supervision of surveys, casualty investigations and participation at the IMO meetings.

  United States Environmental Regulation of LNG Vessels

        Our vessels operating in U.S. waters now or, in the future, will be subject to various federal, state and local laws and regulations relating to protection of the environment. In some cases, these laws and regulations require us to obtain governmental permits and authorizations before we may conduct certain activities. These environmental laws and regulations may impose substantial penalties for noncompliance and substantial liabilities for pollution. Failure to comply with these laws and regulations may result in substantial civil and criminal fines and penalties. As with the industry generally, our operations will entail risks in these areas, and compliance with these laws and regulations, which may be subject to frequent revisions and reinterpretation, increases our overall cost of business.

  Oil Pollution Act and CERCLA

        OPA 90 established an extensive regulatory and liability regime for environmental protection and clean up of oil spills. OPA 90 affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial waters and the two hundred nautical mile exclusive economic zone of the United States. CERCLA applies to the discharge of hazardous substances whether on land or at sea. While OPA 90 and CERCLA would not apply to the discharge of LNG, they may affect us because we carry oil as fuel and lubricants for our engines, and the discharge of these could cause an environmental hazard. Under OPA 90, vessel operators, including vessel owners, managers and bareboat or "demise" charterers, are "responsible parties" who are all liable regardless of fault, individually and as a group, for all containment and clean-up costs and other damages arising from oil spills from their vessels. These "responsible parties" would not be liable if the spill results solely from the act or omission of a third party, an act of God or an act of war. The other damages aside from clean-up and containment costs are defined broadly to include:

  •
  natural resource damages and related assessment costs;

  •
  real and personal property damages;

  •
  net loss of taxes, royalties, rents, profits or earnings capacity;

  •
  net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards; and

  •
  loss of subsistence use of natural resources.

        Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2,000 per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to possible adjustment for inflation) (relevant to the Golar LNG carriers). These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party's gross negligence or willful misconduct. These limits likewise do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. This limit is subject to possible adjustment for inflation. OPA 90 specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states, which have enacted their own legislation, have not yet issued implementing regulations defining shipowners' responsibilities under these laws.

        CERCLA, which also applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages for releases of "hazardous substances." Liability under CERCLA is limited to the greater of $300 per gross ton or $0.5 million for each release from vessels not carrying hazardous substances as cargo or residue, and $300 per gross ton or $5 million for each release from vessels carrying hazardous substances as cargo or residue. As with OPA 90, these limits of liability do not apply where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party's gross negligence or willful misconduct or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA 90 and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. We believe that we are in substantial compliance with OPA 90, CERCLA and all applicable state regulations in the ports where our vessels call.

        OPA 90 requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under OPA 90/CERCLA. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. Under OPA 90 regulations, an owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the vessel having the greatest maximum liability under OPA 90/CERCLA. Each of our shipowning subsidiaries that has vessels trading in U.S. waters has applied for, and obtained from the U.S. Coast Guard National Pollution Funds Center, three-year certificates of financial responsibility, supported by guarantees which we purchased from an insurance based provider. We believe that we will be able to continue to obtain the requisite guarantees and that we will continue to be granted certificates of financial responsibility from the U.S. Coast Guard for each of our vessels that is required to have one.

        In response to the BP Deepwater Horizon oil spill, the U.S. Congress is currently considering a number of bills that could potentially increase or even eliminate the limits of liability under OPA 90. Compliance with any new requirements of OPA 90 may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation or regulation applicable to the operation of our vessels that may be implemented in the future as a result of the recent BP Deepwater Horizon oil spill in the Gulf of Mexico could adversely affect our business and ability to make distributions to our unitholders.

  Clean Water Act

        The United States Clean Water Act (or CWA) prohibits the discharge of oil or hazardous substances in United States navigable waters unless authorized by a permit or exemption, and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. The EPA has enacted rules governing the regulation of ballast water discharges and other discharges incidental to the normal operation of vessels within U.S. waters. Under the new rules, which took effect February 6, 2009, commercial vessels 79 feet in length or longer (other than commercial fishing vessels), or Regulated Vessels, are required to obtain a CWA permit regulating and authorizing such normal discharges. This permit, which the EPA has designated as the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels (or VGP) incorporates the current U.S. Coast Guard requirements for ballast water management as well as supplemental ballast water requirements, and includes limits applicable to 26 specific discharge streams, such as deck runoff, bilge water and gray water. For each discharge type, among other things, the VGP establishes effluent limits pertaining to the constituents found in the effluent, including best management practices (or BMPs) designed to decrease the amount of constituents entering the waste stream. Unlike land-based discharges, which are deemed acceptable by meeting certain EPA-imposed numerical effluent limits, each of the 26 VGP discharge limits is deemed to be met when a Regulated Vessel carries out the BMPs pertinent to that specific discharge stream. The VGP imposes additional requirements on certain Regulated Vessel types that emit discharges unique to those vessels.

Administrative provisions, such as inspection, monitoring, recordkeeping and reporting requirements, are also included for all Regulated Vessels. Since 2009, several environmental groups and industry associations have filed challenges in U.S. federal court to the EPA's issuance of the Vessel General Permit. These cases have been consolidated for hearing in the United States Court of Appeals for the District of Columbia Circuit but have not yet been resolved. If these cases were resolved against the government, an alternative permitting strategy may be more complicated and costly than the current one.

        Several U.S. states have added specific requirements to the Vessel General Permit and, in some cases, may require vessels to install ballast water treatment technology to meet biological performance standards. The EPA may add requirements related to ballast water treatment technology to the Vessel General Permit requirements between 2012 and 2016 to correspond with the IMO's adoption of similar requirements as discussed above. Under our existing charter agreements, however, the costs associated with the modifications would be allocated to our charterers if required exclusively by U.S. law. Compliance with these regulations will entail additional costs and other measures that may be significant.

        The National Invasive Species Act (or NISA) was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. NISA established a ballast water management program for ships entering U.S. waters. Under NISA, mid-ocean ballast water exchange is voluntary, except for ships heading to the Great Lakes, Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil. However, NISA's exporting and record-keeping requirements are mandatory for vessels bound for any port in the United States. Although ballast water exchange is the primary means of compliance with the act's guidelines, compliance can also be achieved through the retention of ballast water onboard the ship, or the use of environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. If the mid-ocean ballast exchange is made mandatory throughout the United States, or if water treatment requirements or options are instituted, the costs of compliance could increase for ocean carriers.

        On August 28, 2009, the U.S. Coast Guard proposed to amend its regulations on ballast water management by establishing standards for the allowable concentration of living organisms in ballast water discharged in U.S. waters and requiring the phase-in of Coast Guard approved ballast water management systems (or BWMS). Under the Coast Guard's proposal, crude oil tankers and certain warships would be exempt from requirements to install approved BWMS. The comment period for the proposed rule has closed, however the proposed regulation has not yet been finalized. The U.S. Coast Guard has revised their expected publication date of the Ballast Water Discharge Standard rulemaking to April 2011. In March 2010, the Coast Guard, in coordination with the EPA, proposed a draft protocol for verification of ballast water treatment technologies. The comment period for this proposed protocol expired in April 2010.

  Clean Air Act

        The U.S. Clean Air Act of 1970, as amended (or the CAA) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for so-called "Category 3" marine diesel engines operating in U.S. waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. On April 30, 2010, the EPA promulgated final emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI to MARPOL. The emission standards apply in two stages: near-term standards for newly-built engines will apply from 2011, and long-term standards requiring an 80% reduction in nitrogen dioxides (or NOx) will apply from 2016. Compliance with these standards may cause us to incur costs to install control equipment on our vessels in the future.

  Regulation of Greenhouse Gas Emissions

        In February 2005, the Kyoto Protocol entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from vessels, if such emissions are not regulated through the IMO (or the UNFCCC) by the end of 2011.

        The IMO has drafted two new sets of proposed mandatory requirements to address greenhouse gas emissions from ships: the Energy Efficiency Design Index that will require a minimum energy efficiency level per capacity mile, applicable to new vessels, and the Ship Energy Efficiency Management Plan, applicable to currently operating vessels. Both of these standards are being considered by the IMO, and the enactment of either standard could cause us to incur additional compliance costs. The IMO is also considering the development of a market-based mechanism for greenhouse gas emissions from ships, but it is impossible to predict the likelihood that such a standard might be adopted or its potential impact on our operations at this time.

        In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has promulgated regulations that regulate the emission of greenhouse gases. In 2009 and 2010, EPA adopted greenhouse reporting requirements for various onshore facilities, and also adopted a rule potentially imposing control technology requirements on certain stationary sources subject to the federal Clean Air Act. The EPA may decide in the future to regulate greenhouse gas emissions from ships and has already been petitioned by the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including climate change initiatives that have recently been considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, the European Union, the United States, or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time. In addition, even without such regulation, our business may be indirectly affected to the extent that climate change results in sea level changes or more intense weather events.

  Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Act of 2002 (or MTSA) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate (or ISSC) from a recognized security organization approved by the vessel's flag state.

        Among the various requirements are:

  •
  on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

  •
  on-board installation of ship security alert systems, which do not sound on the vessel but only alerts the authorities on shore;

  •
  the development of vessel security plans;

  •
  ship identification number to be permanently marked on a vessel's hull;

  •
  a continuous synopsis record kept onboard showing a vessel's history including, the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

  •
  compliance with flag state security certification requirements.

        The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from obtaining U.S. Coast Guard-approved MTSA vessel security plans provided such vessels have on board an ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code.

        Our vessel managers have developed Security Plans, appointed and trained Ship and Office Security Officers and each of our vessels in our fleet complies with the requirements of the ISPS Code, SOLAS and the MTSA.

  Other Regulation

        Our LNG vessels may also become subject to the 2010 HNS Convention, if it is entered into force. The Convention creates a regime of liability and compensation for damage from hazardous and noxious substances (or HNS), including liquefied gases. The 2010 HNS Convention sets up a two-tier system of compensation composed of compulsory insurance taken out by shipowners and an HNS Fund which comes into play when the insurance is insufficient to satisfy a claim or does not cover the incident. Under the 2010 HNS Convention, if damage is caused by bulk HNS, claims for compensation will first be sought from the shipowner up to a maximum of 100 million Special Drawing Rights (or SDR). If the damage is caused by packaged HNS or by both bulk and packaged HNS, the maximum liability is 115 million SDR. Once the limit is reached, compensation will be paid from the HNS Fund up to a maximum of 250 million SDR. The 2010 HNS Convention has not been ratified by a sufficient number of countries to enter into force, and we cannot estimate the costs that may be needed to comply with any such requirements that may be adopted with any certainty at this time.

  Inspection by Classification Societies

        Every large, commercial seagoing vessel must be "classed" by a classification society. A classification society certifies that a vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

        Our FSRUs are "classed" as vessels and have obtained the additional class notation REGAS-2 signifying that the regasification installations are designed and approved for continuous operation. The reference to "vessels" in the following, also apply to our FSRUs. For maintenance of the class certificate, regular and special surveys of hull, machinery, including the electrical plant and any special equipment classed, are required to be performed by the classification society, to ensure continuing compliance. Vessels are drydocked at least once during a five-year class cycle for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the shipowner within prescribed time limits. The classification society also undertakes on request of the flag state other surveys and checks that are required by the regulations and requirements of that flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society, which is a member of the International Association of Classification Societies. The Golar Mazo is certified by Lloyds Register, and the Methane Princess, the Golar Spirit and the Golar Winter are each certified by Det Norske Veritas. All of our vessels have been awarded ISM certification and are currently "in class."

  In-House Inspections

        Golar Wilhelmsen, our ship manager, carries out inspections of the ships on a regular basis; both at sea and while the vessels are in port, while we carry out inspection and ship audits to verify conformity with manager's reports. The results of these inspections, which are conducted both in port and underway, result in a report containing recommendations for improvements to the overall condition of the vessel, maintenance, safety and crew welfare. Based in part on these evaluations, we create and implement a program of continual maintenance for our vessels and their systems.

Properties

        Other than our vessels, we do not own any material property.

Legal Proceedings

        From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, principally personal injury and property casualty claims. These claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on us.

Employees

        With the exception of our secretary, we do not have any employees and rely on the executive officers and other key employees of Golar Management who perform services for us pursuant to the management and administrative services agreement. Golar Management also provides commercial and technical management services to our fleet and will provide administrative services to us pursuant to the management and administrative services agreement. Please read "Management—Executive Officers."

Taxation of the Partnership

  United States Taxation

        The following is a discussion of the material U.S. federal income tax considerations applicable to us and is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon provisions of the Code as in effect on the date of this prospectus, existing final and temporary regulations thereunder (or Treasury Regulations), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. In addition, the opinion of our U.S. counsel is not binding on the IRS or any court. The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us.

        Election to be Treated as a Corporation.    We have elected to be treated as a corporation for U.S. federal income tax purposes. As such, we will be subject to U.S. federal income tax on our income to the extent it is from U.S. sources or is otherwise effectively connected with the conduct of a trade or business in the Unites States as discussed below.

        Taxation of Operating Income.    We expect that substantially all of our gross income will be attributable to the transportation, regasification and storage of LNG. Gross income generated from regasification and storage of LNG outside of the United States generally will not be subject to U.S. federal income tax, and gross income generated from such activities in the United States generally will be subject to U.S. federal income tax. Gross income that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States (or U.S. Source International Transportation Income) will be considered to be 50.0% derived from sources within the United States and may be subject to U.S. federal income tax as described below. Gross income attributable to transportation that both begins and ends in the United States (or U.S. Source Domestic Transportation Income) will be considered to be 100.0% derived from sources within the United States and generally will be subject to U.S. federal income tax. Gross income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100.0% derived from sources outside the United States and generally will not be subject to U.S. federal income tax.

        We are not permitted by law to engage in transportation that gives rise to U.S. Source Domestic Transportation Income and we do not anticipate providing any regasification or storage services in the United States. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of U.S. Source International Transportation Income, all of which could be subject to U.S. federal income taxation unless the exemption from U.S. taxation under Section 883 of the Code (or the Section 883 Exemption) applies.

        The Section 883 Exemption.    In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (or the Section 883 Regulations), it will not be subject to the net basis and branch taxes or the 4.0% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption applies only to U.S. Source International Transportation Income and does not apply to U.S. Source Domestic Transportation Income. As discussed below, we believe that based on our ownership structure after the consummation of the offering, the Section 883 Exemption will apply and we will not be subject to U.S. federal income tax on our U.S. Source International Transportation Income.

        We will qualify for the Section 883 Exemption if, among other things, we meet the following three requirements:

  •
  we are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States with respect to the types of U.S. Source International Transportation Income that we earn (or an Equivalent Exemption);

  •
  we satisfy the Publicly Traded Test (as described below) or the Qualified Shareholder Stock Ownership Test (as described below); and

  •
  we meet certain substantiation, reporting and other requirements.

        In order for a non-U.S. corporation to meet the Publicly Traded Test, its equity interests must be "primarily traded" and "regularly traded" on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be "primarily traded" on an established securities market in a given country if, with respect to the class or classes of equity relied upon to meet the "regularly traded" requirement described below, the number of units of each such class that are traded during any taxable year on all established securities markets in that country exceeds the number of units in such class that are traded during that year on established securities markets in any other single country.

        Equity interests in a non-U.S corporation will be considered to be "regularly traded" on an established securities market under the Section 883 Regulations if one or more classes of such equity interests that, in the aggregate, represent more than 50.0% of the combined vote and value of all outstanding equity interests in the non-U.S. corporation satisfy certain listing and trading volume requirements. These listing and trading volume requirements will be satisfied with respect to a class of equity interests if trades in such class are effected, other than in de minimis quantities, on an established securities market on at least 60 days during the taxable year and the aggregate number of units in such class that are traded on an established securities market during the taxable year is at least 10.0% of the average number of units outstanding in that class during the taxable year (with special rules for short taxable years). In addition, a class of equity interests will be considered to satisfy these listing and trading volume requirement if the equity interests in such class are traded during the taxable year on an established securities market in the United States and are "regularly quoted by dealers making a market" in such class (within the meaning of the Section 883 Regulations).

        Even if a class of equity satisfies the foregoing requirements, and thus generally would be treated as "regularly traded" on an established securities market, an exception may apply to cause the class to fail the regularly traded test if, for more than half of the number of days during the taxable year, one or more 5.0% unitholders (i.e., unitholders owning, actually or constructively, at least 5.0% of the vote and value of that class) own in the aggregate 50.0% or more of the vote and value of the class (which we refer to as the Closely Held Block Exception). The Closely Held Block Exception does not apply, however, in the event the corporation can establish that a sufficient proportion of such 5.0% unitholders are Qualified Shareholders (as defined below) so as to preclude other persons who are 5.0% unitholders from owning 50.0% or more of the value of that class for more than half the days during the taxable year.

        As set forth above, as an alternative to satisfying the Publicly Traded Test, a non-U.S. corporation may qualify for the Section 883 Exemption by satisfying the Qualified Shareholder Stock Ownership Test. A corporation generally will satisfy the Qualified Shareholder Stock Ownership Test if more than 50.0% of the value of its outstanding equity interests is owned, or treated as owned after applying certain attribution rules, for at least half of the number of days in the taxable year by:

  •
  individual residents of jurisdictions that grant an Equivalent Exemption;

  •
  non-U.S. corporations organized in jurisdictions that grant an Equivalent Exemption and that meet the Publicly Traded Test; or

  •
  certain other qualified persons described in the Section 883 Regulations (which we refer to collectively as Qualified Shareholders).

        We expect that we will satisfy all of the requirements for the Section 883 Exemption. We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption with respect to the type of U.S. Source International Transportation Income we are expected to earn. Consequently, our U.S. Source International Transportation Income (including for this purpose, any such income earned by our subsidiaries) will be exempt from U.S. federal income taxation provided we meet either the Publicly Traded Test or the Qualified Shareholder Stock Ownership Test and we satisfy certain substantiation, reporting and other requirements.

        It is the opinion of our U.S. counsel, Vinson & Elkins L.L.P., that our common units will represent more than 50.0% of the total combined voting power of all classes of our equity interests entitled to vote and our equity interests will be considered to be "regularly traded" on an established securities market, assuming we meet certain factual requirements, namely that our common units represent more than 50.0% of the total value of all of our outstanding equity interests, we satisfy the listing and trading volume requirements described previously and our common units do not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception as described below. In addition, because our common units will be traded only on The Nasdaq Global Market, which is considered to be an established securities market, our equity interests will be "primarily traded" on an established securities market for purposes of the Publicly Traded Test.

        Although the matter is not free from doubt, based upon our expected cash flow and distributions on our outstanding equity interests, we believe that our common units represent more than 50.0% of the total value of all of our outstanding equity interests, and we expect that we will satisfy the listing and trading volume requirements described previously for the year of the offering and future taxable years. In addition, our partnership agreement provides that any person or group that beneficially owns more than 4.9% of any class of our units then outstanding generally will be treated as owning only 4.9% of such units for purposes of voting for directors. Although there can be no assurance that this limitation will be effective to eliminate the possibility that we will have any 5.0% unitholders for purposes of the Closely Held Block Exception, we expect that our common units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception based upon the expected ownership of our common units following the offering. Thus, although the matter is not free from doubt and is based upon our belief and expectations regarding our satisfaction of the factual requirements described above, as well as the legal opinion of our counsel described above we believe that we will satisfy the Publicly Traded Test for the present taxable year and taxable years after the offering. Please see "—United States Taxation—The Net Basis Tax and Branch Profits Tax" and "—United States Taxation—The 4.0% Gross Basis Tax" below for a discussion of the consequences in the event we do not satisfy the Publicly Traded Test or otherwise fail to qualify for the Section 883 Exemption.

        The conclusions of our counsel described above are based upon legal authorities that do not expressly contemplate an organizational structure such as ours. In particular, although we have elected to be treated as a corporation for U.S. federal income tax purposes, we are organized as a limited partnership under Marshall Islands law. Accordingly, while our counsel is of the opinion that, assuming satisfaction of the factual requirements described above, our common units will be considered to be "regularly traded" on an established securities market and that we should satisfy the requirements for the Section 883 Exemption, it is possible that the IRS would assert that our common units do not meet the "regularly traded" test. In addition, as described previously, our ability to satisfy the Publicly

Traded Test depends upon factual matters that are subject to change. Should any of the factual requirements described above fail to be satisfied, we may not be able to satisfy the Publicly Traded Test. Furthermore, our board of directors could determine that it is in our best interests to take an action that would result in our not being able to satisfy the Publicly Traded Test in the future.

        Even if we were not able to satisfy the Publicly Traded Test for a taxable year, we may be able to satisfy the Qualified Shareholder Stock Ownership Test for that year provided Golar owns more than 50.0% of the value of our outstanding equity interests for more than half of the days in such year, Golar itself met the Publicly Traded Test for such year and Golar provided us with certain information that we need in order to claim the benefits of the Qualified Shareholder Stock Ownership Test. Golar has represented that it presently meets the Publicly Traded Test and has agreed to provide the information described above. However, there can be no assurance that Golar will continue to meet the Publicly Traded Test or be able to provide the information we need to claim the benefits of the Section 883 Exemption under the Qualified Shareholder Ownership Test. Further, the relative values of our equity interests are uncertain and subject to change, and as a result Golar may not own more than 50.0% of the value of our outstanding equity interests for any future year. Consequently, there can be no assurance that we would meet the Qualified Shareholder Stock Ownership Test based upon the ownership by Golar of an indirect ownership interest in us.

        The Net Basis Tax and Branch Profits Tax.    If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as effectively connected with the conduct of a trade or business in the United States (or Effectively Connected Income) if we have a fixed place of business in the United States involved in the earning of U.S. Source International Transportation Income and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. In addition, if we earn income from regasification or storage of LNG within the territorial seas of the United States, such income may be treated as Effectively Connected Income. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters, and none of our regasification or storage activities occur within the territorial seas of the United States. As a result, we do not anticipate that any of our U.S. Source International Transportation Income or income earned from regasification or storage will be treated as Effectively Connected Income. However, there is no assurance that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States (or earn income from regasification or storage activities within the territorial seas of the United States) in the future, which would result in such income being treated as Effectively Connected Income.

        Any income we earn that is treated as Effectively Connected Income, net of applicable deductions, would be subject to U.S. federal corporate income tax (imposed at rates of up to 35.0%). In addition, a 30.0% branch profits tax could be imposed on any income we earn that is treated as Effectively Connected Income, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid by us in connection with the conduct of our U.S. trade or business.

        On the sale of a vessel that has produced Effectively Connected Income, we could be subject to the net basis U.S. federal corporate income tax as well as branch profits tax with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

        The 4.0% Gross Basis Tax.    If the Section 883 Exemption does not apply and the net basis tax does not apply, we would be subject to a 4.0% U.S. federal income tax on the U.S. source portion of our gross U.S. Source International Transportation Income, without benefit of deductions. Under the sourcing rules described above under "—United States Taxation—Taxation of Operating Income," 50.0% of our U.S. Source International Transportation Income would be treated as being derived from U.S. sources.

  Marshall Islands Taxation

        Based on the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the law of the Republic of the Marshall Islands, because we, our operating subsidiary and our controlled affiliates do not, and do not expect to conduct business or operations in the Republic of the Marshall Islands, neither we nor our controlled affiliates will be subject to income, capital gains, profits or other taxation under current Marshall Islands law. As a result, distributions by our operating subsidiary and our controlled affiliates to us will not be subject to Marshall Islands taxation.

  United Kingdom Taxation

        The following is a discussion of the material United Kingdom tax consequences applicable to us. This discussion is based upon existing legislation and current H.M. Revenue & Customs practice as of the date of this prospectus. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the United Kingdom tax considerations applicable to us.

        Tax Residence and Taxation of a Permanent Establishment in the United Kingdom.    A company treated as resident in the United Kingdom for purposes of the United Kingdom Corporation Tax Acts is subject to corporation tax in the same manner and to the same extent as a United Kingdom incorporated company. For this purpose, place of residence is determined by the place at which central management and control of the company is carried out.

        In addition, a non-United Kingdom resident company will be subject to United Kingdom corporation tax on profits attributable to a permanent establishment in the United Kingdom to the extent it carries on a trade in the United Kingdom through such a permanent establishment. A company not resident in the United Kingdom will be treated as having a permanent establishment in the United Kingdom if it has a fixed place of business in the United Kingdom through which the business of the company is wholly or partly carried on or if an agent acting on behalf of the company has and habitually exercises authority to enter into contracts on behalf of the company.

        Unlike a company, a partnership resident in the United Kingdom or carrying on a trade in the United Kingdom is not itself subject to tax, although its partners generally will be liable for United Kingdom tax based upon their shares of the partnership's income and gains. Please read "Non-United States Tax Considerations—United Kingdom Tax Consequences" below.

        Taxation of Non-United Kingdom Incorporated Subsidiaries.    We will undertake measures designed to ensure that our non-United Kingdom incorporated subsidiaries will be considered controlled and managed outside of the United Kingdom and not as having a permanent establishment or otherwise carrying on a trade in the United Kingdom. While certain of our subsidiaries that are incorporated outside of the United Kingdom will enter into agreements with Golar Management, a United Kingdom incorporated company, for the provision of administrative and/or technical management services, we believe that the terms of these agreements will not result in any of our non-United Kingdom incorporated subsidiaries being treated as having a permanent establishment or carrying on a trade in the United Kingdom. As a consequence, we expect that our non-United Kingdom incorporated subsidiaries will not be treated as resident in the United Kingdom and the profits these subsidiaries earn will not be subject to tax in the United Kingdom.

        Taxation of United Kingdom Incorporated Subsidiaries.    Each of our subsidiaries that is incorporated in the United Kingdom will be regarded for the purposes of the United Kingdom Corporation Tax Acts as being resident in the United Kingdom and will be liable to United Kingdom corporation tax on its worldwide income and chargeable gains, regardless of whether this income or gains are remitted to the United Kingdom. The generally applicable rate of United Kingdom corporation tax is 28.0% (reducing to 26.0% from April 1, 2011). Our United Kingdom incorporated subsidiaries will be liable to tax at this rate on their net income, profits and gains after deducting expenses incurred wholly and exclusively for the purposes of the business being undertaken. There is currently no United Kingdom withholding taxes on distributions made to us.

  Brazilian Taxation

        The following discussion is based upon our knowledge and understanding of the tax laws of Brazil and regulations, rulings and judicial decisions thereunder, all as in effect of the date of this prospectus and subject to possible change on a retroactive basis. The following discussion is for general information purposes and does not purport to be a comprehensive description of all the Brazilian income tax considerations applicable to us.

        Golar has formed a subsidiary, Golar Serviços de Operação de Embarcações Ltda, (or Golar Brazil), which has entered into operation and services agreements with Petrobras with respect to the Golar Spirit and the Golar Winter. Golar Brazil will become a wholly-owned subsidiary of ours upon the pricing of this offering.

        On commencement of trade by Golar Brazil in Brazil, which occurred in July 2008 upon delivery of the Golar Spirit, we became subject to tax in Brazil (including net income taxes due from Golar Brazil, if any, and any Brazilian withholding taxes required to be withheld by Golar Brazil from payments it makes to our other subsidiaries) in the approximate amount of 37.5% of the payments due to Golar Brazil under the operation and services agreement with respect to the Golar Spirit and the Golar Winter. A portion of this tax is withheld by Petrobras from payments it makes to Golar Brazil under the operation and services agreement, and the remainder is collected directly from Golar Brazil.

        Petrobras generally will not be required to withhold tax from payments it makes under the charters for the Golar Sprit or the Golar Winter so long as the payments are not made to a "non-tax paying" jurisdiction as defined by the Brazilian authorities. Payments by Petrobras under the charters will be made to UK resident companies and will not therefore be subject to withholding tax.

        Brazil may levy tax on the importation of goods and assets into Brazil. However, under the agreements with Petrobras, Petrobras is responsible for these taxes so as long as we provide the proper documentation and take the necessary measures in order to clear the vessel and spare parts for importation and customs clearance. Consequently, we do not expect to be liable for any taxes on the importation of goods or assets into Brazil.

MANAGEMENT

Management of Golar LNG Partners LP

        Our partnership agreement provides that our general partner will delegate to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Golar GP LLC is wholly-owned by Golar LNG Limited. Our executive officers, all but one of whom are employed by Golar Management, will manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors. All of our current executive officers and directors also are executive officers, directors and/or affiliates of Golar LNG Limited and Golar Energy.

        Our current board of directors consists of five members appointed by our general partner, Kate Blankenship, Tor Olav Trøim, Georgina Sousa, Hans Petter Aas and Paul Leand Jr. Our board has determined that Ms. Blankenship, Mr. Aas and Mr. Leand satisfy the independence standards established by The Nasdaq Stock Market LLC as applicable to us. After the completion of this offering, but prior to our first annual meeting of unitholders in 2012, our general partner expects to appoint two additional directors to serve as the sixth and seventh members of our board. Following our first annual meeting of unitholders, our board will consist of seven members, three of whom will be appointed by our general partner in its sole discretion and four of whom will be elected by our common unitholders. At least three of the elected directors will meet the independence standards established by The Nasdaq Stock Market LLC. Directors appointed by our general partner will serve as directors for terms determined by our general partner. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. Four of the seven directors appointed by our general partner will serve until our annual meeting in 2012, at which time they will be replaced by four directors elected by our common unitholders. One of the four directors elected by our common unitholders will be designated as the Class I elected director and will serve until our annual meeting of unitholders in 2013, another of the four directors will be designated as the Class II elected director and will serve until our annual meeting of unitholders in 2014, and the remaining two directors will be designated as our Class III elected directors and will serve until our annual meeting of unitholders in 2015. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 10% of the outstanding common units.

        Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group owns beneficially more than 4.9% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted (except for purposes of nominating a person for election to our board). The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of such class of units. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. For more information, please read "The Partnership Agreement—Voting Rights."

        Because we qualify as a foreign private issuer under SEC rules, we are permitted to follow the corporate governance practices of the Marshall Islands (the jurisdiction in which we are organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to us. Nasdaq rules do not require a listed company that is a foreign private issuer to have a board of directors that is comprised of a majority of independent directors. Under Marshall Islands law, we are not required to have a board of directors comprised of a majority of directors meeting the independence standards described in Nasdaq rules. In addition, Nasdaq rules do not require limited partnerships like us to have boards of directors comprised of a majority of independent directors. Accordingly, after this offering, our board of directors will not be comprised of a majority of independent directors.

        We will have an audit committee that will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and the adequacy of our internal accounting controls. Our audit committee will initially be comprised of two directors, Hans Petter Aas and Kate Blankenship. Our board has determined that Ms. Blankenship and Mr. Aas satisfy the independence standards established by The Nasdaq Stock Market LLC. Ms. Blankenship qualifies as an "audit committee expert" for purposes of SEC rules and regulations. In accordance with Nasdaq and SEC phase-in provisions for companies listing in connection with initial public offerings, we expect to appoint an additional director meeting applicable audit committee independence standards to serve as the third member of our audit committee within one year after the effective date of the registration statement of which this prospectus forms a part.

        We will also have a conflicts committee ultimately comprised of at least two members of our board of directors. The conflicts committee will be available at the board's discretion to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of us or directors, officers or employees of our general partner or its affiliates, and must meet the independence standards established by The Nasdaq Stock Market LLC to serve on an audit committee of a board of directors and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our directors, our general partner or its affiliates of any duties any of them may owe us or our unitholders. Our initial conflicts committee will be comprised of Paul Leand Jr. and one or more additional directors who will be appointed after the closing of this offering. For additional information about the conflicts committee, please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

        Nasdaq rules do not require foreign private issuers like us to establish a compensation committee or a nominating/corporate governance committee. Similarly, under Marshall Islands law, we are not required to have a compensation committee or a nominating/corporate governance committee. In addition, Nasdaq rules do not require limited partnerships like us to have a compensation committee or a nominating/corporate governance committee. Accordingly, we will not have a compensation committee or a nominating/corporate governance committee.

        Employees of Golar Management, including those employees who will act as our executive officers, provide services to our subsidiaries pursuant to the fleet management agreements and will continue to provide services to our subsidiaries and to us after the closing of this offering under the fleet management agreements and pursuant to the management and administrative services agreement. Please read "Certain Relationships and Related Party Transactions—Fleet Management Agreements" and "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreement."

        Our officers and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Golar LNG Limited and Golar Energy. The amount of time our officers will allocate between our business and the business of Golar LNG Limited and Golar Energy will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activities of the businesses. Our officers intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

        Our general partner owes a fiduciary duty to our unitholders, subject to limitations described under "Conflicts of Interest and Fiduciary Duties." Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are expressly non-recourse to it. Whenever possible, the partnership agreement directs that we should incur indebtedness or other obligations that are non-recourse to our general partner.

        Whenever our general partner makes a determination or takes or declines to take an action in its individual capacity rather than in its capacity as our general partner, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us or any limited partner, and our general partner is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Marshall Islands Act or any other law. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in a resetting of the target distribution levels related to its incentive distribution rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the appointment of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or the incentive distribution rights it owns or votes upon the dissolution of the partnership. Actions of our general partner, which are made in its individual capacity, will be made by Golar LNG Limited as sole member of our general partner.

Directors

        The following provides information about each of our directors and director nominees. The business address for these individuals is Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Name	Age	Position
Kate Blankenship	46	Director and Audit Committee Member
Tor Olav Trøim	48	Chairman of the Board of Directors
Georgina Sousa	61	Director
Hans Petter Aas	65	Director and Audit Committee Member
Paul Leand Jr.	44	Director

        Kate Blankenship has served on our board of directors since her appointment in September 2007. Ms. Blankenship has served as a director of Golar LNG Limited since July 2003 and Golar Energy since June 2009. Ms. Blankenship also served as Company Secretary of Golar LNG Limited from its inception in 2001 until November 2005. She also served as Chief Accounting Officer of Golar Management from May 2001 until May 2003. Ms. Blankenship has also been a director of Frontline Limited (or Frontline) since August 2003 and served as Chief Accounting Officer and Secretary of Frontline from 1994 and October 2005. Ms. Blankenship has been Chief Financial Officer of Knightsbridge Tankers Limited (or Knightsbridge) since April 2000 and was Secretary of Knightsbridge from December 2000 until March 2007. Ms. Blankenship has served as a director of Ship Finance since July 2003, Seadrill since May 2005 and Golden Ocean since November 2004. She is a member of the Institute of Chartered Accountants in England and Wales.

        Tor Olav Trøim has served on our board of directors since his appointment in January 2009. Mr. Trøim was appointed Chairman of our board of directors in March 2011. Mr. Trøim also serves as Chairman of the board of directors of Golar Energy. Mr. Trøim has served as Vice-President and a director of Golar LNG Limited since its inception in May 2001 and was its Chief Executive Officer from May 2001 until April 2006. Mr. Trøim graduated as M.Sc Naval Architect from the University of

Trondheim, Norway in 1985. His careers include Portfolio Manager Equity in Storebrand ASA (1987-1990), and Chief Executive Officer for the Norwegian Oil Company DNO AS (1992-1995). Since 1995 Mr. Trøim has been a Director of Seatankers Management in Cyprus. In this capacity he has acted as Chief Executive Officer for the public company Frontline. Mr. Trøim has served as a director of Seadrill Limited (or Seadrill) and was also the Chief Executive Officer until the takeover and integration of Smedvig ASA. Mr. Trøim is a member of the boards of the public companies Golden Ocean, Aktiv Kapital ASA (OSE) and Marine Harvest ASA (OSE).

        Georgina E. Sousa has served on our board of directors since her appointment in September 2007 and has served as our secretary since her appointment in April 2011. Ms. Sousa has also served as Secretary of Golar LNG Limited and its subsidiaries (including Golar Energy) since November 30, 2005. She is also Head of Corporate Administration for Frontline. Up until January 2007, she was Vice-President-Corporate Services of Consolidated Services Limited, a Bermuda Management Company having joined the firm in 1993 as Manager of Corporate Administration. From 1976 to 1982 she was employed by the Bermuda law firm of Appleby, Spurling & Kempe as a Company Secretary and from 1982 to 1993 she was employed by the Bermuda law firm of Cox & Wilkinson as Senior Company Secretary.

        Hans Petter Aas has served on our board of directors since his appointment in March 2011. Mr. Aas has served as a director of Golar LNG Limited since September 2008. Mr. Aas has had a long career as a banker in the international shipping and offshore market, and retired from his position as Global Head of the Shipping, Offshore and Logistics Division of DnB NOR in August 2008. He joined DnB NOR (then Bergen Bank) in 1989, and has previously worked for the Petroleum Division of the Norwegian Ministry of Industry and the Ministry of Energy, as well as for Vesta Insurance and Nevi Finance. Mr. Aas is also a director and Chairman of Ship Finance and Knutsen Offshore Tanker Co ASA and has recently become a director of the Norwegian Export Credit Guaranty Institute.

        Paul Leand Jr. has served on our board of directors since his appointment in March 2011. Mr. Leand has been a Director of NYSE-listed Ship Finance International Limited since 2003. Mr. Leand has served as the Chief Executive Officer and Director of AMA Capital Partners LLC, or AMA, an investment bank specializing in the maritime industry since 2004. From 1989 to 1998 Mr. Leand served at the First National Bank of Maryland where he managed its Railroad Division and its International Maritime Division. He has worked extensively in the U.S. capital markets in connection with AMA's restructuring and mergers and acquisitions practices. Mr. Leand serves as a member of American Marine Credit LLC's Credit Committee and served as a member of the Investment Committee of AMA Shipping Fund I, a private equity fund formed and managed by AMA. Mr. Leand holds a BS/BA from Boston University's School of Management and is a director of publicly listed SEA CO LTD and privately held Helm Financial Corporation and GE SEACO SRL.

Executive Officers

        Other than our secretary, we do not have any executive officers and rely solely on the executive officers of Golar Management who will perform executive officer services for our benefit pursuant to the management and administrative services agreement and who will be responsible for our day-to-day management subject to the direction of our board of directors. Golar Management also provides certain commercial and technical management services to our fleet and will provide administrative services to us pursuant to the management and administrative services agreement. The following provides information about our secretary and each of the executive officers of Golar Management who will perform executive officer services for us and who are not also members of our board of directors.

The business address for our executive officers is Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Name	Age	Position
Graham Robjohns	46	Chief Executive Officer and Chief Financial Officer
Georgina Sousa	61	Secretary
Tom Christiansen	58	Head of Technical Operations
Brian Tienzo	37	Controller

        Graham Robjohns will act as our Chief Executive Officer and Chief Financial Officer and has served as the Chief Financial Officer of Golar Management since November 2005. Mr. Robjohns has served as Chief Executive Officer of Golar LNG Management since November 2009. Mr. Robjohns has also served as Group Financial Controller of Golar Management from May 2001 to November 2005, as Chief Accounting Officer of Golar Management from June 2003 until November 2005. He was the financial controller of Osprey Maritime (Europe) Ltd from March 2000 to May 2001. From 1992 to March 2000 he worked for Associated British Foods Plc. and then Case Technology Ltd (Case), both manufacturing businesses, in various financial management positions and as a director of Case. Prior to 1992, Mr. Robjohns worked for PricewaterhouseCoopers in their corporation tax department. He is a member of the Institute of Chartered Accountants in England and Wales.

        Tom Christiansen will act as our Head of Technical Operations and currently serves as the Head of Technical Operations of Golar Management. Mr. Christiansen joined Golar Management in September 2006 as Fleet Manager. Prior to joining Golar Management he held the position of Fleet Manager responsible for the LNG carrier fleet of Wilhelmsen Ship Management. Mr. Christiansen has a degree from Tønsberg Nautical college. He spent 11 years as a chief engineer at Havtor Management until 1995 when it became a part of Bergesen d.y. ASA. Mr. Christiansen remained with Bergesen as a chief engineer on LPG and LNG carriers until he became a Superintendent responsible for LPG and LNG vessels in 1995.

        Brian Tienzo will act as our Controller and has served as the Group Financial Controller of Golar Management since 2008. Mr. Tienzo joined Golar Management in February 2001 as Group Management Accountant. From 1995 to 2001 he worked for Z-Cards Europe Limited, Parliamentary Communications Limited and Interoute Communications Limited in various financial management positions. He is a member of the Association of Certified Chartered Accountants.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive compensation from us for any services it provides on our behalf, although it will be entitled to reimbursement for expenses incurred on our behalf. In addition, we will reimburse Golar Management for expenses incurred pursuant to the management and administrative services agreement that we will enter into with Golar Management. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreement."

Executive Compensation

        We have not paid any compensation to our directors or officers nor accrued any obligations with respect to management incentive or retirement benefits for our directors and officers prior to this offering. Under the management and administrative services agreement, we will reimburse Golar Management for its reasonable costs and expenses incurred in connection with the provision of executive officer and other administrative services to us. In addition, we will pay Golar Management a management fee equal to 5% of its costs and expenses incurred on our behalf. We expect that we will pay Golar Management approximately $1.4 million in total under the management and administrative services agreement for the twelve months ending March 31, 2012. We have estimated this amount based on the experience of Golar LNG Limited, which is a public company. The amount of our reimbursement to Golar Management for the time of our officers will depend on an estimate of the percentage of time our officers will spend on our business and will be based upon a percentage of the salary and benefits Golar will pay to such officers after the closing of this offering. Golar Management will compensate Mr. Robjohns, Mr. Christiansen and Mr. Tienzo in accordance with its own compensation policies and procedures. We do not expect to pay any additional compensation to our officers. Officers and employees of affiliates of our general partner may participate in employee benefit plans and arrangements sponsored by Golar, our general partner or their affiliates, including plans that may be established in the future. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreement."

Compensation of Directors

        Our officers or officers of Golar LNG Limited and Golar Energy who also serve as our directors will not receive additional compensation for their service as directors but may receive director fees in lieu of other compensation paid by Golar LNG Limited and Golar Energy. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will each receive a director fee of between $40,000 and $60,000 per year. Members of the audit and conflicts committees will each receive a committee fee of between $5,000 and $10,000 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

SELLING UNITHOLDER AND SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of Golar LNG Partners LP that will be issued upon the consummation of this offering and the related transactions, beneficial owners of 5.0% or more of the units, and all of our directors, director nominees and executive officers as a group.

        All common units sold in this offering are being sold by Golar LNG Limited, and Golar LNG Limited will own all of our subordinated units immediately following this offering.

					Subordinated Units to be Beneficially Owned Before and After the Offering		Percentage of Total Common and Subordinated Units to be Beneficially Owned After the Offering
	Common Units Beneficially Owned Before the Offering		Common Units to be Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
Golar LNG Limited(1)	23,127,254	100%	11,127,254	48.1%	15,949,831	100%	69.3%	(2)
All directors, director nominees and executive officers as a group (7 persons)	—	—	—	—	—	—	—

(1)
World Shipholding Ltd., the company that is the main shareholder of Golar LNG Limited, is indirectly controlled by trusts established by John Fredriksen, Chairman of the Board of Directors of Golar LNG Limited, for the benefit of his immediate family. Amounts exclude the 2.0% general partner interest held by our general partner, a wholly-owned subsidiary of Golar.

(2)
Assumes no exercise of the over-allotment option. If the underwriters exercise their over-allotment option in full, Golar LNG Limited's percentage of common units to be beneficially after the offering owned after the offering will decrease to 40.3%, and its percentage of total common and subordinated units to be beneficially owned will decrease to 64.7%.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, Golar LNG Limited will own 11,127,254 common units and 15,949,831 subordinated units, representing a 67.9% limited partner interest in us, assuming no exercise of the underwriters' over-allotment option and 81.0% of our incentive distribution rights (through its ownership of our general partner), and Golar Energy will own 19.0% of our incentive distribution rights. In addition, our general partner will own 797,492 general partner units representing a 2.0% general partner interest in us. Golar LNG Limited's ability, as sole member of our general partner, to control the appointment of three of the seven members of our board of directors and to approve certain significant actions we may take, and Golar LNG Limited's ownership of 11,127,254 common units and all of the outstanding subordinated units and its right to vote the subordinated units as a separate class on certain matters, means that Golar LNG Limited, together with its affiliates, will have the ability to exercise influence regarding our management.

Distributions and Payments to our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage

The consideration received by our general partner and its affiliates in exchange for the transfer to us of the vessels in our fleet	• 23,127,254 common units and 15,949,831 subordinated units to be issued to Golar LNG Limited; plus
• 797,492 general partner units representing a 2.0% general partner interest in us and 81% of our incentive distribution rights to be issued to our general partner; plus
• 19% of our incentive distribution rights to be issued to Golar Energy.
Please read "Summary—Formation Transactions" for further information about our formation and assets contributed to us in connection with the closing of this offering.

The common units and subordinated units to be owned by Golar LNG Limited after giving effect to this offering represent a 67.9% limited partner interest in us, assuming no exercise of the underwriters' over-allotment option. For more information, please read "The Partnership Agreement—Voting Rights" and "The Partnership Agreement—Amendment of the Partnership Agreement."

 Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions of 98.0% of available cash to unitholders (including Golar LNG Limited, the owner of our general partner and the holder of 11,127,254 common units and 15,949,831 subordinated units) and the remaining 2.0% to our general partner.

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner and Golar Energy, as the holders of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 48% of the distributions above the highest target level. We refer to the rights to the increasing distributions as "incentive distribution rights." Please read "How We Make Cash Distributions—Incentive Distribution Rights" for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full minimum quarterly distribution, our general partner would receive an annual distribution of approximately $1.2 million on its 2.0% general partner interest and Golar LNG Limited would receive an annual distribution of approximately $41.7 million on its common and subordinated units.

Payments to our general partner and its affiliates

Our general partner will not receive compensation from us for any services it provides on our behalf. Our general partner and its other affiliates will be entitled to reimbursement for all direct and indirect expenses they incur on our behalf. In addition, we will pay fees to Golar Management and certain other affiliates of Golar for commercial and technical management services. We will also reimburse these entities for costs related to the commercial and technical management services they provide. We also pay fees to Golar Management and reimburse Golar Management for expenses related to its provision of administrative and other management services pursuant to the management and administrative services agreement. Please read "—Agreements Governing the Transactions" and "—Fleet Management Agreements."

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of our General Partner."

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions as described in "The Partnership Agreement—Liquidation and Distribution of Proceeds."

Agreements Governing the Transactions

        We, our general partner, our subsidiaries and certain affiliates have entered into or will enter into various documents and agreements that will effect the transactions relating to our formation and this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. These agreements will not be the result of arm's-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid by Golar LNG Limited.

  Omnibus Agreement

        At the closing of this offering, we will enter into an omnibus agreement with Golar LNG Limited, Golar Energy, our general partner and certain of our other subsidiaries. The following discussion describes certain provisions of the omnibus agreement.

  Noncompetition

        Under the omnibus agreement, Golar LNG Limited and Golar Energy will agree, and will cause their controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to acquire, own, operate or charter any FSRU or LNG carrier operating under a charter for five or more years. We refer to these vessels, together with any related charters, as "Five-Year Vessels" and to all other FSRUs and LNG carriers, together with any related charters, as "Non-Five-Year Vessels." The restrictions in this paragraph will not prevent Golar LNG Limited and Golar Energy or any of their controlled affiliates (other than us and our subsidiaries) from:

  (1)
  acquiring, owning, operating or chartering Non-Five-Year Vessels;

  (2)
  acquiring one or more Five-Year Vessels if Golar LNG Limited or Golar Energy, as applicable, promptly offers to sell the vessel to us for the acquisition price plus any administrative costs (including re-flagging and reasonable legal costs) associated with the transfer to us at the time of the acquisition;

  (3)
  putting a Non-Five-Year Vessel under charter for five or more years if Golar LNG Limited or Golar Energy, as applicable, offers to sell the vessel to us for fair market value (x) promptly after the time it becomes a Five-Year Vessel and (y) at each renewal or extension of that charter for five or more years;

  (4)
  acquiring one or more Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering those vessels; provided, however, that:

  (a)
  if less than a majority of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Golar LNG Limited's or Golar Energy's board of directors, as applicable, Golar LNG Limited or Golar Energy, as applicable, must offer to sell such vessels to us for their fair market value plus any additional tax or other similar costs that Golar LNG Limited or Golar Energy, as applicable, incurs in connection with the acquisition and the transfer of such vessels to us separate from the acquired business; and

  (b)
  if a majority or more of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Golar LNG Limited's or Golar Energy's board of directors, as applicable, Golar LNG Limited or Golar Energy, as applicable, must notify us of the proposed acquisition in advance. Not later than 10 days following receipt of such notice, we will notify Golar LNG Limited or Golar Energy, as applicable, if we wish to acquire such vessels in cooperation and simultaneously with Golar LNG Limited or Golar Energy acquiring the Non-Five-Year Vessels. If we do not notify Golar LNG Limited or Golar Energy, as applicable, of our intent to pursue the acquisition within 10 days, Golar LNG Limited or Golar Energy, as applicable, may proceed with the acquisition and then offer to sell such vessels to us as provided in (a) above;

  (5)
  acquiring a non-controlling interest in any company, business or pool of assets;

  (6)
  acquiring, owning, operating or chartering any Five-Year Vessel if we do not fulfill our obligation to purchase such vessel in accordance with the terms of any existing or future agreement;

  (7)
  acquiring, owning, operating or chartering a Five-Year Vessel subject to the offers to us described in paragraphs (2), (3) and (4) above pending our determination whether to accept such offers and pending the closing of any offers we accept;

  (8)
  providing ship management services relating to any vessel; or

  (9)
  acquiring, owning, operating or chartering a Five-Year Vessel if we have previously advised Golar LNG or Golar Energy, as applicable, that we consent to such acquisition, operation or charter.

        If Golar LNG Limited or Golar Energy, as applicable, or any of its controlled affiliates (other than us or our subsidiaries) acquires, owns, operates or charters Five-Year Vessels pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions.

        In addition, under the omnibus agreement we will agree, and will cause our subsidiaries to agree, to acquire, own, operate or charter Five-Year Vessels only. The restrictions in this paragraph will not:

  (1)
  prevent us from owning, operating or chartering any Non-Five-Year Vessel that was previously a Five-Year Vessel while owned by us;

  (2)
  prevent us or any of our subsidiaries from acquiring Non-Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering those vessels; provided, however, that:

  (a)
  if less than a majority of the value of the business or assets acquired is attributable to Non-Five-Year Vessels, as determined in good faith by us, we must offer to sell such vessels to Golar LNG Limited for their fair market value plus any additional tax or other similar costs that we incur in connection with the acquisition and the transfer of such vessels to Golar separate from the acquired business; and

    (b)
    if a majority or more of the value of the business or assets acquired is attributable to Non-Five-Year Vessels, as determined in good faith by us, we must notify Golar LNG Limited of the proposed acquisition in advance. Not later than 10 days following receipt of such notice, Golar LNG Limited must notify us if it wishes to acquire the Non-Five-Year Vessels in cooperation and simultaneously with us acquiring the Five-Year Vessels. If Golar LNG Limited does not notify us of its intent to pursue the acquisition within 10 days, we may proceed with the acquisition and then offer to sell such vessels to Golar LNG Limited as provided in (a) above;

  (3)
  prevent us or any of our subsidiaries from acquiring, owning, operating or chartering any Non-Five-Year Vessels subject to the offer to Golar LNG Limited described in paragraph (2) above, pending its determination whether to accept such offer and pending the closing of any offer it accepts; or

  (4)
  prevent us or any of our subsidiaries from acquiring, owning, operating or chartering Non-Five-Year Vessels if Golar LNG Limited has previously advised us that it consents to such acquisition, ownership, operation or charter.

        If we or any of our subsidiaries acquires, owns, operates or charters Non-Five-Year Vessels pursuant to any of the exceptions described above, neither we nor such subsidiary may subsequently expand that portion of our business other than pursuant to those exceptions.

        Upon a change of control of us or our general partner, the noncompetition provisions of the omnibus agreement will terminate immediately. Upon a change of control of Golar LNG Limited, the noncompetition provisions of the omnibus agreement applicable to Golar LNG Limited will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units. Upon a change of control of Golar Energy, the noncompetition provisions of the omnibus agreement applicable to Golar Energy will terminate at the time that is the later of (1) the date on which all of the subordinated units have converted to common units and (2) the date of the change of control.

  Golar Freeze

        Under the omnibus agreement, we will have the right to purchase the Golar Freeze from Golar LNG Limited at fair market value at any time within 24 months after the closing of this offering. If we and Golar LNG Limited are unable to agree upon the fair market value of the Golar Freeze, the fair market value will be determined by a mutually acceptable investment banking firm, ship broker or other expert advisor, and we will have the right, but not the obligation, to purchase the Golar Freeze at such price.

  Khannur

        Under the omnibus agreement, we will have the right to purchase the Khannur from Golar Energy at fair market value upon completion of the vessel's retrofitting and acceptance by its charterer. If we and Golar Energy are unable to agree upon the fair market value of the Khannur, the fair market value will be determined by a mutually acceptable investment banking firm, ship broker or other expert advisor, and we will have the right, but not the obligation, to purchase the Khannur at such price.

  Rights of First Offer on FSRUs and LNG carriers

        Under the omnibus agreement, we and our subsidiaries will grant to Golar LNG Limited a right of first offer on any proposed sale, transfer or other disposition of any Five-Year Vessels or Non-Five-Year

Vessels owned by us. Under the omnibus agreement, Golar LNG Limited and Golar Energy will agree (and will cause their subsidiaries to agree) to grant a similar right of first offer to us for any Five-Year Vessels they might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any current or future charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

        Prior to engaging in any negotiation regarding any vessel disposition with respect to a Five-Year Vessel with a non-affiliated third-party or any Non-Five-Year Vessel, we or Golar LNG Limited or Golar Energy, as the case may be, will deliver a written notice to the other relevant party setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we and Golar LNG Limited or Golar Energy, as applicable, will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, we or Golar LNG Limited or Golar Energy, as the case may be, will be able within the next 180 calendar days to sell, transfer, dispose or re-charter the vessel to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or Golar LNG Limited or Golar Energy, as the case may be, than those offered pursuant to the written notice.

        Upon a change of control of us or our general partner, the right of first offer provisions of the omnibus agreement will terminate immediately. Upon a change of control of Golar LNG Limited, the right of first offer provisions applicable to Golar LNG Limited under the omnibus agreement will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units. Upon a change of control of Golar Energy, the right of first offer provisions applicable to Golar Energy under the omnibus agreement will terminate at the time that is the later of (1) the date on which all of the subordinated units have converted to common units and (2) the date of the change of control.

  Indemnification

        Under the omnibus agreement, Golar LNG Limited will indemnify us after the closing of this offering for a period of five years (and Golar Energy will indemnify us for a period of at least three years after our purchase of the Khannur, if applicable) against certain environmental and toxic tort liabilities with respect to the assets contributed or sold to us to the extent arising prior to the time they were contributed or sold to us. Liabilities resulting from a change in law after the closing of this offering are excluded from the environmental indemnity. There is an aggregate cap of $5.0 million on the amount of indemnity coverage provided by Golar LNG Limited and Golar Energy for environmental and toxic tort liabilities. No claim may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Golar LNG Limited or Golar Energy, as applicable, is liable for claims only to the extent such aggregate amount exceeds $500,000.

        Golar LNG Limited (or, with respect to our acquisition of the Khannur, if applicable, Golar Energy) will also indemnify us for liabilities related to:

  •
  certain defects in title to the assets contributed or sold to us and any failure to obtain, prior to the time they were contributed to us, certain consents and permits necessary to conduct our business, which liabilities arise within three years after the closing of this offering (or, in the case of the Khannur, within three years after our purchase of the Khannur, if applicable);

  •
  certain income tax liabilities attributable to the operation of the assets contributed or sold to us prior to the time they were contributed or sold; and

  •
  any liabilities in excess of our scheduled payments under the UK tax lease used to finance the Methane Princess, including liabilities in connection with termination of such lease.

        Golar LNG Limited will also indemnify us (and reimburse us for related expenses) in the event that the lenders under the Golar Freeze credit facility divert payments from the Golar Winter time charter to fund debt repayments under the Golar Freeze credit facility. See "Business—FSRU Charters—Security Interest in Earnings from Golar Winter Time Charter."

  Amendments

        The omnibus agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

  Management and Administrative Services Agreement

        In connection with this offering, we entered into a management and administrative services agreement with Golar Management, pursuant to which Golar Management will provide certain management and administrative support services to us. The agreement has an initial term of five years.

        The management and administrative services agreement may be terminated prior to the end of its term by us upon 120 days' notice for any reason in the sole discretion of our board of directors. In addition, the management and administrative services agreement may be terminated by Golar Management upon 120 days notice if:

  •
  there is a change of control of us or our general partner;

  •
  a receiver is appointed for all or substantially all of our property;

  •
  an order is made to wind up our partnership;

  •
  a final judgment or order that materially and adversely affects our ability to perform the agreement is obtained or entered and not vacated or discharged; or

  •
  we make a general assignment for the benefit of our creditors, file a petition in bankruptcy or liquidation or commence any reorganization proceedings.

        Under the management and administrative services agreement, certain officers of Golar Management will provide executive officer functions for our benefit. These officers of Golar Management will be responsible for our day-to-day management subject to the direction of our board of directors. Our board of directors will have the ability to terminate the arrangement with Golar Management regarding the provision of executive officer services to us with respect to any or all of such officers at any time in its sole discretion.

        The administrative services provided by Golar Management will include:

  •
  commercial management services:  assistance with our commercial management and the execution of our business strategies;

  •
  bookkeeping, audit and accounting services:  assistance with the maintenance of our corporate books and records, assistance with the preparation of our tax returns and arranging for the provision of audit and accounting services;

  •
  legal and insurance services:  arranging for the provision of legal, insurance and other professional services and maintaining our existence and good standing in necessary jurisdictions;

  •
  administrative and clerical services:  assistance with office space, arranging meetings for our common unitholders pursuant to the partnership agreement, arranging the provision of IT services, providing all administrative services required for subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of our business;

  •
  banking and financial services:  providing cash management including assistance with preparation of budgets, overseeing banking services and bank accounts, arranging for the deposit of funds, negotiating loan and credit terms with lenders and monitoring and maintaining compliance therewith;

  •
  advisory services:  assistance in complying with United States and other relevant securities laws;

  •
  client and investor relations:  arranging for the provision of, advisory, clerical and investor relations services to assist and support us in our communications with our common unitholders; and

  •
  integration of any acquired businesses.

        Each month, we will reimburse Golar Management for its reasonable costs and expenses incurred in connection with the provision of these services. In addition, we will pay Golar Management a management fee equal to 5% of its costs and expenses incurred in connection with providing services to us for the month. Amounts payable under the management and administrative services agreement must be paid within 15 days after Golar Management submits to us an invoice for such costs and expenses, together with any supporting detail that may be reasonably required. We expect that we will pay Golar Management approximately $1.4 million in total under the management and administrative services agreement for the twelve months ending March 31, 2012.

        Under the management and administrative services agreement, we will indemnify Golar Management and its employees and agents against all actions which may be brought against them under the management and administrative services agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such actions; provided, however that such indemnity excludes any or all losses which may be caused by or due to the fraud, gross negligence or willful misconduct of Golar Management or its employees or agents.

Fleet Management Agreements

        After the closing of this offering, the agreements governing the commercial and technical management of the vessels in our fleet will remain in place. Each vessel in our fleet is subject to management agreements pursuant to which certain commercial and technical management services are provided by certain affiliates of Golar, including Golar Management and Golar Wilhelmsen, as described below. Under these fleet management agreements, our subsidiaries pay fees to and reimburse the costs and expenses of the vessel managers as described below. We expect that the aggregate amount of fees and expenses to be paid by our shipowning subsidiaries under these agreements for the twelve months ending March 31, 2012 will be approximately $2.5 million.

  Golar Mazo

        The Golar Mazo is owned by Faraway Maritime Shipping Co. (or Faraway), in which we have a 60% interest. Faraway has entered into a management agreement with Aurora Management Inc. (or Aurora Management), in which Golar has a 90% ownership interest, that provides for the general and technical management of the vessel. Golar Management has an agreement with Golar Wilhelmsen to provide technical services to the Golar Mazo.

        Management Agreement with Aurora Management.    Aurora Management has subcontracted the provision of these services to Gotaas Larsen International Limited (or Gotaas Larsen), a wholly-owned subsidiary of Golar, who subsequently subcontracted the provision of these services to Golar Maritime Limited (or Golar Maritime), a wholly-owned subsidiary of Golar, who then subcontracted the provision of services to Golar Management, a wholly-owned subsidiary of Golar Energy. The terms and provisions of the original management contract between Faraway and Aurora Management are substantially similar to each of the subcontract agreements related to the Golar Mazo (each a Mazo Management Agreement and collectively, the Mazo Management Agreements).

        The Mazo Management Agreements require that Aurora and its sub-contractors use their best endeavors to perform the following management services, including all the acts, deeds, matters and things which are necessary for the proper and efficient management, operation, trading, maintenance, survey and repair of the Golar Mazo:

  •
  the supervision of all drydocking, maintenance, surveys and repairs of the vessel;

  •
  the provision of all applicable documentation and compliance with all applicable regulations;

  •
  the engagement and provision of crews and the attendance to all matters pertaining to discipline, labor relations, welfare and amenities of the crews;

  •
  the arrangement of the victualling and storing of the vessel;

  •
  the arrangement of bunker, fuel and lubricating oil contracts for the vessel subject to the agreement or direction of Pertamina (the charterer of the Golar Mazo);

  •
  the appointment of agents and sub-agents for the vessel, when requested;

  •
  the arrangement of the loading and discharging of the vessel and all related matters, subject to the provisions of the time charter;

  •
  the arrangement of all insurance in connection with the vessel;

  •
  the control and management of inventories of spare parts, lube oils and provisions of the vessel and the control and management of bunkers, other fuel supplies, liquefied nitrogen and other such items;

  •
  the giving of instructions to the master and officers of the vessel, subject to the provisions of the time charter;

  •
  the handling and settlement of all insurance, average, salvage and other claims in connection with the vessel;

  •
  the arrangement of the lay-up of the vessel;

  •
  the training of the officers and crew and any trainees placed on board the vessel by Pertamina;

  •
  the preparation of annual budgets and budgets for drydockings any other estimates as may be required under the terms of the time charter;

  •
  the payment on behalf of Faraway of all costs and expenses incurred in and about the provision of any of the management services or otherwise relating to the proper and efficient management, operation, insurance, maintenance, survey or repair of the vessel; and

  •
  the commercial management of the vessel by Golar Management, including arranging and supervising the proper payment to Faraway's account of all hire and/or freight revenues; the calculation of hire, freight and other money due to or from the charterer; and the issuing of voyage instructions.

        Pursuant to the Mazo Management Agreements, Faraway currently pays a fee of $0.9 million per year to Aurora Management payable in equal monthly installments. This annual rate is subject to an adjustment on January 1 of each year pursuant to a formula set forth in the agreement. Aurora Management pays a fee to Gotaas Larsen, which then pays a fee to Golar Maritime, which finally pays a fee to Golar Management. Each of these fees is payable on substantially the same terms and conditions as the fee paid by Faraway to Aurora Management. The Mazo Management Agreements have terms equal to the length of the time charter with Pertamina.

        The Mazo Management Agreements, with the exception of the agreement between Golar Maritime and Golar Management, may be terminated prior to the end of their initial term upon 12 months' notice if:

  •
  the vessel ceases to be owned by Faraway;

  •
  the vessel becomes an actual, constructive, compromised or arranged total loss;

  •
  the vessel is requisitioned for title or any other compulsory acquisition of the vessel occurs other than by requisition for hire;

  •
  the vessel ceases to be chartered to Pertamina (other than by way of an assignment, or sub-charter, as permitted by the time charter with Pertamina);

  •
  any money owed by either party pursuant to this agreement is not paid in full to the other party within a period of 45 days from the date of any demand for the payment thereof;

  •
  Aurora Management is in material breach of any of the terms of the agreement, which breach is not remedied within 15 days;

  •
  Aurora Management has exceeded its authority to act on behalf of Faraway, without the permission of Faraway;

  •
  any license or permit required to enable either party to perform any of its obligations under the agreement is wholly or partially revoked, withdrawn, suspended or terminated or expires and is not renewed or otherwise fails to remain in full force, validity and effect;

  •
  an order is made for bankruptcy, dissolution or winding-up of the business of either party or a substantial part of their assets or for the appointment of a liquidator, receiver or trustee;

  •
  either party is unable to pay its debts as they come due, or is adjudicated or found bankrupt or insolvent;

  •
  either party ceases to carry on its business, or a substantial part of the business, properties or assets of either party are seized or appropriated; or

  •
  either party is rendered unable to carry out the whole or any part of its obligations under the agreement by reason of any force majeure and such inability continues for 90 days.

        The Mazo Management Agreement between Golar Maritime and Golar Management will continue indefinitely unless and until terminated by either party at any time after giving 90 days' written notice. However, either Golar Management or Golar Maritime may terminate the contract by written notice in the case of the following:

  •
  any money payable to Golar Management pursuant to this agreement has not been paid within 30 days of a demand by Golar Management for payment;

  •
  if it becomes impossible, in the opinion of Golar Management, for Golar Management to perform its duties and carry out the services required by the contract; or

  •
  if there is an order made or resolution passed for the winding up of Golar Maritime or Golar Management or if a receiver has been appointed with respect to either party, or if either party suspends payment, ceases to carry on its business, or makes a special arrangement with its creditors.

        In addition to the fees payable under the Mazo Management Agreements, the agreement also provides that Faraway must make available to Aurora on the first day of each month an amount equal to one-twelfth of the agreed operating budget to provide for the operating expenses associated with the proper and efficient management of the vessel that are to be paid by Aurora. Further, under the Mazo Management Agreements, Aurora Management and its employees, agents and sub-contractors will be indemnified by Faraway against all actions which may be brought against them or incurred or suffered by them arising out of or in connection with their performance under the Mazo Management Agreements.

        Technical Management Agreement with Golar Wilhelmsen.    In order to assist with the technical management of the vessel, Golar Management has entered into the BIMCO Standard Ship Management Agreement with Golar Wilhelmsen, as sub-managers, for the operations of the Golar Mazo (or the Mazo Sub-Management Agreement). The Mazo Sub-Management Agreement provides that Golar Wilhelmsen must use its best endeavors to provide the following technical services:

  •
  Crew Management.  Golar Wilhelmsen must provide suitably qualified crew for the Golar Mazo and provide for the management of the crew including, but not limited to, arranging for all transportation of the crew, ensuring the crew meets all medical requirements of the flag state, and conducting union negotiations.

  •
  Technical Management.  Golar Wilhelmsen must provide for the technical management of the Golar Mazo, which includes, but is not limited to the provision of competent personnel to supervise the maintenance and efficiency of the vessel; arrange and supervise drydockings, repairs, alterations and maintenance of such vessel and arrange and supply the necessary stores, spares and lubricating oils.

        In addition to the standard terms of the BIMCO Standard Ship Management Agreement, pursuant to a rider to the Mazo Sub-Management Agreement, Golar Management pays an annual management fee of $200,000 to Golar Wilhelmsen in equal monthly installments in respect of the Golar Mazo. We are not responsible for paying this $200,000 management fee to Golar Wilhelmsen. This fee is subject to upward adjustments based on cost of living indexes in the domicile of Golar Wilhelmsen. Golar Wilhelmsen is entitled to extra remuneration for the performance of tasks outside the scope of the Mazo Sub-Management Agreement and the related rider.

        The Mazo Sub-Management Agreement will terminate upon failure by either party to meet its obligations under the agreement, in the case of the sale or total loss of the vessel, or in the event an order or resolution is passed for the winding up, dissolution, liquidation or bankruptcy of either party or if a receiver is appointed. In addition, Golar Management must indemnify Golar Wilhelmsen and its employees, agents and subcontractors against all actions, proceedings, claims, demands or liabilities arising in connection with the performance of the agreement.

  Methane Princess

        The disponent owner of the Methane Princess is Golar 2215 UK Ltd (or Golar 2215), and the vessel is subject to two management agreements providing for its day-to-day operations.

        Management Agreement with Golar Management.    Golar 2215 has entered into a management agreement with Golar Management to manage the Methane Princess (or the Princess Management Agreement) in accordance with sound commercial and technical ship management practice, so far as reasonably practicable. The management services to be provided by Golar Management are substantially similar to the management services provided pursuant to the Mazo Management Agreement and also include:

  •
  the receipt and collection of all hire, freight revenue or other money associated with the employment of the vessel;

  •
  seeking employment for the vessel and negotiating and administering charter parties or other contracts;

  •
  seeking, negotiating and administering any loan or other financing required for the vessel; or

  •
  negotiating contracts for the technical management and crewing of the vessel.

        To carry out the services required pursuant to the Princess Management Agreement, Golar Management is entitled to engage the services of sub-managers to carry out its duties.

        Pursuant to this agreement, Golar 2215 currently pays to Golar Management a fee of $475,000 per year, which is payable in equal monthly installments in advance and reviewed annually and revised by the mutual agreement of the parties. Pursuant to the management agreement, Golar 2215 pays to or reimburses Golar Management an amount equivalent to the disbursements and expenses in connection with the provision of the services contracted under the management agreement. In addition, Golar Management may also require Golar 2215 to establish a float fund for the purpose of meeting the expenses associated with the operation of the vessel.

        The Princess Management Agreement will continue indefinitely unless and until terminated upon notice by either part within 30 days of expected termination. However, Golar Management is entitled to terminate the agreement by notice in writing in the case of any of the following:

  •
  there is no longer a vessel governed by the agreement and there is not then on order or under construction a newbuilding which will be entrusted to Golar Management upon delivery;

  •
  any money payable to Golar Management pursuant to the agreement has not been paid within 90 days of a demand by Golar Management for payment;

  •
  if it becomes impossible, in the opinion of Golar Management, for Golar Management to perform its duties and carry out the services required by the contract; or

  •
  if there is an order made or resolution passed for the winding up of Golar 2215 or Golar Management or if a receiver has been appointed with respect to either party, or if either party suspends payment, ceases to carry on its business, or makes a special arrangement with its creditors.

        In addition, pursuant to the terms of the Princess Management Agreement, Golar 2215 has agreed to indemnify Golar Management against all actions, proceedings, claims, demands or liabilities brought against Golar Management in relation to whatever may be done or caused or purported to be done by Golar Management in the course of performing the services contracted for in the agreement, unless Golar 2215 proves that the actions, proceedings, claims, demands or liabilities resulted solely from the negligence, gross negligence or willful default by Golar Management or its employees or sub-agents. However, Golar Management will not be liable for any of the actions of the crew, except to the extent they are shown to be the result of a failure by Golar Management.

        Technical Management Agreement with Golar Wilhelmsen.    In order to assist with the technical management of the vessel, Golar Management has entered into the BIMCO Standard Ship Management Agreement with Golar Wilhelmsen, as sub-managers, for the operations of the Methane Princess, the Golar Spirit and the Golar Winter (the Princess/Spirit/Winter Sub-Management

Agreement). The Princess/Spirit/Winter Sub-Management Agreement provides that Golar Wilhelmsen must use its best endeavors to provide the following technical services:

  •
  Crew Management.  Golar Wilhelmsen must provide suitably qualified crew for each vessel and provide for the management of the crew including, but not limited to, arranging for all transportation of the crew, ensuring the crew meets all medical requirements of the flag state, and conducting union negotiations.

  •
  Technical Management.  Golar Wilhelmsen must provide for the technical management of each vessel, which includes, but is not limited to the provision of competent personnel to supervise the maintenance and efficiency of the vessel; arrange and supervise drydockings, repairs, alterations and maintenance of such vessel and arrange and supply the necessary stores, spares and lubricating oils.

        In addition to the standard terms of the BIMCO Standard Ship Management Agreement, pursuant to a rider to the Princess/Spirit/Winter Sub-Management Agreement, Golar Management is responsible for paying a cumulative annual management fee of $200,000 to Golar Wilhelmsen in equal monthly installments in respect of the Golar Princess. We are not responsible for paying this $200,000 management fee to Golar Wilhelmsen. This fee is subject to upward adjustments based on cost of living indexes in the domicile of Golar Wilhelmsen. Golar Wilhelmsen is entitled to extra remuneration for the performance of tasks outside the scope of the Princess/Spirit/Winter Sub-Management Agreement and the related rider.

        The Princess/Spirit/Winter Sub-Management Agreement will terminate upon failure by either party to meet its obligations under the agreement, in the case of the sale or total loss of the vessel, or in the event an order or resolution is passed for the winding up, dissolution, liquidation or bankruptcy of either party or if a receiver is appointed. In addition, Golar Management must indemnify Golar Wilhelmsen and its employees, agents and subcontractors against all actions, proceedings, claims, demands or liabilities arising from or in connection with the performance of the agreement.

  Golar Spirit and Golar Winter

        The disponent owner of the Golar Spirit is Golar Spirit UK Ltd (or Golar Spirit UK), and the disponent owner of the Golar Winter is Golar Winter UK Ltd (or Golar Winter UK). Each vessel is subject to two management agreements providing for its day-to-day operations.

        Management Agreement with Golar Management.    Golar Spirit UK and Golar Winter UK have entered into management agreements with Golar Management to manage the Golar Spirit and the Golar Winter respectively, in accordance with sound commercial and technical ship management practice, so far as reasonably practicable (or the Spirit/Winter Management Agreements). The management services to be provided by Golar Management under the Spirit/Winter Management Agreements are substantially similar to the management services provided pursuant to the Princess Management Agreement. In addition, Golar Management is entitled to engage the services of sub-managers to carry out its duties under these agreements.

        Golar Spirit UK currently pays a fee of $575,000 per year, and Golar Winter UK currently pays a fee of $575,000 per year, to Golar Management under the applicable management agreements. This fee is payable in equal monthly installments in advance and reviewed annually and revised by the mutual agreement of the parties. Pursuant to the Spirit/Winter Management Agreements, Golar Spirit UK and Golar Winter UK pay to or reimburse Golar Management an amount equivalent to the disbursements and expenses in connection with the provision of the services contracted under its respective agreement. In addition, Golar Management may also require Golar Spirit UK and Golar Winter UK to establish float funds for the purpose of meeting the expenses associated with the operation of the respective vessel.

        The Spirit/Winter Management Agreements will continue indefinitely unless and until terminated upon notice by either part within 30 days of expected termination. In addition, Golar Management is entitled to terminate the agreements by notice in writing pursuant to termination provisions that are substantially similar to those under the Princess Management Agreement.

        In addition, pursuant to the terms of the Spirit/Winter Management Agreements, Golar Spirit UK and Golar Winter UK have agreed to indemnify Golar Management against all actions, proceedings, claims, demands or liabilities brought against Golar Management in relation to whatever may be done or caused or purported to be done by Golar Management in the course of performing the services contracted for in the agreements, unless it can be proven that the actions, proceedings, claims, demands or liabilities resulted solely from the negligence, gross negligence or willful default by Golar Management or its employees or sub-agents. However, Golar Management will not be liable for any of the actions of the crew, except to the extent they are shown to be the result of a failure by Golar Management.

        Technical Management Agreement with Golar Wilhelmsen.    Golar Wilhelmsen provides certain crew management and technical management services and provisions to the Golar Spirit and the Golar Winter pursuant to the Princess/Spirit/Winter Sub-Management Agreement described above for which Golar Management is solely responsible for paying an annual fee of $300,000 per vessel.

Revolving Credit Facility with Golar LNG Limited

        At the closing of this offering, we will enter into a $20.0 million revolving credit facility with Golar LNG Limited, to be used to fund our working capital requirements. The sponsor credit facility will be for a term of four years, interest-free and unsecured. For a more detailed description of this credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Long-Term Debt—Revolving Credit Facility with Golar."

Security Interest in Earnings from Golar Winter Time Charter

        In June 2010, Golar Freeze Holding Co., a subsidiary of Golar LNG Limited, entered into a $125 million credit agreement with a syndicate of banks, led by DnB NOR Bank ASA as security agent, to refinance conversion costs of the Golar Freeze. Golar LNG Limited has guaranteed the obligations of the borrower under the Golar Freeze credit facility. In connection with the Golar Freeze credit facility, Golar LNG 2220 Corporation and Golar Winter UK Ltd., subsidiaries of Golar LNG Limited that will be contributed to us in connection this offering, entered into a security assignment with respect to the Golar Winter, pursuant to which the lenders under the Golar Freeze credit facility were granted a security interest in a portion of the income generated under the Golar Winter time charter. In the event that the borrower under the Golar Freeze credit facility defaults on its obligations thereunder and Golar LNG Limited has not made up the difference by way of an equity contribution to satisfy its guarantee obligation thereunder, the lenders could divert payments from the Golar Winter time charter to fund debt repayments under the Golar Freeze credit facility. In such an event, the lenders may divert the amount of the income generated under the Golar Winter time charter that remains after all of the Golar Winter's obligations have been satisfied, up to the full amount of the shortfall in the payment obligations due under the Golar Freeze credit facility. In addition, pursuant to the terms of the omnibus agreement that we will enter into at the closing of this offering, Golar LNG Limited will indemnify us in the event that the lenders under the Golar Freeze credit facility divert payments from the Golar Winter time charter to fund debt repayments under the Golar Freeze credit facility. See "—Agreements Governing the Transactions—Omnibus Agreement."

 Other Related Party Transactions

        Historically, we have operated as an integrated part of Golar. As such, the Bermudan and London office locations of Golar have provided general and corporate management services for us, as well as Golar LNG Limited and Golar Energy. As described in Note 2 to our combined financial statements included elsewhere in this prospectus, we have allocated administrative expenses and pension costs related to these historical operations based on the number of vessels in Golar's fleet. Amounts allocated to us and included within our administrative expenses were $4.5 million, $3.3 million and $4.0 million for the years ended December 31, 2008, 2009 and 2010, respectively. Pension costs allocated to us and included in vessel operating expenses were $0.3 million, $0.5 million and $0.7 million for the years ended December 31, 2008, 2009 and 2010, respectively. Derivatives' mark-to-mark adjustments including foreign currency gains and losses allocated to us and included in other financial items were a charge of $6.1 million, $1.8 million and $6.8 million for the years ended December 31, 2008, 2009 and 2010, respectively. These amounts have been accounted for as an equity contribution.

        Golar charged ship management fees to us for the provision of technical and commercial management of the vessels. The total amounts charged to us was $2.3 million for the year ended December 31, 2008, $2.7 million for the year ended December 31, 2009 and $2.5 million for the year ended December 31, 2010.

        During the years ended December 31, 2008, 2009 and 2010, Faraway Maritime Shipping Inc., which is 60% owned by us and 40% owned by CPC, paid dividends totaling $5.0 million, $3.4 million and $7.8 million, respectively, of which 60% was paid to us and 40% was paid to CPC.

        As a result of our relationships with Golar, Golar Energy and their affiliates, we, our general partner and our subsidiaries have entered into or will enter into various agreements that will not be the result of arm's length negotiations. We generally refer to these agreements and the transactions that they provide for as "affiliated transactions" or "related party transactions."

        Our partnership agreement sets forth procedures by which future related party transactions may be approved or resolved by our board. Pursuant to our partnership agreement, our board of directors may, but is not required to, seek the approval of a related party transaction from the conflicts committee of our board of directors or from the common unitholders. Affiliated transactions that are not approved by the conflicts committee of our board of directors and that do not involve a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be "fair and reasonable" to us. In determining whether a transaction or resolution is "fair and reasonable," our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us. If the above procedures are followed, it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. Please read "Conflicts of Interest and Fiduciary Duties."

        Our conflicts committee will be comprised of at least two members of our board of directors. The conflicts committee will be available at the board's discretion to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of us or directors, officers or employees of our general partner or its affiliates, and must meet the independence standards established by The Nasdaq Stock Market LLC to serve on an audit committee of a board of directors and certain other requirements.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Golar LNG Limited and Golar Energy, on the one hand, and us and our unaffiliated limited partners, on the other hand. Our general partner has a fiduciary duty to make any decisions relating to our management in a manner beneficial to us and our unitholders. Similarly, our board of directors has fiduciary duties to manage us in a manner beneficial to us, our general partner and our limited partners. All of our executive officers and four of our directors also act as directors and/or officers of Golar LNG Limited and/or Golar Energy and as such they have fiduciary duties to Golar LNG Limited and Golar Energy that may cause them to pursue business strategies that disproportionately benefit Golar LNG Limited and Golar Energy or which otherwise are not in the best interests of us or our unitholders. Our executive officers are employed by Golar Management and have fiduciary duties to that entity and not to us. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and Golar and its other affiliates, including our general partner, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders.

        Our partnership affairs are governed by our partnership agreement and the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in unitholder rights between the Marshall Islands Act and the Delaware Revised Uniform Limited Partnership Act. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law or "case law" of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our unitholders and fiduciary responsibilities of our general partner and its affiliates under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less-developed nature of Marshall Islands law, our public unitholders may have more difficulty in protecting their interests or seeking remedies in the face of actions by our general partner, its affiliates or our controlling unitholders than would unitholders of a limited partnership organized in the United States.

        Our partnership agreement contains provisions that modify and limit the fiduciary duties of our general partner and our directors to the unitholders under Marshall Islands law. Our partnership agreement also restricts the remedies available to unitholders for actions taken by our general partner or our directors that, without those limitations, might constitute breaches of fiduciary duty.

        Neither our general partner nor our board of directors will be in breach of their obligations under the partnership agreement or their duties to us or the unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although neither our general partner nor our board of directors are obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates, although neither our general partner nor our board of directors is obligated to seek such approval;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but neither our general partner nor our board of directors is required to obtain confirmation to such effect from an independent third party; or

  •
  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner or our board of directors may, but are not required to, seek the approval of such resolution from the conflicts committee of our board of directors or from the common unitholders. If neither our general partner nor our board of directors seeks approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, our board of directors, including the board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. Please read "Management—Management of Golar LNG Partners LP" for information about the composition and formation of the conflicts committee of our board of directors.

        Conflicts of interest could arise in the situations described below, among others.

  Actions taken by our board of directors may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our board of directors regarding such matters as:

  •
  the amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  estimates of maintenance and replacement capital expenditures;

  •
  the issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner or our directors to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "How We Make Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our subsidiaries.

  Neither our partnership agreement nor any other agreement requires Golar LNG Limited or Golar Energy to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Golar LNG Limited's and Golar Energy's directors and executive officers have a fiduciary duty to make these decisions in the best interests of the shareholders of Golar LNG Limited and Golar Energy, which may be contrary to our interests.

        Because all of our officers and four of our directors also act as directors and/or officers of Golar LNG Limited and/or Golar Energy, such officers and directors have fiduciary duties to Golar LNG Limited and Golar Energy that may cause them to pursue business strategies that disproportionately benefit Golar LNG Limited and Golar Energy or which otherwise are not in the best interests of us or our unitholders.

  Our general partner is allowed to take into account the interests of parties other than us, such as Golar LNG Limited and Golar Energy.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder. Decisions made by our general partner in its individual capacity will be made by its sole owner, Golar LNG Limited. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in a resetting of the target distribution levels related to its incentive distribution rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights it owns or votes upon the dissolution of the partnership.

  Our officers face conflicts in the allocation of their time to our business.

        Our officers, all but one of whom are employed by Golar Management and perform executive officer functions for us pursuant to the management and administrative services agreement, are not required to work full-time on our affairs and also perform services for affiliates of our general partner, including Golar LNG Limited and Golar Energy. For example, Graham Robjohns, who functions as our Chief Executive Officer and Chief Financial Officer, also provides services in a similar capacity for Golar LNG Limited and Golar Energy. The affiliates of our general partner, including Golar LNG Limited and Golar Energy, conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to our general partner's affiliates, which could have a material adverse effect on our business, results of operations and financial condition.

  We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred, if any, in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read "Certain Relationships and Related Party Transactions" and "Management—Reimbursement of Expenses of Our General Partner."

  Our general partner intends to limit its liability regarding our obligations.

        Our partnership agreement directs that liability of our general partner for the contractual arrangements of the partnership are limited so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner or by our directors to limit the liability of our general partner or our directors, is not a breach of the fiduciary duties of our general partner or our directors, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

  •
  on terms no less favorable to us then those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        Golar Management, which will provide certain management and administrative services to us, may also enter into additional contractual arrangements with any of its affiliates on our behalf; however, there is no obligation of any affiliate of Golar Management to enter into any contracts of this kind.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, a common unitholder may have common units purchased from the unitholder at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

  We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our board of directors. Attorneys, independent accountants and others who perform services for us are selected by our board of directors or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner's affiliates, including Golar LNG Limited and Golar Energy, may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. In addition, our partnership agreement provides that our general partner, for so long as it is general partner of our partnership, will cause its affiliates not to engage in, by acquisition or otherwise, the businesses described above under the caption "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition." Similarly, under the omnibus agreement, Golar LNG Limited and Golar Energy will agree and will cause their affiliates to agree, for so long as Golar controls our partnership, not to engage in the businesses described above under the caption "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition." Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, the Fredriksen Group will not be subject to the omnibus agreement and may therefore compete with us.

Fiduciary Duties

        Our general partner and its affiliates are accountable to us and our unitholders as fiduciaries. Fiduciary duties owed to unitholders by our general partner and its affiliates are prescribed by law and the partnership agreement. The Marshall Islands Act provides that Marshall Islands partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by our general partner and its affiliates to the limited partners and the partnership. Our directors are subject to the same fiduciary duties as our general partner, as restricted or expanded by the partnership agreement.

        In addition, we and our subsidiaries have entered into services agreements, and may enter into additional agreements with Golar LNG Limited and Golar Energy and certain of their subsidiaries, including Golar Management. In the performance of their obligations under these agreements, Golar LNG Limited and Golar Energy and their subsidiaries are not held to a fiduciary standard of care but rather to the standards of care specified in the relevant agreement.

        Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner or by our directors. We have adopted these provisions to allow our general partner and our directors to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our officers and directors have fiduciary duties to Golar LNG Limited and Golar Energy, as well as to you. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

  •
  the fiduciary duties imposed on our general partner and our directors by the Marshall Islands Act;

  •
  material modifications of these duties contained in our partnership agreement; and

  •
  certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner and the directors of a Marshall Islands limited partnership to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner or the directors of a Marshall Islands limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates and our directors that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, Section 7.17 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under the laws of the Marshall Islands. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner and our board of directors would otherwise be held. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of our board of directors must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our board of directors does not seek approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our board of directors would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner and our directors, our partnership agreement further provides that our general partner and our officers and directors, will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or our officers or directors engaged in actual fraud or willful misconduct.

Rights and remedies of unitholders

The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the partnership agreement to contain terms governing the rights of the unitholders. The rights of our unitholders, including voting and approval rights and the ability of the partnership to issue additional units, are governed by the terms of our partnership agreement. Please read "The Partnership Agreement."

As to remedies of unitholders, the Marshall Islands Act permits a limited partner to institute legal action on behalf of the partnership to recover damages from a third party where a general partner or a board of directors has refused to institute the action or where an effort to cause a general partner or a board of directors to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement.

        In becoming one of our limited partners, a common unitholder effectively agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. The failure of a limited partner or transferee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under the partnership agreement, we must indemnify our general partner and our directors and officers to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons engaged in actual fraud or willful misconduct. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our general partner and our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, please read this section and "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Mellon Investor Services will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "How We Make Cash Distributions;"

  •
  with regard to the fiduciary duties of our general partner and our directors, please read "Conflicts of Interest and Fiduciary Duties;" and

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units."

Organization and Duration

        We were organized on September 24, 2007 and have perpetual existence.

Purpose

        Our purpose under the partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

        Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the floating storage and regasification services industry and LNG marine transportation, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner will delegate to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis. Golar Management will provide executive officers for our benefit pursuant to the management and administrative services agreement that we will enter into in connection with this offering.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests, including to the holders of our incentive distribution rights, as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read "How We Make Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Securities."

Voting Rights

        The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, voting as a class and a majority of the subordinated units voting as a single class; and

  •
  after the subordination period, the approval of a majority of the common units voting as a single class.

        In voting their common units and subordinated units our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

        We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner has the right to appoint three of the seven members of our board of directors with the remaining four directors being elected by our common unitholders beginning with the annual meeting of unitholders following the closing of this offering. Subordinated units will not be voted in the election of the four directors.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights; general partner approval required for all issuances not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in our partnership.
Amendment of the partnership agreement

Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner and our board of directors. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority and approval of our general partner and our board of directors. Please read "—Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."

Action	Unitholder Approval Required and Voting Rights
Election of four of the seven members of our board of directors	A plurality of the votes of the holders of the common units.
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2021 in a manner which would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of our General Partner."

Removal of our general partner

Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, voting together as a single class. Please read "—Withdrawal or Removal of our General Partner."

Transfer of our general partner interest in us

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights

Except for transfers to an affiliate or another person as part of the general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2016. Please read "—Transfer of Incentive Distribution Rights."

Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in General Partner."

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Marshall Islands law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Marshall Islands Limited Partnership Act; and

  •
  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to elect four of our seven directors;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

        Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.

        We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership interests (other than the issuance of common units upon exercise of the underwriters' over-allotment option, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other partnership interests.

Tax Status

        The partnership agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

 Amendment of the Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  (1)
  increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option;

  (3)
  change the term of our partnership;

  (4)
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner and our board of directors that is approved by the holders of a unit majority; or

  (5)
  give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a unit majority.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, the owner of our general partner will own 69.3% of our outstanding common and subordinated units, assuming no exercise of the underwriters' over-allotment option.

  No Unitholder Approval

        Our board of directors may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any jurisdiction;

  (4)
  an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 (or ERISA) whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with:

  •
  the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights as described under "How We Make Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels;"

  •
  the implementation of the provisions relating to our general partner's right to reset the incentive distribution rights in exchange for common units; or

  •
  any modification of the incentive distribution rights made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of our board of directors;

  (6)
  any amendment expressly permitted in the partnership agreement to be made by our board of directors acting alone;

  (7)
  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  (8)
  any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  certain mergers or conveyances as set forth in our partnership agreement; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our board of directors may make amendments to the partnership agreement without the approval of any limited partner or our general partner if our board of directors determines that those amendments:

  (1)
  do not adversely affect the limited partners (or any particular class of limited partners) or our general partner in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "Amendment of the Partnership Agreement—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Action Relating to the Operating Subsidiary

        We effectively control, manage and operate our operating subsidiary by being its sole member. Pursuant to the management and administrative services agreement, Golar Management will provide us with officers who will manage our operating subsidiary under the direction and supervision of our board of directors.

Merger, Sale, Conversion or Other Disposition of Assets

        A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a unit majority. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a unit majority.

        If conditions specified in our partnership agreement are satisfied, our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

 Termination and Dissolution

        We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a unit majority;

  (2)
  at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates or controlling our board of directors would provide the practical ability to prevent our general partner's removal. At the closing of this offering, our general partner and its affiliates will own 69.3% of the outstanding common and subordinated units, assuming no exercise of the over-allotment option. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as a single class.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights (and Golar Energy will have the right to convert its incentive distribution rights) into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights owned by the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights (and Golar Energy will have the option to require the successor general partner to purchase its incentive distribution rights) for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2021 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

        At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or Golar Energy or its affiliates or a subsequent holder, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to that entity without the prior approval of the unitholders. Prior to March 31, 2016, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after March 31, 2016, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Golar GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

        The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights (and Golar Energy will have the right to convert its incentive distribution rights) into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days' notice equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

        As a result of the general partner's right to purchase outstanding partnership interests, a holder of partnership interests may have the holder's partnership interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units" and "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units."

        At the completion of this offering and assuming no exercise of the underwriters' over-allotment option, Golar LNG Limited, the sole member of our general partner, will own 48.1% of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters' over-allotment option and conversion of all of our subordinated units into common units, Golar LNG Limited will own 69.3% of our common units.

Board of Directors

        Under our partnership agreement, our general partner has delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Immediately following this offering our board of directors will be comprised of six persons appointed by Golar in its sole discretion and four of whom are elected by the common unitholders. Golar expects to appoint one additional independent director prior to our first annual meeting of unitholders. Following our first annual meeting of unitholders, our board will consist of seven members, three of whom will be appointed by our general partner in its sole discretion and four of whom will be elected by our common unitholders.

        Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding common units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than 10 days following the public announcement of the meeting date. The notice must set forth:

  •
  the name and address of the limited partner or limited partners making the nomination or nominations;

  •
  the number of common units beneficially owned by the limited partner or limited partners;

  •
  the information regarding the nominee(s) proposed by the limited partner or limited partners as required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

  •
  the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

  •
  a certification that the nominee(s) qualify as elected board members.

        Our general partner may remove an appointed board member with or without cause at any time. "Cause" generally means a court's finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding common units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

        Except as described below regarding a person or group owning more than 4.9% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our board of directors or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit may vote according to the holder's percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time any person or group acquires, in the aggregate, beneficial ownership of more than 4.9% of all units then outstanding, that person or group will lose voting rights on all of its units in excess of 4.9% of all such units and those units in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum, or for other similar purposes. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;

  (6)
  any person designated by our board of directors; and

  (7)
  the members of our board of directors.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our partnership agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.

Books and Reports

        Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent chartered accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner's own expense, have furnished to the limited partner:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (3)
  copies of the partnership agreement, the certificate of limited partnership of the partnership, and related amendments;

  (4)
  information regarding the status of our business and financial position; and

  (5)
  any other information regarding our affairs as is just and reasonable.

        Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Golar GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to the failure to cause a registration statement to become effective. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, our general partner and its affiliates will hold an aggregate of 11,127,254 common units and 15,949,831 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the class of securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

        We, our directors and executive officers, our subsidiaries and our general partner and its affiliates, including Golar LNG Limited, have agreed not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

        This discussion is based upon provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "we," "our" or "us" are references to Golar LNG Partners LP.

        The following discussion applies only to beneficial owners of common units that own the common units as "capital assets" within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

        This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

        We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

  •
  an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

  •
  a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

  Distributions

        Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as "passive category income" for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

        Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate (or a U.S. Individual Holder) generally will be treated as "qualified dividend income" that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (through 2012) provided that: (i) our common units are readily tradable on an established securities market in the United States (such as The Nasdaq Global Market on which we expect our common units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under "—PFIC Status and Significant Tax Consequences"); (iii) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income.

        Special rules may apply to any amounts received in respect of our common units that are treated as "extraordinary dividends." In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder's adjusted tax basis (or fair market value upon the unitholder's election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20.0% of a unitholder's adjusted tax basis (or fair market value). If we pay an "extraordinary dividend" on our common units that is treated as "qualified dividend income," then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

        Under legislation previously proposed in the U.S. Congress, the preferential rate of federal income tax imposed on qualified dividend income would be denied with respect to dividends received from a non-U.S. corporation if the non-U.S. corporation is not eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a jurisdiction that does not have a comprehensive income tax system. We do not anticipate being eligible for the benefits of a comprehensive income tax treaty with the United States. Moreover, although the term "comprehensive income tax system" is not defined in the proposed legislation, because the Marshall Islands imposes only limited taxes on corporations organized under its laws, it is likely that, if this legislation were enacted, the preferential tax rates imposed on qualified dividend income would not be applicable to dividends received from us. Any dividends paid on our common units that are not eligible for preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

        In addition to U.S. federal income tax imposed on dividends received from us, recently enacted legislation will impose a 3.8% Medicare tax on certain net investment income, including dividends, earned by a U.S. Individual Holder in a taxable year beginning on or after January 1, 2013, to the extent that such holder's adjusted gross income exceeds a threshold amount.

  Ratio of Dividend Income to Distributions

        We will compute our earnings and profits for each taxable year in accordance with U.S. federal income tax principles. We estimate that approximately 70% of the total cash distributions received by a purchaser of common units in this offering that holds such common units through December 31, 2013 will constitute dividend income. The remaining portion of these distributions, determined on a cumulative basis, will be treated first as a nontaxable return of capital to the extent of the purchaser's tax basis in its common units and thereafter as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly distribution of $0.3850 per unit on our common units during the referenced period and on other assumptions with respect to our earnings, capital expenditures and cash flow for this period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties that are beyond our control. Further, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of total cash distributions that will constitute dividend income could be higher or lower, and any differences could be material or could materially affect the value of the common units.

  Sale, Exchange or Other Disposition of Common Units

        Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's adjusted tax basis in such units. The U.S. Holder's initial tax basis in its units generally will be the U.S. Holder's purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under "Distributions" and "Ratio of Dividend Income to Distributions"). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder's ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

  PFIC Status and Significant Tax Consequences

        Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

  •
  at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

  •
  at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

        Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute "passive income" unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

        Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we will be a PFIC with respect to any taxable year. Our U.S. counsel, Vinson & Elkins L.L.P., is of the opinion that (1) the income we earn from our present time chartering activity and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as such income (and any other income that our counsel has concluded does not constitute passive income) exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under such time charters (and any other assets that our counsel has concluded do not constitute passive assets) exceeds 50.0% of the average value of all of our assets for each taxable year after our initial taxable year, we should not be a PFIC for any year. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections. As a result of these representations and projections, and our counsel's analysis of the terms of our charters under the analogous legal authorities described below, our counsel has concluded that the gross income we derive or are deemed to derive from the time chartering activities of our subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC.

        Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our counsel's conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (or the Fifth Circuit) recently held that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a "foreign sales corporation" provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its disagreement and nonacquiescence with the analysis in that case and the position of the IRS that the marine time charter agreements at issue in that case should be treated as service contracts. Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. Although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

        As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

  Taxation of U.S. Holders Making a Timely QEF Election

        If a U.S. Holder makes a timely QEF election (or an Electing Holder), then, for U.S. federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder's adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder's adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

  Taxation of U.S. Holders Making a "Mark-to-Market" Election

        If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as "marketable stock," then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder's common units at the end of the taxable year over the holder's adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder's indirect interest in any of our subsidiaries that were determined to be PFICs.

  Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a "mark-to-market" election for that year (or a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common units;

  •
  the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

U.S. Federal Income Taxation of Non-U.S. Holders

        A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our common units.

  Distributions

        Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder's U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

  Disposition of Units

        In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual

Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

        In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

        For taxable years beginning after March 18, 2010, new legislation requires individual citizens or residents of the United States holding certain"foreign financial assets" (which generally includes stock and other securities issued by a foreign person unless held in account maintained by a financial institution) with an aggregate value in excess of $50,000 to report information relating to such assets. Significant penalties may apply for failure to satisfy these reporting obligations. U.S. Holders should consult their tax advisors regarding their obligations, if any, under this legislation as a result of their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Consequences

        The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

        Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

United Kingdom Tax Consequences

        The following is a discussion of the material United Kingdom tax consequences that may be relevant to prospective unitholders who are persons not resident or individuals not ordinarily resident for tax purposes in the United Kingdom (non-U.K. Holders).

        Prospective unitholders who are resident or ordinarily resident in the United Kingdom are urged to consult their own tax advisors regarding the potential United Kingdom tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of the United Kingdom will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

        The discussion that follows is based upon existing United Kingdom legislation and current H.M. Revenue & Customs practice as of the date of this prospectus. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below. Unless the context otherwise requires, references in this section to "we," "our" or "us" are references to Golar LNG Partners LP.

  Taxation of Non-U.K. Holders

        Under the United Kingdom Tax Acts, non-U.K. holders will not be subject to any United Kingdom taxes on income or profits (including chargeable (capital) gains) in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

  •
  we are not treated as carrying on business in the United Kingdom;

  •
  such holders do not have a fixed base or permanent establishment in the United Kingdom to which such common units pertain; and

  •
  such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a business in the United Kingdom.

        A non-United Kingdom resident company or an individual not resident or ordinarily resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Nonetheless, we expect to conduct our affairs in such a manner that we will not be treated as carrying on business in the United Kingdom. Consequently, we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of the

United Kingdom Tax Acts solely by reason of the acquisition, holding, disposition or redemption of their common units.

        While we do not expect it to be the case, if the arrangements we propose to enter into result in our being considered to carry on business in the United Kingdom for the purposes of the United Kingdom Tax Acts, our unitholders would be considered to be carrying on business in the United Kingdom and would be required to file tax returns with the United Kingdom taxing authority and, subject to any relief provided in any relevant double taxation treaty (including, in the case of holders resident in the United States, the double taxation agreement between the United Kingdom and the United States), would be subject to taxation in the United Kingdom on any income and chargeable gains that are considered to be attributable to the business carried on by us in the United Kingdom.

        EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER THEIR PARTICULAR CIRCUMSTANCES.

 UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as the joint book-running managers of this offering and as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and Golar LNG Limited has agreed to sell to that underwriter, the number of our common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.	2,460,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,400,000
Morgan Stanley & Co. Incorporated	2,400,000
Raymond James & Associates, Inc.	1,200,000
RBC Capital Markets, LLC	1,200,000
Wells Fargo Securities, LLC	1,320,000
BNP Paribas Securities Corp.	300,000
DnB NOR Markets, Inc.	300,000
Evercore Group L.L.C.	420,000

Total	12,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the option to purchase additional common units described below) if they purchase any of the common units.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.81 per common unit. If not all of the common units are sold at the initial offering price, the underwriters may change the public offering price and the other selling terms. The representatives have advised us and Golar LNG Limited that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of our common units offered by them.

        If the underwriters sell more common units than the total number set forth in the table above, Golar LNG Limited has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,800,000 additional common units of ours at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

        We, all of our directors and executive officers, our subsidiaries and our general partner and its affiliates, including Golar LNG Limited and Golar Energy, have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith

Incorporated and Morgan Stanley & Co. Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations among us, Golar LNG Limited and the representatives. Among the factors that were considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our partnership. We cannot assure you, however, that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price, or that an active trading market in our common units will develop and continue after this offering.

        Our common units have been approved for listing on The Nasdaq Global Market, subject to official notice of issuance, under the symbol "GMLP."

        The following table shows the underwriting discounts and commissions that Golar LNG Limited will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	Paid by Golar LNG Limited (1)
	No Exercise	Full Exercise
Per unit	$1.35	$1.35
Total	$16,200,000	$18,630,000

(1)
Excludes an aggregate structuring fee of $1.35 million, payable by Golar LNG Limited to Citigroup Global Markets Inc. and Evercore Group L.L.C.

        We estimate that Golar LNG Limited's total expenses for this offering will be approximately $3.0 million (exclusive of the underwriting discount and the structuring fee). The underwriters have agreed to reimburse Golar LNG Limited for certain of its expenses associated with this offering.

        Golar LNG Limited will pay an aggregate structuring fee equal to 0.50% of the gross proceeds of 12,000,000 common units in this offering to Citigroup Global Markets Inc. and Evercore Group L.L.C. This structuring fee will compensate Citigroup Global Markets Inc. and Evercore Group L.L.C. for providing advice regarding the capital structure of our partnership, the terms of the offering, the terms of our partnership agreement and the terms of certain other agreements between us, Golar and our affiliates.

        In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

    •
    "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' over-allotment option.

    •
    "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of common units either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Some of the underwriters have from time to time performed investment banking, commercial banking and advisory services for us, Golar or our affiliates, for which they have received customary fees and expenses. The underwriters may from time to time engage in transactions with and perform services in the ordinary course of their business for us, Golar or our affiliates, for which they may in the future receive customary fees and expenses. Citigroup Global Markets Limited and Citigroup, N.A., who are each affiliates of Citigroup Global Markets Inc., served as lead arranger and a lender, respectively, under the Golar LNG Partners credit facility. Each of these affiliates will receive customary fees and expenses. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Golar LNG Partners Credit Facility" for more information on the Golar LNG Partners credit facility.

        The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, New York 10036. The address of Morgan Stanley & Co. Incorporated is 1585 Broadway, New York, New York 10036.

        We, and certain of our affiliates, including Golar, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

        Golar LNG Limited may be deemed to be an "underwriter" within the meaning of the Securities Act with respect to the common units that it is offering for sale. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If Golar LNG Limited is deemed to be an underwriter, it may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

Notice to Prospective Investors in the United Kingdom

        We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 (or FSMA) that is not a "recognized collective investment scheme" for the purposes of FSMA (or CIS) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

  (1)
  if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (2)
  (ii) otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (3)
  (iii) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of common units which are the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

 Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (or CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

        Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our general partner or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

        Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, our general partner or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

        The validity of the common units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Vinson & Elkins L.L.P., Washington, D.C. Vinson & Elkins L.L.P. may rely on the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Certain matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The combined financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 of Golar LNG Partners included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        PricewaterhouseCoopers LLP is located at 1 Embankment Place, London, WC2N 6RH, United Kingdom.

        The sections in this prospectus entitled "Summary," "Risk Factors," "Industry" and "Business" have been reviewed by Wood Mackenzie Limited, who has confirmed to us that such sections accurately describe the LNG marine transportation and floating storage and regasification services industry, as indicated in the consent of Wood Mackenzie Limited filed as an exhibit to the registration statement on Form F-1 under the Securities Act of which this prospectus is a part.

 EXPENSES RELATED TO THIS OFFERING

        The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the structuring fee, in connection with this offering, which Golar LNG Limited will be required to pay.

U.S. Securities and Exchange Commission registration fee	$35,248
Financial Industry Regulatory Authority filing fee	35,000
Nasdaq Global Market listing fee	25,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	900,000
Printing and engraving costs	260,000
Transfer agent fees and other	4,500
Miscellaneous	240,252

Total	$3,000,000

        All amounts are estimated, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee and The Nasdaq Global Market listing fee.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference room. Our registration statement can also be inspected and copied at the offices of The Nasdaq Global Market, Inc., One Liberty Plaza, New York, New York 10006.

        Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we will be required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

INDUSTRY AND MARKET DATA

        Wood Mackenzie has provided us certain statistical and graphical information contained in this prospectus and relating to the LNG marine transportation and floating storage and regasification services industry. We do not have any knowledge that the information provided by Wood Mackenzie is inaccurate in any material respect. Wood Mackenzie has advised us that this information is drawn from its database and other sources and that: (a) some information in Wood Mackenzie's database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in Wood Mackenzie's database; and (c) while Wood Mackenzie has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. We believe that, notwithstanding any such qualification by Wood Mackenzie, the industry data provided by Wood Mackenzie is accurate in all material respects.

GOLAR LNG PARTNERS LP

INTRODUCTION TO

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

        During September 2007, Golar LNG Limited ("Golar") formed Golar LNG Partners LP, a Marshall Islands limited partnership (the "Partnership"), to own and operate LNG carriers and floating storage and regasification units ("FSRUs") with charters of five years or more.

        During November 2008 Golar transferred to the Partnership its interests in certain of its wholly-owned and partially owned subsidiaries that have interests in three vessels—the Golar Mazo, the Methane Princess and the Golar Spirit. In addition, prior to the pricing of the Partnership's initial public offering ("IPO"), Golar will transfer to the Partnership its subsidiary that has interests in the Golar Winter, and the legal title to the Golar Spirit from Golar LNG Limited's wholly-owned subsidiary, Sovereign Freeze Limited.

        Accordingly, the Partnership will have a 60% interest in the Golar Mazo and a 100% interest in each of the Methane Princess, the Golar Spirit and the Golar Winter. The subsidiaries transferred by Golar to the Partnership in connection with the IPO are herein referred to as "Golar LNG Partners." As a reorganization of entities under common control, the transfer of the subsidiaries will be recorded at Golar's book values.

        Unless the context requires otherwise, for purposes of this pro forma presentation, all references to "we," "our," "us," "Golar LNG Partners" and the "Partnership" refer to Golar LNG Partners LP and its subsidiaries. "Golar" refers, depending on the context, to Golar LNG Limited or any one or more of its direct and indirect subsidiaries, including Golar LNG Energy Limited and Golar Management Limited. References to "Golar Energy" refer, depending on the context to Golar LNG Energy Limited and to any one or more of its subsidiaries, including Golar Management Limited. Golar Management will manage the commercial and technical operation of the Partnership's fleet and will provide administrative and other management services to the Partnership.

        The unaudited pro forma combined balance sheet as of December 31, 2010 assumes the following transactions occurred on December 31, 2010.

  •
  borrowings of $20 million from Golar under a revolving $20 million credit facility. The facility is interest-free and unsecured, and the balance does not include any imputed interest;

  •
  the issuance by the Partnership to Golar of 23,127,254 common units and 15,949,831 subordinated units representing a 98% limited partner interest in the Partnership;

  •
  the issuance by the Partnership to Golar GP LLC, the general partner of the Partnership and a wholly-owned subsidiary of Golar (the "General Partner"), of a 2% general partner interest in the Partnership and 81% of the Partnership's incentive distribution rights;

  •
  the issuance by the Partnership to Golar LNG Energy Limited ("Golar Energy") of 19% of the Partnership's incentive distribution rights;

  •
  the elimination of the liabilities arising in connection with the Golar Spirit lease termination in 2010, amounting to $26.9 million which will not be transferred to the Partnership in connection with this offering; and

  •
  the retention by Golar of certain non-current assets related to the Golar Spirit with a carrying value of $12.0 million. These assets were purchased for use in the Golar Spirit conversion in 2007, but were not subsequently utilized by the Partnership. Golar plan to utilize these assets in future projects.

        Please read Note 1, Basis of Presentation, in the accompanying notes to the unaudited pro forma combined balance sheet for further explanation.

        The historical combined balance sheet has been adjusted to give effect to pro forma adjustments that are (1) directly attributable to the offering and (2) factually supportable. The unaudited pro forma combined balance sheet and accompanying notes should be read together with Golar LNG Partners' historical combined financial statements and related notes, our forecasted results of operations for the twelve months ending March 31, 2012 and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this prospectus.

        The unaudited pro forma combined balance sheet was derived by adjusting the historical combined financial statements of Golar LNG Partners. The adjustments reflected in the unaudited pro forma combined balance sheet are based on currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the above transactions, and that the pro forma adjustments in the unaudited pro forma combined balance sheet give appropriate effect to the assumptions and are applied in accordance with U.S. GAAP.

        The unaudited pro forma combined balance sheet does not purport to present the Partnership's financial position had the IPO and related transactions actually been completed at the date indicated. In addition, it does not project the Partnership's financial position for any future date or period.

GOLAR LNG PARTNERS LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2010

(in thousands of $)

	As of December 31, 2010
	Golar LNG Partners LP Combined Historical	Transaction Adjustments		Golar LNG Partners LP Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$29,341	$20,000	(3a)	$49,341
Restricted cash and short-term investments	16,492	—		16,492
Trade accounts receivable	85	—		85
Other receivables, prepaid expenses and accrued income	1,442	—		1,442
Inventories	615	—		615

Total current assets	47,975	20,000		67,975
Long-term assets
Restricted cash	140,970	—		140,970
Vessels, net	331,958	—		331,958
Vessels under capital leases, net	383,695	—		383,695
Deferred charges	3,436	—		3,436
Other non-current assets	13,032	(12,007)	(3b)	1,025

Total assets	$921,066	$7,993		$929,059
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$33,381	$—		$33,381
Current portion of obligations under capital leases	3,113	—		3,113
Borrowings under revolving credit facility	—	20,000	(3a)	20,000
Trade accounts payable	687	—		687
Accrued expenses	6,829	—		6,829
Amounts due to owners and affiliates	369	—		369
Other current liabilities	53,174	—		53,174

Total current liabilities	97,553	20,000		117,553
Long-term liabilities
Long-term debt	296,432	—		296,432
Obligations under capital leases	268,380	—		268,380
Other long-term liabilities	46,643	(26,863)	(3c)	19,780

Total liabilities	709,008	(6,863)		702,145
Commitments and contingencies (See Note 4)
Owners'/ partners' equity	156,588	(12,007)	(3b)
		26,863	(3c)
Common unitholders			(3d)	99,437
Subordinated unitholders			(3d)	68,578
General partner interest			(3d)	3,429

Total partners' equity				171,444
Noncontrolling interest	55,470	—		55,470

Total liabilities and equity	$921,066	$7,993		$929,059

The accompanying notes are an integral part of this unaudited pro forma combined balance sheet.

GOLAR LNG PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

1. BASIS OF PRESENTATION

        The unaudited pro forma combined balance sheet as of December 31, 2010 assumes that the following transactions occurred on December 31, 2010:

  •
  borrowings of $20 million from Golar under a revolving $20 million credit facility. The facility is interest-free and unsecured, and the balance does not include any imputed interest;

  •
  the issuance by the Partnership to Golar of 23,127,254 common units and 15,949,831 subordinated units representing a 98% limited partner interest in the Partnership;

  •
  the issuance by the Partnership to the General Partner, of a 2% general partner interest in the Partnership and 81% of the Partnership's incentive distribution rights;

  •
  the issuance by the Partnership to Golar Energy of 19% of the Partnership's incentive distribution rights;

  •
  the elimination of the liabilities arising in connection with the Golar Spirit lease termination in 2010, amounting to $26.9 million which will not be transferred to the Partnership in connection with this offering; and

  •
  the retention by Golar of certain non-current assets related to the Golar Spirit with a carrying value of $12.0 million. These assets were purchased for use in the Golar Spirit conversion in 2007, but were not subsequently utilized by the Partnership. Golar plan to utilize these assets in future projects.

        The effect on the unaudited pro forma combined balance sheet of certain of the transactions described above are more fully described in Note 3.

        The unaudited pro forma combined balance sheet is not necessarily indicative of what the Partnership's financial position would have been, nor does it purport to project the Partnership's financial position for any future periods. The unaudited pro forma combined balance sheet should be read in conjunction with the combined financial statements of Golar LNG Partners included elsewhere in this prospectus.

        In the opinion of management, this unaudited pro forma combined balance sheet contains all the adjustments necessary for a fair presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies followed in preparing the unaudited pro forma combined balance sheet are those used by Golar LNG Partners as set forth in its historical combined financial statements contained elsewhere in this prospectus.

3.  INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS OF GOLAR LNG
     PARTNERS LP—PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

        The unaudited pro forma combined balance sheet gives pro forma effect to the following:

(a)	•	borrowings of $20 million from Golar under a revolving $20 million credit facility. The facility is interest-free and unsecured, and the balance does not include any imputed interest;

GOLAR LNG PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Continued)

3.  INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS OF GOLAR LNG
     PARTNERS LP—PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

•	the issuance by the Partnership to Golar of 23,127,254 common units and 15,949,831 subordinated units representing a 98% limited partner interest in the Partnership;
•	the issuance by the Partnership to the General Partner, of a 2% general partner interest in the Partnership and 81% of the Partnership's incentive distribution rights; and
•	the issuance by the Partnership to Golar Energy of 19% of the Partnership's incentive distribution rights.
  (b)
  The retention by Golar of certain non-current assets related to the Golar Spirit FSRU with a carrying value of $12.0 million. These assets were purchased for use in the Golar Spirit conversion in 2007, but were not subsequently utilized by the Partnership. Golar plan to utilize these assets in future projects.

  (c)
  The elimination of the liabilities arising in connection with the Golar Spirit lease termination in 2010, amounting to $26.9 million, which will not be transferred to the Partnership in connection with this offering.

  (d)
  The partners' net investment is allocated as follows:

(in thousands)
Total partners' equity, net	$171,444
Common units	99,437
General partner interest	3,429
Subordinated units	$68,578

GOLAR LNG PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Continued)

3.  INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS OF GOLAR LNG
     PARTNERS LP—PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

        The following table sets forth the allocation of the total limited partner interests in the Partnership held by the General Partner between the 2.0% general partner interest, common unit and subordinated unit interest.

(in thousands, except for unit and per unit data)
General partner, common and subordinated unit interest held by General Partner	$171,444
Divided by: units held by General Partner	39,874,577

General partner, common and subordinated unit interest held by General Partner per unit	$4.30
Multiplied by: common units held by General Partner	23,127,254

Common unit interest held by General Partner	$99,437

General partner, common and subordinated unit interest held by General Partner	$171,444
Divided by: units held by General Partner	39,874,577

General partner, common and subordinated unit interest held by General Partner per unit	$4.30
Multiplied by: General Partner units	797,492

General partner interest	$3,429

General partner, common and subordinated unit interest held by General Partner	$171,444
Divided by: units held by General Partner	39,874,577

General partner, common and subordinated unit interest held by General Partner per unit	$4.30
Multiplied by: subordinated units	15,949,831

Subordinated units	$68,578

        Pursuant to the Partnership's agreement of limited partnership, to the extent that the quarterly distributions exceed certain targets, the General Partner and Golar Energy, as the holders of the incentive distribution rights, are entitled to receive certain incentive distributions that will result in more net income proportionally being allocated to the general partner than to the common and subordinated units.

        The rights of holders of the Partnership's subordinated units differ from those of the holders of the Partnership's common units. During the subordination period, which is defined below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3850 per unit, plus any arrearages in the payment of minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units.

GOLAR LNG PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Continued)

3.  INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS OF GOLAR LNG
     PARTNERS LP—PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

        The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after March 31, 2016, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the 2.0% general partner interest during those periods; and

  •
  there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

        If the unitholders remove the General Partner without cause, the subordination period will end.

        Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove the General Partner other than for cause and units held by the General Partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  the General Partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests and Golar Energy will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for these interests.

In addition, at any time on or after March 31, 2016, provided there are no arrearages in the payment of the minimum quarterly distribution on the common units and subject to approval by the Partnership's conflicts committee, the holder or holders of a majority of the outstanding subordinated units will have the option to convert each outstanding subordinated unit into a number of common units at a ratio that may be less than one-to-one on a basis equal to the percentage of available cash from operating surplus paid out over the previous four-quarter period in relation to the total amount of distributions required to pay the minimum quarterly distribution in full over the previous four quarters.

        None of the pro forma adjustments described above have an income tax effect as only the UK and Brazilian based subsidiaries are subject to tax.

4. COMMITMENTS AND CONTINGENCIES

        Commitments and contingencies are set out in the combined financial statements of Golar LNG Partners for the year ended December 31, 2010 and are contained elsewhere in this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Partners of Golar LNG Partners LP:

        In our opinion, the accompanying combined carve-out balance sheets and the related combined carve-out statements of operations, comprehensive income, changes in owner's equity and cash flows present fairly, in all material respects, the financial position of Golar LNG Partners LP and its subsidiaries (including the assets and liabilities associated with the vessel the Golar Winter as described in Note 1) at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom
March 30, 2011

GOLAR LNG PARTNERS LP

COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010

(in thousands of $, except per unit amounts)

	Notes	2008	2009	2010
Operating revenues
Time charter revenues		97,620	119,865	152,647

Total operating revenues		97,620	119,865	152,647

Operating expenses
Vessel operating expenses		18,813	24,707	25,718
Voyage expenses		6,347	2,320	282
Administrative expenses		5,005	4,135	4,615
Depreciation and amortization		20,375	23,664	24,539
Impairment of long-lived assets	6	110	1,500	1,500
Gain on sale of long-lived asset	6	(430)	—	—

Total operating expenses		50,220	56,326	56,654

Operating income		47,400	63,539	95,993

Financial income (expense)
Interest income		18,301	5,238	2,472
Interest expense		(39,753)	(24,447)	(14,120)
Other financial items, net	7	(38,909)	12,334	(16,821)

Net financial expenses		(60,361)	(6,875)	(28,469)

(Loss) income before income taxes and noncontrolling interest		(12,961)	56,664	67,524
Income taxes	8	815	(2,366)	(539)

Net (loss) income		(12,146)	54,298	66,985
Net income attributable to non-controlling interest		(6,705)	(9,012)	(9,250)

Net (loss) income attributable to Golar LNG Partners LP Owners		(18,851)	45,286	57,735

Pro forma income per unit (unaudited):
General partner's interest in net income				$1,155
Limited partners' interest in net income				56,580
Net income
Net income per:
Common unit (basic and diluted)				1.54
Subordinated unit (basic and diluted)				1.31
General partner unit (basic and diluted)				1.45

The accompanying notes are an integral part of these financial statements.

GOLAR LNG PARTNERS LP

COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME FOR

THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010

(in thousands of $)

	2008	2009	2010
Comprehensive (loss) income
Net (loss) income	(12,146)	54,298	66,985
Other comprehensive (loss) income, net of tax:
Unrealized net (loss) gain on qualifying cash flow hedging instruments	(6,573)	2,931	(2,304)

Other comprehensive (loss) income	(6,573)	2,931	(2,304)

Comprehensive (loss) income	(18,719)	57,229	64,681

Comprehensive (loss) income attributable to:
Owners Equity	(25,424)	48,217	55,431
Non-controlling interest	6,705	9,012	9,250

	(18,719)	57,229	64,681

The accompanying notes are an integral part of these financial statements.

GOLAR LNG PARTNERS LP

COMBINED CARVE-OUT BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2010

(in thousands of $)

	Notes	2009	2010
ASSETS
Current assets
Cash and cash equivalents		26,870	29,341
Restricted cash and short-term investments	16	23,925	16,492
Trade accounts receivable	10	472	85
Other receivables, prepaid expenses and accrued income	11	1,425	1,442
Inventories		573	615

Total current assets		53,265	47,975
Long-term assets
Restricted cash	16	251,277	140,970
Vessels, net	13	181,030	331,958
Vessels under capital leases, net	14	559,448	383,695
Deferred charges	15	3,844	3,436
Other non-current assets	17	13,509	13,032

Total assets		1,062,373	921,066

LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	20	31,514	33,381
Current portion of obligations under capital leases	21	3,837	3,113
Trade accounts payable		240	687
Accrued expenses	18	7,932	6,829
Amounts due to owner's and affiliates	12	7,789	369
Other current liabilities	19	43,901	53,174

Total current liabilities		95,213	97,553
Long-term liabilities
Long-term debt	20	329,814	296,432
Obligations under capital leases	21	391,660	268,380
Other long-term liabilities	22	27,923	46,643

Total liabilities		844,610	709,008

Commitments and contingencies (See Note 25)
Owner's equity		168,423	156,588
Non-controlling interest		49,340	55,470

Total equity		217,763	212,058

Total liabilities and equity		1,062,373	921,066

The accompanying notes are an integral part of these financial statements.

GOLAR LNG PARTNERS LP

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS FOR

THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010

(in thousands of $)

	Notes	2008	2009	2010
Operating activities
Net (loss) income		(12,146)	54,298	66,985
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization		20,375	23,664	24,539
Impairment of long-lived assets		110	1,500	1,500
Gain on sale of long-lived asset		(430)	—	—
Financing arrangement fees and other costs		8,971	—	—
Amortization of deferred charges		1,941	533	335
Unrealized foreign exchange (gains) losses		(45,921)	13,078	(4,153)
Drydocking expenditure		(7,805)	(5,960)	—
Trade accounts receivable		2,063	(364)	387
Inventories		(282)	721	(42)
Prepaid expenses, accrued income and other assets		8,348	4,067	(967)
Amounts due from/to owner's and affiliates		2,251	(1,236)	(7,420)
Trade accounts payable		2,158	(2,638)	447
Accrued expenses		3,321	(3,431)	(661)
Interest element included in long-term lease obligations		1,701	1,182	997
Other current liabilities		54,098	(25,386)	7,669

Net cash provided by operating activities		38,753	60,028	89,616
Investing activities
Additions to vessels		(114,065)	(41,742)	(1,020)
Long-term restricted cash		40,307	15,204	100,418
Restricted cash and short-term investments		4,506	1,249	7,433

Net cash (used in) provided by investing activities		(69,252)	(25,289)	106,831
Financing activities
Proceeds from long-term debt	20	250,000	35,000	—
Repayments of long-term debt		(231,657)	(27,295)	(31,514)
Repayments of long-term capital lease obligations		(2,818)	(3,335)	(92,076)
Financing arrangement fees and other costs		(8,971)	—	—
Dividends paid to noncontrolling interests		(2,000)	(1,360)	(3,120)
Contributions from (repayments of) owner's funding		28,909	(30,835)	(67,266)

Net cash provided by(used in) financing activities		33,463	(27,825)	(193,976)
Net increase in cash and cash equivalents		2,964	6,914	2,471
Cash and cash equivalents at beginning of period		16,992	19,956	26,870
Cash and cash equivalents at end of period		19,956	26,870	29,341
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest paid, net of capitalized interest		34,371	29,098	17,927
Income taxes paid		432	894	1,198

The accompanying notes are an integral part of these financial statements.

GOLAR LNG PARTNERS LP

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN OWNER'S EQUITY FOR

THE YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010

(in thousands of $)

	Owners Invested Equity	Non-controlling Invested Equity	Total Invested Equity
Balance at December 31, 2007	147,555	36,983	184,538

Net (loss) income	(18,851)	6,705	(12,146)
Dividends	—	(2,000)	(2,000)
Other Comprehensive Income	(6,573)	—	(6,573)
Movement in invested equity	28,910	—	28,910

Balance at December 31, 2008	151,041	41,688	192,729
Net income	45,286	9,012	54,298
Dividends	—	(1,360)	(1,360)
Other Comprehensive Income	2,931	—	2,931
Movement in invested equity	(30,835)	—	(30,835)
Balance at December 31, 2009	168,423	49,340	217,763

Net income	57,735	9,250	66,985
Dividends	—	(3,120)	(3,120)
Other Comprehensive Income	(2,304)	—	(2,304)
Movement in invested equity	(67,266)	—	(67,266)

Balance at December 31, 2010	156,588	55,470	212,058

The accompanying notes are an integral part of these financial statements.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

        Golar LNG Partners LP (the "Partnership") was formed as an indirect wholly-owned subsidiary of Golar LNG Limited ("Golar") in September 2007, under the laws of the Marshall Islands for the purpose of acquiring the interests in wholly-owned and partially owned subsidiaries of Golar. In November 2008, the Partnership acquired 100% interests in certain subsidiaries of Golar which owned a 60% share in the Golar Mazo vessel, and which leased two further vessels, the Golar Spirit and the Methane Princess. As a reorganization of entities under common control the transfer of the subsidiaries has been recorded at Golar's book value. Additionally the Company intends to acquire the interests in a wholly-owned subsidiary of Golar which leases the Golar Winter and the legal title to the Golar Spirit from another wholly-owned subsidiary of Golar. Golar LNG Partners LP and its subsidiaries as well as the Golar Winter subsidiary and the Golar Spirit vessel (referred to in note 3) are collectively referred to as "Golar LNG Partners" or the "Company" and are presented as the Combined financial statements. Golar is a publicly listed Bermudan company, specializing in the acquisition, ownership, operation and chartering of LNG carriers. As of December 31, 2010, Golar operated a fleet of 12 LNG carriers, of which three are Floating Storage Regasification Units ("FSRUs"), and has a 50% equity interest in another vessel.

        The Company's LNG carriers, the Methane Princess and the Golar Mazo, operate under long-term charter contracts, with expiration dates in 2024 and 2017, respectively. The FSRUs, the Golar Spirit and the Golar Winter, operate under long term charter contracts with expiration dates in 2018 and 2019, respectively. The Company has a 100% interest in the Methane Princess, the Golar Spirit and the Golar Winter and has a 60% interest in one other vessel, the Golar Mazo.

        As of December 31, 2009 and 2010, the Company's current liabilities exceeded current assets by $41.9 million and $49.6 million, respectively. However, this is principally due to the fact that the Company's cash was previously pooled and used by Golar. In addition, included within current liabilities are mark-to-market valuations of swap derivatives representing $29.7 million and $41.9 million of these liabilities, respectively. The Company currently has no intention of terminating these swaps and hence realizing these liabilities.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

        These combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Investments in companies in which the Company directly or indirectly holds more than 50% of the voting control are consolidated in the financial statements, as well as certain variable interest entities in which the Company is deemed to be subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. All inter-company balances and transactions are eliminated. The non-controlling interests of the above mentioned subsidiaries are included in the Combined Balance Sheets and Statements of Operations as "Non-controlling interests".

        On January 1, 2009, the Company adopted a newly issued accounting standard for its non-controlling interests. In accordance with the accounting standard, the Company changed the accounting and reporting for its minority interests by recharacterizing them as non-controlling interests and classifying them as a component of equity in its combined Balance Sheet. The newly issued accounting standard requires enhanced disclosures to clearly distinguish between the Company's interests and the interests of non-controlling owners. At December 31, 2010 the Company's primary

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

non-controlling interests relate to Faraway Maritime Shipping Corporation in which it has a controlling interest of 60%. The presentation and disclosure requirements of the newly issued accounting standard were applied retrospectively and only change the presentation of non-controlling interests and its inclusion in equity. There was no significant impact on the Company's ability to comply with the financial covenants contained in its debt covenant agreements.

        A variable interest entity is defined by the accounting standard as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity's residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity's activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

        The guidance requires a variable interest entity to be consolidated if any of its interest holders are entitled to a majority of the entity's residual returns or are exposed to a majority of its expected losses. For the years ended December 31, 2008, 2009 and 2010 the combined financial statements presented herein have been carved out of the consolidated financial statements of Golar LNG Limited.

        The accompanying combined financial statements include the financial statements of the corporations listed in Note 3.

        Golar is an LNG shipping company with a fleet of 12 vessels and a 50% equity interest in another as of December 31, 2010. Where Golar's assets, liabilities, revenues and expenses relate to the Company's business, these vessels have been identified and "carved-out" for inclusion in these financial statements.

        These combined financial statements include the assets, liabilities, revenues, expenses and cash flows directly attributable to the Company's vessel-owning subsidiaries, except for the Golar Spirit loan, related interest expense, related deferred charges, ship management fees, income tax expense, pension costs and administrative costs including stock-based compensation and certain derivatives related expenses, which have been allocated to the Company on the following basis:

        Prior to November 2008 the debt relating to the Golar Spirit was held in a subsidiary of Golar in connection with the loan facility for five of Golar's vessels, including the Golar Spirit. In November 2008, the Golar Spirit's share of the loan facility was repaid and the vessel was refinanced through a loan facility within the Company. Accordingly, for periods prior to November 2008 the Golar Spirit's share of the loan facility, interest expense, deferred finance fees and related balances have been carved out based on an internal valuation of the five vessels at the date of inception of the loan refinancings in April 2003 and March 2005 (see note 20). In contrast the Golar Spirit Lease, letter of credit ("LC") deposit and associated lease balances and termination thereof have been reflected in these financial statements at Golar's book value, as they are readily separable and identifiable within the books of Golar LNG (see note 21).

        Vessel operating expenses includes ship management fees for the provision of technical and commercial management of vessels, which have been allocated to the Company based on intercompany charges invoiced by Golar,

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Vessel operating expenses include an allocation of Golar's defined benefit pension scheme costs. Golar operates two defined benefit pension plans for itself and its subsidiaries: one for the crews and one for administrative personnel. The pension cost is calculated in the subsidiaries on a contributions basis and relates principally to crew whose employment cannot be tied to a specific vessel, as they were a shared resource across all vessels. Accordingly, the pension costs have been allocated based on the number of vessels in Golar's fleet.

        Administrative expenses (including stock-based compensation, which are described further below) of Golar that cannot be attributed to a specific vessel and for which the Company is deemed to have received benefit have been allocated based on the number of vessels in Golar's fleet.

        Administrative expenses include an allocation of Golar's stock-based compensation costs. In respect of options awarded to certain employees and directors of Golar, whose employment or service cannot be specifically attributed to any specific vessel. Therefore, it is considered that the Company, as a part of Golar, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been allocated based on the number of vessels in Golar's fleet.

        Other financial items include an allocation of Golar's mark-to-market adjustments for interest rate swap and foreign currency swap derivatives. In respect of mark-to-market adjustments for interest rate swap derivatives these have been allocated on the basis of the Company's proportion of Golar's debt including capital leases. For foreign currency derivatives and related adjustments to earnings these have been allocated on the basis of being separately identifiable and specifically for the benefit of the Company.

        Income tax expense has been allocated to the Company on a separate returns basis.

        Management has deemed the related allocation reasonable to present the financial position, results of operations, and cash flows of the Company on a stand-alone basis. However, the financial position, results of operations and cash flows of the Company may differ from those that would have been achieved had the Company operated autonomously for all years presented as the Company would have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity. Management has estimated these additional administrative expenses to be $1.6 million for each of the years ended December 31, 2008, 2009 and 2010. Accordingly, the financial statements do not purport to be indicative of the future financial position, results of operations or cash flows of Golar LNG Partners LP.

Revenue and expense recognition

        Revenues include minimum lease payments under time charters, fees for repositioning vessels as well as the reimbursement of certain vessel operating and drydocking costs. Revenues generated from time charters, which are classified as operating leases by the Company, are recorded over the term of the charter as service is provided.

        Reimbursement for drydocking costs is recognized evenly over the period to the next drydocking, which is generally between two to five years. Repositioning fees (which are included in time charter revenue) received in respect of time charters are recognized at the end of the charter when the fee becomes fixed and determinable. However, where there is a fixed amount specified in the charter, which is not dependent upon redelivery location, the fee will be recognized evenly over the term of the

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

charter. Where a vessel undertakes multiple single voyage time charters, revenue is recognized, including the repositioning fee if fixed and determinable, on a discharge-to-discharge basis. Under this basis, revenue is recognized evenly over the period from departure of the vessel from its last discharge port to departure from the next discharge port. For arrangements where operating costs are borne by the charterer on a pass through basis, the pass through of operating costs is reflected in revenue and expenses.

        Under time charters, voyage expenses are paid by the Company's customers. Voyage related expenses, principally fuel, may also be incurred when positioning or repositioning the vessel before or after the period of time charter and during periods when the vessel is not under charter or is offhire, for example when the vessel is undergoing repairs. These expenses are recognized as incurred.

        Vessel operating expenses, which are recognized when incurred, include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and third party management fees.

Operating leases

        In accordance with the guidance on operating leases, initial direct costs (those directly related to the negotiation and consummation of the lease) are deferred and allocated to earnings over the lease term. Rental income and expense are amortized over the lease term on a straight-line basis.

Income taxes

        Income taxes are based on a separate return basis. The guidance on income taxes prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. On adoption of this guidance there was no change to the Company's financial position.

        Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Comprehensive Income

        The Company follows the relevant guidance in Reporting Comprehensive Income and its components in the Combined Financial Statements.

        As at December 31, 2009 and 2010, the Company's accumulated other comprehensive loss, net of tax consisted of the following components:

(in thousands of $)	2008	2009	2010
Unrealized net (loss) gain on qualifying cash flow hedging instruments	(6,573)	(3,642)	(5,946)

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

        The Company considers all demand and time deposits and highly liquid investments with original maturities of three months or less to be equivalent to cash.

Restricted cash and short-term investments

        Restricted cash and short-term investments consist of bank deposits, which may only be used to settle certain pre-arranged loan or lease payments. The Company considers all short-term investments as held to maturity in accordance with guidance Accounting for Certain Investments in Debt and Equity Securities. These investments are carried at amortized cost. The Company places its short-term investments primarily in fixed term deposits with high credit quality financial institutions.

Inventories

        Inventories, which are comprised principally of fuel, lubricating oils and ship spares, are stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis.

Vessels

        Vessels are stated at cost less accumulated depreciation. The cost of vessels less the estimated residual value is depreciated on a straight-line basis over the assets' remaining useful economic lives.

        Refurbishment costs incurred during the period are capitalized as part of vessels and depreciated over the vessels' remaining useful economic lives. Refurbishment costs are costs that appreciably increase the capacity, or improve the efficiency or safety of vessels and equipment. Drydocking expenditures are capitalized when incurred and amortized over the period until the next anticipated drydocking, which is generally between two and five years. For vessels that are newly built or acquired, the Company has adopted the "built-in overhaul" method of accounting. The built-in overhaul method is based on the segregation of vessel costs into those that should be depreciated over the useful life of the vessel and those that require drydocking at periodic intervals to reflect the different useful lives of the components of the assets. The estimated cost of the drydocking component is amortized until the date of the first drydocking following acquisition, upon which the cost is capitalized and the process is repeated.

        Useful lives applied in depreciation are as follows:

Vessels	40 to 50 years
Deferred drydocking expenditure	two to five years

        Interest costs capitalized in connection with the conversion of the Golar Spirit and the Golar Winter into FSRUs for the years ended December 31, 2008, 2009 and 2010 were $0.9 million, $1.7 million and nil, respectively.

Vessels under capital lease

        The Company leases certain vessels under agreements that have been accounted for as capital leases in accordance with the guidance Accounting for Leases. Obligations under capital leases are carried at the present value of future minimum lease payments, and the asset balance is amortized on a

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

straight-line basis over the remaining economic useful lives of the vessels. Interest expense is calculated at a constant rate over the term of the lease.

        Depreciation of vessels under capital lease is included within depreciation and amortization expense in the statement of operations. Vessels under capital lease are depreciated on a straight-line basis over the vessels' remaining useful economic lives, based on a useful life of 40-50 years.

        Certain of our capital leases are 'funded' via long term cash deposits which closely match the lease liability. Future changes in the lease liability arising from interest rate changes are only partially offset by changes in interest income on the cash deposits, and where differences arise, this is funded by, or released to, available working capital.

        Refurbishment costs incurred during the period are capitalized as part of vessels under capital leases and depreciated over the vessels' remaining useful economic lives. Refurbishment costs are costs that appreciably increase the capacity, or improve the efficiency or safety of vessels under capital lease. Drydocking expenditures for vessels under capital lease are capitalized when incurred and amortized over the period until the next anticipated drydocking, which is generally between two and five years. For vessels that are newly built or acquired, the Company has adopted the "built-in overhaul" method of accounting. The built-in overhaul method is based on the segregation of vessel costs into those that should be depreciated over the useful life of the vessel and those that require drydocking at periodic intervals to reflect the different useful lives of the components of the assets. The estimated cost of the drydocking component is amortized until the date of the first drydocking following acquisition, upon which the cost is capitalized and the process is repeated.

Deferred credit from capital leases

        In accordance with the guidance, Accounting for Sales with Leasebacks, income derived from the sale of subsequently leased assets is deferred and amortized in proportion to the amortization of the leased assets (See note 22). Amortization of deferred income is offset against depreciation and amortization expense in the Combined Statement of Operations.

Impairment of long-lived assets

        In accordance with the guidance, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived asset may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

        The Company assessed the potential impairment of its long-lived assets, in respect of parts ordered for the FSRU conversion project that were deemed not necessary for the completion, the Company incurred impairment charges for the year ended December 31, 2008, 2009 and 2010 (See Note 6).

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred charges

        Costs associated with long-term financing, including debt arrangement fees, are deferred and amortized over the term of the relevant loan. Amortization of deferred loan costs is included in "Other financial items, net" in the Combined Statement of Operations. If a loan is repaid early, any unamortized portion of the related deferred charges is charged against income in the period in which the loan is repaid.

Derivatives

        The Company uses derivatives to reduce market risks associated with its operations. The Company uses interest rate swaps for the management of interest rate risk exposure. The interest rate swaps effectively convert a portion of the Company's debt from a floating to a fixed rate over the life of the transactions without an exchange of underlying principal.

        The Company seeks to reduce its exposure to fluctuations in foreign exchange rates through the use of foreign currency forward contracts.

        All derivative instruments are initially recorded at cost as either assets or liabilities in the accompanying Combined Balance Sheet and subsequently remeasured to fair value, regardless of the purpose or intent for holding the derivative. Where the fair value of a derivative instrument is a net liability, the derivative instrument is classified in "Other current liabilities" in the Combined Balance Sheet. Where the fair value of a derivative instrument is a net asset, the derivative instrument is classified in "Other non-current assets" in the Combined carve-out Balance Sheet, except if the current portion is a liability, in which case the current portion is included in "Other current liabilities." The method of recognizing the resulting gain or loss is dependent on whether the derivative contract is designed to hedge a specific risk and also qualifies for hedge accounting. Effective October 1, 2008, the Company commenced hedge accounting for certain of its interest rate swap arrangements designated as cash flow hedges in accordance with the guidance on Accounting for Derivatives and Hedging Activities. For derivative instruments that are not designated or do not qualify as hedges under the guidance, the changes in fair value of the derivative financial instrument are recognized in earnings and recorded each period in current earnings in "Other financial items, net".

        When a derivative is designated as a cash flow hedge, the Company formally documents the relationship between the derivative and the hedged item. This documentation includes the strategy risk and risk management for undertaking the hedge and the method that will be used to assess effectiveness of the hedge. If the derivative is an effective hedge changes in the fair value are initially recorded as a component of accumulated other comprehensive income in owners' equity. The ineffective portion of the hedge is recognized immediately in earnings, as are any gains or losses on the derivative that are excluded from the assessment of hedge effectiveness. The Company does not apply hedge accounting if it is determined that the hedge was not effective or will no longer be effective, the derivative was sold or exercised, or the hedged item was sold or repaid.

        In the periods when the hedged items affect earnings, the associated fair value changes on the hedged derivatives are transferred from owner's equity to the corresponding earnings line item on the settlement of a derivative. The ineffective portion of the change in fair value of the derivative financial instrument is immediately recognized in earnings. If a cash flow hedge is terminated and the originally hedged item is still considered probable of occurring, the gains and losses initially recognized in

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

owner's equity remain there until the hedged item impacts earnings at which point they are transferred to the corresponding earnings line item (i.e. interest expense). If the hedged items are no longer probable of occurring, amounts recognized in owner's equity are immediately reclassified to earnings.

        Cash flows from derivative instruments that are accounted for as cash flow hedges are classified in the same category as the cash flows from the items being hedged.

Foreign currencies

        The Company's and its subsidiaries' functional currency is the U.S. dollar as all revenues are received in U.S. dollars and a majority of the Company's expenditures are made in U.S. dollars. The Company's reporting currency is U.S. dollars.

        Transactions in foreign currencies during the year are translated into U.S. dollars at the rates of exchange in effect at the date of the transaction. Foreign currency monetary assets and liabilities are translated using rates of exchange at the balance sheet date. Foreign currency non-monetary assets and liabilities are translated using historical rates of exchange. Foreign currency transaction and translation gains or losses are included in the Combined Statements of Operations.

Fair Value measurements

        The Company accounts for Fair Value Measurements in accordance with the FASB guidance using fair value to measure assets and liabilities. The guidance provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.

Use of estimates

        The preparation of financial statements in accordance with U.S. GAAP requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

3. STRUCTURE

        The following table lists the entities combined in these combined financial statements and their purpose as of December 31, 2010. Unless otherwise indicated, the Company owns 100% of each subsidiary.

Name	Jurisdiction of Incorporation	Purpose
Golar LNG Partners LP	Marshall Islands	Holding Company
Golar Partners Operating LLC	Marshall Islands	Holding Company
Golar Maritime (Asia) Inc.	Republic of Liberia	Holding Company
Oxbow Holdings Inc.	British Virgin Islands	Holding Company
Faraway Maritime Shipping Company (60% ownership)	Republic of Liberia	Owns Golar Mazo
Golar LNG 2215 Corporation	Marshall Islands	Leases Methane Princess
Golar LNG 2220 Corporation(1)	Marshall Islands	Leases Golar Winter
Golar 2215 (UK) Limited	United Kingdom	Operates Methane Princess
Golar Spirit (UK) Limited(2)	United Kingdom	Operates and leases Golar Spirit
Golar Winter (UK) Limited(1)	United Kingdom	Operates Golar Winter
Golar Servicos de Operacao de Embaracaoes Limited	Brazil	Management Company

(1)
Ownership of these companies will transfer to the Company prior to the effective date of the registration statement.

(2)
Prior to effectiveness, legal title will transfer to the Company.

4. RECENTLY ISSUED ACCOUNTING STANDARDS

        In June 2009, the Financial Accounting Standards Board ("FASB") issued amended guidance requiring companies to qualitatively assess the determination of the primary beneficiary of a variable-interest entities ("VIEs") based on whether the entity (1) has the power to direct the activities of the VIE that most significantly impact the entity's economic performance and (2) has the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. It also requires additional disclosures for any enterprise that holds a variable interest in a VIE. The new accounting and disclosure requirements become effective for the Company from January 1, 2010. The adoption of this amended guidance did not have a material effect on the Company's combined financial statements.

        In October 2009, the FASB issued authoritative guidance that amends earlier guidance addressing the accounting for contractual arrangements in which an entity provides multiple products or services (deliverables) to a customer. The amendments address the unit of accounting for arrangements involving multiple deliverables and how arrangement consideration should be allocated to the separate units of accounting, when applicable, by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The amendments also require that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The Company adopted this

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

4. RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

guidance in the first quarter of 2011, and adoption of this guidance will not have a material effect on the combined financial statements.

        In January 2010, the FASB issued authoritative guidance that changes the disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. The Company adopted the guidance in the first quarter 2010, which did not have an impact on its financial position, results of operations or cash flows.

        In January 2010 the FASB issued authoritative guidance in order to eliminate diversity in the way different enterprises reflect new shares issued as part of a distribution in their calculation of Earnings Per Share. The provisions of this new guidance are effective on a retrospective basis and their adoption had no impact on the Company's reported earnings per unit.

        In January 2010, the FASB issued authoritative guidance to amend the accounting and reporting requirements for decreases in ownership of a subsidiary. This guidance requires that a decrease in the ownership interest of a subsidiary that does not result in a change of control be treated as an equity transaction. The guidance also expands the disclosure requirements about the deconsolidation of a subsidiary. The Company adopted this guidance in the first quarter of fiscal 2010 and it did not have a material impact on its combined financial statements.

        In February 2010, the FASB amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements in the first quarter of 2010. The adoption of this guidance did not have an impact on the Company's combined financial statements.

        In July 2010, the FASB issued authoritative guidance which requires expanded disclosures about the credit quality of an entity's financing receivables and its allowance for credit losses on a disaggregated basis. The adoption of this guidance by the Company with effect from 1 January 2010 did not have any material effect on its combined financial statements.

        In December 2010, the FASB issued authoritative guidance which modifies the requirements of step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The Company will adopt this guidance in the first quarter of fiscal 2011. The Company does not believe that adoption of this guidance will have a material effect on its combined financial statements.

5. SEGMENTAL INFORMATION

        The Company has not presented segmental information as it considers it operates in one reportable segment, the LNG carrier and FSRU market. During 2009 and 2010, the Company's fleet operated under time charters and in particular with three charterers, Petrobras, Pertamina and BG Group plc. In time charters, the charterer, not the Company, controls the choice of which routes the Company's vessel will serve. These routes can be worldwide. Accordingly, the Company's management, including the chief operating decision makers, does not evaluate the Company's performance either according to customer or geographical region.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

5. SEGMENTAL INFORMATION (Continued)

        In the years ended December 2008, 2009 and 2010, revenues from the following customers accounted for over 10% of the Company's combined revenues:

(in thousands of $)	2008		2009		2010
Petrobras	17,989	18%	57,782	48%	90,652	59%
Pertamina	37,066	38%	37,570	31%	36,944	24%
BG Group plc	23,300	24%	24,513	20%	25,051	17%

6. IMPAIRMENT OF LONG-LIVED ASSETS

        The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable.

        The Company incurred impairment charges in respect of parts ordered for the FSRU conversion project that were deemed not necessary for the completion of the conversion of the Golar Spirit. These impairment charges reflect a lower recoverable amount for the years ended December 31, 2008, 2009 and 2010 totaling $0.1 million, $1.5 million and $1.5 million, respectively. In 2008, some of these parts were sold recognizing a gain on sale of $0.4 million. As of December 31, 2010, the total carrying value of the remaining equipment is $12.0 million. As of December 31, 2010, the Company concluded that there was no impairment of its vessels.

7. OTHER FINANCIAL ITEMS, NET

(in thousands of $)	2008	2009	2010
Amortization of deferred financing costs	(1,941)	(533)	(335)
Financing arrangement fees and other costs	(8,971)	(994)	(193)
Finance transaction costs previously capitalized	(4,189)	—	—
Interest rate swap cash settlements	(3,196)	(4,490)	(6,932)
Mark-to-market adjustment for interest rate swap derivatives (see note 23)	(9,267)	12,926	(5,697)
Mark-to-market adjustment for currency swap derivatives (see note 23)	(51,011)	21,346	(7,564)
Foreign exchange (loss) gain on capital lease obligations and related restricted cash	45,900	(12,969)	4,546
Foreign exchange (loss) gain on operations	(6,234)	(2,952)	(646)

Total	(38,909)	12,334	16,821

        Amortization of deferred financing costs in 2008 included a write-off of deferred financing charges relating to the refinancing of the Methane Princess loan and the Golar Spirit portion of the Golar Gas Holdings Loan in November 2008.

        Financing arrangement fees and other costs of $9.0 million in 2008 arose from the refinancing of the Methane Princess loan in connection with the Golar LNG Partners credit facility entered into in November 2008. At the time of the refinancing, $125 million of the Methane Princess loan was fixed-rate debt. Accordingly, simultaneous with the refinancing of the original debt the fixed-rate debt portion was cancelled resulting in the charge.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

7. OTHER FINANCIAL ITEMS, NET (Continued)

        Finance transaction-related costs of $4.2 million previously capitalized associated with our plans for a corporate restructuring and financing were written-off in 2008.

        As discussed in note 2, mark-to-market adjustments on interest rate swap derivatives entered into by Golar have been allocated on the basis of the Company's proportion of Golar's debt. Mark-to-market adjustments on foreign currency forward contracts and related gains and losses entered into by Golar have been allocated on the basis they are separately identifiable and specifically for the benefit of the Company. For the years ended December 31, 2009 and 2010, the amounts allocated to the Company were losses of $3.3 million and $6.9 million, respectively.

8. TAXATION

        The components of income tax expense are as follows:

(in thousands of $)	2008	2009	2010
Current tax (income) expense:
U.S.	—	—	—
U.K.	(841)	485	(63)
Brazil	811	1,098	1,595

Total current tax (income) expense	(30)	1,583	1,532
Deferred tax (income) expense:
U.K.	(785)	783	(993)

Total income tax (income) expense	(815)	2,366	539

Bermuda

        Under current Bermuda law, The Minister of Finance in Bermuda has granted the Company a tax exempt status until March 28, 2016, under which no income taxes or other taxes (other than duty on goods imported into Bermuda and payroll tax in respect of any Bermuda-resident employees) are payable by the Company in Bermuda. If the Minister of Finance in Bermuda does not grant a new exemption or extend the current tax exemption, and if the Bermudian Parliament passes legislation imposing taxes on exempted companies, the Company may become subject to taxation in Bermuda after March 2016.

United States

        Pursuant to the Internal Revenue Code of the United States (the "Code"), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the Company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption from income taxes to U.S. citizens and U.S. corporations and must be more than 50% owned by individuals who are residents, as defined, in such country or another foreign country that grants an equivalent exemption to U.S. citizens and U.S. corporations. The management of the Company believes that it satisfied these requirements and therefore by virtue of the above provisions, it was not subject to tax on its U.S. source income.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

8. TAXATION (Continued)

        A reconciliation between the income tax expense resulting from applying either the U.S. Federal or Bermudan statutory income tax rate and the reported income tax expense has not been presented herein as it would not provide additional useful information to users of the combined financial statements as the Company's net income is subject to neither Bermuda nor U.S. tax.

United Kingdom

        Current taxation income of $0.8 million, a charge of $0.5 million and income of $0.1 million for the years ended December 31, 2008, 2009 and 2010, respectively, relates to taxation of the operations of the Company's United Kingdom subsidiaries. Taxable revenues in the United Kingdom are generated by UK subsidiary companies of the Company and are comprised of revenues from the operation of two of the Company's vessels. The statutory tax rate in the United Kingdom is currently 28%.

        In December 2007, the U.K. tax authorities commenced an examination of the Company's U.K. income tax returns for 2006. As of December 31, 2010, the examination remains ongoing. The Company does not anticipate that this examination will result in a significant change to its financial position. As at December 31, 2010, the 2010 U.K. income tax returns have not been filed. Accordingly, once filed these and the years 2004, 2005, 2006, 2007, 2008 and 2009 remain open for examination by the U.K. tax authorities.

        The Company records deferred income taxes to reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded deferred tax assets of $nil and $1.0 million at December 31, 2009 and 2010, respectively, which have been classified as non-current and included within other long-term assets.

Brazil

        Current taxation charge of $0.8 million, $1.1 million and $1.6 million for the years ended December 31, 2008, 2009 and 2010, respectively, refers to taxation levied on the operations of the Company's Brazilian subsidiary commencing in 2008.

Other jurisdictions

        No tax has been levied on income derived from the Company's subsidiaries registered in Liberia, the Marshall Islands and the British Virgin Islands.

        Deferred income tax assets are summarized as follows:

(in thousands of $)	2009	2010
Current tax expense:
Deferred tax assets, gross	2	1,025
Valuation allowances	—	—

Deferred tax assets, net	2	1,025

(1)
Deferred tax assets, gross relates to net operating losses carried forward.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

9. OPERATING LEASES

Rental and service income

        The minimum contractual future revenues to be received on time charters as of December 31, 2010, were as follows:

Year ending December 31, (in thousands of $)	Total
2011	151,323
2012	150,869
2013	143,254
2014	141,430
2015	150,124
2016 and later	550,314

Total	1,287,314

        The long-term contract for the Golar Mazo is a time charter but the operating costs are borne by the charterer on a pass through basis. The pass through of operating costs is not reflected in the minimum lease revenues set out above.

        Petrobras has an option to purchase the Golar Spirit and the Golar Winter after the second anniversary of the commencement of operations under their charters until the tenth anniversary of such commencement, at prices in accordance with the option agreements. The Company has assumed that these options will not be exercised. Accordingly, the minimum lease revenues set out above include revenues arising within the option period.

        The cost and accumulated depreciation of vessels leased to third parties at December 31, 2009 and 2010 were $890.8 million and $150.3 million; and $891.6 million and $176.2 million, respectively. For arrangements where operating costs are borne by the charterer on a pass through basis, the pass through of operating costs are reflected in both revenue and expenses.

10. TRADE ACCOUNTS RECEIVABLE

        Trade accounts receivable are presented net of provisions for doubtful accounts. As of December 31, 2009 and 2010, there was no provision for doubtful accounts.

11. OTHER RECEIVABLES, PREPAID EXPENSES AND ACCRUED INCOME

(in thousands of $)	2009	2010
Other receivables	485	413
Prepaid expenses	254	744
Accrued interest income	686	285

	1,425	1,442

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

12. DUE FROM/(TO) OWNER'S AND AFFILIATES

(in thousands of $)	2009	2010
Trading operations	(7,789)	(369)

        Amounts owed to owner's and affiliates are unsecured, interest-free and intended to be settled in the ordinary course of business. They primarily relate to recharges for trading expenses paid on behalf of the Company including ship management fees due to Golar. The average balances owed to owner's and affiliates for the years ended December 31, 2009 and 2010 was $8.4 million and $4.1 million, respectively.

13. VESSELS, NET

(in thousands of $)	2009	2010
Cost	228,440	444,294
Accumulated depreciation	(47,410)	(112,336)

Net book value	181,030	331,958

        As of December 31, 2010, the Company owned two (2009: one) vessels.

        The vessel acquired in December 2010 arose from the termination of the Golar Spirit lease, and this is now included within vessels. This asset was included within vessels under capital leases as at December 31, 2009 (see note 14).

        Drydocking costs of $2.9 million and $6.9 million are included in the cost amounts above as of December 31, 2009 and 2010, respectively. Accumulated amortization of those costs at December 31, 2009 and 2010 was $nil and $3.0 million, respectively.

        Depreciation and amortization expense for the years ended December 31, 2009 and 2010 was $6.3 million and $13.5 million, respectively.

        As of December 31, 2009 and 2010, vessels with a net book value of $181.0 million and $332.0 million, respectively were pledged as security for certain debt facilities (see note 25).

14. VESSELS UNDER CAPITAL LEASES, NET

(in thousands of $)	2009	2010
Cost	662,336	447,517
Accumulated depreciation	(102,888)	(63,822)

Net book value	559,448	383,695

        As of December 31, 2010, the Company operated two (2009: three) vessels under capital leases. These leases are in respect of a refinancing transaction undertaken during 2003 and a lease financing transaction during 2004 as described in note 21. The decrease in vessels under capital leases is as a result of the termination of the Golar Spirit lease during 2010. As at December 31, 2010, this asset is now included within vessels, net.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

14. VESSELS UNDER CAPITAL LEASES, NET (Continued)

        Drydocking costs of $10.9 million and $6.7 million are included in the cost amounts above as of December 31, 2009 and 2010, respectively. Accumulated amortization of those costs at December 31, 2009 and 2010 was $3.2 million and $3.1 million, respectively.

        Depreciation and amortization expense for vessels under capital leases for the years ended December 31, 2009 and 2010 was $17.4 million and $12.3 million, respectively.

15. DEFERRED CHARGES

        Deferred charges represent financing costs, principally bank fees that are capitalized and amortized to other financial items over the life of the debt instrument. If a loan is repaid early any amortized portion of the related deferred charges is charged against income in the period in which the loan is repaid. The deferred charges are comprised of the following amounts:

(in thousands of $)	2009	2010
Debt arrangement fees and other deferred financing charges	5,417	5,417
Accumulated amortization	(1,573)	(1,981)

	3,844	3,436

        Amortization expense of deferred charges, for the years ended December 31, 2009 and 2010 was $0.5 million and $0.3 million, respectively.

16. RESTRICTED CASH AND INVESTMENTS

        The Company's short-term and long-term restricted cash and investment balances in respect of its debt and lease obligations are as follows:

(in thousands of $)	2009	2010
Total security lease deposits for lease obligations	12,725	6,792
Restricted cash relating to the Mazo facility (see note 20)	11,200	9,700

Short-term restricted cash	23,925	16,492

        Restricted cash does not include minimum consolidated cash balances required to be maintained as part of the financial covenants in some of the Company's loan facilities, as these amounts are included in "Cash and cash equivalents".

        As of December 31, 2009 and 2010, the value of deposits used to obtain letters of credit to secure the obligations for the lease arrangements described in note 21 was $264.0 million and $147.8 million, respectively. These security deposits are referred to in these combined financial statements as restricted

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

16. RESTRICTED CASH AND INVESTMENTS (Continued)

cash and earn interest based upon GBP LIBOR for the Methane Princess Lease. The Company's restricted cash balances in respect of its lease obligations are as follows:

(in thousands of $)	2009	2010
Golar Spirit Lease security deposit	112,226	—
Methane Princess Lease security deposit	151,776	147,762

Total security deposits for lease obligations	264,002	147,762
Included in short-term restricted cash and short-term investments	(12,725)	(6,792)

Long-term restricted cash	251,277	140,970

        The Golar Spirit Lease security deposit was released in the period in connection with the settlement of the lease obligation in December 2010.

17. OTHER NON-CURRENT ASSETS

(in thousands of $)	2009	2010
Other long-term assets	13,509	13,032

        As of December 31, 2009 and 2010, other long term assets principally include $13.5 million and $12.0 million, respectively, which relate to parts ordered for the Golar Spirit FSRU conversion following changes to the original specification and therefore reflects a lower recoverable value for these parts (See Note 6).

18. ACCRUED EXPENSES

(in thousands of $)	2009	2010
Vessel operating and drydocking expenses	4,532	1,298
Administrative expenses	290	1,974
Interest expense	2,939	2,586
Provision for tax	171	971

	7,932	6,829

19. OTHER CURRENT LIABILITIES

(in thousands of $)	2009	2010
Deferred drydocking and operating cost revenue	12,728	10,544
Marked-to-market interest rate swaps valuation (see note 23)	10,486	15,077
Marked-to-market foreign exchange rate swaps valuation (see note 23)	19,219	26,784
Deferred credits from capital lease transactions (see note 22)	1,325	625
Other creditors	143	144

	43,901	53,174

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

20. DEBT

(in thousands of $)	2009	2010
Total long-term debt due to third parties	361,328	329,813
Less: current portion of long-term debt due to third parties	(31,514)	(33,381)

Long-term debt	329,814	296,432

        The Company's outstanding debt as of December 31, 2010 is repayable as follows:

Year Ending December 31, (in thousands of $)
2011	33,381
2012	35,411
2013	35,521
2014	22,000
2015	22,000
2016 and thereafter	181,500

Total	329,813

        The Company's debt is denominated in U.S. dollars and bears interest at floating rates at a weighted average interest rate for the years ended December 31, 2009 and 2010 of 2.27% and 2.4%, respectively.

        At December 31, 2010, the Company's debt was as follows:

(in thousands of $)		Maturity date
Mazo facility	62,313	2013
Golar LNG Partners credit facility	267,500	2018

	329,813

Mazo facility

        In November 1997, Osprey, Golar's predecessor, entered into a secured loan facility of $214.5 million in respect of the vessel, the Golar Mazo. The facility bears a floating interest rate equal to LIBOR plus a margin and repayments are due semi-annually and commenced in June 2001, ending June 2013. The loan agreement requires that certain cash balances, representing interest and principal repayments for defined future periods, be held by a trust company during the period of the loan. These balances are referred to in these financial statements as restricted cash (see note 16).

Golar LNG Partners Credit Facility

        In September 2008, the Company refinanced existing loan facilities in respect of two of our vessels the Methane Princess and the Golar Spirit and entered into a new revolving credit facility with a banking consortium. The loan is secured against the assignment to the lending of a bank mortgage given to the Company by the lessors of the Methane Princess and the Golar Spirit, with a second priority charge over the Golar Mazo.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

20. DEBT (Continued)

        The revolving credit facility accrues floating interest at a rate per annum equal to LIBOR plus a margin. The initial draw down amounted to $250.0 million in November 2008. The total amount outstanding in respect of the two vessels' refinanced facilities was $202.3 million. The Company drew down a further $25.0 million in February 2009 and the remaining $10.0 million in March 2009. As of December 31, 2010, the revolving credit facility provided for available borrowings of up to $267.5 million, of which $267.5 million was outstanding. The total amount available for borrowing under such facility decreases by $2.5 million per quarter from June 30, 2009 through December 31, 2012 and by $5.5 million per quarter from March 31, 2013 through March 31, 2018, its maturity date. Accordingly, the Company has no ability to draw additional amounts under this facility. The loan has a term of ten years and is repayable in quarterly installments commencing in May 2009 with a final balloon payment of $137.5 million due in March 2018.

        As of December 31, 2009 and 2010, the margins the Company pays under its loan agreements are above LIBOR at a fixed or floating rate ranging from 0.86% to 1.15%.

        The Company's loan debt is collateralized by ship mortgages and, in the case of some debt, pledges of shares by each guarantor subsidiary. The existing financing agreements impose operating and financing restrictions which may limit or prohibit, among other things, the Company's ability to incur additional indebtedness, create liens, sell capital shares of subsidiaries, make certain investments, engage in mergers and acquisitions, purchase and sell vessels, enter into time or consecutive voyage charters or pay dividends without the consent of the lenders. In addition, lenders may accelerate the maturity of indebtedness under financing agreements and foreclose upon the collateral securing the indebtedness upon the occurrence of certain events of default, including a failure to comply with any of the covenants contained in the financing agreements. Various debt agreements of the Company contain certain covenants, which require compliance with certain financial ratios. Such ratios include equity ratio covenants and minimum free cash restrictions. As of December 31, 2009 and 2010, the Company was in compliance with all the debt covenants of its various debt agreements.

21. CAPITAL LEASES

(in thousands of $)	2009	2010
Total obligations under capital leases	395,497	271,493
Less: current portion of obligations under capital leases	(3,837)	(3,113)

Long-term obligations under capital leases	391,660	268,380

        As of December 31, 2010, the Company operated two (2009: three) vessels under capital leases. These leases are in respect of a refinancing transaction undertaken during 2003 and another in 2004.

        Golar's first leasing transaction (the "Five Ship Leases") took place in April 2003, including the Golar Spirit. This involved the sale of five 100% owned subsidiaries to a financial institution in the United Kingdom (UK). The subsidiaries were established in Bermuda specifically to own and operate one LNG vessel each as their sole asset. Simultaneous to the sale of the five entities, Golar leased the vessels under five separate lease agreements. The Golar Spirit Lease, LC deposit and associated lease balances as at December 31, 2009 have been reflected in these financial statements at Golar's book value, as they are readily separable and identifiable within the books of Golar. In December 2010, the lease liability was settled through payment by Golar using the LC deposit. This asset is now included within vessels, net (see note 14).

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

21. CAPITAL LEASES (Continued)

        The second leasing transaction, which occurred in August 2003, was in relation to the newbuilding, the Methane Princess. The Company novated the Methane Princess newbuilding contract prior to completion of construction and leased the vessel from the same financial institution in the United Kingdom ("The Methane Princess Lease").

        The third leasing transaction, which occurred in April 2004, was in relation to the newbuilding, the Golar Winter. The Company novated the Golar Winter newbuilding contract prior to completion of construction and leased the vessel from a financial institution in the UK ("Golar Winter Lease").

        The Company's obligations to the lessors under the Methane Princess Lease are primarily secured by letters of credit provided by other banks. Details of the security deposits provided by the Company to the banks providing the LCs are given in note 16.

        As of December 31, 2010, the Company is committed to make quarterly minimum rental payments (including interest) under capital leases, as follows:

Year ending December 31, (in thousands of $)	Methane Princess Lease	Golar Winter Lease	Total
2011	6,972	10,043	17,015
2012	7,241	10,043	17,284
2013	7,539	10,043	17,582
2014	7,828	10,043	17,871
2015	8,132	10,043	18,175
2016 and thereafter	260,301	165,796	426,097

Total minimum lease payments	298,013	216,011	514,024
Less: Imputed interest	(149,576)	(92,955)	(242,531)

Present value of minimum lease payments	148,437	123,056	271,493

        The Methane Princess Lease liability continues to increase until 2014 and thereafter decreases over the period to 2034, which is the end of the primary term of the lease. The interest element of the lease rentals is accrued at a floating rate based upon British Pound (GBP) LIBOR.

        The Golar Winter Lease is for a primary period of 28 years, expiring in April 2032. The lease liability is reduced by lease rentals from inception. The interest element of the lease rentals is accrued at a rate based upon floating rate British Pound (GBP) LIBOR. The lease with respect to the Golar Winter contains a minimum value clause that is applicable only if the Golar Winter is not chartered under a time charter acceptable to the lessor for this purpose, such as the current time charter. The Golar Winter lease generally provides that, in the event that the Golar Winter charter is terminated and is not replaced with a similar charter, the amount of any obligations outstanding under the Golar Winter lease shall be equal to or less than 80% of the value of the vessel at the time of any such charter termination. In the event that the minimum value clause becomes applicable and is not satisfied, the lessee shall either procure a letter of credit in an amount sufficient to cover any deficiency between the amount that is equal to 80% of the value of the vessel at the time of any such charter termination and the amount of any obligations outstanding under the Golar Winter lease or, if the lessor agrees, provide alternative additional security to the lessor.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

21. CAPITAL LEASES (Continued)

        The Company determined that the entities that owned the vessels were variable interest entities in which the Company had a variable interest and was the primary beneficiary. Upon transferring the vessels to the financial institutions, the Company measured the subsequently leased vessels at the same amounts as if the transfer had not occurred, which was cost less accumulated depreciation at the time of transfer.

22. OTHER LONG-TERM LIABILITIES

(in thousands of $)	2009	2010
Liabilities in respect of Spirit Lease termination	—	26,863
Deferred credits from capital lease transactions	27,923	19,780

	27,923	46,643

        The liabilities in respect of the Spirit lease transaction have been reflected in these financial statements at Golar's book values as they are readily separable and identifiable within the books of Golar. In connection with the settlement of the Golar Spirit Lease obligation in December 2010, Golar took on responsibility for the settlement of certain liabilities in respect of the termination of this arrangement.

Deferred credits from capital lease transactions

(in thousands of $)	2009	2010
Deferred credits from capital lease transactions	37,289	24,691
Less: Accumulated amortization	(8,041)	(4,286)

	29,248	20,405

Short-term (see note 19)	1,325	625
Long-term	27,923	19,780

	29,248	20,405

        In connection with the Golar Spirit Lease and the Methane Princess Lease (See note 21), the Company recorded an amount representing the difference between the net cash proceeds received upon sale of the vessels and the present value of the minimum lease payments. The amortization of the deferred credit for the year is offset against depreciation and amortization expense in the statement of operations. The deferred credits represent the upfront benefits derived from undertaking finance in the form of UK leases. The deferred credits are amortized over the remaining estimated useful economic lives of the vessels to which the leases relate on a straight-line basis.

23. FINANCIAL INSTRUMENTS

        As discussed in note 2, for the purpose of the combined financial statements, earnings include an allocation of Golar's mark-to-market adjustments for interest rate swap and foreign currency swap derivatives and related foreign exchange gains and losses, captured within "other financial items" (See note 7). These amounts have been accounted for as an equity contribution. Accordingly, there is no balance sheet impact and they have been omitted from the disclosures contained in this note.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

23. FINANCIAL INSTRUMENTS (Continued)

Interest rate risk management

        In certain situations, the Company may enter into financial instruments to reduce the risk associated with fluctuations in interest rates. The Company has entered into swaps that convert floating rate interest obligations to fixed rates, which from an economic perspective hedge the interest rate exposure. Certain interest rate swap agreements qualify and are designated, for accounting purposes, as cash flow hedges. The Company does not hold or issue instruments for speculative or trading purposes. The counterparties to such contracts are major banking and financial institutions. Credit risk exists to the extent that the counterparties are unable to perform under the contracts; however the Company does not anticipate non-performance by any of its counterparties.

        The Company manages its debt and capital lease portfolio with interest rate swap agreements in U.S. dollars to achieve an overall desired position of fixed and floating interest rates. Effective October 1, 2008, the Company commenced hedge accounting for certain of its interest rate swap arrangements designated as cash flow hedges. The net gains and losses have been reported in a separate component of accumulated other comprehensive income to the extent the hedges are effective. The amount recorded in accumulated other comprehensive income will subsequently be reclassified into earnings in the same period as the hedged items affect earnings. As at December 31, 2010, the Company does not expect any material amounts to be reclassified from accumulated other comprehensive income to earnings during the next twelve months.

        The Company manages its debt and capital lease portfolio with interest rate swap agreements in U.S. dollars to achieve an overall desired position of fixed and floating interest rates. The Company has entered into the following interest rate swap transactions involving the payment of fixed rates in exchange for LIBOR:

	Notional Amount
Instrument (in thousands of $)	December 31, 2009	December 31, 2010	Maturity Dates	Fixed Interest Rate
Interest rate swaps:
Receiving floating, pay fixed	185,000	180,000	2014	3.5% to 5.04%

        As of December 31, 2009 and 2010 the notional principal amount of the debt and capital lease obligations outstanding subject to such swap agreements was $185.0 million and $180 million, respectively.

  Tabular disclosure

        The effect of cash flow hedging relationships relating to interest rate swap agreements on the combined statements of operations is as follows:

		Effective portion Gain/(loss) reclassified from Accumulated Other Comprehensive Loss
				Ineffective Portion
Derivatives designated as hedging instruments (in thousands of $)
	Location	2009	2010	2009	2010
Interest rate swaps	Other financial items, net	$—	$—	$(357)	$(388)

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

23. FINANCIAL INSTRUMENTS (Continued)

        The effect of cash flow hedging relationships relating to interest rate swap agreements on the combined statements of changes in owner's equity is as follows:

	Amount of gain/ (loss) recognized in OCI on derivative (effective portion)
Derivatives designated as hedging instruments (in thousands of $)	2009	2010
Interest rate swaps	$2,931	$(2,304)

        As of December 31, 2010, the Company's accumulated other comprehensive income included $5.9 million of unrealized losses on interest rate swap agreements designated as cash flow hedges.

Foreign currency risk

        For the periods reported, the majority of the vessels' gross earnings were receivable in U.S. dollars and the majority of the Company's transactions, assets and liabilities were denominated in U.S. dollars, the functional currency of the Company. However, the Company incurs expenditures in other currencies. Certain capital lease obligations and related restricted cash deposits of the Company are denominated in British Pounds. There is a risk that currency fluctuations will have a negative effect on the value of the Company's cash flows.

        A net foreign exchange loss of $8.4 million and $3.0 million arose in the years ended December 31, 2009 and 2010, respectively. The net foreign exchange loss of $3.0 million arose in the year ended December 31, 2010 as a result of the retranslation of the Company's capital lease obligations and the cash deposits securing those obligations net of the loss (2009: gain) on the currency swap referred to below. The net loss for the year ended December 31, 2010 arose due to the depreciation of the British Pound against the U.S. Dollar during the year. This net loss represents an unrealized loss and does not therefore materially impact the Company's liquidity. Further foreign exchange gains or losses will arise over time in relation to the Company's capital lease obligations as a result of exchange rate movements. Gains or losses will only be realized to the extent that monies are, or are required to be withdrawn or paid into the deposits securing our capital lease obligations or if the leases are terminated.

        As described in note 21, in April 2004, the Company entered into a lease arrangement in respect of the Golar Winter, the obligation in respect of which is denominated in GBP. In this transaction the restricted cash deposit, which secures the letter of credit given to the lessor to secure part of Golar's obligations to the lessor, is much less than the obligation and therefore, unlike the Methane Princess lease, does not provide a natural hedge. In order therefore to hedge this exposure the Company entered into a currency swap with a bank, who is also the lessor, to exchange GBP payment obligations into U.S. dollar payment obligations as set out in the table below. The swap hedges the full amount of the GBP lease obligation and the restricted cash deposit is denominated in U.S. dollars. The Company could be exposed to currency risk if the lease was terminated.

        In addition, to limit the Company's exposure to foreign currency fluctuations from its obligations under its various FSRU conversion projects the Company entered into foreign currency forward contracts during the year ended December 31, 2009. However, as at December 31, 2009 and 2010 the

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

23. FINANCIAL INSTRUMENTS (Continued)

Company had no outstanding foreign currency forward contracts. The Company had not designated its foreign currency forward contracts as cash flow hedges for accounting purposes.

Fair values

        The carrying value and estimated fair value of the Company's financial instruments at December 31, 2009 and 2010 are as follows:

(in thousands of $)	Fair Value Hierarchy(1)	2009 Carrying Value	2009 Fair Value	2010 Carrying Value	2010 Fair Value
Non-Derivatives:
Cash and cash equivalents	Level 1	26,870	26,870	29,341	29,341
Restricted cash and short-term investments	Level 1	23,925	23,925	16,492	16,492
Long-term restricted cash	Level 1	251,277	251,277	140,970	140,970
Short-term debt—floating(1)		31,514	31,514	33,381	33,381
Long-term debt—floating(1)		329,814	329,814	296,432	296,432
Short-term obligations under capital leases(1)		3,837	3,837	3,113	3,113
Long-term obligations under capital leases(1)		391,660	391,660	268,380	268,380
Derivatives:
Interest rate swaps liability(2)	Level 2	10,486	10,486	15,077	15,077
Foreign currency swaps liability	Level 2	19,219	19,219	26,784	26,784

(1)
The fair value hierarchy is only applicable to each financial instrument on the combined balance sheets that are recorded at fair value on a recurring basis.

(2)
The fair value/ carrying value of interest rate swap agreements that qualify and are designated as a cash flow hedge as at December 31, 2009 and 2010, was $4.0 million and $6.6 million, respectively. The expected maturity of these interest rate agreements is in November 2013.

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

        The carrying value of cash and cash equivalents, which are highly liquid, is a reasonable estimate of fair value.

        The estimated fair value for restricted cash and short-term investments is considered to be equal to the carrying value since they are placed for periods of less than six months. The estimated fair value for long-term restricted cash is considered to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis.

        The estimated fair value for floating long-term debt is considered to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly or six monthly basis. The estimated fair values of long-term lease obligations under capital leases are considered to be equal to the carrying value since they bear interest at rates, which are reset on a quarterly basis.

        The fair value of the Company's derivative instruments is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates, foreign exchange rates and the credit worthiness of Golar and its swap counterparty. The

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

23. FINANCIAL INSTRUMENTS (Continued)

mark-to-market gain or loss on the Company's interest rate and foreign currency swaps for the period is reported in the combined statement of operations caption "other financial items, net" (see note 7).

        The Company adopted the guidance on fair value measurement as of January 1, 2008. The adoption of this guidance did not have a material impact on the financial statements of the Company. The guidance applies to all assets and liabilities that are being measured and reported on a fair value basis. The guidance requires new disclosure that establishes a framework for measuring fair value in U.S. GAAP and expands disclosure about fair value measurements. The guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The guidance requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

    Level 1: Quoted market prices in active markets for identical assets and liabilities.

    Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

    Level 3: Unobservable inputs that are not corroborated by market data.

        The following table summarizes the valuation of the Company's financial instruments by the above guidance on fair value measurements pricing levels as of December 31, 2010:

(in thousands of $)	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Interest rate swaps—liability position	—	15,077	15,077
Foreign currency swaps—liability position	—	26,784	26,784

        The guidance further states that the fair value measurement of a liability must reflect the non-performance risk of the entity. Therefore, the impact of the Company's creditworthiness has also been factored into the fair value measurement of the derivative instruments in a liability position.

Concentrations of risk

        There is a concentration of credit risk with respect to cash and cash equivalents, restricted cash and short-term investments to the extent that substantially all of the amounts are carried with Nordea Bank of Finland PLC, Mizuho Corporate Bank, Lloyds TSB Bank plc, The Bank of New York, Bank of Scotland, and Bayerische Landesbank. However, the Company believes this risk is remote as these banks are high credit quality financial institutions.

        During the year ended December 31, 2010, three customers accounted for the majority of the total revenues of the Company. These revenues and associated accounts receivable are derived from one time charter with BG Group plc, one time charter with Pertamina and two time charters with Petrobras. Pertamina is a state enterprise of the Republic of Indonesia. Credit risk is mitigated by the long-term contracts with Pertamina being on a ship-or-pay basis. Also, under the various contracts the Company's vessel hire charges are paid by the Trustee and Paying Agent from the immediate sale proceeds of the delivered gas. The Trustee must pay the ship owner before Pertamina and the gas sales

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

23. FINANCIAL INSTRUMENTS (Continued)

contracts are with the Chinese Petroleum Corporation. The Company considers the credit risk of BG Group plc, Petrobas and Pertimina to be low.

        During the years ended December 31 2009 and 2010, Petrobras, Pertamina and BG Group plc each accounted for more than 30% of gross revenue (See Note 5).

        During the year ended December 31, 2009, Petrobras, Pertamina and BG Group plc accounted for revenues of $57.8 million, $37.6 million and $24.5 million, respectively.

        During the year ended December 31, 2010, Petrobras, Pertamina and BG Group plc accounted for revenues of $90.1 million, $36.9 million and $25.1 million, respectively.

24. RELATED PARTY TRANSACTIONS

        Historically, the Company has been an integrated part of Golar. As such, the Bermudan and London office locations of Golar have provided general and corporate management services for the Company as well as other Golar entities and operations. As described in note 2, management has allocated administrative expenses and pension costs related to these operations based on the number of vessels in Golar's fleet. Amounts allocated to the Company and included within administrative expenses were $4.5 million, $3.3 million and $4.0 million for the years ended December 31, 2008, 2009 and 2010, respectively. Pension costs allocated to the Company and included in vessel operating expenses were $0.3 million, $0.5 million and $0.7 million for the years ended December 31, 2008, 2009 and 2010, respectively. Derivatives' mark-to-mark adjustments including foreign currency gains and losses allocated to the Company and included in other financial items were a charge of $6.1 million, $1.8 million and $6.8 million for the years ended December 31, 2008, 2009 and 2010, respectively. These amounts have been accounted for as an equity contribution. Golar charged ship management fees to the Company for the provision of technical and commercial management of the vessels. The total amount charged to the Company was $2.3 million, $2.7 million and $2.5 million for the years ended December 31, 2008, 2009 and 2010, respectively.

        During the years ended December 31, 2008, 2009 and 2010, Faraway Maritime Shipping Inc., which is 60% owned by the Company and 40% owned by Chinese Petroleum Corporation ("CPC"), paid dividends totaling $5.0 million, $3.4 million and $7.8 million respectively, of which 60% was paid to the Company and 40% was paid to CPC.

25. OTHER COMMITMENTS AND CONTINGENCIES

Assets Pledged

(in thousands of $)	December 31, 2009	December 31, 2010
Book value of vessels secured against long-term loans and capital leases	740,478	715,653

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

25. OTHER COMMITMENTS AND CONTINGENCIES (Continued)

Other Contractual Commitments and contingencies

Insurance

        The Company insures the legal liability risks for its shipping activities with Gard and Skuld, which are mutual protection and indemnity associations. As a member of a mutual association, the Company is subject to calls payable to the associations based on the Company's claims record in addition to the claims records of all other members of the association. A contingent liability exists to the extent that the claims records of the members of the association in the aggregate show significant deterioration, which results in additional calls on the members.

Tax lease benefits

        The benefits under lease financings are derived primarily from tax depreciation assumed to be available to lessors as a result of their investment in the vessels. If that tax depreciation ultimately proves not to be available to the lessors, or is recovered from the lessor as a result of adverse tax rate changes or rulings, or in the event the Company terminates one or more of its leases, the Company would be required to return all or a portion of, or in certain circumstances significantly more than the upfront cash benefits that it received, together with fees that were financed in connection with its lease financing transactions, post additional security or make additional payments to its lessors. As of December 31, 2010, the total unamortized balance of deferred credits from the Company's capital lease transactions (see note 22) was $20.4 million. A termination of any of these leases would realize the accrued currency gain or loss. As of December 31, 2010, this was a net accrued gain of approximately $7.4 million.

Security interest in earnings

        In connection with a credit facility for a subsidiary of Golar LNG, the Company entered into a security assignment with respect to the Golar Winter, pursuant to which the lenders under the credit facility were granted a security interest in a portion of the income generated under the Golar Winter time charter. In the event of default by the borrowers of their obligations under the credit facility, the lenders could divert payments from the Golar Winter time charter to fund debt repayments under the credit facility. Golar LNG Limited has guaranteed the obligations of the borrowers under the credit facility. In addition, Golar LNG will indemnify the Company in the event that the lenders divert payments from the Golar Winter time charter to fund debt repayments under the credit facility.

26. SUBSEQUENT EVENTS

        We evaluated subsequent events through March 30, 2011, for initial recognizable and disclosable subsequent events for any additional disclosable subsequent events and have included all accounting and disclosure requirements related to subsequent events in these financial statements.

GOLAR LNG PARTNERS LP

NOTES TO AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

27. PRO FORMA EARNINGS PER UNIT (UNAUDITED)

        The Partnership has included a pro forma computation of earnings per unit. The pro forma earnings per unit includes the impact of the common units and subordinated units to be issued to Golar immediately prior to the initial public offering.

	Year Ended December 31, 2010
(in thousands of $, except numbers of units and per unit data)	Common Unitholders	Subordinated Unitholders	General Partner
Partners' pro forma interest in net income attributable to Golar LNG Partners LP Owners	$35,616	$20,964	$1,155

Pro forma weighted average number of units outstanding	23,127,254	15,949,831	797,492

Pro forma earnings per unit(1)	$1.54	$1.31	$1.45

(1)
Pro forma earnings per unit has been calculated in accordance with the cash distribution guidelines set forth in the partnership agreement.

APPENDIX A
FORM OF FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
GOLAR LNG PARTNERS LP

A-i

A-ii

A-iii

A-iv

A-v

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF GOLAR LNG PARTNERS LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GOLAR LNG PARTNERS LP, dated as of April     , 2011, is entered into by and between Golar GP LLC, a Marshall Islands limited liability company, as the General Partner, and Golar LNG Limited, a Bermuda exempted company, as the Organizational Limited Partner, and Golar LNG Energy Limited, a Bermuda exempted company, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group existing immediately prior to such transaction; provided, however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

        "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures (or the Partnership's proportionate share of any net decrease in cash reserves for Operating Expenditures in the case of Subsidiaries that are not wholly-owned) over such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period; (ii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly-owned) for Operating Expenditures over such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Partnership Group.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Quantity of IDR Reset Common Units" has the meaning set forth in Section 5.10(a).

        "Agreed Value" means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the Board of Directors.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Golar LNG Partners LP, as it may be amended, supplemented or restated from time to time.

        "Annual Meeting" means the meeting of Limited Partners to be held every year, commencing in 2012, to elect the Elected Directors as provided in Section 7.2 and to vote on any other matters brought before the meeting in accordance with this Agreement.

        "Appointed Directors" means the members of the Board of Directors appointed by the General Partner in accordance with the provisions of Article VII.

        "Associate" means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Audit Committee" means a committee of the Board of Directors composed of a minimum of three members of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and meet the standards for audit committee composition established by the National Securities Exchange on which the Common Units are listed or admitted to trading.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

  (a)
  the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand at the end of such Quarter, (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member's equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

  (b)
  the amount of any cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly-owned) established by the Board of Directors to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Sections 6.2 or 6.3 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means the board of directors of the Partnership, composed of Appointed Directors and Elected Directors appointed or elected, as the case may be, in accordance with the provisions of Article VII and a majority of whom are not United States citizens or residents, which, pursuant to Section 7.1, and subject to Section 7.11, oversees and directs the operations, management and policies of the Partnership. If the General Partner exercises its right to appoint two additional Appointed Directors pursuant to Section 7.2(b), the Board of Directors shall consist of seven members. The Board of Directors shall constitute a committee within the meaning of Section 30(2)(g) of the Marshall Islands Act.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

        "Capital Contribution" means (a) with respect to any Partner, any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) with respect to the General Partner only, (i) distributions of cash that the General Partner is entitled to receive but otherwise waives such that the Partnership retains such cash or (ii) Common Units that the General Partner contributes to the Partnership.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, construction of new or improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have, an equity interest, to fund the Group Member's pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new, or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement.

        "Capital Surplus" has the meaning assigned to such term in Section 6.1(a).

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding a Person liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership or as a member of the Board of Directors, as the case may be.

        "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global or book entry form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Registrar of Corporations of The Marshall Islands as referenced in Section 7.10 as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "claim" (as used in Section 7.20(c)) has the meaning assigned to such term in Section 7.20(c).

        "Closing Date" means the first date on which Common Units are sold by Golar LNG Limited to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the Board of Directors.

        "Code" means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commences Commercial Service" and "Commenced Commercial Service" shall mean the date a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition, development and testing.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.2(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Partnership.

        "Contribution Agreements" means, collectively, that certain (i) Contribution and Conveyance Agreement, dated as of November 12, 2008, among the General Partner, the Partnership, the Operating Company and Golar LNG Limited and (ii) Contribution and Conveyance Agreement, dated as of April 5, 2011, among the General Partner, the Partnership, the Operating Company and Golar LNG Holding Co., in each case, together with the additional conveyance documents and instruments contemplated or referenced thereunder or entered into in connection therewith.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.2(a)(ii) and the second sentence of Section 6.3 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Elected Directors" means the members of the Board of Directors who are elected as such in accordance with the provisions of Article VII and at least three of whom are not (a) security holders, officers or employees of the General Partner, (b) officers or employees of any Affiliate of the General Partner, (c) holders of any ownership interest in the Partnership Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading or (d) United States citizens or residents.

        "Estimated Maintenance Capital Expenditures" means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain over the long-term the operating capacity and/or asset base of the Partnership Group (including the Partnership's proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly-owned) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. Beginning after the Closing Date, the estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or

Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to fund the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such construction period interest payments, or such construction period distributions on equity paid in respect of such period shall also be deemed to be debt incurred or equity issued, as the case may be, to fund the construction of a Capital Improvement, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a Capital Improvement.

        "First Target Distribution" means $0.4428 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.4428 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

        "Forecasted Distributions" has the meaning assigned to such term in Section 5.6(b).

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units plus (2) all Partnership Interests and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended, such Partnership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Golar GP LLC, a Marshall Islands limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

        "Golar Energy" means Golar LNG Energy Limited, a Bermuda exempted company.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group's exposure to fluctuations in the price of interest rates, currencies or commodities in their operations and not for speculative purposes.

        "Historical Distributions" has the meaning assigned to such term in Section 5.6(b).

        "Holder" as used in Section 7.20, has the meaning assigned to such term in Section 7.20(a).

        "IDR Reset Election" has the meaning set forth in Section 5.10(a).

        "Incentive Distribution Right" means a non-voting Limited Partner Interest, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.2.

        "Incremental Incentive Distributions" means, with respect to any newly issued equity securities of the Partnership, the incremental amount of any Incentive Distributions payable under Section 6.2 based solely upon the amount of distributions paid in respect of such newly issued equity securities.

        "Indemnified Persons" has the meaning assigned to such term in Section 7.20(c).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another

Person (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (f) the members of the Board of Directors, (g) the Officers, and (h) any other Person the Board of Directors designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial General Partner Interest" has the meaning set forth in Section 5.1(a).

        "Initial Limited Partner Interest" has the meaning set forth in Section 5.1(a).

        "Initial Limited Partners" means Golar LNG Limited and the General Partner and Golar Energy (with respect to the Incentive Distribution Rights received by the General Partner and Golar Energy pursuant to Section 5.2(b)) and the Underwriters, in each case upon being admitted as Partners to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial public offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units sold pursuant to the exercise of the Over-Allotment Option.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; and (e) corporate reorganizations or restructurings.

        "Investment Capital Expenditures" means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

        "Limited Partner" means, unless the context otherwise requires, the Organizational Limited Partner, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidating Trustee" means one or more Persons selected by the Board of Directors to perform the functions described in Section 12.4.

        "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain, including over the long term, the operating capacity and/or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a replacement asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence constructing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a replacement asset, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a replacement asset.

        "Marshall Islands Act" means the Limited Partnership Act of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Measurement Period" has the meaning assigned to such term in Section 5.6(b).

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.3850 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.3850 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Agreed Value of such property, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Officers" has the meaning assigned to such term in Section 7.8(a).

        "Omnibus Agreement" means that Omnibus Agreement, dated as of the Closing Date, among Golar LNG Limited, Golar Energy, the Partnership, the General Partner and the Operating Company.

        "Operating Company" means Golar Partners Operating LLC, a Marshall Islands limited liability company, and any successors thereto.

        "Operating Company Agreement" means the First Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

        "Operating Expenditures" means all Partnership Group expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, employee and director compensation, reimbursements of expenses of the General Partner, repayment of Working Capital Borrowings, debt service payments, capital expenditures, payments made in the ordinary course of business under any Hedge Contracts (provided (i) with respect to amounts paid in connection with the initial purchase of any Hedge Contract, such amounts shall be amortized over the life of the Hedge Contract and (ii) that payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract), subject to the following:

  (a)
  deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

  (b)
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

  (c)
  Operating Expenditures shall not include (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners, where capital expenditures consist of both (x) Maintenance Capital Expenditures and (y) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors (with the concurrence of the Conflicts Committee) shall determine the allocation between the amounts paid for each.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

  (a)
  the sum of (i) $35.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (excluding return on capital from Investment Capital Expenditures); provided, that cash receipts from the termination of a Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including Incremental Incentive Distributions) in connection with the construction of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction of such Capital Improvement or replacement of such capital asset and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related Hedge Contracts), or construction period distributions on equity issued (including Incremental Incentive Distributions), to finance the construction of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement of such capital asset for purposes of this clause (iv)), less

  (b)
  the sum of (i) Operating Expenditures for the period beginning immediately after the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the Board of Directors.

        "Organizational Limited Partner" means Golar LNG Limited in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns more than 4.9% of the Outstanding Partnership Interests of any class then Outstanding (or would own such percentage in the event this limitation were applied to other Persons or Groups), all Partnership Interests owned by such Person or Group in excess of such limitation shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes (except for purposes of nominating a Person for election to the Board of Directors pursuant to Section 7.3), determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) the General Partner or its Affiliates or (ii) any Person or Group who acquired more than 4.9% of any Partnership Interests with the prior approval of the Board of Directors after considering the potential effects of such approval on the Partnership, except, in each case, such limitation shall remain applicable with respect to the voting of Common Units in the election of the Elected Directors as provided in Section 7.2(a)(ii).

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters pursuant to the Underwriting Agreement.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Golar LNG Partners LP, a Marshall Islands limited partnership, and any successors thereto.

        "Partnership Group" means the Partnership and its Subsidiaries, including the Operating Company, treated as a single consolidated entity.

        "Partnership Interest" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning assigned to such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter including the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

        "Record Date" means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the Board of Directors has caused to be kept as of the opening of business on such Business Day.

        "Registration Statement" means the Partnership's Registration Statement on Form F-1 (Registration No. 333-173160) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Reset MQD" has the meaning set forth in Section 5.10(e).

        "Reset Notice" has the meaning set forth in Section 5.10(b).

        "Second Target Distribution" means $0.4813 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.4813 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

  (a)
  the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.1(a) in respect of any Quarter ending on or after March 31, 2016, in respect of which (i)(A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units, General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Weighted Average Basis with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages;

  (b)
  at any time on or after March 31, 2016, the date on which the holder or holders of a majority of the Outstanding Subordinated Units elect to convert the Outstanding Subordinated Units into Common Units in accordance with the provisions of Section 5.6(b); and

  (c)
  the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided, that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person's ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Company, formed and maintained for the sole purpose of owning or leasing, operating and chartering no more than 10 vessels for a period of no more than 40 years, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Third Target Distribution" means $0.5775 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2011, it means the product of $0.5775 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Interests, the Partnership shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means the Underwriting Agreement dated April 7, 2011 among the Underwriters, the Partnership, the General Partner, the Operating Company and Golar LNG Limited, providing for the purchase of Common Units from Golar LNG Limited by such Underwriters in connection with the Initial Offering.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units and Subordinated Units, but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) the Incentive Distribution Rights.

        "Unitholders" means the holders of Units.

        "Unit Majority" means (i) during the Subordination Period, at least (a) a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a single class and (b) a majority of the Outstanding Subordinated Units, voting as a single class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

        "Unit Register" means the register of the Partnership for the registration and transfer of Limited Partnership Interests as provided in Section 4.5.

        "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Vessel Interests" means the capital stock and other equity interests in certain of Golar LNG Limited's wholly and partially owned Subsidiaries that have interests in four vessels—the Golar Mazo, the Methane Princess, the Golar Spirit and the Golar Winter.

        "Volume-Weighted Average Market Price" means, for a specified period of consecutive Trading Days for the Common Units, an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period multiplied by (y) the number of Common Units sold at such price, divided by (ii) the total number of Common Units so traded during such period.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided, that when such borrowing is incurred it is the intent of the borrower to repay such borrowing within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

        Section 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include he corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

        Section 2.1    Formation.    The General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Marshall Islands Act and hereby amend and restate the original Agreement of Limited Partnership of Golar LNG Partners LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

        Section 2.2    Name.    The name of the Partnership shall be "Golar LNG Partners LP" The Partnership's business may be conducted under any other name or names as determined by the Board of Directors. The words "Limited Partnership" or the letters "LP" or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Partnership at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the General Partner and the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the Board of Directors, the registered office of the Partnership in The Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Partnership in The Marshall Islands at such registered office shall be The Trust Company of The Marshall Islands, Inc. The principal office of the Partnership shall be located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, or such other place as the Board of Directors may from time to time designate by notice to the General Partner and the Limited Partners. The Partnership may maintain offices at such other place or places within or outside The Marshall Islands as the Board of Directors determines to be necessary or appropriate. The address of the General Partner shall be at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited partnership organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member.

        Section 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Marshall Islands Act.

        Section 2.7    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the Board of Directors may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Directors determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; and, provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Board of Directors. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

        Section 3.2    Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Marshall Islands Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 30 of the Marshall Islands Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.13 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by the Marshall Islands Act, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense, to:

            (i)  have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

           (ii)  obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

          (iii)  have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

          (iv)  obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

           (v)  obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The Board of Directors may keep confidential from the Limited Partners, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.    Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board of Directors, President, Chief Executive Officer or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. If Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the Partnership (for Partnership Interests other than Common Units), the appropriate Officers on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The appropriate Officers on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Units, if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate or the issuance of uncertificated Units before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Board of Directors may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the Board of Directors.

        If a Limited Partner fails to notify the Partnership within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

        (c)   As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Record Holder of such Partnership Interest and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage, but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner, and the term "transfer" shall not mean any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate Officers on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   The Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the Partnership for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   By acceptance of the transfer of a Limited Partner Interest in accordance with this Section 4.5 and except as otherwise provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Subject to the provisions set forth in this Article IV, Limited Partner Interests shall be freely transferable.

        (e)   The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to March 31, 2021, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with (1) the merger or consolidation of the General Partner with or into such other Person or (2) the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after March 31, 2021, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member under the laws of any such entity's jurisdiction of formation and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Transfer of Incentive Distribution Rights.    Prior to March 31, 2016, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to March 31, 2016, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after March 31, 2016, the General Partner, Golar Energy or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.10 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner's exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3.

        Section 4.8    Restrictions on Transfers.

        (a)   Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Republic of the Marshall Islands or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership or any Group Member under the laws of the jurisdiction of its formation.

        (b)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Contributions Prior to the Closing Date.

        (a)   In connection with the formation of the Partnership under the Marshall Islands Act, the General Partner made an initial Capital Contribution in the amount of $20, for a 2% General Partner Interest in the Partnership (the "Initial General Partner Interest") and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution in the amount of $980 for a 98% limited partner interest in the Partnership (the "Initial Limited Partner Interest") and has been admitted as a Limited Partner of the Partnership.

        (b)   Pursuant to the Contribution Agreements, Golar LNG Limited transferred or assigned each of the Vessel Interests to a Subsidiary of the Partnership, on behalf of itself and the General Partner, as Capital Contributions.

        Section 5.2    Initial Unit Issuances; Tax Election and Distributions to the General Partner and its Affiliates.

        (a)   On the Closing Date, pursuant to this Agreement (i) the Partnership shall issue to Golar LNG Limited (A) 23,127,254 Common Units, representing a 58.0% limited partner interest in the Partnership and (B) 15,949,831 Subordinated Units, representing a 40.0% limited partner interest in the Partnership, (ii) the Initial Limited Partner Interest shall be redeemed, (iii) the Initial General Partner Interest shall be converted into 797,492 General Partner Units (representing a 2.0% General Partner Interest) and 81% of the Incentive Distribution Rights and (iv) the Partnership shall issue to Golar Energy 19% of the Incentive Distribution Rights.

        (b)   Effective on or before the Closing Date, the Partnership shall elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the 23,127,254 Common Units and 15,949,831 Subordinated Units issuable pursuant to Section 5.2(a) and (ii) the Incentive Distribution Rights.

        Section 5.3    Interest and Withdrawal.    No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

        Section 5.4    Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the Board of Directors, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (iv) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Interest; and (vii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

        (c)   The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) the admission of additional Limited Partners and (v) all additional issuances of Partnership Interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

        Section 5.5    Limitations on Issuance of Additional Partnership Interests.    The Partnership may issue an unlimited number of Partnership Interests (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.4 without the approval of the Partners; provided, however, that no fractional units shall be issued by the Partnership; and provided, further, that without the approval of the General Partner, the Partnership shall not issue any equity where such issuance (i) is not reasonably expected to be accretive to equity within 12 months of issuance or (ii) would otherwise have a material adverse impact on the General Partner, the General Partner Interest or the ability of the Partnership to satisfy the tests set forth in the definition of Subordination Period.

        Section 5.6    Conversion of Subordinated Units to Common Units.

        (a)   If the Subordination Period expires in accordance with the provisions of Section 5.6(b), the Subordinated Units shall convert into such number of Common Units as is prescribed by Section 5.6(b) upon such expiration of the Subordination Period. If the Subordination Period expires in accordance with any provisions of this Agreement other than Section 5.6(b), then the Subordinated Units shall convert into Common Units on a one-for-one basis upon such expiration of the Subordination Period.

        (b)   At any time on or after March 31, 2016, provided that there are no Cumulative Common Unit Arrearages in respect of the Quarter immediately preceding such date and with the approval of the Conflicts Committee, the holder or holders of a majority of the Outstanding Subordinated Units may elect to convert each Outstanding Subordinated Unit into a number of Common Units to be determined by multiplying the number of Outstanding Subordinated Units by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of Available Cash from Operating Surplus (not to exceed Adjusted Operating Surplus) on the outstanding Subordinated Units ("Historical Distributions") for the four fiscal Quarters preceding the date of conversion (the "Measurement Period") and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the Measurement Period to pay the Minimum Quarterly Distribution on all Outstanding Subordinated Units during such four-Quarter period; provided, that if the forecasted distributions to be paid from forecasted Operating Surplus (not to exceed forecasted Adjusted Operating Surplus) on the Outstanding Subordinated Units for the four fiscal Quarter period immediately following the Measurement Period ("Forecasted Distributions"), as determined by the Conflicts Committee, is less than Historical Distributions, then the numerator shall be Forecasted Distributions; provided, further, however, that the Outstanding Subordinated Units may not convert into Common Units at a ratio that is greater than one-to-one.

        (c)   Notwithstanding any other provision of this Agreement, the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

        Section 5.7    Limited Preemptive Right.

        (a)   Except as provided in this Section 5.7, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        (b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued pursuant to Section 5.2(a) and Common Units issued in connection with a reset of the Incentive Distribution target levels or the issuance of Limited Partner Interests upon conversion of outstanding Limited Partner Interests), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest immediately prior to such issuance by (B) 100 less the General Partner's Percentage Interest immediately prior to such issuance by (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. The General Partner shall not be obligated to make additional Capital Contributions to the Partnership.

        Section 5.8    Splits and Combinations.

        (a)   Subject to Sections 5.8(d) and 6.4 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

        (b)   Whenever such a Pro Rata distribution, subdivision or combination of Partnership Interests is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Interest, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by the Marshall Islands Act.

        Section 5.10    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

        (a)   Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units and the Partnership has made a distribution pursuant to Section 6.2(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate shares of a number of Common Units ("IDR Reset Common Units") derived by dividing (i) the average of the aggregate amount of cash distributions made by the Partnership for each of the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for each of the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior approval of the Board of Directors that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest and (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(c) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c), unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

        (b)   To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

        (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will become entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice, and the Partnership may issue Certificates for the Common Units or uncertificated Partnership Interests to the holder or holders of the Incentive Distribution Rights.

        (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

        (e)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership's receipt of the Reset Notice (the "Reset MQD"), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

ARTICLE VI

DISTRIBUTIONS

        Section 6.1    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2011, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 51 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Partnership on any date following the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners following the Closing Date pursuant to Section 6.2 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.3, be deemed to be "Capital Surplus." Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Marshall Islands Act or any other applicable law.

        (b)   Notwithstanding the first three sentences of Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.2    Distributions of Available Cash from Operating Surplus.

        (a)   During Subordination Period.    Available Cash with respect to any Quarter or portion thereof within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3 shall, subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Partnership Interests issued pursuant thereto:

            (i)  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

           (v)  Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a

  percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

         (vii)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(a)(vii).

        (b)   After Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3, shall subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise required by Section 5.4(b) in respect of additional Partnership Interests issued pursuant thereto:

            (i)  First, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter

           (ii)  Second, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

           (v)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(b)(v).

        Section 6.3    Distributions of Available Cash from Capital Surplus.    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.1(a) shall, subject to Section 51 of the Marshall Islands Act, be distributed, unless the provisions of Section 6.1 require otherwise, 100% to the General Partner and the Unitholders Pro Rata, until the Minimum Quarterly Distribution is reduced to zero pursuant to the second sentence of Section 6.4. Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.2.

        Section 6.4    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.    The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the announcement of the distribution. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

        Section 6.5    Special Provisions Relating to the Holders of Subordinated Units.    Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in distributions made with respect to Common Units.

        Section 6.6    Special Provisions Relating to the Holders of Incentive Distribution Rights.    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.2(a)(v), 6.2(a)(vi) and 6.2(a)(vii), 6.2(b)(iii), 6.2(b)(iv) and 6.2(b)(v), and 12.4.

 ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors and in accordance with the provisions of Section 7.8, the Officers. Neither the General Partner (except as otherwise expressly provided in this Agreement) nor any Limited Partner shall have any management power or control over the business and affairs of the Partnership. Thus, except as expressly provided in this Agreement, the business and affairs of the Partnership shall be managed by or under the direction of the Board of Directors, and the day-to-day activities of the Partnership shall be conducted on the Partnership's behalf by the Officers. In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner, except as otherwise expressly provided in this Agreement, hereby irrevocably delegates to the Board of Directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve the effective delegation of power described in this Section 7.1(a). Each of the Partners and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, consents to, ratifies and confirms the General Partner's delegation of management powers to the Board of Directors pursuant to paragraph (a) of this Section 7.1; (ii) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreements, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (iii) agrees that the General Partner (on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Underwriting Agreement or described in or filed as exhibits to the Registration Statement, in each case, on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests; and (iv) agrees that the execution, delivery or performance by the Board of Directors, the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the Board of Directors or the General Partner of any duty that the Board of Directors or the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

        Section 7.2    The Board of Directors; Election and Appointment; Term; Manner of Acting.

        (a)   The initial Board of Directors shall consist of the following five individuals, all of whom shall be Appointed Directors and serve until the 2012 Annual Meeting: Kate Blankenship, Tor Olav Trøim, Georgina Sousa, Hans Petter Aas and Paul Leand Jr. Pursuant to Section 7.2(b), prior to the 2012 Annual Meeting, the General Partner may appoint two additional directors. Following the 2012 Annual Meeting, the Board of Directors shall consist of seven individuals, three of whom shall be Appointed Directors and four of whom shall be Elected Directors. The Elected Directors shall be divided into three classes: Class I, comprising one Elected Director, Class II, comprising one Elected Director, and Class III, comprising two Elected Directors. Any vacancy among the Appointed Directors shall be filled as if an Appointed Director had resigned, in accordance with Section 7.6. The successors of the initial members of the Board of Directors shall be appointed or elected, as the case may be, as follows:

            (i)  The Appointed Directors shall be appointed by the General Partner on the date of the 2012 Annual Meeting, and each Appointed Director shall hold office until his successor is duly appointed by the General Partner and qualified or until his earlier death, resignation or removal; and

           (ii)  The Class I Elected Director shall be elected at the 2012 Annual Meeting for a one-year term expiring on the date of the first succeeding Annual Meeting, the Class II Elected Director shall be elected at the 2012 Annual Meeting for a two-year term expiring on the second succeeding Annual Meeting and the Class III Elected Directors shall be elected at the 2012 Annual Meeting for a three-year term expiring on the third succeeding Annual Meeting, in each case by a plurality of the votes of the Outstanding Common Units present in person or represented by proxy at the Annual Meeting with each Outstanding Common Unit having one vote.

        (b)   At any time after the Closing Date and prior to the 2012 Annual Meeting, the General Partner may, in its individual capacity, appoint two additional directors, after which time the Board of Directors shall consist of seven individuals. Any such additional director shall be an Appointed Director.

        (c)   Except as provided in paragraph (a)(ii) above with respect to the Elected Directors elected at the 2012 Annual Meeting, each member of the Board of Directors appointed or elected, as the case may be, at an Annual Meeting shall hold office until the third succeeding Annual Meeting and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal.

        (d)   Each member of the Board of Directors shall have one vote. The vote of the majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the number of members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 7.3    Nominations of Elected Directors.    The Board of Directors shall be entitled to nominate individuals to stand for election as Elected Directors at an Annual Meeting. In addition, any Limited Partner or Group of Limited Partners that beneficially owns 10% or more of the Outstanding Common Units shall be entitled to nominate one or more individuals to stand for election as Elected Directors at an Annual Meeting by providing written notice thereof to the Board of Directors not more than 120 days and not less than 90 days prior to the date of such Annual Meeting; provided, however, that in the event that the date of the Annual Meeting was not publicly announced by the Partnership by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Board of Directors not later than the close of business on the tenth day following the date on which the date of the Annual Meeting was announced. Such notice shall set forth (i) the name and address of the Limited Partner or Limited Partners making the nomination or nominations, (ii) the number of Common Units beneficially owned by such Limited Partner or Limited Partners, (iii) such information regarding the nominee(s) proposed by the Limited Partner or Limited Partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Commission had the nominee(s) been nominated or intended to be nominated to the Board of Directors, (iv) the written consent of each nominee to serve as a member of the Board of Directors if so elected and (v) a certification that such nominee(s) qualify as Elected Directors.

        Section 7.4    Removal of Members of Board of Directors.    Members of the Board of Directors may only be removed as follows:

        (a)   Any Appointed Director may be removed at any time, (i) without Cause, only by the General Partner and, (ii) with Cause, by (x) the General Partner, (y) by the affirmative vote of the holders of a majority of the Outstanding Units at a properly called meeting of the Limited Partners or (z) by the affirmative vote of a majority of the other members of the Board of Directors.

        (b)   Any Elected Director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Board of Directors or at a properly called meeting of the Limited Partners only by the affirmative vote of the holders of a majority of the Outstanding Common Units.

        Section 7.5    Resignations of Members of the Board of Directors.    Any member of the Board of Directors may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the time specified therein.

        Section 7.6    Vacancies on the Board of Directors.    Vacancies on the Board of Directors may be filled only as follows:

        (a)   If any Appointed Director is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, the General Partner shall, in its individual capacity, appoint an individual to fill the vacancy.

        (b)   If any Elected Director is removed, resigns or is unable to serve as a member of the Board of Directors, the vacancy shall be filled by a majority of the Elected Directors then serving.

        (c)   A director appointed or elected pursuant to this Section 7.6 to fill a vacancy shall be appointed or elected, as the case may be, for no more than the unexpired term of his predecessor in office.

        Section 7.7    Meetings; Committees; Chairman.

        (a)   Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Secretary upon the written request of two members of the Board of Directors, on at least 48 hours prior written notice to the other members. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a member of the Board of Directors at a meeting (including pursuant to the penultimate sentence of this Section 7.7(a)) shall constitute a waiver of notice of such meeting, except where such member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the Board of Directors. Members of the Board of Directors may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting. The Board of Directors may establish any additional rules governing the conduct of its meetings that are not inconsistent with the provisions of this Agreement.

        (b)   The Board of Directors shall appoint the members of the Audit Committee and the Conflicts Committee. The Audit Committee and the Conflicts Committee shall, in each case, perform the functions delegated to it pursuant to the terms of this Agreement and such other matters as may be delegated to it from time to time by resolution of the Board of Directors. The Board of Directors, by a majority of the whole Board of Directors, may appoint one or more additional committees of the Board of Directors to consist of one or more members of the Board of Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors (including in respect of Section 7.1) with respect to the management of the business and affairs of the Partnership as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 7.7(b) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the taking of any action. Subject to the first sentence of this Section 7.7(b), the Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee. Subject to the first sentence of this Section 7.7(b), in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

        (c)   The Appointed Directors may designate one of the members of the Board of Directors as Chairman of the Board of Directors. The initial Chairman of the Board of Directors shall be Tor Olav Trøim. The Chairman of the Board of Directors, if any, and if present and acting, shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, another member of the Board of Directors chosen by the Appointed Directors shall preside. If, at any time, in accordance with Section 7.2(b), the Board of Directors consists solely of Elected Directors, the Board of Directors may elect one of its members as Chairman of the Board of Directors and shall, in the absence of the Chairman of the Board of Directors at a meeting of the Board of Directors, choose another member of the Board of Directors to preside at the meeting.

        Section 7.8    Officers.

        (a)   The Board of Directors, as set forth below, shall appoint or designate agents of the Partnership, referred to as "Officers" of the Partnership as described in this Section 7.8. Such Officers may be employed by any Group Member directly or may be employed by one or more third parties, including Golar LNG Limited and its Affiliates, and designated by the Board of Directors to perform officer functions for the benefit of the Partnership.

        (b)   The Board of Directors shall appoint or designate such Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Partnership, who shall hold such titles, exercise such powers and authority and perform such duties as shall be determined from time to time by resolution of the Board of Directors. The Officers may include a Chairman of the Board of Directors, an Executive Vice Chairman or Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, any and all Vice Presidents, a Secretary, any and all Assistant Secretaries, a Treasurer, any and all Assistant Treasurers and any other Officers appointed or designated by the Board of Directors pursuant to this Section 7.8. Any person may hold two or more offices.

        (c)   The Officers, including any Officer employed by a third party and designated by the Board of Directors to perform officer services for the benefit of the Partnership, shall be appointed by the Board of Directors at such time and for such terms as the Board of Directors shall determine. Any Officer may be removed, with or without Cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

        (d)   The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

        (e)   Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer's rights and powers as an Officer to manage the business and affairs of the Partnership.

        Section 7.9    Compensation of Directors.    The members of the Board of Directors who are not employees of the Partnership, the General Partner or its Affiliates shall receive such compensation for their services as members of the Board of Directors or members of a committee of the Board of Directors shall determine. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

        Section 7.10    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Registrar of Corporations of The Marshall Islands as required by the Marshall Islands Act. The General Partner shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in The Marshall Islands or any other jurisdiction in which the Partnership may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of The Marshall Islands or of any other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.11    Restrictions on the Authority of the Board of Directors and the General Partner.

        (a)   Except as otherwise provided in this Agreement, neither the Board of Directors nor the General Partner may, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

        (b)   Except as provided in Articles XII and XIV, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership's Subsidiaries) without the approval of holders of a Unit Majority and the General Partner; provided, however, that this provision shall not preclude or limit the ability of the Board of Directors to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The transfer of the General Partner Interest to and the election of a successor general partner of the Partnership shall be made in accordance with Sections 4.6, 11.1 and 11.2.

        Section 7.12    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.12 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the Board of Directors may determine, for any direct and indirect expenses it incurs that are allocable to the Partnership Group or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans). The Board of Directors shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.12 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.15.

        (c)   Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the Board of Directors, without the approval of the Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Partnership, the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the Partnership, the General Partner, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership or otherwise to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.12(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.12(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        Section 7.13    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the

Omnibus Agreement, shall not acquire or own any Five-Year Vessels (as such term is defined in the Omnibus Agreement).

        (b)   Golar LNG Limited, Golar Energy, the Partnership, the General Partner and the Operating Company have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Golar LNG Limited, Golar Energy and certain of their Affiliates to acquire or own any Five-Year Vessels (as such term is defined in the Omnibus Agreement).

        (c)   Except as specifically restricted by Section 7.13(a) or the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.13 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

        (d)   Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and, subject to the terms of Section 7.13(a), Section 7.13(b), Section 7.13(c) and the Omnibus Agreement, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and, subject to the terms of Section 7.13(a), Section 7.13(b), Section 7.13(c) and the Omnibus Agreement, such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided, that such Indemnitee (including the General Partner) does not engage in such business or activity as a result of using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee (including the General Partner).

        (e)   The General Partner and each of its Affiliates may own and acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term "Affiliates" as used in this Section 7.13(e) with respect to the General Partner shall not include any Group Member.

        Section 7.14    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner and the Board of Directors may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms'-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner and the Board of Directors. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.14(a) and Section 7.14(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the Board of Directors. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner or the Board of Directors shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates or the Board of Directors to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        Section 7.15    Indemnification.

        (a)   To the fullest extent permitted by the Marshall Islands Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.15, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; and, provided, further, that no indemnification pursuant to this Section 7.15 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreements (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.15 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by the Marshall Islands Act, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.15(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.15.

        (c)   The indemnification provided by this Section 7.15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the Board of Directors and the General Partner, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement or law.

        (e)   For purposes of this Section 7.15, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.15(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.15 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.15 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.16    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired Partnership Interests or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to their obligations and duties as members of the Board of Directors or as the General Partner, respectively, set forth in Section 7.1(a), members of the Board of Directors and the General Partner may exercise any of the powers granted to them and perform any of the duties imposed upon them hereunder either directly or by or through its agents, and the members of the Board of Directors and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.16 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.17    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, or any member of the Board of Directors, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner and the Board of Directors may but shall not be required in connection with the resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner or the Board of Directors, as the case may be, may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then, notwithstanding any other provision of this Agreement or applicable law, (x) the Conflicts Committee will be authorized in connection with its determination of whether to provide Special Approval to consider any and all factors as it determines to be relevant or appropriate under the circumstances and (y) it will be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision the Board of Directors, acted in good faith, and, in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner, any Record Holder or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, General Partner Interest or Incentive Distribution Rights, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, General Partner Units or Incentive Distribution Rights, as appropriate, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

        (d)   Whenever the Board of Directors makes a determination or takes or declines to take any other action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board of Directors, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

        (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Partnership Group (if such approval is required pursuant to Section 7.11(b)) or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at their option.

        (f)    Except as expressly set forth in this Agreement, neither the General Partner nor the Board of Directors or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the Board of Directors or the General Partner or such other Indemnitee.

        (g)   The Unitholders hereby authorize the Board of Directors, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.17.

        Section 7.18    Other Matters Concerning the General Partner and the Board of Directors.

        (a)   The General Partner and the Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and the Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or the Board of Directors reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

        Section 7.19    Purchase or Sale of Partnership Interests.    The Board of Directors may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided, however, that the Board of Directors may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

        Section 7.20    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.20, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the "Holder") to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations in total pursuant to this Section 7.20(a), no more than one of which shall be required to be made at any time that the Partnership is not eligible to use Form F-3 (or a comparable form) for the registration under the Securities Act of its securities; and, provided, further, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.20(a) not to be utilized more than once in any 12-month period. The Partnership shall use its commercially reasonable efforts to resolve any deferral with respect to any such registration and/or filing. Except as provided in the first sentence of this Section 7.20(a), the Partnership shall be deemed not to have used all its commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Interests covered thereby not being able to offer and sell such Partnership Interests at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to this Section 7.20(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity interests of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use its commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.20(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Interests would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If underwriters are engaged in connection with any registration referred to in this Section 7.20, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.15, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.20(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary, free writing or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary, free writing or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (d)   The provisions of Section 7.20(a) and Section 7.20(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.20(c) shall continue in effect thereafter.

        (e)   The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.20 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.20.

        (f)    Any request to register Partnership Interests pursuant to this Section 7.20 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

        Section 7.21    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Board of Directors, the General Partner and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Board of Directors, the

General Partner or any such Officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors, the General Partner or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors, the General Partner or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors, the General Partner or any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Board of Directors, the General Partner, the Officers or representatives of the General Partner authorized by the General Partner or the Board of Directors shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.    The Partnership shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the SEC's website), to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the SEC's website), to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

        Section 9.1    Tax Elections and Information.

        (a)   The Partnership has elected to be treated as an association taxable as a corporation for United States federal income tax purposes. Except as otherwise provided herein, the Board of Directors shall determine whether the Partnership should make any other elections permitted by the Code.

        (b)   The tax information reasonably required by Record Holders generally for United States federal income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends.

        (c)   Each Partner shall provide the Partnership with all information reasonably requested by the Partnership to enable the Partnership to claim the exemption from U.S. federal income tax under Section 883 of the Code.

        Section 9.2    Withholding.    Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required or advisable to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local or any non-U.S. law including pursuant to Sections 1441, 1442 and 1445 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from a distribution or payment to or for the benefit of any Partner, the Board of Directors may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from such Partner.

        Section 9.3    Conduct of Operations.    The Board of Directors and the General Partner shall use commercially reasonable efforts to conduct the business of the Partnership and its Affiliates in a manner that does not require a holder of Common Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units.

ARTICLE X

ADMISSION OF PARTNERS

        Section 10.1    Admission of Initial Limited Partners.    Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Golar LNG Limited and Golar Energy as described in Sections 5.1 and 5.2, the Board of Directors shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

        Section 10.2    Admission of Additional Limited Partners.

        (a)   From and after the Closing Date, by acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner until such Person acquires a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

        (b)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

        (c)   Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

        Section 10.3    Admission of Successor General Partner.    A successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all or part of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Sections 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6; provided, however, that no such Person shall be admitted to the Partnership as a successor or additional General Partner until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor or additional General Partner is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.4    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the Board of Directors shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Board of Directors shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

          (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a voluntary petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidating trustee of the General Partner or of all or any substantial part of its properties;

          (v)   The General Partner is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding;

          (vi)  (A) in the event the General Partner is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) days after the date of notice to the General Partner of revocation without a reinstatement of its charter; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

          (i)    at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on March 31, 2021, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member;

          (ii)   at any time after 12:00 midnight, prevailing Eastern Time, on March 31, 2021, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice (provided that, prior to the effective date of such withdrawal, the General Partner delivers to the Partnership a Withdrawal Opinion of Counsel);

          (iii)  at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

          (iv)  notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General

  Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or, if applicable, the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

        Section 11.2    Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates), voting as a single class. Any such action by such holders or the Board of Directors for removal of the General Partner must also provide for the election of a successor General Partner by the majority vote of the outstanding Common Units and Subordinated Units, voting together as a single class. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, (A) the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure and (B) the other holders of the Incentive Distribution Rights shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require such successor to purchase such holders' Incentive Distribution Rights in exchange for an amount in cash equal to the fair market value of such Incentive Distribution Rights, such amount to be determined and payable as of the effective date of the Departing General Partner's departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest in exchange for an amount in cash equal to such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.12, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (ii) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished, (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3 and (iv) the other holders of the Incentive Distribution Rights will have the right to convert their Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

        Section 11.5    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor or additional General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and the Board of Directors shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an election to dissolve the Partnership by the General Partner and our Board of Directors that is approved by the holders of a Unit Majority;

        (b)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Marshall Islands Act; or

        (d)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by the Marshall Islands Act, within 180 days thereafter, the holders of a Unit Majority may elect in writing to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

        Section 12.3    Liquidating Trustee.    Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the Board of Directors shall select one or more Persons to act as Liquidating Trustee. The Liquidating Trustee (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidating Trustee (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 30 days thereafter be approved by the holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidating Trustee in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidating Trustee approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidating Trustee approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors and the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.11(b)) necessary or appropriate to carry out the duties and functions of the Liquidating Trustee hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.    The Liquidating Trustee shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidating Trustee, subject to Section 60 of the Marshall Islands Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidating Trustee and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidating Trustee may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidating Trustee may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   The Liquidating Trustee shall first satisfy the liabilities of the Partnership. Liabilities of the Partnership include amounts owed to the Liquidating Trustee as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidating Trustee shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in this Section 12.4 shall be distributed as follows:

            (i)  If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

            (A)  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit;

            (B)  Second (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and

            (C)  Thereafter (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(C);

           (ii)  If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

            (A)  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage;

            (C)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit (as calculated prior to the distribution specified in clause (ii)(A) above); and

            (D)  Thereafter, (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(D);

        Section 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Without Approval of the Limited Partners or the General Partner.     The General Partner and each Limited Partner agree that the Board of Directors, without the approval of any Limited Partner or, subject to Section 5.5, the General Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the Marshall Islands Act;

        (d)   a change that the Board of Directors determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the Board of Directors shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, the members of the Board of Directors, or the General Partner or its or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the Board of Directors, and if required by Section 5.5, the General Partner, determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interests pursuant to Section 5.4;

        (h)   an amendment that the Board of Directors determines to be necessary or appropriate for the authorization of additional Partnership Interests or rights to acquire Partnership Interests, including any amendment that the Board of Directors determines is necessary or appropriate in connection with:

            (i)  the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution in connection with the IDR Reset Election in accordance with Section 5.10;

           (ii)  the implementation of the provisions relating to the General Partner's right to reset its Incentive Distribution Rights in exchange for Common Units; or

          (iii)  any modification of the Incentive Distribution Rights made in connection with the issuance of additional Partnership Interests or rights to acquire Partnership Interests, provided, that, with respect to this clause (iii), any such modifications to the Incentive Distribution Rights and the related issuance of Partnership Interests have received Special Approval;

        (i)    any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

        (j)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (k)   an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (l)    a conversion, merger or conveyance pursuant to Section 14.3(d); or

        (m)  any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.    Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by, or with the written consent of, the Board of Directors; provided, however, that the Board of Directors shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the Board of Directors and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at the General Partner's option.

        (c)   Except as provided in Section 14.3, and without limitation of the Board of Directors' authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner, the Board of Directors or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to this Agreement. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Board of Directors shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited

Partners' limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the Board of Directors in accordance with Section 13.11.

        Section 13.7    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum and Voting.    The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.    The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board of Directors shall serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.    If authorized by the Board of Directors, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved the action in writing. The Board of Directors may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Board of Directors, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Board of Directors to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, pursuant to a written agreement of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the approval of the Board of Directors and the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, neither the Board of Directors nor the General Partner shall have a duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity.

        (b)   If the Board of Directors and the General Partner shall determine to consent to the merger, consolidation or conversion, the Board of Directors and the General Partner shall approve the Merger Agreement, which shall set forth:

            (i)  the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

           (ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

           (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

         (vii)  such other provisions with respect to the proposed merger or consolidation that the Board of Directors and the General Partner determine to be necessary or appropriate.

        (c)   If the Board of Directors and the General Partner shall determine to consent to the conversion the Board of Directors and the General Partner shall approve the Plan of Conversion, which shall set forth:

            (i)  the name of the converting entity and the converted entity;

           (ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

          (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

           (v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership;

          (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

         (vii)  the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

        (viii)  such other provisions with respect to the proposed conversion the Board of Directors and the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners of Merger, Consolidation or Conversion.

        (a)   Except as provided in Sections 14.3(d) and 14.3(e), the Board of Directors, upon its and the General Partner's approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners, the General Partner and the Board of Directors with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors, with the prior consent of the General Partner, is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

        Section 14.4    Certificate of Merger or Conversion.    Upon the required approval by the Board of Directors, the General Partner and the Unitholders of a Merger Agreement or Plan of Conversion, as the case may be, a certificate of merger or conversion, as applicable, shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

        Section 14.5    Amendment of Partnership Agreement.    Pursuant to Section 20(2) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 20(2) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.6    Effect of Merger, Consolidation or Conversion.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   At the effective time of the certificate of conversion, for all purposes of the laws of the Marshall Islands:

            (i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

           (ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity;

           (v)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time from and after the Closing Date the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner,

exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

 ARTICLE XVI

GENERAL PROVISIONS

        Section 16.1    Addresses and Notices.

        (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by a member of the Board of Directors, the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner or the Board of Directors at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner and the Board of Directors may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        (b)   The terms "in writing," "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a), immediately upon the acquisition of such Limited Partner Interests without execution hereof.

        Section 16.8    Applicable Law; Forum, Venue and Jurisdiction.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of The Republic of the Marshall Islands, without regard to the principles of conflicts of law.

        (b)   Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

            (i)  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Marshall Islands Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for in the Marshall Islands Act, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

           (ii)  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for in the Marshall Islands Act, in connection with any such claim, suit, action or proceeding;

          (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

          (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

           (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

        Section 16.9    Invalidity of Provisions.    If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.10    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners (including any amendment to this Agreement), such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action (including any amendment to this Agreement).

        Section 16.11    Facsimile Signatures.    The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

        Section 16.12    Third-Party Beneficiaries.    Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Agreement of Limited Partnership as a Deed as of the date first written above.

GENERAL PARTNER:
Golar GP LLC
By:	Name: Title:
LIMITED PARTNERS:
Golar LNG Limited
By:	Name: Title:
Golar LNG Energy Limited
By:	Name: Title:

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
GOLAR LNG PARTNERS LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
GOLAR LNG PARTNERS LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Golar LNG Partners LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), Golar LNG Partners LP, a Marshall Islands limited partnership (the "Partnership"), hereby certifies that                                    (the "Holder") is the registered owner of the above designated number of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located c/o Golar LNG Limited, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated:

Countersigned and Registered by:	GOLAR LNG PARTNERS LP
By:
as Transfer Agent and Registrar		Title:
By:	By:
Authorized Signature		Secretary

1

 [Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT Custodian (Cust)(Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts /Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
GOLAR LNG PARTNERS LP

FOR VALUE RECEIVED,                                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                     Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                    as its attorney-in-fact with full power of substitution to transfer the same on the books of Golar LNG Partners LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15		(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

2

APPENDIX B

GLOSSARY OF TERMS

Adjusted operating surplus	For any period, operating surplus generated during that period is adjusted to:
	(1)	Decrease operating surplus by:
(a)

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings by certain subsidiaries we do not wholly own) with respect to that period; and

(b)

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of such cash reserves of certain subsidiaries we do not wholly own) over that period not relating to an operating expenditure made with during that period; and

	(2)	increase operating surplus by:
(a)

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings by certain subsidiaries we do not wholly own) with respect to that period;

(b)

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of such cash reserves of certain subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; and

(c)

any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(1) of the definition of operating surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Partnership Group (as defined in the Partnership Agreement).

Annual survey	The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Available cash	For any quarter ending prior to liquidation:
	(1)	the sum of:
(a)

all cash and cash equivalents of Golar LNG Partners and its subsidiaries on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) at the end of that quarter; and

(b)

all additional cash and cash equivalents of Golar LNG Partners LP and its subsidiaries on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for that quarter resulting from (i) working capital borrowings made after the end of that quarter and (ii) cash distributions received after the end of the quarter from any our equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter;

	(2)	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our board of directors to:
(a)

provide for the proper conduct of the business of Golar LNG Partners LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Golar LNG Partners LP and its subsidiaries) after that quarter;

		(b)	comply with applicable law or any debt instrument or other agreement or obligation to which Golar LNG Partners LP or any of its subsidiaries is a party or its assets are subject; and
		(c)	provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our board of directors may not establish cash reserves for distributions to the subordinated units unless our board of directors has determined that the establishment of reserves will not prevent Golar LNG Partners LP from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Golar LNG Partners LP or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter will be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our board of directors so determines.
Capital surplus

All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

cbm	Cubic meters.
CERCLA	The Comprehensive Environmental Response, Compensation and Liability Act of 1980.
Charter	The hiring of a vessel, or use of its carrying capacity, for a specified period of time.
Charterer	A person, firm or company hiring a vessel for the carriage of goods or other purposes.
Charter hire	The gross revenue earned by a vessel pursuant to a bareboat, time or voyage charter.
Charter party	A contract covering the transportation of cargo by sea, including the terms of the carriage, remuneration and other terms.
Classification society

An independent society which certifies that a vessel has been built and maintained in accordance with the rules of such society and complies with the applicable rules and regulations of the flag state of such vessel and the international conventions of which that country is a member.

CLC	International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended.
Closing price

The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange on which the units of that class are listed. If the units of that class are not listed on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by The Nasdaq Stock Market LLC or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

Code	The U.S. Internal Revenue Code of 1986, as amended.
Common unit arrearage

The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

Document of compliance	A document issued to a company which certifies that it complies with the requirements of the ISM Code.
Drydocking	The removal of a vessel from the water for inspection, maintenance and/or repair of submerged parts
EPA	Environmental Protection Agency.
Estimated maintenance and replacement capital expenditures

An estimate made by our board of directors, with the concurrence of the conflicts committee, of the average quarterly maintenance and replacement capital expenditures that Golar LNG Partners LP will incur over the long-term. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of maintenance and replacement capital expenditures on a long-term basis. We refer to estimated maintenance and replacement capital expenditures in the partnership agreement as "estimated maintenance capital expenditures."

Expansion capital expenditures

Cash capital expenditures for acquisitions or capital improvements. Expansion capital expenditures include the cash cost of equity and debt capital during construction of a capital asset. Expansion capital expenditures do not include maintenance and replacement capital expenditures or investment capital expenditures.

Flag state	The country where a vessel is registered.
FSRU	A floating storage and regasification unit used to store and regasify LNG.
GAAP	Accounting principles generally accepted in the United States.
General and administrative expenses	General and administrative expenses consist of employment costs of shoreside staff and cost of facilities, as well as legal, audit and other administrative costs.
Hire rate	The agreed sum or rate to be paid by the charterer for the use of the vessel.
Hull	Shell or body of a ship.
IGC

The International Gas Carrier Code, which provides a standard for the safe carriage of LNG and certain other liquid gases by prescribing the design and construction standards of vessels involved in such carriage.

IAPP certificate

The International Air Pollution Prevention certificate will be issued following an initial survey carried out by a recognized organization, such as Det Norse Veritas, confirming compliance with MARPOL Annex VI.

IMO	International Maritime Organization, a United Nations agency that issues international trade standards for shipping.
Incentive distribution right (IDR)

A non-voting limited partner partnership interest issued to Golar LNG Limited (and thereafter transferred to the general partner) and Golar Energy. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

Incentive distributions

The distributions of available cash from operating surplus initially made to our general partner (that are in excess of the general partner's aggregate 2.0% general partner interest) and to Golar Energy.

Interim capital transactions	The following transactions if they occur prior to liquidation:
(1)

borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Golar LNG Partners LP or any of its subsidiaries and sales of debt securities by Golar LNG Partners LP or any of its subsidiaries;

(2) sales of equity interests by Golar LNG Partners LP or any of its subsidiaries;
(3)

sales or other voluntary or involuntary dispositions of any assets of Golar LNG Partners LP or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements);

(4) capital contributions; or
(5) corporate reorganizations or restructurings.
Intermediate survey	The inspection of a vessel by a classification society surveyor that takes place every two and a half years after the special survey.
Investment capital expenditures	Capital expenditures other than maintenance and replacement capital expenditures or expansion capital expenditures.
ISM Code

International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel owners to obtain a safety management certification for each vessel they manage.

ISPS Code	The International Security Code for Ports and Ships, which is designed to protect ports and international shipping against terrorism.
Liquefaction	The process of liquefying natural gas.
LNG	Liquefied natural gas.
Long-term charter	A charter for a term of five or more years.

Maintenance and replacement capital expenditures	Cash capital expenditures (including expenditures for the addition or improvement to our capital assets or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain over the long-term the operating capacity of or the revenue generated by Golar LNG Partners LP's capital assets, as such assets existed at the time of such expenditure. Maintenance and replacement capital expenditures include the cash cost of equity issued (including the amount of any incremental distributions made to the holders of the incentive distribution rights) and debt incurred in respect of the construction period of a capital asset. Maintenance and replacement capital expenditures do not include expansion capital expenditures or investment capital expenditures. We refer to maintenance and replacement capital expenditures in the partnership agreement as "maintenance capital expenditures."
MARPOL	The International Convention for the Prevention of Pollution from Ships
MMtpa	Million metric tons per annum.
MTSA	The Maritime Transportation Act of 2002.
Newbuilding	A new vessel under construction or on order.
Off-hire	The time during which a vessel is not available for service.
OPA 90	The United States Oil Pollution Act of 1990, as amended.
Operating costs	The costs of the vessels including crewing costs, insurance, repairs and maintenance, stores, spares, lubricants and miscellaneous expenses (but excluding capital costs and voyage costs).
Operating days	The total number of days in a given period that the vessels were in possession less the total number of days off-hire.
Operating expenditures

All cash expenditures of Golar LNG Partners LP and its subsidiaries (including our proportionate share of cash expenditures of certain subsidiaries we do not wholly own), including, but not limited to, taxes, reimbursements of the general partner, repayment of working capital borrowings, debt service payments and capital expenditures and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), subject to the following:

(1)	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

(2)

operating expenditures will not include expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures but will include estimated maintenance and replacement capital expenditures.

	(3)	operating expenditures will not include payment of transaction expenses and taxes relating to interim capital transactions or distributions to partners.

Where capital expenditures consist of both maintenance and replacement capital expenditures and expansion capital expenditures and/or investment capital expenditures, our board of directors, with the concurrence of the conflicts committee, will determine the allocation between the portion consisting of maintenance and replacement capital expenditures and the portion consisting of expansion capital expenditures and/or investment capital expenditures, and the period over which the maintenance and replacement capital expenditures will be deducted as an operating expenditure in calculating operating surplus.

Operating surplus	For any period prior to liquidation, on a cumulative basis and without duplication:
	(1)	the sum of:
(a) $35.0 million;
(b)

all cash receipts of Golar LNG Partners LP and its subsidiaries (including our proportionate share of cash receipts for certain subsidiaries we do not wholly own) for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions (provided that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract);

(c)

all cash receipts of Golar LNG Partners LP and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own);

(d)

interest paid on debt incurred (including periodic net payments under related designated and undesignated hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction of a capital improvement or replacement asset and paid during the period prior to the earlier of the completion of construction or being abandoned or disposed of; and

(e)

interest paid on debt incurred (including periodic net payments under related designated and undesignated hedge contracts) and cash distributions on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to pay the construction period interest, or to pay construction period distributions or equity issued to finance all or any portion of the construction of a capital improvement or replacement asset as described in (4) above, less

(2)	the sum of:
(a)

operating expenditures (as defined above) (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own) for the period beginning on the closing date of the initial public offering and ending with the last day of that period;

(b)

the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; provided, however, that disbursements made (including contributions to a member of Golar LNG Partners LP and its subsidiaries or disbursements on behalf of a member of Golar LNG Partners LP and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period will be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our board of directors so determines;

	(c)	any cash loss realized on dispositions of assets acquired using investment capital expenditures; and
(d)

all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

P&I club

A mutual insurance association providing protection and indemnity insurance, which is insurance coverage taken by a ship owner or charterer against third party liabilities such as oil pollution, cargo damage, crew injury or loss of life, etc

Regasification	The process of returning LNG to its gaseous state.
SOLAS	International Convention for Safety of Life at Sea, which provides, among other things, rules for the construction and equipment of commercial vessels.
Special survey	The extensive inspection of a vessel by a classification society surveyor that takes place every five years.
Spot market	The market for chartering a vessel for single voyages.
STCW	The Treaty on the Standards of Training and Certification of Watchkeeping Officers, promulgated by the IMO.
Subordination period	The subordination period will generally extend from the closing of the initial public offering until the first to occur of:
(1) the second business day following the distribution of available cash in respect of any quarter ending on or after March 31, 2016, in respect of which:
(a)

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(b)

the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted weighted average basis, and the related distribution on the general partner interest in Golar LNG Partners LP; and

(c) there are no outstanding cumulative common units arrearages;
(2)

at any time on or after March 31, 2016, the date on which the holder or holders of a majority of the outstanding subordinated units, with the approval of the conflicts committee, elect to convert the outstanding subordinated units into common units in accordance with the provisions of the option described below; provided that there are no cumulative common unit arrearages in respect of the quarter immediately preceding such date; and

(3) the date on which our general partner is removed as general partner of Golar LNG Partners upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

At any time on or after March 31, 2016, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our subordinated units will have the option to convert each subordinated unit into a number of common units determined by multiplying the number of subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units ("historical distributions") for the four fiscal quarters preceding the date of conversion (the "measurement period") and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period ("forecasted distributions"), as determined by the conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the subordinated units may not convert into common units at a ratio that is greater than one-to-one. If we exercise our option to convert the subordinated units into common units as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

TCE (Time Charter Equivalent)

TCE rate is a shipping industry performance measure used primarily to compare the revenue performance of a vessel in terms of average daily time charter equivalent earnings. For time charters, this is calculated by dividing time charter revenues by the number of calendar days minus days for scheduled off-hire. Where we are paid a fee to position or reposition a vessel before or after a time charter, this additional revenue, less voyage expenses, is included in the calculation of TCE. For shipping companies utilizing voyage charters (where the vessel owner pays voyage costs instead of the charterer), TCE is calculated by dividing voyage revenues, net of vessel voyage expenses, by the number of calendar days minus days for schedules off-hire.

Time charter	A charter in which the charterer pays for the use of a ship's cargo capacity for a specified period of time. The owner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage as directed by the charterer. The charterer usually pays for substantially all of the vessel voyage expenses.
Vessel operating expenses

Direct expenses associated with operating a vessel, such as crew wages, vessel supplies, routine repairs, maintenance, lubricating oils, insurance and management fees payable for the provision of commercial and technical management services.

Voyage expenses	Expenses directly attributable to the vessel voyage which primarily fuel costs but which also include other costs such as port and canal charges.
Working capital borrowings

Borrowings used exclusively for working capital purposes or to pay distributions to partners made pursuant to a credit agreement or other arrangement provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from other than additional working capital borrowings.

12,000,000 Common Units
Representing Limited Partner Interests

PROSPECTUS
April 7, 2011

Citi
BofA Merrill Lynch
Morgan Stanley

Raymond James
RBC Capital Markets
Wells Fargo Securities

BNP PARIBAS
DnB NOR Markets
Evercore Partners

        Until May 2, 2011 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.